     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996



                                                       REGISTRATION NO: 333-4655

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                                   GLOBAL ONE
                       DISTRIBUTION & MERCHANDISING INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                          2741                    95-4578632
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification Number)

                              5548 LINDBERGH LANE
                          BELL, CALIFORNIA 90201-6410
                                 (213) 980-4300
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                                JOSEPH C. ANGARD
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                  GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
                              5548 LINDBERGH LANE
                          BELL, CALIFORNIA 90201-6410
                                 (213) 980-4300
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

         T. Hale Boggs, Esq.                     Thomas R. King, Esq.
    Manatt, Phelps & Phillips, LLP             Fredrikson & Byron, P.A.
     11355 West Olympic Boulevard             1100 International Centre
    Los Angeles, California 90064              900 Second Avenue South
                                          Minneapolis, Minnesota 55402-4140

                           --------------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: UPON CONSUMMATION OF THE KRSI MERGER, AS DESCRIBED IN THIS REGISTRATION
                                   STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM
                                                      PROPOSED MAXIMUM     AGGREGATE
       TITLE OF SECURITIES            AMOUNT TO BE     OFFERING PRICE       OFFERING         AMOUNT OF
         BEING REGISTERED            REGISTERED(1)     PER SHARE (2)      PRICE (1)(2)    REGISTRATION FEE
Common Stock, par value $.01 per
 share............................  2,645,756 shares       $2.00           $5,291,512        $1,824.66

(1) Represents the approximate maximum number of shares issuable upon the KRSI Merger as described in the Registration Statement, based upon (i) the anticipated maximum number of outstanding shares of Kelly Russell Studios, Inc. Common Stock at the KRSI Merger's Effective Time, and (ii) the conversion ratio of one share of Global One Distribution & Merchandising Inc. Common Stock issued for every two shares of Kelly Russell Studios, Inc. Common Stock.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(f)(1) and based on the average of the high and low sales prices of the Kelly Russell Studios, Inc. Common Stock quoted on the Nasdaq SmallCap Market on May 21, 1996, a date within five (5) business days of the date on which this Registration Statement was initially filed.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                  GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
            CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM S-4

FORM S-4 ITEM                                       LOCATION IN PROSPECTUS
- ----------------------------------------  -------------------------------------------
                        A.  INFORMATION ABOUT THE TRANSACTION

 1.  Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus................  Cover  Page of Registration Statement; This
                                           Cross Reference Sheet; Outside Front Cover
                                           Page of Proxy Statement/Prospectus

 2.  Inside Front and Outside Back Cover
      Pages of Prospectus...............  Inside Front and  Outside Back Cover  Pages
                                          of  Proxy  Statement/Prospectus;  Available
                                           Information; Table of Contents

 3.  Risk Factors, Ratio of Earnings to
      Fixed Charges and other
      information.......................  Proxy Statement/Prospectus Cover Page; Sum-
                                           mary of  Proxy Statement/Prospectus;  Risk
                                           Factors

 4.  Terms of the Transaction...........  Proxy   Statement/Prospectus   Cover  Page;
                                           Proxy  Statement/Prospectus  Summary;  The
                                           KRSI  Merger; Comparison of  the Rights of
                                           Holders of  Global  One Common  Stock  and
                                           Kelly Russell Common Stock

 5.  Pro Forma Financial Information....  Pro  Forma Condensed Consolidated Financial
                                           Statements

 6.  Material Contacts with the Company
      being Acquired....................  The KRSI Merger

 7.  Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to be Underwriters.........  Not applicable

 8.  Interests of Named Experts and
      Counsel...........................  Not applicable

 9.  Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities...................  Commission's  Position  on  Indemnification
                                          for Securities Act Liabilities

FORM S-4 ITEM                                       LOCATION IN PROSPECTUS
- ----------------------------------------  -------------------------------------------
                        B.  INFORMATION ABOUT THE REGISTRANT

10.  Information With Respect to S-3
      Registrants.......................  Not applicable

11.  Incorporation of Certain
      Information by Reference..........  Not applicable

12.  Information with Respect to S-2 or
      S-3 Registrants...................  Not applicable

13.  Incorporation of Certain
      Information by Reference..........  Not applicable

14.  Information with Respect to
      Registrants Other Than S-2 or S-3
      Registrants.......................  Market Price of and Dividends on Global One
                                           Common  Stock  and  Kelly  Russell  Common
                                           Stock; Summary Consolidated Financial Data
                                           OSP Publishing Inc.; Management's  Discus-
                                           sion  and Analysis  of Financial Condition
                                           and Results of Operations of OSP; Business
                                           of Global  One; Business  of the  Company;
                                           Management   of   Global   One;  Financial
                                           Statements of OSP Publishing, Inc.

                  C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3
      Companies.........................  Not applicable

16.  Information with Respect to S-2 or
      S-3 Companies.....................  Not applicable

17.  Information with Respect to
      Companies Other Than S-2 or S-3
      Companies.........................  Summary Selected Financial Data, Kelly Rus-
                                           sell Studios, Inc., Kelly Russell Studios,
                                           Inc. Management's Discussion and  Analysis
                                           of  Financial  Condition  and  Results  of
                                           Operations;  Business  of  Kelly   Russell
                                           Studios,   Inc.;   Market  Price   of  and
                                           Dividends on Global  One Common Stock  and
                                           Kelly   Russell  Common  Stock;  Financial
                                           Statements of Kelly Russell Studios, Inc.

                        D.  VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
      Authorizations are to be
      Solicited.........................  Proxy Statement/Prospectus Cover Page; Sum-
                                           mary   of   Proxy    Statement/Prospectus;
                                           General Information Regarding the Meeting;
                                           The KRSI Merger; Business of Kelly Russell
                                           Studios,  Inc.  --  Principal Shareholders
                                           and   Management    of   Kelly    Russell;
                                           Management of Global One

19.  Information if Proxies, Consents or
      Authorizations are Not to be
      Solicited in an Exchange Offer....  Not applicable

                           [KELLY RUSSELL LETTERHEAD]

                                                                          , 1996

Dear Kelly Russell Studios, Inc. Shareholder:


    I  am pleased to invite you to attend the Special Meeting of Shareholders of
Kelly Russell Studios, Inc., which will be held on              , 1996, at
a.m.,  local time, at                         ,                  , Minnesota. At
the meeting you will be asked to consider and vote upon a Final Amended and Restated Agreement and Plan of Reorganization (the "Merger Agreement") by and among Kelly Russell Studios, Inc. ("Kelly Russell"), Global One Distribution & Merchandising Inc. ("Global One"), OSP Publishing, Inc. ("OSP"), OSP's subsidiary, The Button Exchange, Ltd. ("BEx"), OSP's shareholders, Joseph C. Angard and Michael A. Malm (the "OSP Shareholders"), and the wholly owned subsidiaries of Global One (the "Global One Subsidiaries"). Pursuant to the Merger Agreement, Kelly Russell will be merged (the "KRSI Merger") with and into KRSI Acquisition Corp. ("KRSI Acquisition") which is a wholly owned subsidiary of Global One. Immediately prior to the KRSI Merger, OSP and BEx will be reorganized as subsidiaries of Global One (the "Reorganization"). In connection with the transactions contemplated by the Merger Agreement, Global One has received subscriptions to purchase $6,756,351 (4,504,234 shares) of its common stock, $0.01 par value per share (the "Global One Common Stock") in a private placement (the "Private Placement"). The KRSI Merger, the Reorganization and the Private Placement, the closing of each of which is conditioned upon the closing of the others, are referred to herein as the "Transactions." If the Transactions are consummated, KRSI Acquisition will change its name to and operate its business as "Kelly Russell Studios, Inc." Kelly Russell shareholders will receive one share of Global One Common Stock in exchange for each two shares of Kelly Russell Common Stock held at the time of the KRSI Merger. Any Kelly Russell shareholder entitled to receive a fractional share will receive one whole share of Global One Common Stock in lieu of such fractional share. Options and warrants to purchase Kelly Russell Common Stock will become options and warrants to purchase Global One Common Stock on substantially the same terms and subject to the same conditions, except that such options and warrants shall be adjusted as to number and exercise price. See "The KRSI Merger, the Reorganization and the Private Placement -- Treatment of Kelly Russell Options and Warrants."


    The attached Proxy Statement/Prospectus is intended to provide you with the information that will enable you to make an informed decision regarding your vote on the proposed KRSI Merger. It also serves as a Prospectus for Global One, describing your investment in Global One if the KRSI Merger is approved and your shares of Kelly Russell Common Stock are exchanged for shares of Global One Common Stock. A copy of the Merger Agreement is attached to the Proxy
Statement/Prospectus as Appendix A. I urge you to carefully read this information before voting on the proposed KRSI Merger.

    THE BOARD OF DIRECTORS OF KELLY RUSSELL BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR AND IN THE BEST INTERESTS OF KELLY RUSSELL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT. The Board believes that the KRSI Merger will, among other things, give Kelly Russell shareholders the opportunity to continue their equity participation on a tax-free basis in a larger, more diversified enterprise which has a more extensive distribution network.

    The Board of Directors of Kelly Russell have retained the investment banking firm The Equisource Group to advise it with respect to the consideration to be received in the KRSI Merger. The Equisource Group has advised the Board of Directors that, in its opinion, the consideration to be received by the Kelly Russell shareholders pursuant to the Merger Agreement is fair from a financial point of view. A copy of the opinion is attached to the Proxy Statement/Prospectus as Appendix B.

    The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Kelly Russell Common Stock. Your vote on this matter is very important. We urge you to carefully review the enclosed material and to return your proxy promptly.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                          Sincerely,

                                          George J. Vrabeck
                                          CHIEF EXECUTIVE OFFICER

                          KELLY RUSSELL STUDIOS, INC.
                         2905 NORTHWEST BOULEVARD, #220
                           PLYMOUTH, MINNESOTA 55441

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD            , 1996

                            ------------------------

To the Shareholders of Kelly Russell Studios, Inc.:

    A Special Meeting of the Shareholders of Kelly Russell Studios, Inc. ("Kelly
Russell") will be held  at                                                     ,
                        , Minnesota, on             , 1996, at       a.m., local
time, to:

    1. Consider and act upon a proposal to approve a Final Amended and Restated Agreement and Plan of Reorganization (the "Merger Agreement"), a copy of which is included as Appendix A to the Proxy Statement/Prospectus accompanying this Notice. Pursuant to the Merger Agreement: (a) Kelly Russell will be merged (the "KRSI Merger") with and into KRSI Acquisition Corp., a wholly owned subsidiary of Global One Distribution & Merchandising Inc. ("Global One"), which will change its name to "Kelly Russell Studios, Inc." and (b) holders of Kelly Russell common stock, par value $.01 per share ("Kelly Russell Common Stock"), will receive one share of Global One common stock, par value $.01 per share ("Global One Common Stock"), for each two shares of Kelly Russell Common Stock held at the time of the KRSI Merger.

    2. Transact such other business as may properly come before this Special Meeting or any adjournment thereof.


    Only shareholders of record as shown on the books of Kelly Russell at the close of business on July 19, 1996 are entitled to notice of and to vote at the Meeting or any adjournments thereof.


    Record and beneficial owners of shares of Kelly Russell Common Stock are entitled to dissent from the KRSI Merger and to receive the payment determined in a judicial proceeding if they comply with certain procedures specified in the Minnesota Business Corporation Act and described in the accompanying Proxy Statement/Prospectus. A copy of Sections 302A.471 and 302A.473 of said Act relating to dissenters' rights is attached to the Proxy Statement/Prospectus as Appendix C.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          SECRETARY

            , 1996

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE
          COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT
         PROMPTLY IN THE ENCLOSED PROXY RETURN ENVELOPE, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES

                     SHAREHOLDERS SHOULD NOT SEND ANY STOCK
                        CERTIFICATES WITH THE PROXY CARD

                           PROXY STATEMENT/PROSPECTUS

Kelly Russell Studios, Inc.       Global One Distribution & Merchandising Inc.
2095 Northwest Boulevard, #220    5548 Lindbergh Lane
Plymouth, Minnesota 55441         Bell, California 90201-6410
Telephone: (612) 553-9992         Telephone: (213) 980-4300

Proxy Statement for               Prospectus for shares
Meeting of Shareholders           issuable in KRSI Merger
to be held on              ,
1996


    Global One Distribution & Merchandising Inc., a Delaware corporation ("Global One"), has filed this Prospectus of Global One and Proxy Statement of Kelly Russell Studios, Inc. ("Kelly Russell") with the Securities and Exchange Commission (the "Commission") as part of a Registration Statement on Form S-4 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement registers up to 2,645,756 shares of common stock, $.01 par value, of Global One ("Global One Common Stock"), issuable to shareholders of Kelly Russell upon consummation of the merger ("the KRSI Merger") of Kelly Russell with and into KRSI Acquisition Corp. ("KRSI Acquisition"), a wholly owned subsidiary of Global One, pursuant to the terms of the Final Amended and Restated Agreement and Plan of Reorganization (the "Merger Agreement") between and among Kelly Russell, Global One, OSP Publishing, Inc. ("OSP"), OSP's subsidiary, The Button Exchange, Inc. ("BEx"), the current shareholders of OSP, Joseph C. Angard and Michael A. Malm (the "OSP Shareholders"), and the wholly owned subsidiaries of Global One (the "Global One Subsidiaries"). Immediately prior to the KRSI Merger, OSP and BEx will reorganize by merger with and into OSP Acquisition Corp. and BEx Acquisition Corp., respectively, (the "Reorganization"). In connection with the transactions contemplated by the Merger Agreement, Global One has received subscriptions to purchase $6,756,351 (4,504,234 shares) of Global One Common Stock in a private placement (the "Private Placement"). The Private Placement closed on May 10, 1996. Subscribers have committed to purchase the Private Placement shares subject only to the closing of the KRSI Merger. A portion of the proceeds of the Private Placement will be used to pay an accrued cash dividend of $1,750,000 to the OSP Shareholders and an additional dividend of approximately $400,000 to permit the OSP Shareholders to pay their respective tax liabilities incurred as a result of OSP's operating results during 1995 and that portion of 1996 prior to the Closing. Prior to the Closing, OSP has been taxed as an S Corporation. The KRSI Merger, the Reorganization and the Private Placement, the closing of each of which is conditioned upon the closing of the others, are referred to herein as the "Transactions."



    If the Transactions are consummated, KRSI Acquisition will change its name to "Kelly Russell Studios, Inc." and will conduct its business under such name as a wholly owned subsidiary of Global One. Kelly Russell's shareholders will be entitled to receive one share of Global One Common Stock for each two shares of Kelly Russell Common Stock held at the time of the KRSI Merger. Following the KRSI Merger, assuming no Kelly Russell shareholders dissent from the KRSI Merger and without giving effect to the possible exercise of the options and warrants to purchase Global One Common Stock which will be outstanding following the KRSI Merger, the Kelly Russell shareholders, OSP Shareholders and Private Placement investors will own 15.7%, 49.6% and 34.7%, respectively, of the outstanding shares of Global One Common Stock.



    This Proxy Statement/Prospectus is being furnished to the shareholders of Kelly Russell in connection with the solicitation of proxies by the Board of Directors of Kelly Russell for use at the Special Meeting of Shareholders of
Kelly Russell to be held on              , 1996 (the "Meeting"). At the Meeting,
Kelly Russell Shareholders will be asked to (i) consider and vote upon a proposal to approve the Merger Agreement; and (ii) transact such other business as may properly come before the Meeting. Kelly Russell shareholders will have a right to dissent from the KRSI Merger and receive the fair value of their shares if they comply with certain procedures described herein. See "The KRSI Merger, the Reorganization and the Private Placement -- Rights of Dissenting Shareholders."


    This Proxy Statement/Prospectus also serves as Global One's Prospectus under the Securities Act with respect to the issuance of up to 2,645,756 shares of Global One Common Stock pursuant to the Merger Agreement more fully described herein.

    This Proxy Statement/Prospectus does not cover any resales of Global One Common Stock received by Kelly Russell Shareholders upon consummation of the proposed KRSI Merger pursuant to the Merger Agreement, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale or in connection with the offer or sale of any other securities.


    The consummation of the KRSI Merger is subject to the receipt of the approval of the shareholders of Kelly Russell, as well as the fulfillment of certain other conditions, as more fully described in this Proxy Statement/ Prospectus. See "The KRSI Merger, the Reorganization and the Private Placement
- -- Conditions to Consummation of the KRSI Merger and the Reorganization; -- Amendment, Waiver and Termination of the Merger Agreement; -- Regulatory Approvals."


    This  Proxy  Statement/Prospectus  is  being first  mailed  or  delivered to
shareholders of Kelly Russell on or about              , 1996.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE  SECURITIES
       COMMISSION PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROXY
         STATEMENT/PROSPECTUS.  ANY            REPRESENTATION  TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS             , 1996.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION

SUMMARY...................................................................     1

RISK FACTORS OF GLOBAL ONE DISTRIBUTION & MERCHANDISING INC...............    14
  Reliance on License Agreements..........................................    14
  Market Acceptance of Licensed Properties................................    15
  Seasonality and Fluctuations in Operating Results.......................    15
  Risk of Continued Operating Losses of Kelly Russell.....................    15
  Concentrated Customer Base..............................................    16
  Dependence on Key Personnel.............................................    16
  Control by Existing Shareholders........................................    16
  No Assurance of Public Market...........................................    16
  Possible Insufficiency of Working Capital...............................    16
  Anti-takeover Effect of Undesignated Preferred Stock....................    17
  Material Returns of Unsold Products.....................................    17

GENERAL INFORMATION REGARDING THE MEETING.................................    17

THE KRSI MERGER, THE REORGANIZATION AND THE PRIVATE PLACEMENT.............    19
  General.................................................................    19
  Effective Time of the KRSI Merger and the Reorganization................    19
  Background of the KRSI Merger and the Reorganization....................    19
  The Private Placement...................................................    22
  Kelly Russell Reasons for the KRSI Merger; Recommendation of the Kelly
   Russell Board of Directors.............................................    22
  The Company's Reasons for The KRSI Merger and the Reorganization........    23
  Operations and Management After the Transactions........................    23
  Kelly Russell's Financial Advisors......................................    24
  Vote Required to Approve the KRSI Merger................................    26
  Conversion of Kelly Russell Common Stock in the KRSI Merger.............    26
  Treatment of Kelly Russell Options and Warrants.........................    26
  Conversion of OSP Common Stock and Warrants in the Reorganization.......    26
  Treatment of Common Stock, Options and Warrants of Global One following
   the KRSI Merger........................................................    26
  Exchange of Certificates in the KRSI Merger.............................    26
  Conduct of Business Pending the KRSI Merger and the Reorganization......    26
  Conditions to Consummation of the KRSI Merger and the Reorganization....    28
  Amendment, Waiver and Termination of the Merger Agreement...............    29
  Expenses and Fees.......................................................    30
  Representation and Warranties...........................................    30
  Interests of Certain Persons in the KRSI Merger.........................    31
  Limitation on Negotiations..............................................    32
  Resale of Global One Common Stock.......................................    32
  Accounting Treatment of the KRSI Merger.................................    33
  Certain Federal Income Tax Consequences.................................    33
  Indemnification.........................................................    34
  Regulatory Approvals....................................................    34
  Rights of Dissenting Shareholders.......................................    34

MARKET PRICE OF AND DIVIDENDS ON OSP COMMON STOCK, GLOBAL ONE COMMON STOCK
 AND KELLY RUSSELL COMMON STOCK...........................................    37
  Market Information......................................................    37

  Shareholders............................................................    38
  Dividends...............................................................    38

COMPARISON OF THE RIGHTS OF HOLDERS OF GLOBAL ONE COMMON STOCK AND KELLY
 RUSSELL COMMON STOCK.....................................................    39
  Global One..............................................................    39
  Kelly Russell...........................................................    40
  Comparison of Kelly Russell Common Stock and Global One Common Stock....    40
  Meetings of Shareholders................................................    40
  Action without Meetings of Shareholders.................................    41
  Dividends and Repurchases of Stock......................................    41
  Inspection Rights.......................................................    41
  Amendments to Charter...................................................    41
  Amendment of By-laws....................................................    42
  Preemptive Rights.......................................................    42
  Directors...............................................................    42
  Personal Liability of Directors.........................................    43
  Indemnification.........................................................    43
  Control Share Acquisitions..............................................    43
  Business Combinations...................................................    44
  Rights of Dissenting Shareholders.......................................    44

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............    45

S CORPORATION DISTRIBUTIONS...............................................    52

CAPITALIZATION............................................................    52

SELECTED CONSOLIDATED FINANCIAL DATA OSP PUBLISHING, INC.
 AND SUBSIDIARIES.........................................................    54

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF THE COMPANY................................................    55
  General.................................................................    55
  Results of Operations...................................................    56
  Discontinued Operations.................................................    58
  Liquidity and Capital Resources.........................................    63
  Effects of Inflation....................................................    65
  Seasonality.............................................................    65

BUSINESS OF GLOBAL ONE....................................................    67

BUSINESS OF THE COMPANY...................................................    67
  General.................................................................    67
  Business Strategy.......................................................    68
  Overview of the Licensed Merchandise Industry...........................    68
  Competition.............................................................    69
  Products and Operating Subsidiaries.....................................    69
  Licensing...............................................................    70
  Design and Development..................................................    73
  Manufacturing...........................................................    73
  Sales and Marketing.....................................................    73
  Returns Policy..........................................................    75
  Backlog.................................................................    75
  Government Regulation; Tariffs and Duties...............................    75
  Employees...............................................................    75
  Properties..............................................................    75

  Legal Proceedings.......................................................    75
  Trademarks..............................................................    75

MANAGEMENT OF GLOBAL ONE..................................................    76
  Directors and Executive Officers........................................    76
  Compensation of Board of Directors......................................    77
  Executive Compensation..................................................    78
  Employment Agreements...................................................    78
  Certain Relationships and Related Transactions..........................    79
  Security Ownership of Certain Beneficial Owners and Management of Global
   One (Pro Forma)........................................................

KELLY RUSSELL STUDIOS, INC. SELECTED FINANCIAL DATA.......................    81

KELLY RUSSELL STUDIOS, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................    82
  General.................................................................    82
  Results of Operations...................................................    83
  Seasonality.............................................................    87
  Liquidity and Capital Resources.........................................    87

BUSINESS OF KELLY RUSSELL STUDIOS, INC....................................    89
  Products................................................................    90
  Marketing and Distribution..............................................    92
  License Agreements and Trademarks.......................................    92
  Product Supply and Production...........................................    93
  Competition.............................................................    94
  Employees...............................................................    94
  Environment.............................................................    94
  Seasonality.............................................................    94
  Description of Property.................................................    94
  Legal Proceedings.......................................................    95

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF KELLY RUSSELL....................    95
  Certain Relationships and Related Transactions..........................    96

LEGAL MATTERS.............................................................    96

EXPERTS...................................................................    96

INDEX TO FINANCIAL STATEMENTS.............................................   F-1

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS.........................  II-1

SIGNATURES................................................................   S-1

                             AVAILABLE INFORMATION

    This Proxy Statement/Prospectus is a prospectus of Global One delivered in compliance with the Securities Act. Global One has filed a Registration Statement on Form S-4 under the Act with the Commission with respect to the shares of Global One Common Stock to be issued in connection with the KRSI Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/ Prospectus omits certain information contained in the Registration Statement on file with the Commission. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

    Kelly Russell is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. The Registration Statement filed by Global One, as well as reports, proxy and information statements, and other information filed by Kelly Russell pursuant to the Exchange Act, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at the regional offices of the Commission located in Chicago, (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661) and New York (7 World Trade Center, Suite 1300, New York, New York 10048). Copies of such documents can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 at prescribed rates.

    Global One will furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED IN THIS PROXY STATEMENT/ PROSPECTUS BY REFERENCE. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, "THE COMPANY" REFERS TO OSP AND ITS SUBSIDIARIES, STANLEY DESANTIS, INC. ("SDI") AND BEX, ON A CONSOLIDATED BASIS, WHILE "OSP" REFERS TO OSP PUBLISHING, INC., ON AN UNCONSOLIDATED BASIS, UNLESS THE CONTEXT INDICATES OTHERWISE.

                        DESCRIPTION OF THE TRANSACTIONS

    The Boards of Directors of Kelly Russell Studios, Inc. ("Kelly Russell") and OSP Publishing, Inc. (the "Company") have determined that it is in the best interests of their respective corporations and shareholders to combine the businesses of the two corporations within a single group of companies and to concurrently raise additional equity capital for the combined businesses.


    To effectuate these transactions, a new Delaware corporation, Global One Distribution & Merchandising Inc. ("Global One"), has been formed, and Global One has formed three subsidiary Delaware corporations, KRSI Acquisition Corp. ("KRSI Acquisition"), OSP Acquisition Corp. ("OSP Acquisition") and BEx
Acquisition Corp. ("BEx Acquisition"). (KRSI Acquisition, OSP Acquisition and BEx Acquisition are referred to herein as the "Global One Subsidiaries"). The parties have entered into a Final Amended and Restated Agreement and Plan of Reorganization dated May 28, 1996 effective as of March 27, 1996, between and among Kelly Russell, Global One, OSP, OSP's subsidiary, The Button Exchange, Ltd. ("BEx"), OSP's shareholders and the Global One Subsidiaries (the "Merger Agreement"), pursuant to which OSP will be merged with and into OSP Acquisition (the "OSP Merger"), BEx will be merged with and into BEx Acquisition (the "BEx Merger"), and Kelly Russell will be merged with and into KRSI Acquisition (the "KRSI Merger"). The OSP Merger and the BEx Merger, which will occur immediately prior to the KRSI Merger, are referred to herein as the "Reorganization."


    In connection with the foregoing, Global One has received subscriptions for 4,504,234 shares of its common stock, $0.01 par value ("Global One Common Stock") in a private placement at $1.50 per share (the "Private Placement"). The gross proceeds from the Private Placement will be $6,756,351. The KRSI Merger, the Reorganization and the Private Placement, the closing of each of which is conditioned on the closing of the others, are referred to herein as the "Transactions." The Transactions will be consummated at a single closing (the "Closing").


    A portion of the proceeds of the Private Placement will be used to pay an accrued cash dividend of $1,750,000 to Joseph C. Angard and Michael A. Malm (the "OSP Shareholders"). In addition, if and to the extent that OSP's cash flow is insufficient to make such payment, a portion of the proceeds of the Private Placement will be used to pay an additional dividend of approximately $400,000 to permit the OSP Shareholders to pay their respective tax liabilities incurred as a result of OSP's operating results during 1995 and that portion of 1996 prior to the Closing since, prior to the Closing, OSP has been taxed as an S Corporation. Global One will also use $375,000 of the proceeds of the Private Placement to repay outstanding subordinated debt of the Company. After deducting expenses of the Transactions of approximately $2.2 million, the approximately $2.0 million balance of the proceeds from the Private Placement will be used for working capital purposes. See "Unaudited Pro Forma Condensed Combined Financial Statements."


    At the Closing, KRSI Acquisition will change its name to and conduct its business under the name "Kelly Russell Studios, Inc.," OSP Acquisition will change its name to "OSP Publishing, Inc.," and BEx Acquisition will change its name to "BEx Corp." As a result of the Transactions, Global One will become a holding company for Kelly Russell, OSP and BEx. OSP's subsidiary, SDI will continue to operate as a subsidiary of OSP.

    Following the closing of the Transactions, there is anticipated to be outstanding 12,993,509 shares of Global One Common Stock held approximately as follows:(1)



GROUP                                                                       AGGREGATE SHARES  PERCENTAGE
- --------------------------------------------------------------------------  ----------------  -----------
OSP Shareholders..........................................................        6,448,088        49.6%
Former Kelly Russell shareholders.........................................        2,041,187        15.7%
New Investors in the Private Placement....................................        4,504,234        34.7%
                                                                            ----------------  -----------
Total.....................................................................       12,993,509       100.0%



    In addition, following the closing of the Transactions, there is anticipated to be outstanding warrants, options and other rights (both vested and unvested) to acquire 3,143,033 shares of Global One Common Stock, consisting of rights to acquire 1,285,000 shares to be granted to the officers and directors of Global One under the 1996 Stock Option Plan, 1,254,063 shares to be held by or granted to financial advisors and placement agents to Global One or OSP, and 603,970 shares to be held by holders of rights to acquire Kelly Russell Common Stock.

- ------------------------


(1) Assumes that no Kelly Russell shareholders dissent from the KRSI Merger, no effect is given to options and warrants to be outstanding after the Effective Time, and no outstanding options or warrants to acquire shares of OSP Common Stock or Kelly Russell Common Stock are exercised or canceled prior to the Effective Time.



                          PARTIES TO THE TRANSACTIONS
KELLY RUSSELL...................  Kelly Russell is a Minnesota corporation which was incorporated in 1992.
                                  Kelly Russell creates, markets and distributes
                                  sports and entertainment  related art for  the
                                  collectible  market.  Kelly  Russell's primary
                                  strategy is to use its collection of  original
                                  art  to create innovative, affordable products
                                  with   an   artistic    look,   quality    and
                                  presentation  that  differentiates  them  from
                                  other entertainment products, such as  posters
                                  and  trading cards.  Kelly Russell  focuses on
                                  products with a wide range of appeal that  can
                                  be  quickly created, produced and sold through
                                  mass  merchants,  distributors  and  specialty
                                  retail  stores. Almost all  of Kelly Russell's
                                  products   are   produced   and   sold   under
                                  non-exclusive  licenses  from  major  national
                                  sports franchises and  their related  players'
                                  association. In 1995, Kelly Russell introduced
                                  and  expanded its licensing agreements for the
                                  movie, music, and television product line.
                                  Kelly   Russell's   principal   offices    and
                                  corporate  headquarters  are  located  at 2095
                                  Northwest Blvd.,  Plymouth,  Minnesota  55441,
                                  telephone: (612) 553-9992.
GLOBAL ONE......................  Global  One  is  a  corporation  formed  under
                                  Delaware law to serve as a holding company for
                                  OSP and its subsidiaries, SDI and BEx, and  to
                                  acquire Kelly Russell through KRSI Acquisition
                                  in the KRSI Merger. Following the Closing, the
                                  business  of  Global  One  will  be  conducted
                                  through the Global  One Subsidiaries and  SDI,
                                  each of which conducts a distinct business.
                                  Global  One's principal  offices and corporate
                                  headquarters will be located at 5548 Lindbergh
                                  Street, Bell, California 90201-6410,
                                  telephone: (213) 980-4300.
THE COMPANY.....................  OSP was  formed  in 1989,  and  the  Company's management  believes that  OSP is  the largest
                                  domestic publisher  of licensed  posters.  OSP
                                  develops   and  markets  posters,  framed  and
                                  unframed wall  decor,  Wallet Cards  and  Book
                                  Bites,  each  of which  incorporates primarily
                                  licensed images and

                                  characters from motion pictures, television, animation, music, sports and popular culture.
                                  OSP's subsidiary, SDI, develops and markets licensed and non-licensed T-shirts, sweatshirts, hats, boxer shorts and mugs.
                                  OSP's other subsidiary, BEx, develops and markets licensed and non-licensed buttons, key rings and stickers.
                                  The Company's principal offices and corporate headquarters are located at 5548 Lindbergh
                                  Lane,  Bell, California 90201-6410, telephone:
                                  (213) 980-4300.

THE GLOBAL ONE SUBSIDIARIES.....  The Global One Subsidiaries, KRSI Acquisition,
                                  OSP  Acquisition  and  BEx  Acquisition,   are
                                  Delaware  corporations  recently  organized by
                                  Global One for  the purpose  of effecting  the
                                  KRSI Merger and the Reorganization. The Global
                                  One  Subsidiaries have no  material assets and
                                  have not engaged in  any activities except  in
                                  connection with the Transactions.

                      KELLY RUSSELL SHAREHOLDERS' MEETING

TIME, DATE, AND PLACE OF
 MEETING........................  A  special  meeting of  shareholders  of Kelly
                                  Russell will be  held on           , 1996,  at
                                  a.m., local time, at
                                                              ,                ,
                                  Minnesota (the "Meeting").

PURPOSE OF THE MEETING..........  The purpose of the Meeting is to consider  and vote  upon  a  proposal to  approve  the Final
                                  Amended and  Restated  Agreement and  Plan  of
                                  Reorganization dated May 28, 1996 effective as
                                  of  March 27,  1996 (the  "Merger Agreement"),
                                  attached hereto as Appendix A, providing  for,
                                  among  other things, the KRSI Merger with KRSI
                                  Acquisition as the surviving corporation. KRSI
                                  Acquisition  will  change  its  name  to   and
                                  conduct  its  business under  the  name "Kelly
                                  Russell  Studios,   Inc."  Other   terms   and
                                  provisions  related to the KRSI Merger are set
                                  forth in the  Merger Agreement and  summarized
                                  in this Proxy Statement/ Prospectus.

RECORD DATE.....................  Only holders of record of Kelly Russell Common
                                  Stock  at the  close of  business on  July 19,
                                  1996 (the "Record Date"), will be entitled  to
                                  notice  of and to  vote at the  Meeting or any
                                  adjournment or adjournments thereof.

VOTE REQUIRED...................  The affirmative  vote  by  the  holders  of  a majority  of the  outstanding shares  of Kelly
                                  Russell Common  Stock is  required to  approve
                                  the  Merger Agreement. As  of the record date,
                                  4,082,373 shares of Kelly Russell Common Stock
                                  were outstanding and entitled to vote. Of such
                                  shares, 477,166 shares (approximately 10.7% of
                                  the shares entitled  to vote  at the  Meeting)
                                  are  held by directors  and executive officers
                                  of Kelly Russell, all  of whom have  indicated
                                  they  plan to vote in favor of approval of the
                                  Merger Agreement.

                                  Global One  and  KRSI  Acquisition  have  each
                                  already taken such corporate action to approve
                                  the  Merger  Agreement  as  is  required under
                                  Delaware  law.  See  "The  KRSI  Merger,   the
                                  Reorganization  and  the Private  Placement --
                                  Vote Required to Approve the KRSI Merger."

DISSENTERS' RIGHTS..............  Under Minnesota law, holders of Kelly  Russell
                                  Common  Stock who give  proper notice to Kelly
                                  Russell and do not vote  in favor of the  KRSI
                                  Merger,  have the right to receive in cash the
                                  "fair value"  of  their Kelly  Russell  Common
                                  Stock  in  lieu  of  Global  One  Common Stock
                                  pursuant to  the KRSI  Merger. See  "The  KRSI
                                  Merger,  the  Reorganization  and  the Private
                                  Placement -- Rights of Dissenting
                                  Shareholders."

                         DESCRIPTION OF THE KRSI MERGER
GENERAL.........................  Upon consummation  of the  KRSI Merger,  Kelly
                                  Russell  will  be  merged with  and  into KRSI
                                  Acquisition,  thereby  causing  the   separate
                                  existence  of Kelly Russell to cease. Promptly
                                  after the KRSI  Merger, KRSI Acquisition  will
                                  change  its name  to and  conduct its business
                                  under the name  "Kelly Russell Studios,  Inc."
                                  Each  two shares of Kelly Russell Common Stock
                                  outstanding  immediately  prior  to  the  KRSI
                                  Merger  will be converted  into one share (the
                                  "Conversion  Ratio")  of  Global  One   Common
                                  Stock.  The  Conversion  Ratio  is  subject to
                                  appropriate adjustment in the event of a stock
                                  split,   combination,   dividend,   or   other
                                  distribution  of  shares  of  the  Global  One
                                  Common Stock prior  to the  Effective Time  of
                                  the   KRSI   Merger.   Persons   entitled   to
                                  fractional shares of  Global One Common  Stock
                                  upon  such conversion  shall receive  one full
                                  share of  Common Stock  in lieu  thereof.  See
                                  "The  KRSI Merger, the  Reorganization and the
                                  Private Placement."

EFFECTIVE TIME OF THE KRSI
 MERGER.........................  The KRSI  Merger shall  become effective  upon the  filing of Certificates of Merger with the
                                  Secretary of State  of Delaware and  Secretary
                                  of  State of Minnesota (the "Effective Time"),
                                  which is  expected  to occur  as  promptly  as
                                  practicable  following approval  of the Merger
                                  Agreement by the requisite  vote of the  Kelly
                                  Russell  shareholders and  the satisfaction or
                                  waiver of  the other  conditions to  the  KRSI
                                  Merger.    See    "The   KRSI    Merger,   the
                                  Reorganization and  the Private  Placement  --
                                  Effective  Time  of  the KRSI  Merger  and the
                                  Reorganization"   and   "--   Conditions    to
                                  Consummation   of  the  KRSI  Merger  and  the
                                  Reorganization."

BACKGROUND OF THE KRSI MERGER...  The terms  of  the Merger  Agreement  are  the result  of  arm's-length  negotiations between
                                  representatives of OSP  and Kelly Russell.  In
                                  September   1995,   Kelly   Russell  initiated
                                  discussions  with  OSP  regarding  a  possible
                                  business   combination.  In  various  meetings
                                  taking place  from  September  1995  to  March
                                  1996, representatives of OSP and Kelly Russell
                                  continued  their respective  investigations of
                                  the other's business and discussions regarding
                                  a possible merger.  In March  1996, the  Kelly
                                  Russell   Board   of   Directors   received  a
                                  preliminary opinion from The Equisource  Group
                                  ("Equisource") to the effect that the proposed
                                  merger  is fair to  Kelly Russell shareholders
                                  from a financial point  of view and the  Board
                                  of  Directors authorized management to proceed
                                  with the transaction. On  March 27, 1996,  OSP
                                  and  Kelly Russell executed the initial merger
                                  agreement. On  March 27,  1996, Kelly  Russell
                                  issued a press release regarding the execution
                                  of  that  merger agreement.  Certain revisions
                                  were made to that merger agreement to  reflect
                                  the   Reorganization,   and  a   final  Merger
                                  Agreement was executed on May 28, 1996.

                                  See "The KRSI  Merger, the Reorganization  and
                                  the   Private  Placement  --  Kelly  Russell's
                                  Reasons for the KRSI Merger; Recommendation of
                                  the Kelly Russell Board  of Directors; --  The
                                  Company's  Reasons for the KRSI Merger and the
                                  Reorganization;   and   --   Kelly   Russell's
                                  Financial Advisors."

CONDITIONS TO KRSI MERGER.......  The  respective obligations  of Kelly Russell,
                                  the  Company,  Global  One,  the  Global   One
                                  Subsidiaries   and  the  OSP  Shareholders  to
                                  consummate the  KRSI  Merger  are  subject  to
                                  satisfaction at or prior to the Effective Time
                                  of  a number of conditions, including, but not
                                  limited to: (i) the  closing by Global One  of
                                  the  Private Placement with  gross proceeds of
                                  at least $6,000,000; and  (ii) the closing  of
                                  the  Reorganization. See "The KRSI Merger, the
                                  Reorganization and  the Private  Placement  --
                                  Conditions  to Consummation of the KRSI Merger
                                  and the Reorganization."

REASONS FOR THE KRSI MERGER.....  In reaching  its  conclusions to  approve  the
                                  Merger Agreement and to recommend the approval
                                  of  the Merger Agreement  by the Kelly Russell
                                  shareholders,  the  Kelly  Russell  Board   of
                                  Directors considered Kelly Russell's inability
                                  to compete effectively with the Company in the
                                  entertainment  industry; Kelly  Russell's lack
                                  of  effective  distribution  capability;   the
                                  competitive  disadvantages  of  Kelly  Russell
                                  products; projected losses for 1996 even  with
                                  a  significant increase in sales; the need for
                                  additional  financing;   the   advantages   of
                                  combining  the Company's  marketing, sales and
                                  licensing  expertise   with  Kelly   Russell's
                                  sports licenses and systems expertise; and the
                                  likelihood  that without additional financing,
                                  Kelly Russell's ability to continue as a going
                                  concern was uncertain. The Kelly Russell Board
                                  of Directors  also considered  the opinion  of
                                  Equisource  stating  that the  KRSI  Merger is
                                  fair from  a financial  point of  view to  the
                                  shareholders of Kelly Russell.

                                  THE  BOARD OF  DIRECTORS OF  KELLY RUSSELL HAS
                                  UNANIMOUSLY APPROVED THE KRSI MERGER, AND  THE
                                  BOARD  RECOMMENDS  THAT  THE  SHAREHOLDERS  OF
                                  KELLY RUSSELL VOTE  IN FAVOR  OF THE  PROPOSAL
                                  SUBMITTED FOR CONSIDERATION AT THE MEETING.

                                  See  "The KRSI Merger,  the Reorganization and
                                  the  Private  Placement  --  Kelly   Russell's
                                  Reasons  for the Merger; Recommendation of the
                                  Kelly  Russell  Board  of  Directors;  --  The
                                  Company's  Reasons for the KRSI Merger and the
                                  Reorganization;   and   --   Kelly   Russell's
                                  Financial  Advisors."  For information  on the
                                  interests  of  certain  persons  in  the  KRSI
                                  Merger,    see    "The   KRSI    Merger,   the
                                  Reorganization and  the Private  Placement  --
                                  Interests  of  Certain  Persons  in  the  KRSI
                                  Merger."

KELLY RUSSELL'S FINANCIAL
 ADVISORS.......................  Equisource was  retained by  Kelly Russell  to act  as a  financial advisor  to the  Board of
                                  Directors in connection with the KRSI  Merger.
                                  Equisource  presented its opinion to the Board
                                  of Directors  that  the  consideration  to  be
                                  received  by  Kelly  Russell  shareholders  in
                                  connection with  the KRSI  Merger is  fair  to
                                  such  shareholders from  a financial  point of
                                  view.  The   opinion  of   Equisource,   which
                                  contains  information  as  to  the assumptions
                                  made, matters  considered  and the  scope  and
                                  limitations  on the review  undertaken, is set
                                  forth   as   Appendix   B   to   this    Proxy

                                  Statement/Prospectus and should be read in its
                                  entirety.    See   "The   KRSI   Merger,   the
                                  Reorganization and  the Private  Placement  --
                                  Kelly Russell's Financial Advisors."

MARKETS AND MARKET PRICES.......  Global One has filed an application to include the  Global  One  Common Stock  on  the Nasdaq
                                  SmallCap  Market  under  the  symbol   "GOGO."
                                  However,  there can be  no assurance that such
                                  application will be approved or that a  market
                                  for  Global  One  Common Stock  will  exist or
                                  develop upon completion of the KRSI Merger, or
                                  if developed, will be maintained. In the event
                                  Global One's application  is not approved,  it
                                  is  anticipated  that  the  Global  One Common
                                  Stock will be  quoted for trading  on the  OTC
                                  Bulletin   Board   or  in   the   Pink  Sheets
                                  maintained by the  National Quotation  Bureau,
                                  Inc. See "Market Price of and Dividends on OSP
                                  Common  Stock,  Global  One  Common  Stock and
                                  Kelly   Russell   Common   Stock   --   Market
                                  Information."

                                  Under  the  Merger  Agreement,  the Conversion
                                  Ratio will not change based upon any change in
                                  the  market  price  of  Kelly  Russell  Common
                                  Stock.  Therefore, the  consideration received
                                  by Kelly Russell shareholders does not reflect
                                  the trading  price  of  Kelly  Russell  Common
                                  Stock  as of  the Effective  Time of  the KRSI
                                  Merger.   See    "The   KRSI    Merger,    the
                                  Reorganization  and  the Private  Placement --
                                  Conversion of  Kelly Russell  Common Stock  in
                                  the KRSI Merger."

CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES...................  Global  One has received an opinion of counsel from Manatt, Phelps & Phillips, LLP, that  the
                                  KRSI  Merger  will  be treated  as  a tax-free
                                  reorganization within the meaning of  Sections
                                  368(a)(1)(A)  and 368(a)(2)(D) of the Internal
                                  Revenue Code of 1986, as amended (the "Code").
                                  Kelly Russell, Global One and KRSI Acquisition
                                  will each be a  "party to the  reorganization"
                                  within  the meaning  of Section  368(b) of the
                                  Code.

                                  In the view of counsel, no gain or loss will be recognized by the shareholders of Kelly
                                  Russell  upon  their  receipt  of  Global  One
                                  Common  Stock  in  exchange  for  their  Kelly
                                  Russell Common Stock. See "The KRSI Merger, the Reorganization and the Private Placement
                                  -- Certain Federal Income Tax Consequences."

TERMINATION PROVISIONS..........  The Merger Agreement may be terminated at  any time  prior  to  the  Effective  Time,  either
                                  before  or  after   approval  of  the   Merger
                                  Agreement by the Kelly Russell shareholders by
                                  mutual consent of the parties, by either party
                                  if  the KRSI Merger is  not effected by August
                                  31, 1996, and by  either OSP or Kelly  Russell
                                  in  the  event  of  a  breach  of  the  Merger
                                  Agreement or  other  circumstances.  See  "The
                                  KRSI   Merger,  the   Reorganization  and  the
                                  Private Placement  --  Amendment,  Waiver  and
                                  Termination of the Merger Agreement."

                                  In   the   event  the   Merger   Agreement  is
                                  terminated because: (i) the Effective Time has
                                  not occurred on or before August 31, 1996 as a
                                  result of a material  breach by Kelly  Russell
                                  of  the  Merger Agreement;  or (ii)  the Kelly
                                  Russell shareholders fail to approve the  KRSI
                                  Merger, Kelly Russell will be obligated to pay
                                  liquidated  damages in the  amount of $250,000
                                  to the  Company. Kelly  Russell has  delivered
                                  $125,000  to  an  escrow  agent  the  ("Escrow
                                  Agent")  and  is   obligated  to  deliver   an

                                  additional  $125,000 to  the Escrow  Agent. In
                                  the event the  Merger Agreement is  terminated
                                  as  described above,  the escrow  agent may be
                                  obligated to deliver the  escrow funds to  the
                                  Company   as   liquidated  damages   for  such
                                  termination.

                                  In addition, Kelly  Russell, the Company,  and
                                  Global   One  have  agreed  not  to  initiate,
                                  solicit or  knowingly encourage  any  proposal
                                  that competes with the transaction
                                  contemplated by the Merger Agreement. However,
                                  the  Kelly  Russell  Board  of  Directors may,
                                  subject to  certain  conditions,  (i)  furnish
                                  information  to or enter  discussions with any
                                  person that makes  an unsolicited proposal  to
                                  acquire   Kelly  Russell;   (ii)  comply  with
                                  Exchange Act requirements;  or (iii)  withhold
                                  or    modify   its   recommendation   to   the
                                  shareholders to  approve the  KRSI Merger,  in
                                  order  to comply with  the Board of Directors'
                                  fiduciary duties to  the shareholders. In  the
                                  event  the  Kelly Russell  Board  of Directors
                                  withholds or  modifies its  recommendation  to
                                  its  shareholders,  and  Kelly  Russell enters
                                  into an  agreement to  consummate a  competing
                                  transaction to the Merger Agreement within one
                                  year  after such withdrawal  or failure, Kelly
                                  Russell  shall  pay  OSP  $500,000  in   cash,
                                  including  the $250,000  held pursuant  to its
                                  escrow obligations described  above. See  "The
                                  KRSI   Merger,  the   Reorganization  and  the
                                  Private Placement  --  Amendment,  Waiver  and
                                  Termination of the Merger Agreement."

ACCOUNTING TREATMENT............  The  KRSI Merger  will be  accounted for under the purchase  method  of  accounting  and  the
                                  Reorganization will be accounted for under the
                                  pooling  method of  accounting. See  "The KRSI
                                  Merger, the  Reorganization  and  the  Private
                                  Placement  -- Accounting Treatment of the KRSI
                                  Merger."

TREATMENT OF STOCK OPTIONS AND
 WARRANTS.......................  After the Effective Time, all of the  options, warrants  and rights to  acquire Kelly Russell
                                  Common Stock  as of  the Effective  Time  will
                                  continue   to   have   and   be   subject   to
                                  substantially the same  terms and  conditions,
                                  except  that (i) each such option, warrant and
                                  right will be fully vested and exercisable for
                                  that number  of shares  of Global  One  Common
                                  Stock  which  equals the  number of  shares of
                                  Kelly Russell  Common  Stock covered  by  such
                                  option, warrant and right immediately prior to
                                  the  Effective  Time  divided by  two  (2) and
                                  rounded up to  the nearest  whole number;  and
                                  (ii)  the exercise price  per share under each
                                  such option, warrant and right shall equal the
                                  exercise price in effect immediately prior  to
                                  the  Effective Time multiplied  by two (2) and
                                  rounded to  the nearest  cent. See  "The  KRSI
                                  Merger,  the  Reorganization  and  the Private
                                  Placement  --  Treatment   of  Kelly   Russell
                                  Options and Warrants."

INTEREST OF CERTAIN PERSONS IN
 THE KRSI MERGER................  Mr.  George Vrabeck, a director, President and
                                  Chief Executive Officer of Kelly Russell,  has
                                  entered  into  an  employment  agreement  with
                                  Global One, providing  that upon  consummation
                                  of the Transactions, Mr. Vrabeck will serve as
                                  an  Executive Vice  President for  a three (3)
                                  year term at an initial base annual salary  of
                                  $200,000,  plus  bonuses  and  other benefits,
                                  including a grant of options to acquire up  to
                                  300,000  shares of Global  One Common Stock at
                                  $1.50 per share. Mr.  Vrabeck will retain  his
                                  current  options  to  purchase  up  to 200,000
                                  shares of Kelly Russell

                                  Common Stock which at the Effective Time shall
                                  be converted into options to purchase  100,000
                                  shares  of Global  One Common  Stock. See "The
                                  KRSI  Merger,  the   Reorganization  and   the
                                  Private   Placement  --   Treatment  of  Kelly
                                  Russell  Options   and   Warrants"   and   "--
                                  Interests  of  Certain  Persons  in  the  KRSI
                                  Merger"  and  "Management  of  Global  One  --
                                  Directors  and  Executive  Officers"  and  "--
                                  Employment Agreements."

                                  Mr. Thomas R. King has served as a director of
                                  Kelly Russell since March 1995 and Mr. King is
                                  a shareholder  at  Fredrikson &  Byron,  P.A.,
                                  which  has  served as  legal counsel  to Kelly
                                  Russell, including matters in connection  with
                                  the   KRSI   Merger.  Immediately   after  the
                                  Effective Time, Mr. King will be a director of
                                  Global  One.   See  "The   KRSI  Merger,   the
                                  Reorganization  and  the Private  Placement --
                                  Interests  of  Certain  Persons  in  the  KRSI
                                  Merger,"  and  "Management  of  Global  One --
                                  Directors and Executive Officers."

                                  Miller,  Johnson  &  Kuehn,  Incorporated  has
                                  entered  into a Placement Agent Agreement with
                                  Global  One.   D.B.   Johnson,   a   principal
                                  shareholder  of Kelly Russell, is an affiliate
                                  of Miller, Johnson & Kuehn, Incorporated.  See
                                  "Business  of Kelly Russell Studios, Inc." and
                                  "Principal  Shareholders  and  Management   of
                                  Kelly Russell."

                                  Immediately   following  consummation  of  the
                                  Transactions, the  OSP Shareholders  will  own
                                  beneficially approximately 50% of Global One's
                                  outstanding    stock.    In    addition,   the
                                  consummation of the KRSI Merger is  contingent
                                  upon  the closing by Global One of the Private
                                  Placement. A portion  of the  proceeds of  the
                                  Private  Placement  will  be  used  to  pay an
                                  accrued cash dividend of $1,750,000 to the OSP
                                  Shareholders and  an  additional  dividend  of
                                  approximately   $400,000  to  permit  the  OSP
                                  Shareholders  to  pay  their  individual   tax
                                  liabilities  incurred  as  a  result  of OSP's
                                  operating results during 1995 and that portion
                                  of 1996 prior to  the Closing since, prior  to
                                  the  Closing,  OSP  has  been  taxed  as  an S
                                  Corporation.
REGULATORY APPROVAL.............  Global One and Kelly Russell are not aware  of
                                  any   government  or  regulatory  requirements
                                  relating to consummation of the KRSI Merger or
                                  the proposals to be considered at the  Meeting
                                  other  than compliance with applicable federal
                                  and  state  securities  laws.  See  "The  KRSI
                                  Merger,  the  Reorganization  and  the Private
                                  Placement -- Regulatory Approvals."

                       DESCRIPTION OF THE REORGANIZATION
GENERAL.........................  Pursuant   to   the   Merger   Agreement,   in
                                  connection  with the KRSI  Merger, the Company
                                  will be merged with  and into OSP  Acquisition
                                  and  BEx  will  be merged  with  and  into BEx
                                  Acquisition. Promptly after the Reorganization
                                  and  KRSI  Merger,  OSP  Acquisition  and  BEx
                                  Acquisition will change their respective names
                                  to,  and  conduct their  respective businesses
                                  under, the  names "OSP  Publishing, Inc."  and
                                  "The  Button Exchange, Inc." Each share of OSP
                                  Common Stock  issued and  outstanding at  such
                                  time  will  be  converted  into  the  right to
                                  receive the  number of  shares of  Global  One
                                  Common Stock equal to the number determined by
                                  dividing the sum of (a) fifty percent (50%) of
                                  the  amount  of  fully  diluted  Kelly Russell
                                  shares plus  (b)  the  amount  of  Global  One
                                  Common  Stock issued in  the Private Placement
                                  not in excess of

                                  4,000,000, by  the sum  of (y)  the number  of
                                  shares   of   OSP  Common   Stock  outstanding
                                  immediately prior  to the  Effective Time  and
                                  (z)  the number of shares  of OSP Common Stock
                                  that would be issued immediately prior to  the
                                  Effective   Time   if   all   the  outstanding
                                  warrants, options  and  any  other  rights  to
                                  acquire  OSP  Common Stock  were  exercised at
                                  such time.  Each  share of  BEx  Common  Stock
                                  issued  and outstanding at  the effective time
                                  of the BEx Merger  will be canceled and  cease
                                  to   be  outstanding.  (This  will  result  in
                                  approximately 3,941.37  shares of  Global  One
                                  Common  Stock being  issued for  each share of
                                  OSP Common Stock.) See  "The KRSI Merger,  the
                                  Reorganization and the Private Placement."

EFFECTIVE TIME OF THE
 REORGANIZATION.................  The  Reorganization  will be  deemed  to occur immediately prior to the Effective Time of the
                                  KRSI Merger, and  will be  effective upon  the
                                  filing  of  Certificates  of  Merger  with the
                                  Secretaries  of   State  of   the  States   of
                                  Delaware, California and Michigan. Such filing
                                  are   expected   to  occur   as   promptly  as
                                  practicable following approval  of the  Merger
                                  Agreement  by the requisite  vote of the Kelly
                                  Russell shareholders and  the satisfaction  or
                                  waiver of the conditions to the
                                  Reorganization.  See  "The  KRSI  Merger,  the
                                  Reorganization and  the Private  Placement  --
                                  Conditions  to Consummation of the KRSI Merger
                                  and the Reorganization."

BACKGROUND OF THE
 REORGANIZATION.................  On March  27,  1996,  OSP  and  Kelly  Russell
                                  executed    an   initial   merger   agreement.
                                  Subsequent   to   such   date,   the   parties
                                  reevaluated   the  planned  structure  of  the
                                  resulting  entity  and  determined  that   the
                                  optimal  corporate structure would be for OSP,
                                  BEx  and   Kelly   Russell   to   operate   as
                                  wholly-owned  subsidiaries  of  a newly-formed
                                  holding company, Global One,  and for each  of
                                  the   corporations   to  be   incorporated  in
                                  Delaware.  On   May  28,   1996,  the   Merger
                                  Agreement  was amended and restated to reflect
                                  the agreement of the parties to merge OSP, BEx
                                  and  Kelly   Russell  into   the  Global   One
                                  Subsidiaries.

                      DESCRIPTION OF THE PRIVATE PLACEMENT

GENERAL.........................  In   connection  with  the   KRSI  Merger  and
                                  Reorganization, Global One  has solicited  and
                                  received  subscriptions  for  the  purchase of
                                  4,504,234 shares  of  its common  stock  in  a
                                  private placement at $1.50 per share. The KRSI
                                  Merger,  the  Reorganization  and  the Private
                                  Placement are each conditioned on the  closing
                                  of the others.

BACKGROUND OF THE PRIVATE
 PLACEMENT......................  In   anticipation  of  the   KRSI  Merger  and
                                  Reorganization,  Global   One  undertook   the
                                  Private   Placement   in   order   to  provide
                                  additional  working  capital  to  Global  One,
                                  reduce  its  subordinated debt  and to  pay an
                                  accrued dividend to the OSP Shareholders.  The
                                  Private   Placement  is  expected  to  provide
                                  Global   One    with   gross    proceeds    of
                                  approximately  $6.8 million,  and net proceeds
                                  of approximately $2.0 million after paying the
                                  $1.75 million dividend,  repaying $375,000  of
                                  subordinated  debt,  taking  into  account the
                                  approximately $2.2 million in costs related to
                                  the  Transactions  and  paying  an  additional
                                  dividend  of approximately  $400,000 to permit
                                  the  OSP  Shareholders  to  pay  certain   tax
                                  liabilities

                                  incurred   as  a  result  of  OSP's  operating
                                  results during 1995 and  that portion of  1996
                                  prior  to the Closing since, prior to Closing,
                                  OSP has been taxed as an S Corporation.


 COMPARISON OF RIGHTS OF GLOBAL ONE SHAREHOLDERS AND KELLY RUSSELL SHAREHOLDERS


    Global One and Kelly Russell are incorporated under the laws of the States of Delaware and Minnesota, respectively. The rights of Kelly Russell shareholders are currently governed by the Restated Articles of Incorporation, as amended and Bylaws, of Kelly Russell. Upon consummation of the KRSI Merger, Kelly Russell shareholders will become shareholders of Global One and their rights as such will be governed by the Certificate of Incorporation and Bylaws of Global One. See "Comparison of the Rights of Holders of Global One Common Stock and Kelly Russell Common Stock."



    RECENT PRICES OF GLOBAL ONE COMMON STOCK AND KELLY RUSSELL COMMON STOCK



    From March 1994 to June 10, 1996, Kelly Russell Common Stock traded on the Nasdaq SmallCap Market under the symbol "KRSI." Since June 10, 1996, the Kelly Russell Common Stock has traded on the OTC Bulletin Board. The shares of Global One Common Stock prior to the Effective Time will not be publicly traded on any exchange or Nasdaq. Application has been made for inclusion of Global One's Common Stock issuable to Kelly Russell shareholders on the Nasdaq SmallCap Market, upon consummation of the KRSI Merger under the symbol "GOGO". In the event Global One's application is not approved, it is anticipated that the Global One Common Stock will be quoted for trading on the OTC Bulletin Board or in the Pink Sheets maintained by the National Quotation Bureau, Inc. See "Risk Factors of Global One Distribution & Merchandising Inc. -- No Assurance of Public Market."



    On March 26, 1996, the last business day immediately proceeding the public announcement of the proposed KRSI Merger, the closing sale price for Kelly Russell Common Stock as reported on the Nasdaq SmallCap Market was $2.44 per share. The Conversion Ratio will not change based upon any changes in the market prices of Kelly Russell Common Stock prior to the Effective Time. See "The KRSI Merger, the Reorganization and the Private Placement -- Conversion of Kelly Russell Common Stock in the KRSI Merger."

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
                     OSP PUBLISHING, INC. AND SUBSIDIARIES

                                                                                                                  THREE MONTHS
                                                                                                                     ENDED
                                                                     YEARS ENDED DECEMBER 31,                      MARCH 31,
                                                       -----------------------------------------------------  --------------------
                                                         1991       1992       1993       1994       1995       1995       1996
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Sales..............................................  $  16,173  $  17,126  $  38,108  $  42,168  $  38,228  $   7,421  $   8,941
  Cost of sales......................................      9,304      9,297     22,335     25,140     21,647      4,092      5,270
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.......................................      6,869      7,829     15,773     17,028     16,581      3,329      3,671
  Operating expenses.................................      5,770      7,143     13,797     16,636     15,172      3,503      3,805
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations......................      1,099        686      1,976        392      1,409       (174)      (134)
  Interest expense...................................        562        429        605        685        841        173        267
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations...........  $     537  $     257  $   1,371  $    (293) $     568  $    (347) $    (401)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

PRO FORMA INCOME FROM CONTINUING OPERATIONS DATA (1,
 2):
  Income (loss) before income taxes, minority
   interest and discontinued operations, as
   reported..........................................  $     537  $     257  $   1,371  $    (293) $     568  $    (347) $    (401)
  Pro forma provision (benefit) for income taxes
   (2)...............................................        255        266        344        (43)       114        (70)       (85)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income (2)...........................  $     282  $      (9) $   1,027  $    (250) $     454  $    (277) $    (316)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

PER SHARE DATA:
  Pro forma (loss) income from continuing operations
   per share.........................................                                              $    0.06  $   (0.03) $   (0.04)
                                                                                                   ---------  ---------  ---------
                                                                                                   ---------  ---------  ---------
  Weighted average shares outstanding (3)............                                                  8,037      8,036      8,037
                                                                                                   ---------  ---------  ---------
                                                                                                   ---------  ---------  ---------

                                                                                                             AS OF MARCH
                                                                       AS OF DECEMBER 31,                        31,
                                                      -----------------------------------------------------  -----------
                                                        1991       1992       1993       1994       1995        1996
                                                      ---------  ---------  ---------  ---------  ---------  -----------
                                                                                (IN THOUSANDS)               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA (1):
  Working capital (deficiency)......................  $   2,141  $   1,587  $   2,337  $    (197) $   3,312   $   3,285
  Total assets......................................      6,439      6,427     13,464     13,841     11,698      13,933
  Total debt, including current portion.............      5,219      2,896      5,129      6,724      5,989       7,143
  Shareholders' equity (deficiency).................  $  (1,075) $     266  $     637  $  (1,408) $  (1,299)  $  (1,853)

- ------------------------------
(1) In December 1994, the Company determined to discontinue its Top Banana division. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Discontinued Operations" and
    Note 12 of Notes to Consolidated Financial Statements.

(2) The Company has been taxed as an S Corporation for federal and state income tax purposes since 1989. Pro forma income taxes, pro forma loss from continuing operations, and pro forma loss from continuing operations per share reflect the pro forma effect of income taxes as if OSP had been taxed as a C Corporation for all periods presented. Upon consummation of the Transactions, Global One will be subject to federal and state income taxes. See "S Corporation Distributions."

(3) Assumes as outstanding, during each of the periods indicated, 1,393,550 shares of the shares being offered by Global One, which represent the approximate number of shares deemed to be sold by Global One to fund the $1,750,000 S Corporation distribution described in "S Corporation Distributions." See also Note 13 of Notes to Consolidated Financial Statements.

                        SUMMARY SELECTED FINANCIAL DATA
                          KELLY RUSSELL STUDIOS, INC.

                                                                                           THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                   MARCH 31,
                                         -----------------------------------------------  --------------------
                                         1992 (1)      1993        1994         1995        1995       1996
                                         ---------  ----------  -----------  -----------  ---------  ---------
                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales............................  $ 187,766  $2,242,685  $ 2,767,196  $ 2,813,999  $ 512,863  $ 778,614
  Cost of sales........................    117,479   1,231,651    4,217,646    2,553,181    277,404    452,738
                                         ---------  ----------  -----------  -----------  ---------  ---------
  Gross profit (loss)..................     70,287   1,011,034   (1,450,450)     260,818    235,459    325,876
  Operating expenses...................    221,998   1,196,125    3,734,527    2,133,939    451,950    708,401
                                         ---------  ----------  -----------  -----------  ---------  ---------
  Operating loss.......................   (151,711)   (185,091)  (5,184,977)  (1,873,121)  (216,491)  (382,525)
  Other income.........................     --          --          119,395       40,079     --         --
  Interest expense.....................     (1,690)    (53,151)    (150,448)      (7,218)    --         (2,024)
                                         ---------  ----------  -----------  -----------  ---------  ---------
  Loss before income taxes and
   extraordinary item..................   (153,401)   (238,242)  (5,216,030)  (1,840,260)  (216,491)  (384,549)
  Extraordinary item...................     --          --          --           296,994    246,697     --
                                         ---------  ----------  -----------  -----------  ---------  ---------
  Net income (loss)....................  $(153,401) $ (238,242) $(5,216,030) $(1,543,266) $  30,206  $(384,549)
                                         ---------  ----------  -----------  -----------  ---------  ---------
                                         ---------  ----------  -----------  -----------  ---------  ---------

NET LOSS PER COMMON SHARE:
  Loss before extraordinary item.......  $   (0.04) $    (0.07) $     (1.79) $     (0.52) $   (0.07) $   (0.09)
  Extraordinary item...................     --          --          --              0.08       0.08     --
                                         ---------  ----------  -----------  -----------  ---------  ---------
  Net income (loss) per common share...  $   (0.04) $    (0.07) $     (1.79) $     (0.44) $    0.01  $   (0.09)
                                         ---------  ----------  -----------  -----------  ---------  ---------
                                         ---------  ----------  -----------  -----------  ---------  ---------
  Weighted average number of common and
   common equivalent shares
   outstanding.........................  2,054,600   2,054,600    2,900,383    3,540,965  3,286,765  4,082,373

                                                                  AT DECEMBER 31,
                                                  -----------------------------------------------
                                                    1992        1993        1994         1995
                                                  ---------  ----------  -----------  -----------  AT MARCH 31,
                                                                                                   ------------
                                                                                                       1996
                                                                                                   ------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Current assets................................  $ 364,809  $1,545,998  $ 1,831,596  $ 1,542,351   $1,119,005
  Total assets..................................    368,911   1,904,096    2,049,312    1,857,285    1,397,329
  Current liabilities...........................    431,123   2,192,550    1,703,493      833,840      758,433
  Total liabilities.............................    431,123   2,192,550    1,703,493      833,840      758,433
  Accumulated deficit...........................   (153,401)   (391,643)  (5,607,673)  (7,150,939)  (7,535,488)
  Shareholders' equity (deficit)................    (62,212)   (288,454)     345,819    1,023,445      638,896

- ------------------------------
(1) Kelly Russell was formed in 1992.

         UNAUDITED PRO FORMA SELECTED CONDENSED COMBINED FINANCIAL DATA

    The following table sets forth selected unaudited pro forma data regarding the operating results and financial position of Global One based upon the historical financial data of OSP and Kelly Russell as if the Transactions had been consummated at January 1, 1995. The pro forma data set forth below should be read in conjunction with the unaudited pro forma condensed combined financial statements included elsewhere herein. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                              YEAR ENDED      THREE MONTHS ENDED
                                                                           DECEMBER 31, 1995    MARCH 31, 1996
                                                                           -----------------  -------------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Pro Forma Combined:
  Net sales..............................................................   $    41,042         $     9,720
  Gross profit...........................................................        16,842               3,997
  Operating expenses.....................................................        17,600               4,602
  Operating loss.........................................................          (758)               (605)
  Interest expense.......................................................           848                 269
  Loss before extraordinary item.........................................        (1,732)               (987)
PRO FORMA NET LOSS DATA:
  Pro forma loss before extraordinary item...............................   $    (1,923)        $      (835)
  Pro forma loss before extraordinary item per share.....................         (0.15)              (0.06)
  Pro forma weighted average shares outstanding..........................        12,994(1)           12,994(1)


                                                                                                MARCH 31, 1996
                                                                                              -------------------
BALANCE SHEET DATA:
  Assets.................................................................                       $    21,679
  Liabilities............................................................                            16,169
  Shareholders' equity...................................................                             5,510


- ------------------------
(1) Assumes the issuance of 2,041,187 shares of Global One Common Stock to effect the KRSI Merger as well as 4,504,234 shares deemed to be sold in the Private Placement.

                                RISK FACTORS OF
                  GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.


    Global One and Kelly Russell recommend that you review this entire Proxy Statement/Prospectus in detail and that you pay careful attention to the matters discussed below.



    This Proxy Statement/Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the descriptions of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives, potential future circumstances and developments, and other statements that do not consist of historical or current facts included in, among other sections, "Summary," "Risk Factors of Global One Distribution &
Merchandising Inc.," "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Business of Global One," "Kelly Russell Studios, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Kelly Russell Studios, Inc." Such discussion is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future operations involving any one or more of such matters and subject areas. Factors which could cause such results to differ materially from those described in the forward-looking statements also include, but are not limited to, those risk factors set forth below.


RELIANCE ON LICENSE AGREEMENTS

    Global One's business will be substantially dependent upon its development of products that bear the names, likenesses, colors and other identifying marks of characters and images that are licensed to Global One (or to one of its subsidiaries). Substantially all of the Company's consolidated net sales in 1995 were attributable to products incorporating some licensed material. The Company's license agreements generally limit both the products that can be manufactured and the territory in which they can be marketed. Most of the Company's major licenses are non-exclusive, and there can be no assurance that major licensors will not in the future grant competing licenses. Also, licensors typically retain the right to approve the designs and uses of products manufactured by the Company. Such approvals are typically in the licensors' sole discretion and may be time-consuming, as approvals are generally required at each stage of the design and development process. See "Business of The Company
- -- Design and Development."


    The Company's licenses generally are for a period of two years. As a result of changing consumer preferences, in any given year a particular license may account for a substantial portion of the Company's consolidated net sales. In addition, the license agreements typically provide that the licensor may terminate the license in the event of the licensee's failure to submit a prototype of a licensed product within a specified time period, failure to complete manufacturing of a licensed product within a specified time period, failure to meet marketing or shipping dates specified in a license, failure to actively continue marketing and distribution of a design or style, default under any provisions of the license to provide statements of account and/or payments or any other obligations of the licensee, the bankruptcy or insolvency of the licensee, a change in control of the licensee without the prior written consent of the licensor or late payment of license royalties. To date, the Company has not suffered early termination of any of its major licenses. On many occasions, however, the Company has not paid royalties to licensors on a timely basis and, accordingly, certain licenses could be subject to termination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company -- Liquidity and Capital Resources." The non-renewal or termination of one or more of the Company's major licenses could have a material adverse effect on the Company. Also, as a result of increased competition for licenses, Global One may, in the future, be required to pay licensors higher royalties and higher minimum guaranteed payments in order to obtain attractive properties for the development of existing and new product lines. See "Business of The Company -- Products and Operating Subsidiaries" and "-- Licensing."

    Products created under licenses from Disney Enterprises Inc. ("Disney") accounted for approximately 22% of the Company's consolidated net sales during 1995. The Company's licenses from Disney, among others, are non-exclusive. The loss of the Company's licenses with Disney or the grant by Disney of competing licenses would have a material adverse effect on the Company's operations.

MARKET ACCEPTANCE OF LICENSED PROPERTIES


    The successful marketing of Global One's products will generally require Global One to anticipate and evaluate the popularity of licensed properties, most of which are media related, before commercial introduction of the property in which a licensed character appears. As most of the Company's promotional or trend products are typically marketed successfully only for a limited period of time, the success of the Company's marketing program has been dependent upon its ability to continually acquire new, popular promotional licenses and develop successful products tied to such licenses. For example, the Company recently obtained licenses relating to Disney's film, "THE HUNCHBACK OF NOTRE DAME" and Twentieth Century Fox's film, "INDEPENDENCE DAY." Whether such films, and the licensed merchandise based on such films, are successful, cannot be predicted with any certainty. There can be no assurance that Global One will be able to successfully develop new products or be able to secure licenses for additional characters and images that will achieve a degree of popularity comparable to the Company's existing licensed material. See "Business of The Company -- Products and Operating Subsidiaries" and "-- Licensing."


SEASONALITY AND FLUCTUATIONS IN OPERATING RESULTS

    It is expected that sales of Global One's promotional products will tend to be seasonal, due to the seasonality of major film releases. The Company's consolidated net sales recorded during the second quarter of 1995, as a percentage of the Company's annual sales in 1995, were 32.9%. Although films that are anticipated to be major hits are often released in the summer, film distribution companies frequently release major films in the autumn or during the holidays. As a result, Global One's operating results may fluctuate substantially from quarter to quarter, as revenues and results of operations may be materially affected by the timing of development, introduction and market acceptance of its products. Product development and marketing costs are often incurred in periods before any revenues are recognized from the sales of products. Operating costs have been higher during periods in which such product development costs are incurred and marketing efforts are commenced. Such fluctuation in sales typically result in corresponding fluctuations in the Company's profitability, which is anticipated to similarly affect Global One in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company -- Seasonality." There can be no assurance that the fluctuations in the Company's sales and profitability will not negatively affect the market's perception and valuation of the Common Stock.

RISK OF CONTINUED OPERATING LOSSES OF KELLY RUSSELL

    Kelly Russell's sales and marketing strategy has been largely unsuccessful from its inception as planned growth in sales volume and profitability never materialized. As a result, Kelly Russell's Board of Directors reorganized Kelly Russell and has taken restructuring charges reflecting various changes, including hiring new management, revising Kelly Russell's business plan and operations, discontinuing sales of certain product lines, eliminating certain distribution channels and substantially reducing its numbers of employees. Notwithstanding these efforts, Kelly Russell has never shown a profit since inception. In their report accompanying Kelly Russell's financial statements included elsewhere herein, Kelly Russell's independent auditors have indicated that the losses suffered by Kelly Russell to date and accumulated deficit raise substantial doubt about Kelly Russell's ability to continue as a going concern. Global One believes that the acquisition of Kelly Russell presents an opportunity for Global One to increase immediately the array of products available to customers of the Company and to enter the sports-related licensed products business through acquisition of Kelly Russell's existing licenses. Additionally, Global One believes that it will be well-positioned to more effectively promote the sale of Kelly Russell's products through Global One's current distribution channels and that the combined operations will result in greater diversification opportunities and enhanced market penetration. However, no assurances can be given that Global One will be able to operate Kelly Russell profitably following the KRSI Merger.

CONCENTRATED CUSTOMER BASE

    The five largest customers of the Company accounted for approximately 30% of consolidated net sales during 1995. Sales to two of those customers, The Musicland Group, Inc. ("Musicland") and K-Mart, each accounted for approximately 10% of net sales during 1995. During the first quarter of 1996, the Company's five largest customers accounted for approximately 42% of consolidated net sales. Two of those customers, Maurice's and Sears, accounted for 15% and 11% of consolidated net sales in the first quarter. The Company does not have long-term contracts with any of its major customers. The termination by one or more of such customers of its relationship with the Company could have a material adverse effect upon Global One. See "Business of The Company -- Sales and Marketing."

DEPENDENCE ON KEY PERSONNEL

    Global One's business will be dependent upon the expertise and services of Joseph C. Angard and Michael A. Malm, its Chairman and Chief Executive Officer and Chief Operating Officer, respectively. Messrs. Angard and Malm have each entered into three-year employment agreements with Global One commencing at the Closing of the Transactions. Under their employment agreements, Messrs. Angard and Malm will be required to devote substantially all of their business time to Global One and are precluded from competing with Global One during the term of the agreements. See "Management of Global One -- Employment Agreements." The loss of the services of either or both of Messrs. Angard and Malm could have a material adverse effect upon Global One.

CONTROL BY EXISTING SHAREHOLDERS


    Immediately after consummation of the Transactions, the OSP Shareholders will own beneficially approximately 50% of Global One's outstanding Common Stock through trusts that will be established by Mr. Angard and Mr. Malm, respectively. It is anticipated that, prior to the Effective Time of the KRSI Merger, the trusts will enter into an agreement pursuant to which the trustee of Mr. Angard's trust will be given a proxy entitling Mr. Angard's trust to vote all of the shares owned by Mr. Malm's trust. Accordingly, acting in concert, the OSP Shareholders will, as a practical matter, have the ability to determine the election of all of Global One's directors and, in general, to determine the outcome of corporate transactions or other matters submitted for stockholder approval, without the approval of Global One's other stockholders. These matters include mergers, consolidations, the sale of all or substantially all of Global One's assets or a change in control of Global One.



NO ASSURANCE OF PUBLIC MARKET



    To date, there has been no trading in the Global One Common Stock. Global One has filed an application to include the Global One Common Stock on the Nasdaq SmallCap Market commencing at the Effective Time. Miller, Johnson & Kuehn, Incorporated ("MJK") has indicated its intention to make a market in the Global One Common Stock on the Nasdaq SmallCap Market, effective upon approval of the Global One Common Stock for quotation on the Nasdaq SmallCap Market. However, there can be no assurance that such application will be approved or that, following the KRSI Merger, an active trading market for the Global One Common Stock will develop or be sustained. In addition, if and to the extent that MJK or another securities firm determines to make a market in the Global One Common Stock, the market maker would be under no obligation to continue to make a market and could discontinue such activity at any time.



POSSIBLE INSUFFICIENCY OF WORKING CAPITAL


    Global One's business strategy provides for further expansion of its business for which additional capital may be required. There can be no assurance that the expansion of the Global One's business will be successfully implemented. In addition, while the Company has been able to establish a working capital line of credit and subordinated debt financing, there can be no assurance that Global One will be able to maintain such relationships or to establish new financing arrangements on satisfactory terms. The inability to obtain necessary working capital could have a material adverse effect on Global One's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company -- Liquidity and Capital Resources."



ANTI-TAKEOVER EFFECT OF UNDESIGNATED PREFERRED STOCK



    Global One's authorized capital consists of 50,000,000 shares of capital stock, of which 30,000,000 shares are designated as Common Stock and 20,000,000 shares are undesignated preferred stock ("Preferred Stock"). Upon completion of the Transactions, Global One will have no outstanding shares of Preferred Stock, and there is no current plan to designate or issue any shares of Preferred Stock. Nevertheless, Global One's Board of Directors has the power to issue any or all of these shares of unissued stock, including the authority to establish the rights and preferences of the unissued Preferred Stock, without shareholder approval. Among other consequences, the power to issue additional stock and to establish separate classes or series of Preferred Stock may, in certain circumstances, deter or discourage take-over attempts and other changes in control of Global One not approved by the Board of Directors of Global One. See "Comparison of the Rights of Holders of Global One Common Stock and Kelly Russell Common Stock -- Global One."


MATERIAL RETURNS OF UNSOLD PRODUCTS

    The Company has accepted product exchanges for credit from its retail accounts on all posters, framed wall decor, buttons and key chains for which there is a paid invoice. The Company obtains a credit on royalties and commissions paid on product exchanges. Exchanges are not accepted from distributors. In general, T-shirts are not returnable, except where the merchandise is flawed. During 1995, the average returns rate was 12%. Management believes that this policy with respect to exchanges for credit ensures that unsuccessful titles will be replaced in a timely manner with titles that may generate current sales. However, no assurances can be given that Global One will not experience material returns in the future or that Global One will be able to replace unsuccessful titles with successful ones, either of which could have a material adverse effect on Global One's results of operations.

                   GENERAL INFORMATION REGARDING THE MEETING

    This Proxy Statement/Prospectus is being furnished to the shareholders of Kelly Russell in connection with the solicitation by the Board of Directors of
Kelly Russell of proxies to be voted at the Meeting to be held on        , 1996.
All information in this Proxy Statement/Prospectus with respect to Kelly Russell has been furnished by Kelly Russell and all information with respect to Global One, the Company and the Global One Subsidiaries has been furnished by the Company.

    At the Meeting, Kelly Russell shareholders will be asked to consider and vote upon the approval of the Merger Agreement, providing for the merger of Kelly Russell with and into KRSI Acquisition, a wholly owned subsidiary of Global One. KRSI Acquisition shall change its name to and conduct its business under the name "Kelly Russell Studios, Inc." A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus.


    THE BOARD OF DIRECTORS OF KELLY RUSSELL HAS UNANIMOUSLY APPROVED THE KRSI MERGER. The Board of Directors of Global One and KRSI Acquisition have each approved the KRSI Merger and the issuance of shares of Global One Common Stock in the KRSI Merger. See "The KRSI Merger, the Reorganization and the Private Placement -- Background of the KRSI Merger and the Reorganization." Applicable Minnesota law requires that Kelly Russell shareholders approve the KRSI Merger.


    Pursuant to the Merger Agreement, upon effectiveness of the KRSI Merger, each two outstanding shares of Kelly Russell Common Stock will be converted into the right to receive one share of Global One Common Stock. In lieu of issuing fractional shares, Global One will issue one additional share of

Global One Common Stock to each holder who would be entitled to receive a fractional share. See "The KRSI Merger, the Reorganization and the Private Placement -- General; -- Conversion of Kelly Russell Common Stock in the KRSI Merger; and -- Exchange of Certificates in the KRSI Merger."



    The close of business on July 19, 1996 (the "Record Date") has been fixed as the Record Date for determination of the holders of Kelly Russell Common Stock who are entitled to notice of and to vote at the Meeting or at any adjournment thereof. Kelly Russell has only one class of capital stock outstanding, Common Stock, $.01 par value per share. As of the Record Date, there were 4,082,373 shares of Kelly Russell Common Stock outstanding held by approximately 127 holders of record. Based on information which Kelly Russell has obtained from its transfer agent, there are approximately 630 shareholders of Kelly Russell Common Stock whose stock is held either in nominee name and/or street name brokerage accounts. The holders of record on the Record Date of shares of Kelly Russell Common Stock are entitled to one vote per share at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Kelly Russell Common Stock entitled to vote shall constitute a quorum for the transaction of business. The affirmative vote of the holders of a majority of the outstanding shares of Kelly Russell Common Stock is required for approval of the KRSI Merger. See "The KRSI Merger, the Reorganization and the Private Placement -- Vote Required to Approve the KRSI Merger."


    A proxy card is enclosed for use by Kelly Russell shareholders. Such shareholders are solicited on behalf of the Board of Directors of Kelly Russell to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS MAY BE DIRECTED TO
            AT THE ADDRESS OR TELEPHONE NUMBER LISTED ON THE COVER OF THIS PROXY STATEMENT/PROSPECTUS.

    All properly executed proxies not revoked will be voted at the Meeting in accordance with the instructions contained therein. Proxies containing no instructions will be voted in favor of approval of the Merger Agreement. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date or, by giving written notice of revocation to an officer of Kelly Russell. Abstentions will be treated as shares present for purposes of determining a quorum for the Meeting but will have the same effect as a vote against approval of the Merger Agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority as to certain shares to vote on the Merger Agreement, those certain shares will not be considered as present at the Meeting with respect to the vote on the Merger Agreement.

    If any other matters are properly presented for consideration at the Meeting, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.


    THE BOARD OF DIRECTORS OF KELLY RUSSELL STUDIOS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. See "The KRSI Merger, the Reorganization and the Private Placement -- Interests of Certain Persons in the KRSI Merger" for a discussion of conflicts of interest that certain directors and members of management have in connection with the KRSI Merger.


    SHAREHOLDERS  SHOULD  NOT SEND  THEIR  STOCK CERTIFICATES  WITH  THEIR PROXY
CARDS.

    In addition to the solicitation of proxies by use of mail, the directors, officers or regular employees of Kelly Russell may, but without compensation other than their regular compensation, solicit proxies personally or by telephone or facsimile. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Each of Kelly Russell and the Company shall pay the expenses and fees of their respective counsel, accountants and financial advisors in connection with the preparation of this Registration

Statement and the Proxy Statement/Prospectus. Kelly Russell and the Company have agreed to share equally all expenses relating to the printing and mailing of this Proxy Statement/Prospectus and the filing of it with the Commission and the costs and fees of the Exchange Agent.

    The mailing  of this  Proxy Statement/Prospectus  to shareholders  of  Kelly
Russell is expected to commence on or about        , 1996.


         THE KRSI MERGER, THE REORGANIZATION AND THE PRIVATE PLACEMENT



    SET FORTH BELOW IS A BRIEF DESCRIPTION OF CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED MATTERS. THIS DESCRIPTION IS COMPLETE IN ALL MATERIAL RESPECTS, BUT SHOULD BE READ IN CONJUNCTION WITH THE MERGER AGREEMENT, WHICH IS ATTACHED HERETO AS APPENDIX A AND IS INCORPORATED BY REFERENCE HEREIN.



GENERAL



    Kelly Russell, Global One, the Company, the OSP Shareholders, and the Global One Subsidiaries have entered into the Merger Agreement, which provides, among other things, that Kelly Russell will at the Effective Time be merged with and into KRSI Acquisition, and immediately prior to the Effective Time the Company will be merged with and into OSP Acquisition and BEx will be merged with and into BEx Acquisition. Promptly after the effective time of the KRSI Merger (the "Effective Time"), KRSI Acquisition, OSP Acquisition and BEx Acquisition will change their respective names to, and conduct their respective businesses under, the names "Kelly Russell Studios, Inc.," "OSP Publishing, Inc." and "The Button Exchange, Inc.," respectively. Each two outstanding shares of Kelly Russell Common Stock will be converted at the Effective Time into the right to receive one share of Global One Common Stock. In addition, each share of OSP Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 3,941.37 shares of Global One Common Stock."



EFFECTIVE TIME OF THE KRSI MERGER AND THE REORGANIZATION



    As soon as practicable after the conditions to consummation of the KRSI Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below (i) certificates of merger will be filed with the Secretaries of State of the States of Delaware and Minnesota, at which time the KRSI Merger will become effective, (ii) certificates of merger will be filed with the Secretaries of State of the States of Delaware and California to effect the OSP Merger and (iii) certificates of merger will be filed with the Secretaries of State of the States of Delaware and Michigan to effect the BEx Merger. It is presently contemplated that the Effective Time will be as soon as practicable after approval of the Merger Agreement at the Meeting.



BACKGROUND OF THE KRSI MERGER AND THE REORGANIZATION


    The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Kelly Russell and Global One. The following is a brief discussion of the background of these negotiations, the KRSI Merger and the Transactions.


    During December 1994, after recording a charge to operations of $1,100,000 and using cash in operating activities in excess of $3,700,000 in 1994, Kelly Russell's Board of Directors hired new management and completely revised Kelly Russell's business plan and operations. See "Kelly Russell Studios, Inc.
Management's Discussion and Analysis of Financial Condition and Results of Operations."


    Although Kelly Russell's operations improved in 1995, anticipated sales and profitability failed to materialize. Kelly Russell's sales improved only nominally while its losses were reduced from $5,216,000 in 1994 to $1,543,000 in 1995. In addition, Kelly Russell used in excess of $2,200,000 of cash in operating activities in 1995.

    In February 1996, Kelly Russell took steps to reduce operating costs through the termination of several employees and limiting the number of sports images it would market. In its Form 10-KSB for

1995, Kelly Russell reported that it had explored various alternatives to generate acceptable revenue growth without success, and that it would need to obtain additional debt or equity financing in order to finance its operations through 1996.

    In September 1995, George Vrabeck, President of Kelly Russell, contacted Joseph Angard, President of the Company, to discuss whether the Company would be interested in being acquired by Kelly Russell. Messrs. Vrabeck and Angard discussed the entertainment and sports licensing industry, exchanged their views on the future direction of entertainment and sports licensing, and then discussed the possible advantages of combining the two businesses. They agreed that it would be prudent for both companies to continue merger discussions.

    In October 1995, Mr. Angard authorized Mr. Vrabeck to contact the Company's financial advisor, Tamarix Capital Corporation ("Tamarix"). Mr. Vrabeck and a representative of Tamarix had a preliminary discussion about the possible combination of Kelly Russell and the Company. Following this discussion, Mr. Vrabeck met with the Board of Directors of Kelly Russell on October 16, 1995 and communicated to the Board of Directors his reasons for instituting the discussions and the extent of the discussions with Mr. Angard and the Company's financial advisor. The reasons presented by Mr. Vrabeck to the Board of Directors as follows:

        1. Kelly Russell could not compete in the entertainment market with the Company because of the Company's licensing capabilities and contacts;

        2. Kelly Russell's ability to expand sales at an acceptable level is limited because it lacked sufficient distribution capabilities;

        3. Kelly Russell's original art concept has a better look, but it is expensive and not sufficiently better than photograph art to prevent imitations;

        4. Because of Kelly Russell's cost structure, it cannot assure profitability in 1996 even with a significant increase in sales;

        5. Kelly Russell will require additional debt or equity funding, or both, to continue operations, and such funding cannot be assured; and

        6. The combination of the Company's marketing, sales and licensing expertise with Kelly Russell's sports licenses should result in a strong sales driven company.

    The Board of Directors authorized Mr. Vrabeck to continue the discussions and agreed to retain Equisource as Kelly Russell's investment banker to provide the Board with a fairness opinion that a merger with The Company would be fair, from a financial point of view, to Kelly Russell shareholders.

    In early November 1995, Mr. Vrabeck went to California to meet with Mr. Angard and to tour the Company's facilities. After inspecting the Company's California facility, Mr. Vrabeck and Mr. Angard discussed the product lines of the Company and Kelly Russell. Mr. Vrabeck suggested to Mr. Angard that Kelly Russell's sport licenses and original art capability together with the Company's entertainment licenses and strong distribution network would result in a combined company uniquely positioned for expansion. Mr. Angard and Mr. Vrabeck agreed that it was in the interest of both companies to continue discussions about a possible combination of the Company and Kelly Russell.

    On November 28, 1995, the Kelly Russell Board of Directors had a meeting at which Kelly Russell's management presented certain financial projections for Kelly Russell. Projections for 1995 and 1996 showed significant losses and negative cash flow. The Board expressed its disappointment with the projections and began discussing alternatives for Kelly Russell to avoid or minimize the impact of the projected losses, including the possible combination of Kelly Russell and the Company. The Board of Directors agreed that Kelly Russell and the Company had definite synergies and that Kelly Russell would have difficulty competing with the Company in the entertainment arena. In

November 1995, representatives of Equisource, Kelly Russell and Kelly Russell's legal counsel visited the Company's California facilities to commence Kelly Russell's due diligence investigation of the Company.

    On December 16, 1995, a representative of Equisource made a presentation to the Kelly Russell Board of Directors regarding the Company's business and indicated that the Company was interested in Kelly Russell's sports licenses and original art, its access to Target stores and its management. Concurrently, representatives of Equisource and Tamarix began to discuss the specific terms of a combination of Kelly Russell and the Company. The Equisource representative explained that the Company has sales of about $40,000,000, entrepreneurial management, strong marketing and had achieved a strong position in the entertainment licensing business. The Equisource representative also reviewed with the Board of Directors the Company's projected results for 1996. If a combination of the Company and Kelly Russell were to occur, the Company proposed that approximately 57% of the combined company would be owned by the OSP Shareholders, approximately 21% would be owned by Kelly Russell shareholders and the remaining 22% of the shares would be sold to new investors. Equisource advised the Kelly Russell Board of Directors that the Company was seeking a binding letter of intent, but the Kelly Russell Board of Directors determined that it was in the interest of both parties to proceed directly to a definitive agreement.

    In December 1995, representatives of Kelly Russell and Equisource met with representatives of Tamarix to negotiate the terms of a combination of Kelly Russell and the Company. On December 27, 1995, the Kelly Russell Board of Directors held a meeting via telephone conference. The Board of Directors reviewed a proposed term sheet for a combination of Kelly Russell and the Company. Extensive discussions took place about proposed warrants, employment agreements, timing, outside financing, the form of a definitive agreement and other matters. Following the discussion, the Board of Directors authorized Equisource to submit the term sheet and, if accepted, to proceed with negotiation of a definitive agreement, subject to Board of Directors and shareholder approval. In late December 1995, representatives of the Company and Tamarix visited Kelly Russell's Minneapolis facilities to inspect the operation and business of Kelly Russell and begin due diligence.

    Through January and early February 1996, Mr. Vrabeck made three trips to the Company's offices in California to continue negotiations and to discuss how the combined companies could cooperate prior to the merger and how they would operate after the merger. In late February 1996, representatives of the Company, Tamarix and the Company's legal counsel and accountants continued the Company's due diligence investigation of Kelly Russell in Minneapolis.

    On February 20, 1996, the Kelly Russell Board of Directors met. Also in attendance at the meeting were representatives of Miller, Johnson & Kuehn, Incorporated ("MJK"). Lower than projected sales from November through February had resulted in a cash shortage for Kelly Russell. The MJK representatives informed the Board of Directors that MJK would be reluctant to provide additional funding to Kelly Russell. The directors expressed their strong concerns about Kelly Russell's financial position and its ability to continue to fund operations. The Board of Directors instructed Kelly Russell management to immediately reduce costs and authorized management to use the Company to assist with sales distribution. The Board of Directors reiterated its interest in moving as quickly as possible to a Merger Agreement.


    In March, 1996, the Equisource representative advised the Board of Directors that the proposed combination of Kelly Russell and the Company was fair, from a financial point of view, to the Kelly Russell shareholders. After further negotiations with representatives of the Company, the parties signed the initial merger agreement. On March 27, 1996, Kelly Russell issued a press release announcing the execution of a merger agreement between Kelly Russell and the Company. Subsequent to such date, the parties reevaluated the planned structure of the resulting entity contemplated in the initial merger agreement and determined that the optimal corporate structure for the parties would be for OSP, BEx and Kelly Russell to operate as wholly-owned subsidiaries of a newly-formed holding company and for each of the corporations to be incorporated in Delaware. Therefore, on May 28, 1996, the Merger Agreement was amended and restated to reflect changes in the structure of the transaction pursuant to which the parties agreed to merge OSP, BEx and Kelly Russell into the Global One Subsidiaries.


    On May 1, 1996, the Board of Directors of Kelly Russell reviewed the final terms of the Merger Agreement with OSP, reviewed in detail the Equisource fairness opinion documentation and ratified and confirmed the initial merger agreement executed by Kelly Russell and OSP on March 27, 1996. On May 22, 1996, by written action, the Kelly Russell Board of Directors reviewed and approved the Merger Agreement.



THE PRIVATE PLACEMENT



    In anticipation of the KRSI Merger and Reorganization, Global One undertook the Private Placement in order to provide additional working capital to Global One and to pay an accrued dividend to OSP Shareholders. The Private Placement is expected to provide to Global One net proceeds of approximately $2.0 million, after paying the $1.75 million dividend, repaying $375,000 of subordinated debt, taking into account the approximately $2.2 million in costs related to the Transactions and paying an additional dividend of approximately $400,000 to permit the OSP Shareholders to pay their respective tax liabilities incurred as a result of OSP's operating results during 1995 and that portion of 1996 prior to Closing.


KELLY RUSSELL REASONS FOR THE KRSI MERGER; RECOMMENDATION OF THE KELLY RUSSELL BOARD OF DIRECTORS


    The Kelly Russell Board of Directors believes that the KRSI Merger is in the best interests of Kelly Russell shareholders and unanimously recommends to its shareholders that they vote FOR approval of the Merger Agreement. See "--Interests of Certain Persons in the KRSI Merger" for a discussion of conflicts of interest that certain directors and members of management have in connection with the KRSI Merger. In reaching these conclusions, the Kelly Russell Board of Directors considered the continuing financial and operation problems affecting Kelly Russell as well as the opportunities presented by the proposed KRSI Merger. The Board of Directors recognized that Kelly Russell has not been able to effectively compete in the entertainment market with the Company because of the Company's licensing capabilities and contacts. Moreover, the Board of Directors reasoned that Kelly Russell's lack of distribution capabilities has hindered its ability to expand sales to an acceptable level. Although Kelly Russell's original art concept results in an attractive product, the Board of Directors concluded that the expense of such products and inability to prevent imitations are disadvantages. The Board of Directors was also concerned about Kelly Russell's ability to continue independent operations given its financial condition. Even with a significant increase in sales, Kelly Russell could not be assured of profitability in 1996 due to its cost structure. Moreover Kelly Russell will require significant additional debt or equity funding, or both, to continue its operations, and the Board of Directors had no assurance that such funding would be available. In light of the foregoing operational and financial difficulties, the Board of Directors concluded that the proposed combination with the Company could provide an attractive alternative for the Kelly Russell's shareholders. The Board of Directors believes that the shareholders will benefit from the synergies that result from the combination of the Company's marketing, sales and licensing expertise with Kelly Russell's sports' licenses. These factors, together with the opinion of Equisource stating that the KRSI Merger is fair, from a financial point of view, to the shareholders of Kelly Russell, are the key reasons underlying the Board of Directors' decision to approve the transaction and recommend that shareholders approve as well. See "-- Kelly Russell's Financial Advisors" and "Market Price of and Dividends on OSP Common Stock, Global One Common Stock and Kelly Russell Common Stock."



THE COMPANY'S REASONS FOR THE KRSI MERGER AND REORGANIZATION


    The Company's management believes that the Company is the largest domestic publisher and distributor of licensed posters. In addition, the Company develops, publishes and distributes an extensive product line of novelty and gift items, including framed and unframed wall decor, buttons, key chains, stickers, movie scripts, T-shirts and hats, all of which are licensed products. Currently, the Company's only significant involvement in the sports-related licensed products industry consists of distributing other licensee's posters. The Company believes that expansion of this segment of the market into publication and distribution of its own licensed products represents a significant business opportunity and is a natural complement to the Company's existing product lines.

    The Company believes that the KRSI Merger presents the opportunity to combine the complementary product lines of the existing businesses of the Company and Kelly Russell. The KRSI Merger will enable Global One to increase immediately the array of products available to customers and to enter the sports-related licensed products business through acquisition of Kelly Russell's existing licenses. Additionally, the Company believes that Global One will be well-positioned to more effectively promote the sale of Kelly Russell's products through the Company's current distribution channels, and that the combined operations will result in greater diversification opportunities and enhanced market penetration. The Company believes that the shareholders of the Company and Kelly Russell will benefit from the synergies achieved as a result of using the Company's existing distribution channels to market the sports and entertainment products that Kelly Russell licenses. Kelly Russell's current shareholder base will also enable Global One to achieve more immediate and widespread dissemination of the Global One Common Stock as Global One positions itself for future growth as a public company.


    The Company is undertaking the Reorganization principally in connection with the KRSI Merger. The Company believes, in light of the KRSI Merger, that the reincorporation of OSP and BEx as Delaware corporations and the organization of these companies and Kelly Russell as wholly-owned subsidiaries of Global One affords the combined entities with an advantageous corporate structure and additional flexibility to manage future growth and transactions, compared with a combination of these companies into one surviving entity. However, Global One will in the future continue to evaluate such structure and whether it would be more favorable to reorganize or combine one or more of its subsidiaries.


OPERATIONS AND MANAGEMENT AFTER THE TRANSACTIONS

    Global One's business strategy is to generate revenue and earnings growth through successful additional market penetration with existing products, acquisitions and the introduction of new product lines which complement and supplement existing product lines that can be sold through the Company's current channels of distribution. See "Business of The Company -- Business Strategy." Following the Transactions, Global One will conduct its business through its wholly owned subsidiaries: OSP Publishing, Inc., Kelly Russell Studios, Inc., BEx Corp. and OSP Publishing, Inc.'s majority-owned subsidiary, Stanley DeSantis, Inc. It is anticipated that additional subsidiaries may be added as a result of future acquisitions of other companies and/or product lines that are consistent with Global One's business and growth strategy. Global One may conduct its various businesses either through operating subsidiaries of Global One or through separate operating divisions of Global One or its subsidiaries.

    The Merger Agreement provides that, immediately after the Effective Time, the directors of Global One shall be Joseph C. Angard, Michael A. Malm, Mark S. Hauser and Thomas R. King. The Merger Agreement further provides that, immediately after the Effective Time, the officers of Global One shall be the initial officers of Global One, plus George J. Vrabeck, who shall serve as Executive Vice President. Joseph C. Angard will serve as Chairman of the Board, Chief Executive Officer and President of Global One; Michael A. Malm will serve as Chief Operating Officer of Global One and President of OSP; Stanley J. DeSantis will serve as President of SDI; Christopher B. Lucas will serve as Vice President-Finance and Chief Financial Officer of Global One; and Michael Berin will serve as Vice President for Sales of OSP. Messrs. Angard, Malm, Vrabeck and DeSantis will enter into employment agreements at or prior to the Effective Time of the KRSI Merger on the terms described under "Management of Global One -- Employment Agreements."

KELLY RUSSELL'S FINANCIAL ADVISORS

    Kelly Russell has retained Equisource to provide an opinion to the Board of Directors as to the fairness of the consideration to be received by the Kelly Russell shareholders in connection with the

KRSI Merger. Equisource is an investment banking firm continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, sales of securities, and valuation for estate, corporate and other purposes. Equisource was selected by Kelly Russell on the basis of its familiarity with the industry in which Kelly Russell and the Company operate.


    As described  above  under  "--  Background  of  the  KRSI  Merger  and  the
Reorganization," a representative of Equisource assisted Kelly Russell in negotiating the terms of the KRSI Merger and in evaluating the Company as a merger candidate. In March 1996, Equisource preliminarily advised Kelly Russell's Board of Directors that, subject to completion of its formal analysis supporting the merger terms, Equisource believed that the consideration to be received in the KRSI Merger is fair to the Kelly Russell shareholders from an financial point of view. In April 1996, Equisource delivered to the Board members a Confidential Memorandum setting forth the methodology employed to support its opinion together with information supporting the opinion. On May 28, 1996 Equisource delivered to the Board of Directors Equisource's written opinion. A copy of the May 28, 1996 opinion is attached as Appendix B to this Proxy Statement/Prospectus.



    No limitations were imposed on Equisource with respect to the scope of its investigation. Equisource relied, without independent verification, upon the accuracy, completeness and fairness of all the financial and other information provided by Kelly Russell and the Company or otherwise made available to Equisource for purposes of its opinion. Equisource did not make an independent appraisal of the assets of Kelly Russell or the Company and does not express any opinion regarding the liquidation value of Kelly Russell or the Company. In addition, Equisource does not express any opinion with respect to the Private Placement or the Reorganization to be completed as a condition to the Closing of the KRSI Merger.


    For purposes of its opinion, Equisource reviewed: (i) the initial merger agreement and the Merger Agreement; (ii) historical financial statements of Kelly Russell and the Company; (iii) certain financial and operating information for the Company, including forecasts provided by the Company; (iv) certain financial and operating information relating to Kelly Russell, including forecasts internally provided by Kelly Russell's management; (v) public market price information and trading volumes for the Kelly Russell Common Stock from March 31, 1994 to April 3, 1996; (vi) the operating results, financial condition and market performance of various companies with publicly traded stock which Equisource deemed to be engaged in businesses similar to Kelly Russell and the Company; and (vii) such other information, analyses, investigations and financial, economic and market criteria as Equisource deemed relevant. With respect to the financial forecasts for the Company and Kelly Russell provided by the Company's and Kelly Russell's managements, upon their advice, Equisource assumed for purposes of its opinion that such forecasts were reasonably prepared reflecting the best available estimates and judgments of the Company's and Kelly Russell's managements as to the future performance of the respective companies, and that they form a reasonable basis upon which Equisource could form its opinion. Neither the Company nor Kelly Russell publicly discloses internal management forecasts of the type provided to Equisource in connection with Equisource's review of the proposed transaction and such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Equisource has assumed no liability for such forecasts.

    In conducting the review and in performing the analyses described below, Equisource did not attribute any particular weight to any information or analysis considered by it but rather made qualitative judgements as to the significance and relevance of each factor and analysis. Accordingly, Equisource believes that the information reviewed and the analysis conducted must be considered as a whole and that considering any portion of such information or analysis without considering all of such information and analysis could create a misleading or incomplete view of the process underlying the opinion.

    RELEVANCE OF KELLY RUSSELL MARKET PRICES. Equisource reviewed Kelly Russell market prices in light of Kelly Russell's historical performance and conducted discussions with management regarding projected performance, working capital shortages and the value of licenses held by Kelly Russell. Based largely on Kelly Russell's inability to continue operations without additional financing and subjective determinations as to the value of the licenses held by Kelly Russell, Equisource estimated Kelly Russell's value apart from the proposed KRSI Merger at approximately $2 million to $4 million, substantially less than the approximately $10 million value implied by the public trading price of $2.44 per share on the day preceding the public announcement of the KRSI Merger. Equisource believes that the difference between its valuation and the public market valuation is due in part to Equisource's consideration of projections and other financial information not available to the public. In addition, because the volume of trading in Kelly Russell's stock in the public market is limited and is conducted largely by one market-maker, the public market may be inefficient in arriving at an accurate value of Kelly Russell's stock. For these reasons, Equisource concluded that quoted market prices for Kelly Russell Common Stock did not provide a valid basis for determining the fairness of the proposed transaction to Kelly Russell shareholders.



    CONCURRENT PRIVATE PLACEMENT. The Merger Agreement provides that the obligations of Kelly Russell and the Company under the Merger Agreement are subject to the condition, among others, that Global One shall have completed the Private Placement with gross proceeds of at least $6,000,000. Global One has received subscriptions from a limited number of accredited investors to acquire $6,756,351 (4,504,234 shares) of Global One Common Stock at a price of $1.50 per share. In the KRSI Merger, each Kelly Russell shareholder will receive one share of Global One Common Stock for every two shares of Kelly Russell Common Stock. Using the price paid for each share of Global One Common Stock subscribed for in the Private Placement, the Kelly Russell Common Stock currently outstanding would have an assumed value of $0.75 per share. In comparison, on March 26, 1996, the last business day immediately preceding the public announcement of the KRSI Merger, the closing sale price for Kelly Russell Common Stock as reported on the Nasdaq SmallCap Market was $2.44 per share.



    VALUATION ANALYSIS. Equisource reviewed financial and stock market information for certain publicly traded companies operating in industries similar in certain respects to the business of Kelly Russell or the Company. From this review, Equisource selected multiples ranging from 15 to 20 for use in capitalizing the earnings of the Company and the surviving company of the KRSI Merger. The earnings used in these calculations were historical earnings for 1995 and management's estimates for 1996 and 1997. The estimates of future earnings were discounted to present value at a rate of 30% to reflect the risk associated with the business. Equisource used these earnings, multiples and discount rates to develop valuations of the Company which ranged from approximately $17 million to $27 million. Kelly Russell shareholders will receive approximately 15.7% of Global One's outstanding Common Stock in connection with the KRSI Merger, representing approximately $0.65 to $1.03 per share of currently outstanding Kelly Russell stock.


    Based on its analysis, Equisource concluded that the consideration offered to Kelly Russell shareholders in connection with the KRSI Merger is fair from a financial point of view to the Kelly Russell shareholders. Equisource believes its analysis supports this conclusion even at the lower valuations established by its analysis due to the difficult financial position of Kelly Russell when considered apart from the proposed transaction.


    On October 16, 1995, Kelly Russell entered into Financial Advisory Agreement with Equisource that required payment of a non-reimbursable retainer of $15,000 which was paid on execution of the agreement and also provided for payment of a fee to Equisource contingent upon the closing of a transaction described therein. Upon the Closing, Equisource will be paid a fee of $365,000. In addition to the cash fee, Equisource will receive warrants for the purchase of up to 275,000 shares of Global One Common Stock at an exercise price of $1.50 per share.

    Since Equisource is entitled to a substantial fee contingent upon the Closing of the KRSI Merger, Equisource's determination as to the fairness of the KRSI Merger to the Kelly Russell shareholders may have been influenced by the financial advantages to Equisource which would result from the Closing of the KRSI Merger. A completely objective financial advisor may have made different assumptions or conducted a different analysis than those made or conducted by Equisource and may have reached different conclusions. Nevertheless, the Board of Directors of Kelly Russell believes that shareholders may rely on the Equisource fairness opinion because the Board believes that the analysis set forth in such opinion is reasonable and persuasive. Factors considered by the Board in reaching this determination include, but are not limited to, Equisource's use of multiples consistent with those applicable to publicly-traded companies deemed similar to the Company, Equisource's use of discount rates which the Board judged to be reasonable given the risks associated with the Company's business, Equisource's use of valuation methods which the Board considered appropriate and the expertise and reputation of Equisource.


VOTE REQUIRED TO APPROVE THE KRSI MERGER

    Approval of the KRSI Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Kelly Russell Common Stock. Each holder of Kelly Russell Common Stock outstanding as of the Record Date is entitled to one vote for each share held. On the Record Date, there were 4,082,373 shares of Kelly Russell Common Stock outstanding. Of such shares, 477,166 shares (approximately 10.7% of the outstanding shares of Kelly Russell Common Stock) are held by directors and executive officers of Kelly Russell, all of whom have indicated they plan to vote in favor of approval of the Merger Agreement.

CONVERSION OF KELLY RUSSELL COMMON STOCK IN THE KRSI MERGER


    At the Effective Time, each two shares of Kelly Russell Common Stock issued and outstanding immediately prior thereto, will be automatically converted into the right to receive one share (the "Conversion Ratio") of Global One Common Stock. The total number of Global One shares issuable to Kelly Russell shareholders in the KRSI Merger will represent approximately 15.7% of the approximately 12,993,509 shares of Global One Common Stock that will be outstanding after consummation of the KRSI Merger, assuming no Kelly Russell shareholders dissent from the KRSI Merger, no effect is given to options and warrants to be outstanding after the KRSI Merger, and no outstanding options or warrants to acquire shares of the Common Stock of the Company ("OSP Common Stock") or Kelly Russell Common Stock are exercised or canceled prior to the Effective Time.


TREATMENT OF KELLY RUSSELL OPTIONS AND WARRANTS


    After the Effective Time, all of the options and warrants to purchase Kelly Russell Common Stock will continue to have and be subject to substantially the same terms and conditions, except that (i) each such option and warrant will become fully vested and be exercisable for that number of shares of Global One Common Stock which equals the number of shares of Kelly Russell Common Stock covered by such option and warrant immediately prior to the Effective Time divided by two (2) and rounded up to the nearest whole number; and (ii) the exercise price per share under each such option and warrant shall equal the exercise price before the KRSI Merger multiplied by two (2) and rounded to the nearest cent.



CONVERSION OF OSP COMMON STOCK AND WARRANTS IN THE REORGANIZATION



    The OSP Merger and the BEx Merger will be effected immediately prior to the Effective Time of the KRSI Merger. Each share of OSP Common Stock issued and outstanding at the effective time of the OSP Merger will be converted into the right to receive the number of shares of Global One Common Stock equal to the Exchange Ratio. The Exchange Ratio means the number determined by dividing the sum of (a) fifty percent (50%) of the amount of fully diluted Kelly Russell shares plus (b) the amount of Global One Common Stock issued in the Private Placement not in excess of 4,000,000, by the sum of (y) the number of shares of OSP Common Stock outstanding immediately prior to the Effective Time and (z) the number of shares of OSP Common Stock that would be issued immediately prior to the Effective Time if all the outstanding warrants, options and any other rights to acquire OSP Common Stock were exercised at such time. Each share of BEx Common Stock issued and outstanding at the effective time of the BEx Merger will be canceled and cease to be outstanding. All of the outstanding rights to purchase OSP Common Stock outstanding at the effective time of the OSP Merger will be converted into the right to acquire shares of Global One Common Stock substantially on the same terms and conditions according to the above formula.



    Pursuant to the above formula, at the Effective Time, it is anticipated that the Exchange Ratio will be 3,941.374 (based on 1,636 shares of OSP Common Stock outstanding immediately prior to the Effective Time), and therefore of the approximately 12,993,509 shares of Global One Common Stock that will be outstanding after consummation of the KRSI Merger, 6,448,088 shares or 49.6% will be held by the OSP Shareholders, 2,041,187 shares or 15.7% will be held by the Kelly Russell shareholders, and 4,504,234 shares or 34.7% will be held by the investors in the Private Placement, assuming that no Kelly Russell shareholders dissent from the KRSI Merger, no effect is given to options and warrants to be outstanding after the KRSI Merger, and no outstanding options or warrants to acquire shares OSP Common Stock or Kelly Russell Common Stock are exercised or canceled prior to the Effective Time.


TREATMENT OF COMMON STOCK, OPTIONS AND WARRANTS OF GLOBAL ONE FOLLOWING THE KRSI MERGER

    Each share of Global One Common Stock issued and outstanding immediately prior to the Effective Time of the KRSI Merger will remain outstanding. There are no Global One options and warrants outstanding.

EXCHANGE OF CERTIFICATES IN THE KRSI MERGER

    As soon as possible after the Effective Time, Norwest Bank National Association (the "Exchange Agent") will mail a letter of transmittal to each holder of record of Kelly Russell Common Stock which evidenced outstanding shares of Kelly Russell immediately prior to the Effective Time. The letter of transmittal will include instructions regarding the surrender of certificates representing shares of Kelly Russell Common Stock in exchange for certificates representing shares of Global One Common Stock. Upon surrender to the Exchange Agent of one or more Kelly Russell Common Stock certificates from the record holder, the Exchange Agent shall deliver to such holder one or more certificates representing the appropriate number of Global One shares of Common Stock such holder has the right to receive pursuant to the KRSI Merger.

    No Common Stock certificates representing fractional shares of Global One Common Stock will be issued and no Global One dividend, stock split or interest will relate to any fractional share. No fractional share interests will entitle the owner thereof to vote or to any rights of a shareholder. In lieu of any such fractional share, each holder who would be entitled to receive a fractional share shall receive one additional share of Global One Common Stock. KELLY RUSSELL SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED BY THEM. After the Effective Time and until surrendered as provided above, Kelly Russell Common Stock certificates will be deemed to represent only the right to receive Global One Common Stock. The holder of certificates will not be entitled to receive dividends or any other distributions from Global One until such Certificates are so surrendered.


CONDUCT OF BUSINESS PENDING THE KRSI MERGER AND THE REORGANIZATION


    Pursuant to the Merger Agreement, Kelly Russell, the Company, Global One and the Global One Subsidiaries have agreed that, prior to the Effective Time, each will carry on its respective businesses in the ordinary course consistent with past practice, use its reasonable best efforts to preserve intact its present business organization and relationships with third parties and keep available the services of its present officers and employees.

    In addition,  Kelly Russell,  the Company,  Global One  and the  Global  One
Subsidiaries have each agreed that, except as contemplated by the Merger Agreement, prior to the Effective Time each will not, directly or indirectly, do any of the following without the prior written consent of the other: (i) amend its articles of incorporation, certificate of incorporation, bylaws or other comparable charter or organizational documents; (ii) declare, set aside or pay any dividends or make any distributions in respect of any of its capital stock; except the Company may declare a distribution to the OSP Shareholders in the sum of $1,750,000 and an additional amount anticipated to be approximately $400,000 for the payment of the OSP Shareholders' tax liability for fiscal year ended December 31, 1995 and for the period from January 1, 1996 through the Effective Time of the KRSI Merger; (iii) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or any corporation or other business organization or division thereof, or (b) any assets that are material individually or in the aggregate to each of them, other than in the ordinary course of business; (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or dispose of any properties or assets; (v) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities, guarantee any debt securities of another person, enter into a "keep well" or other agreement to maintain any financial statement condition of another person or make any other loans or capital contribution or investments in any other person, other than to their respective businesses or employees in accordance with past practice; (vi) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000; (vii) make any material tax election or settle or compromise any material tax liability; (viii) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which each is a party; (ix) except in the ordinary course of business, modify, amend or terminate any material contracts or agreements to which each is a party or waive, lease or assign any material rights or claims; (x) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of any of its products or products licensed by it, except in the ordinary course of business; (xi) except as required to comply with applicable law, or as contemplated by the Merger Agreement adopt, enter into, terminate or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust arrangement or fund for the benefit or welfare of any director, officer or current or former employee, or increase in any manner the compensation or benefits of, or pay any bonus to, any director, officer or employee, except in the normal course of business, or pay any benefit not provided under a employee benefit plan, or grant any awards under bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including the grant of stock options) or take any action to fund or in any way secure the payment of compensation or benefits under any employee plan, contract or employee benefits plan; (xii) make any change in any method of accounting, accounting practice or policy, other than required by generally accepted accounting principles; or (xiii) authorize any of, or commit or agree to take any of the foregoing actions.



CONDITIONS TO CONSUMMATION OF THE KRSI MERGER AND THE REORGANIZATION



    The respective obligations of Kelly Russell and KRSI Acquisition to consummate the KRSI Merger are subject to satisfaction at or prior to the Effective Time of a number of conditions, including, but not limited to, the following, any or all of which may be waived by mutual agreement by both parties, in whole or in part, to the extent permitted by applicable law: (i) the approval by the Kelly Russell shareholders of the Merger Agreement; (ii) the closing by Global One of the Private Placement of its Common Stock raising at least $6,000,000 in gross proceeds; (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by any governmental entity shall have been filed, expired or been obtained; (iv) the Registration Statement on Form S-4 pertaining to the KRSI Merger shall have been declared effective by the Securities and Exchange Commission; (v) the consummation of the KRSI Merger and any other transaction contemplated by the KRSI Merger shall not be prohibited by any injunction or order of a court and there shall not have been any action taken that makes consummation of the KRSI Merger illegal; and (vi) no action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated, or issued or deemed applicable to any part of the KRSI Merger by any governmental entity which would make the consummation of the KRSI Merger illegal or render Kelly Russell or Global One unable to consummate the KRSI Merger.

    The separate obligation of Kelly Russell to consummate the KRSI Merger is also subject to the satisfaction of a number of additional conditions, including the following, any or all of which may be waived by Kelly Russell in its sole discretion: (i) each of the representations and warranties of Global One, BEx, the Company and the OSP Shareholders contained in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing, as though made as of the Closing; (ii) Global One, the Company and BEx shall have performed or complied in all material respect with all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the Effective Time; (iii) Global One, the Company and BEx shall have obtained or received consents, approvals and authorizations from certain licensors and other third parties; and (iv) Kelly Russell shall have received a fairness opinion from Equisource to the effect that the KRSI Merger and other transactions contemplated in the Merger Agreement are fair to the shareholders of Kelly Russell from a financial point of view.



    The respective obligations of the Company and BEx to consummate the KRSI Merger are subject to the satisfaction of a number of conditions, including but not limited to the following, any or all of which may be waived by the Company and BEx in their sole discretion: (i) each of the representations and warranties of Kelly Russell contained in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing, as though made as of the Closing; (ii) Kelly Russell shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by Kelly Russell on or prior to the Closing; (iii) Kelly Russell shall have obtained or received consents, approvals and authorizations from certain licensors and other third parties; and (vi) the Company shall have received a letter from Kelly Russell's independent auditors or legal counsel with respect to the number of shares of Kelly Russell Common Stock authorized for issuance in the Kelly Russell's minutes and the number of shares of Kelly Russell Common Stock subject to options and warrants to purchase them.


AMENDMENT, WAIVER AND TERMINATION OF THE MERGER AGREEMENT

    Any of the terms and conditions of the Merger Agreement may be amended by written agreement of the parties at any time before or after approval of the Merger Agreement by Kelly Russell shareholders; provided, however, that no amendment may be made to the Merger Agreement attached hereto as Appendix A, that would reduce the amount or change the type of consideration received by the shareholders of Kelly Russell or the Company upon consummation of the KRSI Merger, without shareholders' approval.

    At any time prior to the Effective Time, Kelly Russell, Global One, the Company, the OSP Shareholders and the Global One Subsidiaries may: (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any agreement or condition contained in the Merger Agreement. Agreements to extensions or waivers must be in writing.

    The Merger Agreement may be terminated at any time prior to the Effective Time; either before or after approval of the Merger Agreement by Kelly Russell shareholders: (a) by mutual written consent of Kelly Russell and the Company;
(b) by Kelly Russell or the Company, (i) if for any reason, the Effective Time has not occurred by August 31, 1996, or (ii) if any law makes consummation of the KRSI Merger illegal or prohibited, or (iii) if a court or government entity issues an order, decree or ruling prohibiting the KRSI Merger and such order, decree or ruling became final and unappealable; (c) by Global One, (i) if Kelly Russell's Board of Directors withdraws, modifies or changes its recommendation of the KRSI Merger, (ii) Kelly Russell receives an unsolicited competing proposal or tender offer or exchange offer for 25% or more of Kelly Russell outstanding shares and its Board of Directors, either fails to terminate discussions with the proposal maker, accepts or takes no position with respect to such proposal or offer, or (iii) any person or group acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of the then outstanding shares of Kelly Russell; (d) by

Kelly Russell, if its Board of Directors shall have recommended to its shareholders a competing proposal; (e) by either Kelly Russell or the Company, if the Kelly Russell shareholders shall have failed to approve the KRSI Merger and Merger Agreement; or (f) by the Company or Kelly Russell upon a material breach of any representation, warranty, covenant, or agreement on the part of the other set forth in the Merger Agreement which has not been cured or is not curable by August 31, 1996.


    Under certain circumstances, Kelly Russell may become obligated to pay liquidated damages in the amount of $250,000 to the Company. Such circumstances include: (i) the Effective Time has not occurred on or before August 31, 1996 as a result of material breach of the Merger Agreement by Kelly Russell; or (ii) the failure of Kelly Russell shareholders to approve the KRSI Merger. In the event the Company receives such liquidated damages, the Company, the OSP Shareholders, Global One and the Global One Subsidiaries may not pursue any other remedies or law or equity against Kelly Russell. Kelly Russell has delivered to the Escrow Agent $125,000 and is obligated to deliver the Escrow Agent an additional $125,000, pursuant to an escrow agreement providing for the delivery of such funds to the Company in the event the circumstances listed above should occur. See "-- Limitation on Negotiations."


EXPENSES AND FEES

    Fees and expenses and out-of-pocket expenses incurred by Kelly Russell, the Company and Global One will be borne by the party that incurs such expenses. Additionally, all costs and expenses related to printing, filing and mailing the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus shall be borne equally by Kelly Russell and the Company.

REPRESENTATION AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the parties thereto. The Company, Global One and the Global One Subsidiaries jointly and severally represent and warrant as to (i) their corporate organization, standing and power; (ii) their respective subsidiaries; (iii) their respective authority to execute and deliver the Merger Agreement and its enforceability with respect to the Company, Global One and the Global One Subsidiaries; (iv) the absence of the need of the Company, Global One and the Global One Subsidiaries to obtain approval or consent by any governmental entity; (v) the non-contravention of any articles or by-laws of the Company, Global One and the Global One Subsidiaries, any law, judgment or decree, or a breach or violation of any agreement, license or creation of any lien on any assets of the Company, Global One and the Global One Subsidiaries as a result of their execution of the Merger Agreement; (vi) its capitalization; (vii) the accuracy of the Company's financial statements, and books and records; (viii) the disclosure of material transactions among Global One, the Company and the Global One Subsidiaries and their affiliates and subsidiaries; (ix) the conduct of the Company's business in the ordinary course, and the absence of certain changes since December 31, 1995;
(x) pending or threatened litigation; (xi) payment of taxes; (xii) ownership of particular assets; (xiii) the absence of certain labor disputes; (xiv) existence of certain employee benefit plans and compliance with applicable laws; (xv) the possession of all required licenses and permits and compliance by the Company, Global One and the Global One Subsidiaries with applicable laws; (xvi) existence and fees of brokers, finders and investment bankers employed by the Company, Global One or the Global One Subsidiaries; (xvii) the required vote of the OSP Shareholders necessary to approve the KRSI Merger; (xviii) environmental matters; (xix) the existence and enforceability of the Company's, Global One's and Global One's Subsidiaries and their respective subsidiaries' intellectual property; (xx) the enforceability and validity of material agreements and the absence of defaults under such agreements; and (xxi) insurance. The OSP Shareholders jointly and severally make representations and warranties to (i),
(iii), (vi), (ix), (x), (xvii) and (xviii) above.

    The Merger Agreement includes representations and warranties by Kelly Russell as to (i) its corporate organization, standing and power; (ii) its authority to execute and deliver the Merger Agreement and its enforceability with respect to Kelly Russell; (iii) the absence of the need of Kelly

Russell to obtain approval or consent by any governmental entity; (iv) the non-contravention of any articles or by-laws of Kelly Russell any law, judgment or decree, or a breach or violation of any agreement, license or creation of any lien on any assets of Kelly Russell as a result of Kelly Russell's execution of the Merger Agreement; (v) its capitalization; (vi) the accuracy of Kelly Russell's financial statements, information contained in certain filings by Kelly Russell with the SEC, and books and records; (vii) the disclosure of material transactions among Kelly Russell and its affiliates; (viii) the conduct of Kelly Russell's business in the ordinary course, and the absence of certain changes since December 31, 1995; (ix) pending or threatened litigation; (x)
payment of taxes; (xi) ownership of particular assets; (xii) the absence of certain labor disputes; (xiii) existence of certain employee benefit plans and compliance with applicable laws; (xiv) the possession of all required licenses and permits and compliance by Kelly Russell with applicable laws; (xv) existence and fees of brokers, finder and investment bankers employed by Kelly Russell;
(xvi) the required vote of Kelly Russell shareholders necessary to approve the KRSI Merger; (xvii) environmental matters; (xviii) the existence and enforceability of Kelly Russell's intellectual property; (xix) the enforceability and validity of material agreements and the absence of defaults under such agreements; and (xx) insurance.


INTERESTS OF CERTAIN PERSONS IN THE KRSI MERGER


    EMPLOYMENT AGREEMENT WITH CERTAIN EXECUTIVE OFFICERS


    Mr. Vrabeck will enter into an employment agreement with Global One which provides for the commencement of an employment relationship with Global One immediately after the Effective Time (the "Vrabeck Employment Agreement"). Under the terms of the Vrabeck Employment Agreement, Mr. Vrabeck will provide full-time services to Global One as Executive Vice President for a three (3) year term beginning at the Effective Time. During the period of Mr. Vrabeck's employment, Global One shall pay him an initial base salary of $200,000, plus a bonus equal to $25,000 annually and additional bonus of up to $25,000 annually if he attains certain performance targets established by the Global One Board. In addition, Global One shall issue to Mr. Vrabeck, options to purchase 300,000 shares of Common stock of the Company at $1.50 per share. Mr. Vrabeck shall also be entitled to an automobile allowance, annual vacation, health and disability insurance provided by Global One. If Mr. Vrabeck is terminated without cause during the term of his employment, Mr. Vrabeck shall be provided a severance payment in the amount of his base salary, plus his prorated guaranteed bonus amount, continuous health insurance coverage during the remaining term of the Employment Agreement and immediate vesting of all unvested stock options granted to him. Mr. Vrabeck will retain his current options to purchase up to 200,000 shares of Kelly Russell Common Stock which at the Effective Time shall be converted into options to purchase 100,000 shares of Global One Common Stock. See "-- Treatment of Kelly Russell Options and Warrants."


    Global  One has also agreed to  enter into employment agreements with Joseph
C. Angard, Michael A. Malm and  Stanley DeSantis. See "Management of Global  One
- -- Employment Agreements."

    SERVICE AS A MEMBER OF GLOBAL ONE'S BOARD OF DIRECTORS


    Thomas R. King has served as a director of Kelly Russell since March 1995 and Mr. King is a shareholder of Fredrikson & Byron, P.A., which has served as legal counsel to Kelly Russell, including legal matters in connection with the KRSI Merger. Immediately after the Effective Time, Mr. King will become a director of Global One. As a director of Global One, Mr. King will be paid an annual retainer of $5,000, plus $1,500 per board or committee meeting attended, and annually will receive options to purchase 5,000 shares of Global One Common Stock at an exercise price of $1.50 per share.


    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that prior to the Effective Time, Kelly Russell shall obtain directors' and officers' insurance coverage to provide coverage of the Company's and Global One's officers and directors with respect to claims that may be asserted by Kelly Russell shareholders or creditors arising in connection with the KRSI Merger.

    Global One and its shareholders agree to keep in effect the provisions in Global One's by-laws with respect to exculpation of director and officer liability and indemnification to the fullest extent permitted under Delaware law. Global One agrees to obtain directors' and officers' insurance that will provide for a minimum of $5 million of coverage for any claim.

    Also, at the Effective Time, Global One shall enter into indemnification agreements with each person who is a director or officer of Kelly Russell and the Company immediately prior to the Effective Time, for the purpose of indemnifying such person to the fullest extent permitted by Delaware law.

    AGREEMENTS WITH KELLY RUSSELL SHAREHOLDERS


    Global One entered into a Placement Agent Agreement with MJK dated May 17, 1996. Pursuant to the Placement Agent Agreement, MJK served as an agent of Global One in connection with the Private Placement, the successful completion of which is a condition to consummation of the KRSI Merger. At the Closing, assuming that all subscription proceeds are received by Global One, MJK will receive commissions in the amount of $610,635 and warrants to purchase 407,090 shares of Global One Common Stock at $1.50 per share, as well as reimbursement of its legal expenses in an amount estimated to be not more than $10,000. D.B. Johnson, a principal shareholder of Kelly Russell, is an affiliate of MJK. See "Business of Kelly Russell Studios, Inc." and "Principal Shareholders and Management of Kelly Russell -- Certain Relationships and Related Transactions."


LIMITATION ON NEGOTIATIONS


    The Merger Agreement provides that Kelly Russell, the Company and Global One shall not and their respective officers, directors, agents and affiliates shall not directly or indirectly solicit, encourage or authorize any inquiry, proposals, offer or possible offer from any person relating to any merger, consolidation, or other combination, acquisition or purchase of all or a substantial portion of the assets of, or any equity interest in, Kelly Russell, the Company or Global One: however, Kelly Russell may under certain conditions, including receipt of a written opinion of legal counsel to Kelly Russell stating that the Kelly Russell Board of Directors has a fiduciary obligations to do so, provide any person with information, assistance or negotiate with such person a proposal, offer or possible offer. In the event that the Board of Directors of Kelly Russell withholds or modifies its recommendation to its shareholders, the KRSI Merger is not consummated and Kelly Russell enters into an agreement to consummate a competing transaction within one year after the Board's withdrawal or modification, Kelly Russell shall pay the Company $500,000 in cash, including the $250,000 held in escrow as liquidated damages. See "-- Amendment, Waiver and Termination of the Merger Agreement."


RESALE OF GLOBAL ONE COMMON STOCK

    The Global One Common Stock issued pursuant to the KRSI Merger will be freely transferable under the Securities Act, except for shares issued to any Kelly Russell shareholder who may be deemed to be an affiliate (an "Affiliate") of Kelly Russell and/or Global One for purposes of Rule 145 under the Securities Act. Affiliates would include persons (including executive officers and directors) who control, are controlled by, or are under common control with (i) Global One or Kelly Russell at the time of the Meeting or (ii) Global One at or after the Effective Time.

    Rule 145 promulgated by the SEC under the Securities Act restricts the sale of Global One Common Stock received in the KRSI Merger by Affiliates and certain of their family members and related parties. Generally, during the two years following the Effective Time, Affiliates of Kelly Russell, provided they are not Affiliates of Global One, may publicly resell Global One Common Stock received by them in the KRSI Merger, subject to certain limitations as to the amount of Global One Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of Kelly Russell who are not Affiliates of Global One may resell their shares without such restrictions so long as there is adequate current public information with respect to Global One as required by Rule 144. Persons who become Affiliates of Global One prior to, at or after the Effective Time may publicly resell the Global One Common Stock received by them in the KRSI Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

The ability of Affiliates to resell shares of Global One Common Stock received in the KRSI Merger under Rule 144 or 145 as summarized herein generally will be subject to Global One having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Global One Common Stock received in the KRSI Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF GLOBAL ONE COMMON STOCK RECEIVED BY PERSONS WHO MAY BE DEEMED TO BE AFFILIATES OF GLOBAL ONE OR KELLY RUSSELL.


ACCOUNTING TREATMENT OF THE KRSI MERGER


    The KRSI Merger will be treated as a "purchase" for accounting and financial reporting purposes. Global One will allocate the purchase price based on the fair value of the assets acquired and the liabilities assumed. Goodwill arising from the KRSI Merger is expected to be amortized over 10 years. The Reorganization will be treated as a "pooling" for accounting and financial reporting purchases.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    THE FOLLOWING DISCUSSION DOES NOT CONSTITUTE TAX ADVICE TO ANY PERSON. THE DISCUSSION IS GENERAL IN NATURE. IT DEALS ONLY WITH FEDERAL INCOME TAXES AND DOES NOT DEAL WITH EVERY FEDERAL INCOME TAX ASPECT OF THE KRSI MERGER. IT DOES NOT DISCUSS ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAXES. TAXPAYERS IN SPECIAL CATEGORIES MAY HAVE UNIQUE RULES APPLICABLE TO THEM THAT THIS DISCUSSION DOES NOT ADDRESS.


    Global One will not apply for a ruling from the IRS regarding the federal income tax consequences of the KRSI Merger. In recent years the IRS has greatly restricted the issuance of private rulings in the case of corporate formations and reorganizations. Global One believes that, as a result of these restrictions, it is unlikely that the IRS would issue a private ruling in this case.


    Global One has received an opinion of counsel from Manatt, Phelps & Phillips, LLP, that holders of Kelly Russell Common Stock who receive Global One Common Stock in exchange for their Kelly Russell Common Stock will not recognize gain or loss as a result of receipt of Global One Common Stock, will tack their holding periods for the Kelly Russell Common Stock in computing their holding periods for Global One Common Stock (assuming they hold the Kelly Russell Common Stock as capital assets), and will take a substituted basis for Global One Common Stock computed by reference to the basis for their Kelly Russell Common Stock. In the opinion of counsel, no gain or loss will be recognized at the corporate level as a result of the KRSI Merger.



    The view of counsel of the transactions outlined above is consistent with published and private rulings of the IRS. Nevertheless, no absolute assurance can be given that the IRS will be willing to view the transaction in this manner.


    Kelly Russell also has a net operating loss carry forward for federal income tax purposes. It may have built-in loss assets as well. However, it is anticipated that the KRSI Merger will result in an "ownership change" for Kelly Russell which will restrict the use of the net operating loss carry forward and the built-in losses to offset income of members of the Global One group of corporations after the Closing of the Transactions.

INDEMNIFICATION


    Global One, the Company and the OSP Shareholders have agreed to indemnify Kelly Russell against any damages, losses, costs and expenses incurred in connection with any material breach by Global One, the Company, the Global One Subsidiaries or the OSP Shareholders of any of their respective representations, warranties or covenants in the Merger Agreement. Kelly Russell may not assert claims for indemnification unless and until the aggregate of such claims exceeds $50,000, and any such claim must be asserted within one year from the Effective Time of the KRSI Merger. Similarly, Kelly Russell has agreed to indemnify Global One, the Company and the OSP Shareholders against all damages, losses, costs and expenses incurred in connection with any material breach by Kelly Russell of any of its representations, warranties and covenants in the Merger Agreement. Global One, the Company and OSP Shareholders may not assert any claims for indemnification against Kelly Russell unless and until the aggregate of such claims exceeds $50,000, and any such claim must be asserted within one year from the Effective Time of the KRSI Merger.


REGULATORY APPROVALS

    Kelly Russell and the Company are not aware of any governmental or regulatory requirements relating to consummation of the KRSI Merger or the proposals to be considered at the Kelly Russell meeting other than compliance with applicable federal and state securities laws.

RIGHTS OF DISSENTING SHAREHOLDERS


    The following discussion of the law pertaining to dissenters' rights under the Minnesota Business Combination Act ("MBCA") is complete in all material respects, but should be read in conjunction with the full text of Section 302A.471 and 302A.473 of the MBCA attached to this Proxy Statement as APPENDIX
C. ANY SHAREHOLDER WHO WISHES TO EXERCISE SUCH DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX C CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS UNDER THE MBCA.


    PROCEDURE TO PRESERVE DISSENTERS' RIGHTS

    Under Minnesota law, any holder of Kelly Russell Common Stock who follows the procedures set forth in Section 302A.473 of the MBCA will be entitled to receive payment in cash of the "fair value" of such shareholder's shares.

    Under Section 302A.473 of the MBCA, if a corporation calls a shareholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each shareholder of the right to dissent and must include a copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections. This Proxy Statement/Prospectus constitutes such notice to the shareholders of Kelly Russell and the applicable statutory provisions of the MBCA are attached to this Proxy Statement/Prospectus as APPENDIX C.

    The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Kelly Russell Common Stock. A shareholder who wishes to exercise dissenters' rights must file with Kelly Russell before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder and must not vote his or her shares in favor of the Merger Agreement.

    The "fair value of the shares" means the value of the shares of Kelly Russell immediately before the Effective Time of the KRSI Merger.

    After the proposed KRSI Merger has been approved by the Kelly Russell Board and the Kelly Russell shareholders, Kelly Russell must send a written notice to all shareholders who have not voted their shares in favor of the Merger Agreement and who have filed with Kelly Russell before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder. The notice from Kelly Russell must contain:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

    In order to receive the fair market value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the KRSI Merger takes effect.

    A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of such beneficial owner, and will be treated as a dissenting shareholder under the terms of sections 302A.471 and 302A.473 of the MBCA, if the beneficial owner submits written consent of the shareholder holding such beneficial owner's shares to Kelly Russell at the time of or before the assertion of the rights.

    PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS

    After the KRSI Merger takes effect, or after Kelly Russell receives a valid demand for payment, whichever is later, Kelly Russell must remit to each dissenting shareholder who has not voted his or her shares in favor of the proposed KRSI Merger and has filed with Kelly Russell before the vote on the proposed KRSI Merger a written notice of intent to demand the fair value of the shares owned by such shareholder, the amount Kelly Russell estimates to be the fair value of the shares, plus interest ("interest" commences five days after the Effective Time of the KRSI Merger up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

        (1) Kelly Russell's balance sheet and statement of operations for a fiscal year ending not more than 16 months before the Effective Time of the KRSI Merger, together with the latest available interim financial statements;

        (2) An estimate by Kelly Russell of the fair value of the shares and a brief description of the procedures to be followed in demanding supplemental payment.

        (3) A copy of sections 302A.471 and 302A.473 of the MBCA, and a brief description of the procedures to be followed in demanding supplemental payment.

    Kelly Russell may withhold the above-described remittance from a person who was not a shareholder on the date the Merger Agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If such dissenter has not voted his or her shares in favor of the proposed KRSI Merger and has filed with Kelly Russell before the vote on the proposed Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder, Kelly Russell must forward to such dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to such dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. Such dissenter may decline the offer and demand payment of such dissenter's own estimate of the fair value of the shares, plus interest, by written notice to Kelly Russell. Failure to do so entitles such dissenter only to the amount offered. If such dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

    If Kelly Russell fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertified shares, it must return all deposited certificates and cancel all transfer restrictions. However, Kelly Russell may require deposit or restrict transfer at a later time and again give notice that contains:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

    If a dissenter believes that the amount remitted by Kelly Russell is less than the fair value of the shares plus interest, the dissenter may give written notice to Kelly Russell of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after Kelly Russell mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by Kelly Russell.

    If Kelly Russell receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded, or an amount agreed to by the dissenter after discussion with Kelly Russell, or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand and who have not reached agreement with Kelly Russell. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the shareholder or shareholders in question have fully complied with the requirements of section 302A.473 of the MBCA, and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Kelly Russell or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by Kelly Russell, but shall not be liable to Kelly Russell for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

    The court must determine the costs and expenses of any appraisers of a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against Kelly Russell, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious, or not in good faith.

    If the court finds that Kelly Russell has failed to comply substantially with section 302A.473 of the MBCA, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

           MARKET PRICE OF AND DIVIDENDS ON OSP COMMON STOCK, GLOBAL
                ONE COMMON STOCK AND KELLY RUSSELL COMMON STOCK

MARKET INFORMATION

    OSP AND GLOBAL ONE


    To date, there has been no trading in the OSP Common Stock or the Global One Common Stock. Global One has filed an application to include the Global One Common Stock on the Nasdaq SmallCap Market under the symbol "GOGO." However, there can be no assurance that such application will be approved or that, following this offering, an active trading market for the Global One Common Stock will develop or be sustained. Miller, Johnson & Kuehn, Incorporated has indicated its intention to make a market in the Global One Common Stock on the Nasdaq Small Cap Market, effective upon approval of the Global One Common Stock for quotation on the Nasdaq SmallCap Market. If and to the extent that MJK, or another securities firm determines to make a market in the Global One Common Stock, the market maker would be under no obligation to continue to make a market and could discontinue such activity at any time. In the event Global One's application is not approved, it is anticipated that the Global One Common Stock will be quoted for trading on the OTC Bulletin Board or in the Pink Sheets maintained by the National Quotation Bureau, Inc.


    KELLY RUSSELL


    From March 1994 to June 10, 1996, the Kelly Russell Common Stock was traded in the over-the-counter market and quoted on the Nasdaq SmallCap Market under the symbol "KRSI." Since June 10, 1996, Kelly Russell Common Stock has traded on the OTC Bulletin Board. Prior to March 1994, there was no public market for Kelly Russell Common Stock. The following table sets forth the high and low bid prices of Kelly Russell Common Stock for the periods indicated. The Nasdaq bid quotations represent interdealer prices, without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.


YEAR ENDING DECEMBER 31, 1996                 HIGH           LOW
- ----------------------------------------    --------       --------
First Quarter...........................    $  4 1/8       $  2 7/8
Second Quarter*.........................    $  2 3/4       $  1 1/2


YEAR ENDED DECEMBER 31, 1995                  HIGH           LOW
- ----------------------------------------    --------       --------
First Quarter...........................    $  3           $  2 1/4
Second Quarter..........................       3 7/8          3
Third Quarter...........................       4              3 7/8
Fourth Quarter..........................       4              3 7/8

YEAR ENDED DECEMBER 31, 1994                  HIGH           LOW
- ----------------------------------------    --------       --------
First Quarter (3/24/94 - 3/31/94).......    $  4 1/2       $  3 3/4
Second Quarter..........................       5              4 1/4
Third Quarter...........................       5 1/4          4
Fourth Quarter..........................       4 7/8          2 1/4



    On July 10, 1996, the closing bid for Kelly Russell Common Stock was $1.875 per share.



*Since June 10, 1996, Kelly Russell Common Stock has traded on the OTC Bulletin Board.

SHAREHOLDERS

    GLOBAL ONE

    As of the date hereof, there are 2 shareholders of the Global One Common Stock and the OSP Common Stock.

    KELLY RUSSELL

    At the Record Date there were 4,082,373 shares of Kelly Russell Common Stock outstanding held by approximately 127 record holders. Based on information which Kelly Russell has obtained from its Transfer Agent, there are approximately 630 shareholders of Kelly Russell Common Stock, whose stock is held either in nominee name and/or street name brokerage accounts.

DIVIDENDS

    OSP AND GLOBAL ONE


    Prior to the OSP Merger, the Company has been taxed as an S Corporation under the Internal Revenue Code of 1986, as amended, and has declared and paid cash dividends on the OSP Common Stock. See "S Corporation Distributions." Prior to the Closing, the Company expects to declare a cash dividend on its Common Stock, in the aggregate amount of $1,750,000, to the S Corporation shareholders, Joseph C. Angard and Michael A. Malm. Global One intends to pay this dividend promptly following consummation of the KRSI Merger using some of the proceeds from the Private Placement. In addition a portion of the proceeds of the Private Placement will be used to pay an additional dividend of approximately $400,000 to permit the OSP Shareholders' to pay their respective tax liabilities incurred as a result of OSP's operating results generated during 1995 and that portion of 1996 prior to the Closing. See "The KRSI Merger, the Reorganization and the Private Placement -- Conditions to Consummation of the KRSI Merger and the Reorganization."


    Except for the dividends payable as described in the preceding paragraph, for the foreseeable future, Global One does not intend to pay any cash dividends. Global One presently expects to retain its earnings, if any, to finance the development and expansion of its business. The payment by Global One of cash dividends, if any, on the Global One Common Stock in the future is subject to the discretion of the Board of Directors.

    Global One's ability to pay dividends is subject to restrictions set forth in the Delaware General Corporation Law. The Delaware Corporation Law provides that a Delaware corporation may pay dividends either (i) out of the corporation's surplus (as defined in Delaware law), or (ii) if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

    Pursuant to Section 2115 of the California General Corporation Law (the "California GCL"), under certain circumstances, certain provisions of the California GCL may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. Such corporations are referred to herein as "QUASI-California" corporations. Global One will be qualified to do business in the State of California. Section 2115 is applicable to foreign corporations which have more than half of their shareholders residing in California and more than half of their business deriving from California. Global One's Management believes that more than half Global One's shareholders reside outside California, and that Global One would therefore not be deemed to be a QUASI-California corporation. If Global One were determined to be a QUASI-California corporation, however, it would have to comply with California law with respect to, among other things, distributions to shareholders. Under the California GCL, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

    KELLY RUSSELL

    Kelly Russell has never paid or declared any cash dividends on the Kelly Russell Common Stock and does not intend to pay dividends on the Kelly Russell Common Stock prior to the Effective Time.

               COMPARISON OF THE RIGHTS OF HOLDERS OF GLOBAL ONE
                  COMMON STOCK AND KELLY RUSSELL COMMON STOCK

    Upon consummation of the KRSI Merger, holders of Kelly Russell Common Stock will receive shares of Global One Common Stock. Set forth below is a summary of
(i) the material features of the Kelly Russell Common Stock and the Global One Common Stock; and (ii) the material differences between the rights of the holders of Kelly Russell Common Stock and the Global One Common Stock. These summaries are qualified in their entirety by reference to the charter documents and other instruments of Kelly Russell and Global One that create the rights of the security holders.

GLOBAL ONE

    Global One is authorized by its Certificate of Incorporation to issue 30,000,000 shares of Global One Common Stock and 20,000,000 shares of serial preferred stock, $.01 par value. As of the date hereof, two shares of Global One Common Stock were issued and outstanding and no shares of serial preferred stock were issued or outstanding.

    At the effective time of the OSP Merger, the outstanding shares of OSP Common Stock held of record by the OSP Shareholders will be converted into 6,448,088 shares of Global One Common Stock, and the warrant to purchase shares of OSP Common Stock currently outstanding will be converted into a warrant to purchase 197,069 shares of Global One Common Stock for a price of $.01269 per share.

    Holders of Global One Common Stock will be entitled to one vote, in person or by proxy, for each share of Global One Common Stock held of record in the shareholder's name on the books of Global One as of the record date on any matter submitted to the vote of the shareholders. Global One's Certificate of Incorporation does not provide for cumulative voting in the election of directors. Each share of Global One Common Stock has the same rights, privileges and preferences as every other share and will share equally in the Global One's net assets upon liquidation or dissolution. Global One Common Stock will have no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Global One Common Stock, when issued, will be fully paid and nonassessable.


    Upon consummation of the KRSI Merger, Global One will assume Kelly Russell's rights and obligations under the Kelly Russell Stock Option Plan and each of the outstanding options previously granted under the Kelly Russell Stock Option Plan. As a result of this assumption, the optionee shall have the right to purchase one share of Global One Common Stock for each two shares of Kelly Russell Common Stock the optionee was entitled to purchase prior to the KRSI Merger. See "The KRSI Merger, the Reorganization and the Private Placement -- Treatment of Kelly Russell Options and Warrants."


    The Board of Directors of Global One, without shareholder approval, may authorize one or more classes of serial preferred stock with preferences or voting rights that may adversely affect the rights of holders of the Global One Common Stock. Although it is not possible to state the actual effect any issuance of serial preferred stock might have upon the rights of holders of Global One Common Stock, the issuance of serial preferred stock might (i) restrict dividends on Global One Common Stock if preferred stock dividends have not been paid; (ii) dilute the voting power and equity interest of holders of Global One Common Stock to the extent that any preferred stock series has voting rights or is convertible into Global One Common Stock; or (iii) prevent current holders of Global One Common Stock from participating in Global One's assets upon liquidation until any liquidation preferences granted to the holders of the serial preferred stock are satisfied. In addition, the issuance of serial preferred stock may, under certain circumstances, have the effect of discouraging an attempt to change control of Global One by, for example, creating voting impediments to the approval of the mergers or other similar transactions involving Global One. Global One's Board of Directors does not presently intend to issue any serial preferred stock.


    Shareholders are entitled to dividends when, as and if declared by Global One's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any), subject to certain restrictions on payment of dividends imposed by the Delaware General Corporation Law. See "Comparison of the Rights of Holders of Global One Common Stock and Kelly Russell Common Stock -- Dividends and Repurchases of Stock."


    Following consummation of the KRSI Merger, the transfer agent and registrar for the Global One Common Stock will be Norwest Bank Minnesota, N.A.

KELLY RUSSELL


    Kelly Russell's authorized capital stock consists of 10,000,000 shares of Common Stock, $.01 par value, of which 4,082,373 shares of Common Stock are currently outstanding. Holders of Kelly Russell Common Stock have no preemptive, subscription, redemption or conversion rights. Cumulative voting for directors is not permitted. The holders of the Kelly Russell Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. All shares of Kelly Russell Common Stock are entitled to share equally in dividends from sources legally available therefor, when, as and if declared by the Board of Directors and, upon liquidation or dissolution of Kelly Russell whether voluntary or involuntary, to share equally in the assets of Kelly Russell available for distribution to shareholders. Kelly Russell has never paid a cash dividend on the Kelly Russell Common Stock and does not intend to pay dividends in the foreseeable future. Kelly Russell's present intention is to retain all future earnings for use in its business. All shares of Kelly Russell Common Stock presently outstanding are fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Kelly Russell Common Stock, but not to exceed the amount authorized by the Articles of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further shareholder action.



    The transfer agent and registrar for the Kelly Russell Common Stock is Norwest Bank Minnesota, N.A.


COMPARISON OF KELLY RUSSELL COMMON STOCK AND GLOBAL ONE COMMON STOCK

    As a result of the KRSI Merger, holders of Kelly Russell Common Stock will become holders of Global One Common Stock. Such persons will have different rights as shareholders of Global One than they had as shareholders of Kelly Russell. These differences are due to (i) differences in the respective charters and by-laws of Kelly Russell and Global One and (ii) differences between the corporate laws of Delaware, where Global One is incorporated and by whose laws it is governed, and the corporate laws of Minnesota, where Kelly Russell is incorporated and by whose laws it is governed.


    The following is a summary of certain significant differences between the charter documents of Kelly Russell and Global One and between the laws of Minnesota and Delaware. This summary is not intended to be exhaustive, nor is it a detailed description of such differences.


MEETINGS OF SHAREHOLDERS

    Minnesota law provides that meetings of shareholders may be called by: (i) the chief executive officer; (ii) the chief financial officer; (iii) two or more directors; (iv) shareholders holding 10% or more of the voting power of all shares entitled to vote (except that the voting power needed to demand a meeting to directly or indirectly effect a business combination is 25%); or (v) any other person authorized in the articles or by-laws. The Kelly Russell By-laws provide that meetings of shareholders may be called only by the parties listed in items (i) through (iv) above. Delaware law provides that meetings of shareholders may be called only by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. The Global One certificate and

By-laws provide that special meetings of shareholders may be called only by a majority of Global One's Board of Directors, the Chairman, Vice-Chairman or President. No other person shall be entitled to call special meetings.

ACTION WITHOUT MEETINGS OF SHAREHOLDERS


    Global One's Bylaws provide that any action that may be taken at an annual or special meeting of the shareholders may be taken without a meeting by the consent of shareholders holding at least the number of shares as would be required to approve such action at an annual or special meeting, provided that notice of such action is given to shareholders who have not voted upon the matter. Global One's two largest shareholders, Joseph C. Angard and Michael A. Malm, will beneficially own, in the aggregate, approximately 50% of the Global One Common Stock outstanding immediately after the Effective Time of the KRSI Merger through trusts that will be established by Mr. Angard and Mr. Malm, respectively. It is anticipated that the trusts will enter into an agreement pursuant to which the trustee of Mr. Angard's trust will be given a proxy entitling Mr. Angard's trust to vote all of the shares owned by Mr. Malm's trust. Under Delaware law, except as otherwise provided in a corporation's certificate of incorporation or bylaws, corporate action requiring shareholder approval may be taken upon the vote of a majority of the shares outstanding. Therefore, the OSP Shareholders will have the ability to approve most corporate actions without the necessity of a shareholder meeting.


DIVIDENDS AND REPURCHASES OF STOCK

    The Kelly Russell Board of Directors, under Minnesota law, may declare dividends without shareholder approval so long as the corporation will be able to pay its debts in the ordinary course of business after making the distribution. Delaware law permits a corporation, in general, to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, and, in general, to redeem or repurchase shares of its stock if the capital of the corporation is not impaired and such redemption or repurchase will not impair the capital of the corporation. The directors of a Delaware corporation may be jointly and severally liable to the corporation for a willful or negligent violation of such provisions of Delaware law.

INSPECTION RIGHTS

    Under Minnesota law, a shareholder has an "absolute right," upon written demand, to examine the following corporate documents: (i) the share register;
(ii) records of all proceedings of shareholders for the last three years; (iii) records of all proceedings of the board for the last three years; (iv) the corporation's articles and all amendments currently in effect; (v) the corporation's bylaws and all amendments currently in effect; (vi) certain financial statements and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record; (vii) reports made to shareholders generally within the last three years; (viii) a statement of the names and usual business addresses of its directors and principal officers; (ix) voting trust agreements; (x) shareholder control agreements; and (xi) a copy of agreements, contracts, or other arrangements or portions of them fixing the rights of a class or series of securities issued by the company. Under Delaware law, shareholders, upon the demonstration of a proper purpose, have the right to inspect a corporation's stock ledger, shareholder list, and other books and records.

AMENDMENTS TO CHARTER

    Minnesota law provides that the Kelly Russell Articles may be amended by the holders of a majority of the voting power of the shares present at a meeting of shareholders, unless a greater proportion is required by such Articles. The Kelly Russell Articles do not require a greater proportion. Under Delaware law, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The Global One Certificate provides that approval of the majority of the voting power present at a meeting of shareholders is required to amend the Global One Certificate.

AMENDMENT OF BY-LAWS

    Minnesota law provides that the Kelly Russell By-laws may be amended by the holders of a majority of the voting power of the shares present at a meeting of shareholders, unless a greater proportion is specified. The Kelly Russell By-laws provide that such By-laws may be amended by the Kelly Russell Board, subject to the power of Kelly Russell shareholders to change or repeal such By-laws. The Kelly Russell By-laws provide that the Kelly Russell Board shall not make or alter any By-Laws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies on the Kelly Russell Board, or fixing the number of directors or their classifications, qualifications or terms of office. Under Delaware law, the power to adopt, amend or repeal by-laws lies in shareholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon the directors. The Global One By-laws provide that the Global One Board has the power to amend the Global One By-laws, and that Global One shareholders may not amend the Global One By-laws except upon the affirmative vote of a majority of the holders of record of shares of voting stock entitled to be cast by the holders of all of the then outstanding shares of voting stock.

PREEMPTIVE RIGHTS

    The Kelly Russell Articles and the Global One Certificate deny preemptive rights to shareholders of Kelly Russell and Global One, respectively.

DIRECTORS

    Under Minnesota law and the governing documents of Kelly Russell, directors hold office until the next annual meeting of shareholders of the election and qualification of their successors.

    The Global One By-laws provide that the Global One Board shall consist of not less than one nor more than nine members and that such number shall be determined initially by the Incorporator and thereafter by the Global One Board. Global One's certificate provides that the directors shall be divided into three classes, the members of each class to serve for a term of three years. One class will serve until the First Annual Meeting of Shareholders (Class I); one class will serve until the Second Annual Meeting of Shareholders (Class II); and one class will serve until the Third Annual Meeting of Shareholders (Class III), and in all cases, until their respective successors are duly elected and qualified.

    The Global One By-laws provide that any increase or decrease in the number of directors, whether instituted by the directors or by the shareholders at an annual meeting, be apportioned among the classes so as to maintain, as nearly as possible, an equal number of directors in each class. A vacancy on the Global One Board requires the majority vote of the remaining directors to fill such vacancy.

    The Global One Certificate and By-law provisions with respect to the Global One Board were designed to ensure continuity of the Global One Board to promote the long-term goals of and orderly changes in control of the Global One Board. These provisions could, however, operate to discourage or prevent takeovers, including mergers, tender offers or proxy contests, or changes in management of Global One which are proposed to be effected without approval of the Global One Board, whether or not such takeover or change in control are detrimental to Global One or its shareholders. The Global One By-law provisions could delay shareholders who are not in agreement with the policies of the Global One Board from removing a majority of the Global One Board for two years, unless such shareholders could show cause to justify such removal.

PERSONAL LIABILITY OF DIRECTORS

    Article Eleventh of the Global One Certificate, in conjunction with Delaware law, will limit or eliminate a director's personal liability to the corporation or its shareholders for breach of fiduciary duty. Such provision will not, however, limit or eliminate a director's monetary liability for: (i) a breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware GCL, as
the same exists or hereafter may be amended, or; (iv) any transaction from which the director derived an improper personal benefit. Minnesota law generally permits a Minnesota corporation's articles to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for breaches of a director's duty as a director. However, the articles cannot deprive the corporation or its shareholders of the right to enjoin transactions which violate a director's duty of care. Moreover, the articles cannot limit liability for any breach of the director's duty of loyalty, for transactions resulting in an improper personal benefit to the director or for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. In addition, liability for illegal dividends, stock repurchases or other distributions to shareholders or for violations of Minnesota's securities statutes cannot be limited. The Kelly Russell By-laws provide that Kelly Russell shall indemnify directors to the extent permitted under Minnesota law.

INDEMNIFICATION

    Article 7 of the Kelly Russell By-laws provides for mandatory indemnification of directors, officers, employees and agents of Kelly Russell to the full extent permitted by Minnesota law. Minnesota law provides for mandatory indemnification of a person acting in an official capacity on behalf of the corporation (including a director, officer, employee or agent) if such person acted in good faith, received no improper personal benefit, acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.


    Delaware law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware law shall not be deemed exclusive of any indemnification right under any by-law, vote of shareholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of Global One, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to Global One's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of Global One (including shareholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.


    Global One's By-laws provide for mandatory indemnification of each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity to the full extent permitted by the Delaware GCL. In addition, Global One intends to enter into indemnification agreements with its officers and directors.

    However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Kelly Russell and Global One, Kelly Russell and Global One have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

CONTROL SHARE ACQUISITIONS


    Kelly Russell is subject to the Minnesota Control Share Acquisition Act ("MCSAA"). The MCSAA provides that any person (an "acquiring person") proposing to make a "control share acquisition" must disclose certain information to the target corporation and the target corporation's shareholders must thereafter approve the control share acquisition or certain of the shares acquired in the control share acquisition shall not have voting rights and shall be subject to redemption by the target corporation for a specified period of time at the market value of such shares. A "control share acquisition" is an acquisition of shares of an issuing public corporation which results in the acquiring person having voting power that exceeds one of the following thresholds: (i) at least 20 percent but less than 33 1/3 percent; (ii) at least 33 1/3 percent but less than or equal to 50 percent; and (iii) over 50 percent. The definition of a "control shares acquisition" specifically excludes acquisition of shares from the corporation issuing such shares, and acquisitions pursuant to plans of merger or exchange which are approved by the shareholders of the corporation. The MCSAA applies to a control share acquisition with respect to an issuing public corporation unless otherwise expressly provided in the issuing public corporation's articles of incorporation or in by-laws approved by the shareholders. The Kelly Russell Articles do not provide that the MCSAA will not apply to Kelly Russell. There are no provisions of Delaware law which are analogous to the MCSAA.

BUSINESS COMBINATIONS

    The MBCA provides that Kelly Russell may not engage in any "business combination" with any "interested shareholder" or affiliate or associate of an interested shareholder for a period of four years after the interested shareholder's "share acquisition date" unless either the business combination or the acquisition of shares by the interested shareholder on his share acquisition date is approved by a disinterested committee of the Kelly Russell Board before such interested shareholder's share acquisition date. The Delaware Business Combination Act ("DBCA") restricts publicly-held corporations from engaging in any "business combination" with any "interested shareholder" or affiliate or associate of an "interested shareholder" for a period of three years, after the date on which such person becomes an "interested shareholder" unless (i) prior to such date the board of directors approved the "business combination" or transaction making the shareholder "interested," or (ii) upon consummation of such transaction the "interested shareholder" owned at least 85% of the outstanding voting stock, or (iii) the "business combination" is approved by the board and by the two-thirds vote of the shares (exclusive of the shares held by the "interested shareholder") at a meeting.

    For purposes of the MBCA, an "interested shareholder" is a 10% or more beneficial owner of voting shares of such corporation, or a person who is an associate and an affiliate of the corporation and who at any time within the four year period preceding the date in question was a 10% or more beneficial owner of voting shares of such corporation. An "interested shareholder" under the DBCA is the beneficial owner of 15% or more of the outstanding voting stock or was at any time within the preceding three years such a holder.

    The MBCA and DBCA apply to any business combination of a corporation with any interested shareholder unless otherwise expressly provided in such corporation's articles of incorporation or by-laws, or other restrictions on applicability exist as set forth in the DBCA. Neither the Articles or Certificate nor the By-laws of Kelly Russell or Global One provide that such corporation will not be subject to the MBCA or the DBCA, respectively.

RIGHTS OF DISSENTING SHAREHOLDERS

    Under Section 302A.473 of the MBCA, if a corporation calls a shareholder meeting to approve a merger to which such corporation is a party, the sale of substantially all of the assets of the corporation, or in certain other circumstances, the notice of the meeting must inform each shareholder of the right to dissent from such action and must include a copy of section 302A.471 and section 302A.473 of the MBCA and a brief description of the procedure to be followed under such sections. A shareholder who wishes to exercise dissenters' rights in such circumstances is entitled to demand the fair value of the shares owned by such shareholder.

    Under Delaware law, shareholders have the right, in some circumstances, to dissent from mergers and consolidations by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction), as determined by agreement with the corporations or by an independent appraiser appointed by a court in an action timely brought by the dissenters. No appraisal rights exist, however, for shares listed on a national securities exchange or held of record by more than 2,000 shareholders unless the certificate of incorporation provides otherwise or the shareholders receive anything other than: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders;
(iii) cash in lieu of fractional shares of the corporation described in the foregoing clauses (i) and (ii); or (iv) any combination of (i), (ii) or (iii).

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial information gives effect to the Transactions as if it had occurred as of January 1, 1995 for the unaudited pro forma condensed combined statement of operations and other financial data and as of March 31, 1996 for purposes of the unaudited pro forma condensed combined balance sheet data.


    The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the actual financial position or results of operations of Global One had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Condensed Combined Financial Statements are based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements and should be read in conjunction therewith and with "The KRSI Merger, the Reorganization and the Private Placement," "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company" and "Kelly Russell Studios, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of The Company and Kelly Russell and the related notes thereto included elsewhere in this Proxy Statement/ Prospectus.


    Unaudited pro forma condensed combined financial information reflecting the Transactions is provided below using the purchase method of accounting.

                  GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following Unaudited Pro Forma Condensed Combined Statements of Operations set forth continuing operations of the Company for the three months ended March 31, 1996, as if the Transactions had occurred as of January 1, 1995. The Unaudited Pro Forma Condensed Combined Statements of Operations would not necessarily reflect the results of operations that would have been attained if the Transactions had been consummated at the beginning of the year presented. The following Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect cost savings that may result from the Transactions.


                                                                              HISTORICAL
                                                                HISTORICAL      KELLY        PRO FORMA     PRO FORMA
                                                                  COMPANY      RUSSELL      ADJUSTMENTS    COMBINED
                                                                -----------  ------------  -------------  -----------
NET SALES.....................................................   $   8,941    $      779     $             $   9,720
COST OF SALES.................................................       5,270           453                       5,723
                                                                -----------  ------------          ---    -----------
GROSS PROFIT..................................................       3,671           326             0         3,997
OPERATING EXPENSES:
  Warehouse and selling.......................................       2,352                                     2,352
  General and administrative..................................       1,453           709            88(1)      2,250
                                                                -----------  ------------          ---    -----------
    Total operating expenses..................................       3,805           709            88         4,602
                                                                -----------  ------------          ---    -----------
OPERATING LOSS................................................        (134)         (383)          (88)         (605)
INTEREST EXPENSE..............................................         267             2                         269
                                                                -----------  ------------          ---    -----------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST................        (401)         (385)          (88)         (874)
INCOME TAX PROVISION..........................................          67                                        67
                                                                -----------  ------------          ---    -----------
LOSS BEFORE MINORITY INTEREST.................................        (468)         (385)          (88)         (941)
MINORITY INTEREST.............................................          46                                        46
                                                                -----------  ------------          ---    -----------
NET LOSS......................................................   $    (514)   $     (385)    $     (88)    $    (987)
                                                                -----------  ------------          ---    -----------
                                                                -----------  ------------          ---    -----------



PRO FORMA NET LOSS DATA:
Loss before income taxes and minority interest.................................  $    (874)
Pro forma benefit for income taxes.............................................        (85)(3)
Minority interest..............................................................         46
                                                                                 ------------
Pro forma net loss.............................................................  $    (835)
                                                                                 ------------
                                                                                 ------------
PRO FORMA NET LOSS PER SHARE:
Pro forma net loss.............................................................  $   (0.06)
                                                                                 ------------
                                                                                 ------------
Pro forma weighted average shares outstanding..................................     12,994(2)
                                                                                 ------------
                                                                                 ------------


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                  GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following Unaudited Pro Forma Condensed Combined Statements of Operations set forth continuing operations of the Company for the year ended December 31, 1995, as if the Transactions had occurred as of January 1, 1995. The Unaudited Pro Forma Condensed Combined Statements of Operations would not necessarily reflect the results of operations that would have been attained if the Transactions had been consummated at the beginning of the year presented. The following Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect cost savings that may result from the Transactions.

                                                                            HISTORICAL
                                                                HISTORICAL    KELLY        PRO FORMA     PRO FORMA
                                                                 COMPANY     RUSSELL      ADJUSTMENTS    COMBINED
                                                                ---------  ------------  -------------  -----------
NET SALES.....................................................  $  38,228   $    2,814     $             $  41,042
COST OF SALES.................................................     21,647        2,553                      24,200
                                                                ---------  ------------       ------    -----------
GROSS PROFIT..................................................     16,581          261             0        16,842
OPERATING EXPENSES:
  Warehouse and selling.......................................     10,201                                   10,201
  General and administrative..................................      4,971        2,134           294(1)      7,399
                                                                ---------  ------------       ------    -----------
    Total operating expenses..................................     15,172        2,134           294        17,600
                                                                ---------  ------------       ------    -----------
OPERATING INCOME (LOSS).......................................      1,409       (1,873)         (294)         (758)
                                                                ---------  ------------       ------    -----------
OTHER (INCOME) EXPENSE:
  Other Income................................................                     (40)                        (40)
  Interest Expense............................................        841            7                         848
                                                                ---------  ------------       ------    -----------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST AND
 EXTRAORDINARY ITEM...........................................        568       (1,840)         (294)       (1,566)
INCOME TAX BENEFIT............................................        (77)                                     (77)
                                                                ---------  ------------       ------    -----------
INCOME (LOSS) BEFORE MINORITY INTEREST AND EXTRAORDINARY
 ITEM.........................................................        645       (1,840)         (294)       (1,489)
MINORITY INTEREST.............................................        243                                      243
                                                                ---------  ------------       ------    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.......................  $     402   $   (1,840)    $    (294)    $  (1,732)
                                                                ---------  ------------       ------    -----------
                                                                ---------  ------------       ------    -----------

PRO FORMA NET LOSS DATA:
Loss before income taxes, minority interest and extraordinary item.............  $  (1,566)
Pro forma provision for income taxes...........................................        114(3)
Minority interest..............................................................        243
                                                                                 ------------
Pro forma net loss before extraordinary item...................................  $  (1,923)
                                                                                 ------------
                                                                                 ------------
PRO FORMA NET LOSS PER SHARE:
Pro forma net loss before extraordinary item...................................  $   (0.15)
                                                                                 ------------
                                                                                 ------------
Pro forma weighted average shares outstanding..................................     12,994(2)
                                                                                 ------------
                                                                                 ------------

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                  GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
                      UNAUDITED COMPARATIVE PER SHARE DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following summary of comparative per share data sets forth certain historical information for the Company and Kelly Russell, certain pro forma information for Global One after giving effect to the KRSI Merger as a purchase for accounting purposes, as if the KRSI Merger had been consummated at January 1, 1995 and equivalent pro forma information for Kelly Russell based on the pro forma Global One information. No cash dividends were paid during the periods presented.


                                                  YEAR ENDED       THREE MONTHS ENDED
                                               DECEMBER 31, 1995     MARCH 31, 1996
                                               -----------------   ------------------
HISTORICAL:
OSP
  Net income (loss) (3)......................       $  0.06             $ (0.05)
  Weighted average shares outstanding........         8,037               8,037
  Period-end book value (4)..................       $ (0.16)            $ (0.23)
  Period-end shares outstanding..............         6,448               6,448

Kelly Russell
  Net loss before extraordinary item.........       $ (0.52)            $ (0.09)
  Weighted average shares outstanding........         3,541               4,082
  Period-end book value (4)..................       $  0.25             $  0.16
  Period-end shares outstanding..............         4,082               4,082

PRO FORMA COMBINED (5):
Global One
  Net loss before extraordinary item.........       $ (0.15)            $ (0.06)
  Weighted average shares outstanding........        12,994              12,994
  Period-end book value (4)..................       $  0.47             $  0.42
  Period-end shares outstanding..............        12,994              12,994

Pro forma combined
  Equivalent Kelly Russell share (6)
    Net loss before extraordinary item.......       $ (0.07)            $ (0.03)
    Period-end book value (4)................       $  0.24             $  0.21


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                  GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following Unaudited Pro Forma Condensed Combined Balance Sheet sets forth historical balance sheet information for the Company and Kelly Russell at March 31, 1996.

                                     ASSETS


                                                                              AT MARCH 31, 1996
                                                           -------------------------------------------------------
                                                                       HISTORICAL
                                                           HISTORICAL    KELLY          PRO FORMA       PRO FORMA
                                                            COMPANY     RUSSELL        ADJUSTMENTS      COMBINED
                                                           ---------  ------------  -----------------  -----------
CURRENT ASSETS:
  Cash and cash equivalents..............................  $     378   $       38   $   2,031(7)        $   2,447
  Accounts receivable -- trade, net of allowance for
   doubtful accounts.....................................      5,958          514                           6,472
  Inventories............................................      4,992          276                           5,268
  Prepaid royalty advances...............................        716          133                             849
  Prepaid expenses and other current assets..............        366          158                             524
  Deferred income tax asset..............................         38                      795(8)              833
                                                           ---------  ------------    -------          -----------
      Total current assets...............................     12,448        1,119       2,826              16,393
PROPERTY AND EQUIPMENT, Net..............................      1,184          278                           1,462
GOODWILL, Net............................................        141                    3,523(9)            3,664
DEPOSITS.................................................        160                                          160
                                                           ---------  ------------    -------          -----------
TOTAL....................................................  $  13,933   $    1,397   $   6,349           $  21,679
                                                           ---------  ------------    -------          -----------
                                                           ---------  ------------    -------          -----------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.......................................  $   4,253   $      541                       $   4,794
  Accrued expenses.......................................      1,211          168                           1,379
  Royalties payable......................................      2,059           49                           2,108
  Due to customers.......................................        205                                          205
  Income taxes payable...................................        300                                          300
  Current maturities of:
    Capitalized lease obligations........................         85                                           85
    Subordinated long-term debt..........................      1,050                     (375)(7)             675
                                                           ---------  ------------    -------          -----------
      Total current liabilities..........................      9,163          758        (375)              9,546
                                                           ---------  ------------    -------          -----------
REVOLVING LINE OF CREDIT.................................      4,022                                        4,022
CAPITALIZED LEASE OBLIGATIONS............................        129                                          129
SUBORDINATED LONG-TERM DEBT..............................      1,857                                        1,857
MINORITY INTEREST........................................        615                                          615
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIENCY):
  Common stock...........................................      1,263           41          24(10)(7)        1,328
  Additional paid-in capital.............................        112        8,133         520(11)(7)        8,765
  Accumulated deficit....................................     (3,228)      (7,535)      6,180(8)           (4,583)
                                                           ---------  ------------    -------          -----------
      Total shareholders' equity (deficiency)............     (1,853)         639       6,724               5,510
                                                           ---------  ------------    -------          -----------
TOTAL....................................................  $  13,933   $    1,397   $   6,349           $  21,679
                                                           ---------  ------------    -------          -----------
                                                           ---------  ------------    -------          -----------


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(1) Represents the amortization of the excess of purchase price over net assets acquired assuming a ten year life.

(2) Assumes for all periods presented the issuance of 2,041,187 shares of Global One Common Stock to effect the KRSI Merger, as well as 4,504,234 shares deemed to be sold in the Private Placement.

(3) Assumes pro forma treatment of income taxes for OSP being treated as a C Corporation. See Note 10 to OSP's audited consolidated financial statements.

(4) Based on the actual or pro forma number of shares outstanding at the end of the respective period.

(5) Assumes a Conversion Ratio of 0.5 shares of Global One Common Stock for each share of Kelly Russell Common Stock as well as application of the net proceeds from completion of the Transactions.

(6) Represents the pro forma equivalent of one share of Kelly Russell Common Stock calculated by multiplying pro forma Global One data by the assumed Conversion Ratio of 0.5 shares of Global One Common Stock for each share of Kelly Russell Common Stock.

(7) The proceeds from the Private Placement will be used as follows:


Proceeds from issuance of common stock.............................  $   6,756
Less Transaction costs.............................................      2,200
                                                                     ---------
                                                                         4,556
Payment of S Corporation distribution..............................      1,750
Estimated dividend to the OSP Shareholders for actual tax
 liabilities.......................................................        400
Repayment of subordinated debt.....................................        375
                                                                     ---------
Cash for working capital...........................................  $   2,031
                                                                     ---------
                                                                     ---------


(8) Reflects the following:


Declaration of a dividend payable to the OSP Shareholders..........  $  (1,750)
Estimated dividend to the OSP Shareholders for actual tax
 liabilities.......................................................       (400)
Recognition of OSP deferred income tax assets from change to C
 Corporation.......................................................        795
Elimination of Kelly Russell accumulated deficit...................      7,535
                                                                     ---------
                                                                     $   6,180
                                                                     ---------
                                                                     ---------


(9) The acquisition of Kelly Russell will be accounted for as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The total purchase cost will be allocated to Kelly Russell's assets and liabilities based on their relative fair values as of the Effective Time of the KRSI Merger, based on valuations and other studies that are not yet complete. Accordingly, the excess of the purchase cost over the historical book value of the net assets acquired has not yet been fully allocated to the individual assets and liabilities acquired. Management believes there

                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
    will be no significant change in the allocation of the purchase price once the final analysis is completed. Therefore, the excess purchase cost over the net assets acquired has been allocated to goodwill.


Purchase cost of equity............................................  $   3,062
Plus OSP's portion of costs associated with the Merger.............        535
Less book value of net assets acquired at March 31, 1996, net of
 KRSI's portion of costs associated with the Merger of $565........         74
                                                                     ---------
Cost in excess of net assets acquired..............................  $   3,523
                                                                     ---------
                                                                     ---------



    Merger and Offering costs consist principally of legal and accounting fees for KRSI and OSP, printing costs and investment banking costs. These costs have been allocated between the cost of new equity, acquisition of KRSI and KRSI's costs of selling its business which will be expensed by KRSI.


(10) Reflects the following:

Common Stock issued to effect the KRSI Merger........................  $      20
Common Stock issued in the Private Placement.........................         45
Elimination of Kelly Russell Common Stock............................        (41)
                                                                             ---
                                                                       $      24
                                                                             ---
                                                                             ---

(11) Reflects the following:


Common Stock issued to effect the KRSI Merger......................  $   3,042
Common Stock issued in the Private Placement.......................      6,711
Transaction costs associated with the KRSI Merger, the
 Reorganization and the Private Placement..........................     (1,100)
Elimination of Kelly Russell additional paid-in capital............     (8,133)
                                                                     ---------
                                                                     $     520
                                                                     ---------
                                                                     ---------

                          S CORPORATION DISTRIBUTIONS


    The Company has been taxed as an S Corporation under the Internal Revenue Code of 1986, as amended, since 1989. As a result of the Company being an S Corporation, the taxable income of the Company generally has been taxed, for federal and state income purposes, directly to the OSP Shareholders rather than to the Company. The State of California imposes a corporate level state tax on S corporations at the reduced rate of 1.5%. The Company makes a distribution to the OSP Shareholders to pay shareholder level taxes, and the amount estimated to be distributed to pay such taxes for 1995 and 1996 (through the Effective Time of the KRSI Merger) is anticipated to be approximately $400,000. Such dividend is expected to be paid following the Closing from the proceeds of the Private Placement.


    The Company has paid distributions in the past and a portion has been reinvested through the purchase of additional shares of OSP Common Stock by the OSP Shareholders. The Company has declared a final distribution to the OSP Shareholders in the amount of $1,750,000 which is to be paid from the proceeds of the Private Placement following the Closing. This distribution is expected to be in excess of the undistributed cumulative income that has been taxed or will be taxable to the shareholders.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1996, and of Global One, pro forma to give effect to the consummation of the KRSI Merger and pro forma as adjusted to give pro forma effect to the consummation of the Transactions (in thousands).


                                                                                           AS OF MARCH 31, 1996
                                                                                         ------------------------
                                                                                                    PRO FORMA AS
                                                                                          ACTUAL      ADJUSTED
                                                                                         ---------  -------------
Subordinated debt......................................................................  $   1,050  $     675(1)
Capitalized leases.....................................................................         85         85
                                                                                         ---------  -------------
  Total short-term obligations.........................................................      1,135        760(1)
                                                                                         ---------  -------------
Subordinated debt......................................................................      1,857      1,857
Revolving line of credit...............................................................      4,022      4,022
Capitalized leases.....................................................................        129        129
                                                                                         ---------  -------------
  Total long-term obligations..........................................................      6,008      6,008
                                                                                         ---------  -------------
Shareholders' equity:
  Common stock.........................................................................      1,263      1,328(2)
  Additional paid-in capital...........................................................        112      8,765(3)
  Accumulated deficit..................................................................     (3,228)    (4,583)(4)
                                                                                         ---------  -------------
    Total shareholders' (deficiency) equity............................................     (1,853)     5,510
                                                                                         ---------  -------------
    Total capitalization...............................................................  $   5,290  $  12,278
                                                                                         ---------  -------------
                                                                                         ---------  -------------


- ------------------------

(1) Represents repayment of $375,000 of subordinated debt from the proceeds of the Private Placement.


(2) Reflects the following:

                                                                                    PRO FORMA
                                                                                   AS ADJUSTED
                                                                                   -----------
OSP Common Stock -- par value....................................................   $   1,263
Common Stock issued to effect the KRSI Merger....................................          20
Common Stock issued to effect the Private Placement..............................          45
                                                                                   -----------
                                                                                    $   1,328
                                                                                   -----------
                                                                                   -----------

(3) Reflects the following:

OSP additional paid-in capital...................................   $     112
Common Stock issued to effect the KRSI Merger....................       3,042
Common Stock issued to effect the Private Placement..............       6,711
Less transaction costs associated with the Private Placement.....      (1,100)
                                                                   -----------
                                                                    $   8,765
                                                                   -----------
                                                                   -----------

(4) Reflects the following:


The Company accumulated deficit..................................   $  (3,228)
Declaration of a dividend payable to the OSP Shareholders........      (1,750)
Estimated dividend to the OSP shareholders for their actual tax
 liabilities.....................................................        (400)
Recognition of Company deferred income tax assets from change to
 C corporation...................................................         795
                                                                   -----------
                                                                    $  (4,583)
                                                                   -----------
                                                                   -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     OSP PUBLISHING, INC. AND SUBSIDIARIES

    The following selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" included elsewhere herein. The selected consolidated balance sheet data presented below for the years ended December 31, 1994 and 1995 and of the consolidated statement of operations data presented below for the years ended December 31, 1993, 1994 and 1995 are derived from the consolidated financial statements of the Company included elsewhere herein, which financial statements have been audited by Deloitte & Touche LLP, independent certified public accountants. The selected consolidated balance sheet data presented below as of December 31, 1993, are derived from financial statements of the Company not included herein which have been audited by Deloitte & Touche LLP, independent certified public accountants. The selected consolidated balance sheet data presented below as of December 31, 1991 and 1992 and consolidated statement of operation data presented below for the years ended December 31, 1991 and 1992 are derived from financial statements of the Company audited by the other auditors not included herein. The selected consolidated balance sheet data as of March 31, 1996 and the consolidated statement of operations data for the three months ended March 31, 1995 and 1996 have been derived from the Company's unaudited consolidated financial statements.
Operating results for the three months ended March 31, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996 or any future period.

                                                                                             THREE MONTHS
                                                                                             ENDED MARCH
                                                        YEARS ENDED DECEMBER 31,                 31,
                                               -------------------------------------------  --------------
                                                1991     1992     1993     1994     1995     1995    1996
                                               -------  -------  -------  -------  -------  ------  ------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                             (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net Sales..................................  $16,173  $17,126  $38,108  $42,168  $38,228  $7,421  $8,941
  Cost of sales..............................    9,304    9,297   22,335   25,140   21,647   4,092   5,270
                                               -------  -------  -------  -------  -------  ------  ------
  Gross profit...............................    6,869    7,829   15,773   17,028   16,581   3,329   3,671
  Operating expenses.........................    5,770    7,143   13,797   16,636   15,172   3,503   3,805
                                               -------  -------  -------  -------  -------  ------  ------
  Income (loss) from operations..............    1,099      686    1,976      392    1,409    (174)   (134)
  Interest expense...........................      562      429      605      685      841     173     267
                                               -------  -------  -------  -------  -------  ------  ------
  Income (loss) from continuing operations...  $   537  $   257  $ 1,371  $  (293) $   568  $ (347) $ (401)
                                               -------  -------  -------  -------  -------  ------  ------
                                               -------  -------  -------  -------  -------  ------  ------
PRO FORMA INCOME FROM CONTINUING OPERATIONS
 DATA (1, 2):
  Income (loss) before income taxes, minority
   interest and discontinued operations, as
   reported..................................  $   537  $   257  $ 1,371  $  (293) $   568  $ (347) $ (401)
  Pro forma provision (benefit) for income
   taxes (2).................................      255      266      344      (43)     114     (70)    (85)
                                               -------  -------  -------  -------  -------  ------  ------
  Pro forma net income (2)...................  $   282  $    (9) $ 1,027  $  (250) $   454  $ (277) $ (316)
                                               -------  -------  -------  -------  -------  ------  ------
                                               -------  -------  -------  -------  -------  ------  ------
PER SHARE DATA:
  Pro forma (loss) income from continuing
   operations per share......................                                      $  0.06  $(0.03) $(0.04)
                                                                                   -------  ------  ------
                                                                                   -------  ------  ------
  Weighted average shares outstanding (3)....                                        8,037   8,036   8,037
                                                                                   -------  ------  ------
                                                                                   -------  ------  ------

                                            AS OF DECEMBER 31,                AS OF
                                ------------------------------------------  MARCH 31,
                                 1991     1992    1993     1994     1995      1996
                                -------  ------  -------  -------  -------  ---------
                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA (1):
  Working capital
   (deficiency)...............  $ 2,141  $1,587  $ 2,337  $  (197) $ 3,312   $ 3,285
  Total assets................    6,439   6,427   13,464   13,841   11,698    13,933
  Total debt, including
   current portion............    5,219   2,896    5,129    6,724    5,989     7,143
  Shareholders' equity
   (deficiency)...............  $(1,075) $  266  $   637  $(1,408) $(1,299)  $(1,853)

- ------------------------------
(1) In December 1994, the Company determined to discontinue its Top Banana division. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company -- Discontinued Operations" and
    Note 12 of Notes to Consolidated Financial Statements.

(2) The Company has been taxed as an S Corporation for federal and state income tax purposes since 1989. Pro forma income taxes, pro forma loss from continuing operations, and pro forma loss from continuing operations per share reflect the pro forma effect of income taxes as if the Company had been taxed as a C Corporation for all periods presented. Upon consummation of the Transactions, Global One will be subject to federal and state income taxes. See "S Corporation Distributions."

(3) Assumes as outstanding, during each of the periods indicated, 1,393,550 shares of the shares being offered by Global One in the Private Placement, which represent the approximate number of shares deemed to be sold by Global One to fund the $1,750,000 S Corporation distribution described in "S Corporation Distributions." See "S Corporation Distributions" and Note 13 of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF THE COMPANY

GENERAL

    The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition of the Company and the results of its operations. This discussion and analysis should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto included elsewhere herein.

    The business of the Company is conducted through OSP, SDI and BEx, each of which conducts a distinct business. OSP develops and markets posters incorporating primarily licensed images and characters from motion pictures, television, animation, music, sports and popular culture. Non-licensed posters published by OSP included generic posters, WalletCards, BookBites-TM-, movie scripts and framed and unframed wall decor of models, cars, airplanes and popular phrases. SDI develops and markets licensed and non-licensed T-shirts, sweatshirts, hats, boxer shorts and mugs. BEx develops and markets licensed and non-licensed buttons, key rings and stickers. See "Business of The Company."

    The Company derives a significant portion of its revenues from properties which have demonstrated continuing market appeal year after year, such as Disney's and Warner Bros.' standard characters, including MICKEY MOUSE and BUGS BUNNY, television programs, Playboy's PLAYMATE OF THE YEAR and classic icons, such as Marilyn Monroe and the Doors ("Standard Properties"). During the last three years, OSP has experienced increased sales of products attributable to its Standard Properties due to the wider distribution of display racks to retailers. Approximately 3,500 new display racks were put in service in 1994 and 3,000 new display racks were put in service in 1995. Additional revenues are derived each year from other promotional products associated with hit films and television shows which generally have a much shorter product life ("Promotional
Properties"). The Company attempts to identify and acquire licenses for Promotional Properties to capitalize on popular culture trends. However, whether or not a Promotional Property achieves significant sales depends on a number of factors that are out of the control of the Company, including marketing efforts by licensors and the appeal of such Promotional Properties to the target market. Management believes that to date, Promotional Properties have accounted for a larger percentage of SDI's and BEx's revenues than Standard Properties. Accordingly, variations in the Company's revenues from year to year are largely attributable to the success achieved by Promotional Properties in any given year. The Company's business strategy includes increasing its core business on Standard Properties as a percentage of net sales by increasing the number of display racks supplied to mass retailers, increasing the number of Standard
Properties and expanding its international business. Management anticipates continuing fluctuations from year to year to the extent the Company's Promotional Products achieve success in any given year. See "Business of The Company -- Business Strategy." No assurances can be given that the Company will be successful in these efforts.

RESULTS OF OPERATIONS

    The following tables set forth the net sales, total cost of sales and gross profit of OSP, SDI, BEx and the Company, for the three months ended March 31, 1995 and 1996 and for the years ended December 31, 1993, 1994 and 1995.

                                                                      FOR THE THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------------------------------
                                                                        1995                       1996
                                                              -------------------------  -------------------------
                                                                AMOUNT      % OF SALES     AMOUNT      % OF SALES
                                                              -----------  ------------  -----------  ------------
                                                                             (DOLLARS IN MILLIONS)
Net Sales
  OSP.......................................................   $     5.2        100.0%    $     4.6        100.0%
  SDI.......................................................         1.5        100.0           4.1        100.0
  BEx.......................................................         0.7        100.0           0.2        100.0
                                                                     ---                        ---
  Company...................................................   $     7.4        100.0     $     8.9        100.0
                                                                     ---                        ---
                                                                     ---                        ---

Cost of Goods Sold
  OSP.......................................................   $     2.1         40.4     $     1.8         39.1
  SDI.......................................................         0.8         53.3           2.4         58.5
  BEx.......................................................         0.3         42.9           0.1         50.0
                                                                     ---                        ---
  Company...................................................   $     3.2         43.2     $     4.3         48.3
                                                                     ---                        ---
                                                                     ---                        ---

License and royalty expense
  OSP.......................................................         0.7         13.5           0.6         13.0
  SDI.......................................................         0.2         13.3           0.3          7.3
  BEx.......................................................         0.0          0.0           0.0          0.0
                                                                     ---                        ---
  Company...................................................   $     0.9         12.2     $     0.9         10.1
                                                                     ---                        ---
                                                                     ---                        ---

Total Cost Of Sales
  OSP.......................................................   $     2.8         53.8     $     2.4         52.2
  SDI.......................................................         1.0         66.7           2.7         65.9
  BEx.......................................................         0.3         42.9           0.1         50.0
                                                                     ---                        ---
  Company...................................................   $     4.1         55.4     $     5.2         58.4
                                                                     ---                        ---
                                                                     ---                        ---

Gross Profit
  OSP.......................................................   $     2.4         46.2     $     2.2         47.8
  SDI.......................................................         0.5         33.3           1.4         34.1
  BEx.......................................................         0.4         57.1           0.1         50.0
                                                                     ---                        ---
  Company...................................................   $     3.3         44.6     $     3.7         41.6
                                                                     ---                        ---
                                                                     ---                        ---

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------------------------------------------
                                                            1993                       1994                       1995
                                                  -------------------------  -------------------------  -------------------------
                                                    AMOUNT      % OF SALES     AMOUNT      % OF SALES     AMOUNT      % OF SALES
                                                  -----------  ------------  -----------  ------------  -----------  ------------
                                                                               (DOLLARS IN MILLIONS)
Net Sales
  OSP...........................................   $    19.5        100.0%    $    23.6        100.0%    $    25.2        100.0%
  SDI...........................................        15.5        100.0          11.1        100.0          10.1        100.0
  BEx...........................................         3.1        100.0           7.5        100.0           2.9        100.0
                                                       -----                      -----                      -----
  Company.......................................   $    38.1        100.0     $    42.2        100.0     $    38.2        100.0
                                                       -----                      -----                      -----
                                                       -----                      -----                      -----

Cost of Goods Sold
  OSP...........................................   $     7.7         39.5     $     9.7         41.1     $     9.8         38.9
  SDI...........................................         8.6         55.5           6.8         61.3           5.9         58.4
  BEx...........................................         1.1         35.5           2.9         38.7           1.3         44.8
                                                       -----                      -----                      -----
  Company.......................................   $    17.4         45.7     $    19.4         46.0     $    17.0         44.5
                                                       -----                      -----                      -----
                                                       -----                      -----                      -----

License and Royalty Expense
  OSP...........................................   $     3.0         15.4     $     3.7         15.7     $     3.5         13.9
  SDI...........................................         1.5          9.7           1.2         10.8           0.9          8.9
  BEx...........................................         0.4         12.9           0.9         12.0           0.3         10.3
                                                       -----                      -----                      -----
  Company.......................................   $     4.9         12.9     $     5.8         13.7     $     4.7         12.3
                                                       -----                      -----                      -----
                                                       -----                      -----                      -----

Total Cost of Sales
  OSP...........................................   $    10.7         54.9     $    13.4         56.8     $    13.3         52.8
  SDI...........................................        10.1         65.2           8.0         72.1           6.8         67.3
  BEx...........................................         1.5         48.4           3.8         50.7           1.6         55.2
                                                       -----                      -----                      -----
  Company.......................................   $    22.3         58.5     $    25.2         59.7     $    21.7         56.8
                                                       -----                      -----                      -----
                                                       -----                      -----                      -----

Gross Profit
  OSP...........................................   $     8.8         45.1     $    10.2         43.2     $    11.9         47.2
  SDI...........................................         5.4         34.8           3.1         27.9           3.3         32.7
  BEx...........................................         1.6         51.6           3.7         49.3           1.3         44.8
                                                       -----                      -----                      -----
  Company.......................................   $    15.8         41.4     $    17.0         40.3     $    16.5         43.2
                                                       -----                      -----                      -----
                                                       -----                      -----                      -----

    The following tables sets forth the percentage of net sales of certain income and expense items for the three months ended March 31, 1995 and 1996 and for the years ended December 31, 1993, 1994 and 1995.

                                                                               PERCENTAGE OF
                                                                                 NET SALES
                                                                             THREE MONTHS ENDED     PERIOD TO PERIOD
                                                                                 MARCH 31,          PERCENTAGE CHANGE
                                                                          ------------------------  -----------------
                                                                             1995         1996        1995 VS. 1996
                                                                          -----------  -----------  -----------------
Net sales...............................................................      100.0%       100.0%           20.3%
Cost of goods sold......................................................       43.2         48.3            34.4
License and royalty expense.............................................       12.2         10.1           --
Gross profit............................................................       44.6         41.6            12.1
Warehouse and selling expenses..........................................       30.2         26.3             4.9
General and administrative..............................................       17.0         16.3            15.2
Operating income........................................................       (2.3)        (1.5)           23.3
Interest expense........................................................        2.3          3.0            54.9
Minority interest in (income) loss of subsidiaries......................        0.5         (0.5)         (221.7)
Net income..............................................................       (2.4)        (5.8)         (190.4)

                                                                      PERCENTAGE OF
                                                                        NET SALES                    PERIOD TO PERIOD
                                                                       YEAR ENDED                   PERCENTAGE CHANGE
                                                                      DECEMBER 31,               ------------------------
                                                          -------------------------------------   1993 VS.     1994 VS.
                                                             1993         1994         1995         1994         1995
                                                          -----------  -----------  -----------  -----------  -----------
Net sales...............................................      100.0%       100.0%       100.0%        10.8%        (9.5)%
Cost of goods sold......................................       45.7         46.0         44.5         11.5        (12.4)
License and royalty expense.............................       12.9         13.7         12.3         18.4        (19.0)
Gross profit............................................       41.4         40.3         43.2          7.6         (2.9)
Warehouse and selling expenses..........................       23.2         25.7         26.7         22.4         (5.8)
General and administrative expenses.....................       13.0         13.8         13.0         17.4        (14.5)
Operating income........................................        5.2          0.8          3.5        (80.2)       259.5
Interest expense........................................        1.6          1.6          2.2         13.3         22.7
Minority interest in (income) loss of subsidiaries......       (1.0)         0.4         (0.6)       139.2       (264.2)
Income before discontinued operations...................        1.5         (0.6)         1.1       (146.2)       255.5
Discontinued operations.................................        0.3         (1.8)       --          (689.2)       --
Net income..............................................        2.1         (2.4)         1.1       (226.8)       139.1

DISCONTINUED OPERATIONS

    In 1991, the Company started the Top Banana division which primarily developed and marketed licensed children's electronic banks and clocks, which were manufactured exclusively in the Far East. In December 1994, the Company decided to wind down the division due to large losses attributable primarily to the financing of Top Banana's working capital needs through letters of credit, excessive time to source products from the Far East and a distribution system that was distinct from its distribution system for posters, T-shirts and buttons. This process was substantially completed in 1995.

    The loss from discontinued operations was $770,000 on sales of $3.5 million in 1994 compared to income of $131,000 on sales of $2.6 million in 1993. Of the loss from discontinued operations recognized during 1994, $424,000 was due to an operating loss and $346,000 was due to the estimated loss on disposal of the operation. No additional loss from discontinued operations was recognized in 1995 as the reserve for loss on disposal established in 1994 was sufficient. These operations have been accounted for as a discontinued operation for all periods presented.

    THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1995

    The Company's net sales increased $1.5 million, or 20.5%, during the first quarter of 1996 compared to the first quarter of 1995. This increase resulted primarily from a $2.6 million increase in sales by SDI that more than offset a $600,000 decrease in sales by OSP and a $500,000 decrease in sales by BEx. The 173.3% increase in SDI's sales is principally due to the popularity of the Anheuser-Busch licenses ("I LOVE YOU, MAN" and FROGS). The 11.5% decrease in OSP sales is related to the significant sales generated in the first quarter of 1995 by LEGENDS OF THE FALL-Brad Pitt and LION KING. BEx's sales decreased 71.4% compared to the first quarter of 1995 primarily to due to the reorganization of the Company's management, redirection of the marketing and sales effort, and relocation of the Company's operations.

    Cost of goods sold increased $1.1 million, or 34.4%, in the first quarter of 1996 to $4.3 million compared with $3.2 million in the first quarter of 1995. As a percentage of net sales, cost of goods increased to 48.3% in the first quarter of 1996 from 43.2% in the first quarter of 1995. The Company's cost of goods increased primarily because SDI, which typically has the highest cost of goods sold, comprised 46.1% of the Company's total sales in the first quarter of 1996 compared to 20.3% in the first quarter of 1995.

    OSP's cost of goods sold decreased $300,000, or 14.3%, to $1.8 million in the first quarter of 1996 from $2.1 million in the first quarter of 1995 primarily due to slightly lower printing and paper costs.

    SDI's cost of goods sold increased by $1.6 million, or 200.0%, to $2.4 million in the first quarter of 1996 from $800,000 in the first quarter of 1995. SDI's cost of goods sold as a percentage of sales in the first quarter of 1996 was 58.5% compared to 53.3% in the first quarter of 1995. SDI's net sales increased significantly, thereby contributing to the large increase in the overall cost of goods sold. The increase in the cost of goods sold as a percentage is primarily due to the increase in sales of products to mass retailers, which are typically sold at a lower price compared to specialty and gift retailers.

    BEx's cost of goods sold decreased by $200,000, or 66.7%, to $100,000 in the first quarter of 1996 compared to $300,000 in the first quarter of 1995. BEx's cost of goods sold as a percentage of sales increased to 50.0% in the first quarter of 1996 from 42.9% in the first quarter of 1995 due primarily to decreased efficiency as a result of the relocation of the Company's operations and reorganization of management.

    License and royalty expense, as a percentage of sales decreased to 10.1% in the first quarter of 1996 from 12.2% in the first quarter of 1995 due to the increase in sales of products under lower royalty rate licenses as a percentage of total sales of licensed products. OSP's royalty rate decreased to 13.0% in the first quarter of 1996 from 13.5% in the first quarter of 1995 due primarily from an $850,000 decrease in sales for Disney licenses which have higher royalty rates. SDI's royalty rate decreased to 7.3% in the first quarter of 1996 from 13.3% in the first quarter 1995 primarily due to the addition of a license which has a lower royalty rate than most of SDI's film and television licenses. This license generated $2.1 million in sales, or 51.2%, of SDI's total sales in the first quarter of 1996.

    Warehouse and selling expenses increased $110,000, or 4.9%, to $2.4 million in the first quarter of 1996 from $2.3 million in the first quarter of 1995. Factors contributing to this increase included an increase of $234,000 in commissions and an increase of $59,000 in freight by SDI due to the 173.3% increase in sales. These increases were offset by BEx's overall decrease of $173,000 in warehouse and selling expenses. This decrease is related to BEx moving its warehouse operation into OSP's facility. Warehouse and selling expenses as a percentage of sales decreased to 26.3% in the first quarter of 1996 from 30.2% in the first quarter of 1995.

    General and administrative expenses increased by $191,000, or 15.2%, to $1.5 million in the first quarter of 1996 from $1.3 million in the first quarter of 1995, due primarily to an increase of $68,000 in legal, accounting and other professional fees and a bonus to the President of SDI of $149,000. Additionally, reductions in general and administrative expense were due to the BEx relocation which accounted for a $31,000 decrease in costs.

    Operating loss decreased $40,000, or 23.3%, in the first of quarter 1996 to $134,000 compared to $174,000 in the first of quarter 1995. As a percentage of sales, operating loss decreased to 1.5% in the first quarter of 1996 compared with 2.3% of sales in the first quarter of 1995. The decrease in operating loss was attributable to the lower operating expenses as a percentage of sales discussed above.

    Interest expense increased $95,000, or 54.9%, to $268,000 in the first of quarter 1996 from $173,000 in the first quarter of 1995. The increase in interest expense was due primarily to an increase in the contractual interest rate charged on the outstanding borrowings by OSP and BEx prior to the refinancing of the credit line in February 1996. Additionally, SDI's interest expense increased due to additional factoring of accounts receivable resulting from the increase in first quarter sales.

    The Company's income tax provision in the first quarter of 1996 was $67,000, compared with an income tax benefit of $133,000 recorded in the first quarter of 1995, an increase of $200,000. The tax provision in 1996 was attributable to increased net income at SDI and no recognition of a tax benefit for BEx's operating losses which had been recorded in 1995 due to available tax carrybacks.

    The Company's net loss increased $337,000, or 190.4%, to $514,000 in the first quarter of 1996 compared with a loss of $177,000 in the first quarter of 1995. As a percentage of sales, the net loss was 5.8% in the first quarter of 1996 compared to 2.4% in the first quarter 1995.

    YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

    The Company's net sales decreased $3.9 million, or 9.3%, during 1995 compared with 1994. This decrease resulted primarily from a $4.6 million decrease in sales by BEx and a $956,000 decrease in sales by SDI which more than offset a $1.6 million increase in sales by OSP. The 61.1% decrease in the BEx sales was principally due to BEx not having a uniquely popular licensed property to generate sales during 1995, as contrasted to sales of products based on THE LION KING and MIGHTY MORPHIN POWER RANGERS licenses in 1994. OSP's sales increased 6.8% in 1995 from 1994 primarily due to new products and more retailers selling its products. In 1995, SDI's sales decreased 9.0% because SDI did not have a licensed property that generated broad appeal to customers who purchase from mass retailers.

    Cost of goods sold decreased $2.4 million, or 12.4%, to $17.0 million in 1995 compared to $19.4 million in 1994, due primarily to the decrease in cost of goods as a percentage of sales of OSP and SDI, which more than offset the increase in the cost of goods as a percentage of sales of BEx. As a percentage of net sales, cost of goods sold dropped from 46.0% in 1994 to 44.5% in 1995. The Company's cost of goods as a percentage of sales improved since OSP, which has the lowest cost of goods as a percentage of sales, comprised 66.0% of the Company's total net sales in 1995, compared with 55.9% in 1994.

    Although OSP's cost of goods sold increased by $160,000, or 1.7%, to $9.8 million in 1995 from $9.7 million in 1994, OSP's cost of goods as a percentage of sales decreased from 41.1% in 1994 to 38.9% in 1995, primarily because OSP sold more products and was able to charge more for its products by selling them directly to retailers rather than through distributors. In 1995, the amount of sales to retailers was 70.9% of total OSP sales, compared to 68.0% of total OSP sales in 1994.

    SDI's cost of goods decreased by $944,000, or 13.8%, to $5.9 million in 1995 from $6.8 million in 1994. SDI's cost of goods as a percentage of sales in 1995 was 58.4% compared to 61.3% in 1994. Although SDI's net sales decreased, thereby contributing to a decrease in the overall cost of goods sold, the decrease in the cost of goods as a percentage of sales was largely attributable to SDI's ability to sell more of its products to specialty and gift retailers at a higher price than it would typically obtain from sales to mass retailers. During 1995, SDI sold approximately 70% of its products to specialty and gift retailers in 1995, compared to approximately 60% in 1994.

    BEx's cost of goods decreased by $1.6 million, or 55.2%, to $1.3 million in 1995 from $2.9 million in 1994. However, BEx's cost of goods as a percentage of sales in 1995 was 44.8% compared to 38.7% in

1994. The increase in the cost of goods as a percentage of sales was due to continued selling of BEx's products at low prices as part of a concerted effort to reduce excess inventory levels, and since a significant amount of BEx's sales were at a lower price to OSP, for inclusion of BEx's products in OSP's integrated product displays, rather than directly to retailers.

    License and royalty expense decreased $1.1 million or 19.8% to $4.7 million in 1995 from $5.8 million in 1994. As a percentage of sales, royalties were 12.3% in 1995, compared with 13.7% in 1994. This was due to the increase in sales of products under lower royalty rate licenses as a percentage of total sales of licensed products. The most significant royalty reduction occurred in OSP, despite an increase in sales of $1.6 million. OSP's royalties decreased by approximately $200,000 in 1995 compared with 1994. As a percentage of sales, OSP's royalty rate decreased to 13.9% in 1995 from 15.7% in 1994, primarily due to a reduction in sales of products created under higher royalty rate licenses such as Disney and Nike. As a percentage of sales, these two licensors represented 26.6% of OSP sales in 1995, compared with 44.3% of OSP sales in 1994. Sales under Disney licenses decreased in 1995 because the popularity of the POCAHONTAS licensed merchandise in 1995 was not as great as the popularity of THE LION KING licensed merchandise in 1994. The Company did not renew the license to sell Nike products. In addition, OSP increased distribution of competitors's products, for which it does not pay royalties.

    Warehouse and selling expenses decreased $623,000, or 5.8%, to $10.2 million in 1995 from $10.8 million in 1994. Factors contributing to this reduction included a decrease of $458,000 in commissions and a decrease of $160,000 in freight expenses. Because these expenses are generally directly related to sales volume, warehouse and selling expenses remained relatively constant as a percentage of sales, at 26.7% in 1995, compared with 25.7% in 1994. During 1995, the Company consolidated its warehouse operations in its Bell, California facilities, and it is anticipated that this consolidation will have the effect of decreasing warehouse and selling expenses as a percentage of sales in the future.

    General and administrative expenses decreased by $842,000, or 14.5%, to $5.0 million in 1995 compared with $5.8 million in 1994, due primarily to a decrease of $494,000 in salaries and related employee expenses, a decrease of $203,000 in legal, accounting and other professional fees and a decrease of $263,000 in the bad debt provision, which decreases were offset by a $134,000 increase in other outside services. The decrease reflects certain one time expenses incurred during 1994, including bonuses paid to the Presidents of SDI and BEx, and additional legal expenses relating to an abandoned attempt to acquire a poster distributor. As a percentage of sales, general and administrative expenses decreased slightly, from 13.8% of sales in 1994 to 13.0% of sales in 1995.

    Operating income increased by $1.0 million, or 259.5%, in 1995 to $1.4 million in 1995 compared with $392,000 in 1994, despite the 9.3% decrease in sales. The increase in operating income was attributable to the lower operating expenses discussed above. As a percentage of sales, operating income increased to 3.7%, compared with 0.9% of sales in 1994.

    Interest expense increased $156,000, or 22.8%, to $841,000 in 1995 from $685,000 in 1994. The increase in interest expense was due primarily to an increase in the contractual interest rate charged on the borrowings by OSP and BEx due to their violation of certain covenants under their loan agreement. Additionally, total outstanding borrowings were higher in 1995, including subordinated debt issued in the fourth quarter. As a percentage of sales, interest expense was 2.2% of sales in 1995, compared with 1.6% of sales in 1994. The credit line was refinanced in February 1996. See "-- Liquidity and Capital Resources."

    OSP has a 79% interest in BEx and a 51% interest in SDI. Accordingly, the minority shareholders' interest in income of the subsidiaries has the effect of reducing the Company's net income when a subsidiary is profitable. When a subsidiary is unprofitable, a portion of the loss may be allocated to the minority interest, if the minority shareholder's basis in his stock has not already been reduced to zero. In 1995, BEx had a loss of $329,000 and SDI had net income of $556,000. After allocating a portion of these amounts to the minority interest, the minority interest in income of subsidiaries on a consolidated basis was $243,000 in 1995, which had the effect of reducing the Company's consolidated net income by the same amount. Global One will acquire 100% of the shares of BEx in connection with the Reorganization.


    OSP has been taxed as an S Corporation for federal and state income tax purposes since 1989. Pro forma income taxes, pro forma loss from continuing operations, and pro forma loss from continuing operations per share reflect the pro forma effect of income taxes as if OSP had been taxed as a C Corporation for all periods presented. Upon consummation of the Transactions, Global One will be subject to federal and state income taxes. See "S Corporation Distributions."


    Net income increased to $403,000 in 1995 compared with a net loss of $1.0 million in 1994. This increase was the result of decreased cost of goods, royalties and operating expenses discussed above and the absorption in 1994 of the discontinued operations. As a percentage of sales, net income was 1.1% of sales in 1995, compared with a loss of 2.4% of sales in 1994.

    YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

    The Company's net sales increased $4.1 million, or 10.7%, during 1994 compared with 1993. This increase resulted primarily from a $4.4 million increase in sales by BEx and a $4.1 million increase in sales by OSP which more than offset a $4.4 million decrease in sales by SDI. The increase in OSP's and BEx's sales was principally due to the sale of merchandise based on THE LION KING and MIGHTY MORPHIN POWER RANGERS licenses and the continued expansion into the mass retailers and other retail chains in 1994. The decrease in sales at SDI in 1994 was due to the reduction in the popularity of the BEAVIS & BUTT-HEAD license.

    Cost of goods sold increased $2.0 million or 11.0% to $19.4 million in 1994 from $17.4 million in 1993, due primarily to the increase in net sales. As a percentage of sales, the Company's cost of goods however, remained relatively constant at 46.0% in 1994, compared with 45.7% in 1993.

    OSP's cost of goods sold increased by $2.0 million, or 25.5%, to $9.7 million in 1994 from $7.7 million in 1993. As a percentage of sales, OSP's cost of goods increased from 39.5% in 1993 to 41.1% in 1994, primarily because of increased material costs, product mix and the distribution of other publisher's products. To a lesser extent, OSP sold a slightly larger percentage of OSP's products to mass retailers at a lower price.

    SDI's cost of goods decreased by $1.8 million, or 20.9%, to $6.8 million in 1994 from $8.6 million in 1993. However, as a percentage of sales, SDI's cost of goods in 1994 was 61.3% compared to 55.5% in 1993 primarily because of higher material costs and the sale of a lower percentage of SDI's products to specialty and gift retailers at a higher price. During 1994, SDI sold approximately 60% of its products to specialty and gift retailers, compared to approximately 80% in 1993.

    BEx's cost of goods increased by $1.8 million, or 156.9%, to $2.9 million in 1994 from $1.1 million in 1993. As a percentage of sales, BEx's cost of goods increased to 38.7% in 1994 from 35.5% in 1993. The increase in the cost of goods as a percentage of sales was due to the use of outside manufacturers to produce BEx's products, compared to 1993 when a larger percentage of BEx's products were manufactured in-house.

    License and royalty expense increased $880,000, or 18.0%, to $5.8 million in 1994 from $4.9 million in 1993. As a percentage of sales, the average royalty rate increased from 12.9% in 1993 to 13.7% in 1994. In 1994, OSP's and BEx's royalties increased approximately $670,000 and $480,000, respectively, while SDI's royalties decreased $270,000. The reason for the increased royalty rates was the increased sale of higher royalty rate products. Sales under Disney licenses increased in 1994 because the popularity of THE LION KING licensed merchandise was greater than the popularity of the ALADDIN licensed merchandise in 1993.

    Warehouse and selling expenses increased by $2.0 million, or 22.4%, to $10.8 million in 1994 from $8.8 million in 1993. This was due primarily to increases of approximately $500,000 in warehouse salaries, $300,000 in repairs and maintenance, $661,000 in sales salaries and $284,000 in freight-out expense. The predominant reason for the increase as a percentage of sales was the addition of a Vice President of Sales and other management and support staff. As a percentage of sales, warehouse and selling expenses were 25.7% of sales in 1994, compared with 23.2% of sales in 1993.

    General and administrative expenses increased $860,000 or 17.4% to $5.8 million in 1994 from $5.0 million in 1993. As a percentage of sales, general and administrative expenses were 13.8% of sales in 1994 compared with 13.0% of sales in 1993. The increase in general and administrative expenses reflects certain expenses incurred during 1994, including bonuses paid to the Presidents of SDI and BEx of $510,000, an increase of $330,000 in the bad debt provision. Additionally, a bonus of $833,000 was paid to the President of SDI in 1993. This amount, however, was largely offset by an overall increase in salaries of $898,000 in 1994.

    Operating income decreased $1.6 million or 80.2% to $392,000 in 1994 from $2.0 million in 1993. As a percentage of sales, operating income decreased to 0.9% of sales in 1994, compared with 5.2% in 1993. The decrease was attributable to the higher operating expenses discussed above, despite the 10.7% sales increase.

    Interest expense increased $80,000 or 13.2% to $685,000 in 1994 from $605,000 in 1993. As a percentage of sales, interest expense remained relatively constant at 1.6% of sales in both 1994 and 1993. Although interest expense remained relatively constant overall, OSP's interest expense increased by $152,000 in 1994 due to continued reliance on its line of credit to finance its growth, while SDI's and BEx's interest expense decreased by $56,000 and $16,000, respectively.

    In 1994, BEx had a net income of $57,000 and SDI had a loss of $327,000. After allocating a portion of these amounts to the minority interest, the minority interest in loss of subsidiaries on a consolidated basis was $148,000, which had the effect of increasing the Company's consolidated net income by the same amount.

    The Company incurred a loss of $1.0 million or 2.4% of sales in 1994 from income of $813,000 or 2.1% of sales in 1993. This decrease was the result of the higher royalty rates and increased operating expenses discussed above and the loss due to discontinued operations. See "-- Discontinued Operations."

LIQUIDITY AND CAPITAL RESOURCES

    At March 31, 1996, working capital was approximately $3.3 million. Net cash used in operating activities during the three months ended March 31, 1996 was approximately $800,000 due primarily to a loss of $514,000 in the first quarter of 1996, an increase of $665,000 in accounts receivable, an increase of $921,000 in inventory and offset by an increase in accounts payable of $1.2 million. Net cash provided by financing activities during the three months ended was approximately $1.1 million due primarily to increased borrowings of $1.2 million under its credit facilities.

    In February 1996, OSP and BEx arranged a line of credit, with a three-year term, in the amount of $7.5 million at an interest rate of 1.75% above the reference rate which was collateralized by substantially all of OSP's and BEx's assets. See Note 6 of Notes to Consolidated Financial Statements. At April 30, 1996, OSP and BEx had $3.0 million outstanding and $60,000 available under the credit line. OSP and BEx are currently in compliance with the terms of the credit agreement. At April 30, 1996, SDI's borrowing availability under its factoring agreement was $1.1 million.

    At December 31, 1995, working capital was approximately $3.3 million compared to a deficit of $197,000 at December 31, 1994. This increase was primarily the result of improved operations and the refinancing of $2.8 million of short-term borrowings into long-term financing and the private placement of $750,000 in subordinated debt. See Note 6 of Notes to Consolidated Financial Statements of OSP.

    During 1995, net cash provided by operating activities was approximately $1.5 million primarily due to net income and minority interest in income of subsidiaries of $403,000 and $243,000, respectively, $430,000 in depreciation and amortization, $1.1 million decrease in accounts receivable and $885,000 decrease in inventory. These items more than offset the decrease in accounts payable, accrued expenses and royalties payable of $799,000, $384,000 and $837,000, respectively.


    Net cash used in investing activities was approximately $609,000 during 1995 as a result of capital expenditures for tenant improvements, furniture and display racks, and equipment at the Company's headquarters. See "Business of the Company -- Properties." During 1995, net cash used in financing activities was approximately $1.1 million primarily as a result of payments on revolving line of credit and dividends paid of $1.4 million and $793,000, respectively, which more than offset the borrowing on long-term subordinated debt of $750,000 and issuance of $500,000 of common stock resulting from the reinvestment of a portion of dividends paid to shareholders.


    The Company's working capital requirements generally peak in the second quarter of each year as its production increases in order to coincide with the release of summer movies. Typically, the Company's sales during the first quarter are generally lower than at other times during the year, and the Company experiences a loss during the first quarter. See " -- Seasonality." During this period, the Company's primary sources of liquidity have been its line of credit and extended credit terms allowed by its vendors. See Note 6 of Notes to Consolidated Financial Statements of OSP.

    Due to the failure of the Company's Top Banana division to achieve projected sales in the fourth quarter of 1994, the Company did not experience an anticipated increase in accounts receivable to support advances under its credit agreement in order to finance its 1995 first quarter operations. See " -- Discontinued Operations." In addition, at December 31, 1994, the Company was in violation of all of its bank covenants under its loan agreement. The lender declared the Company in technical default in June 1995, although the Company did not have a payment default under the loan agreement.

    As a result of the violations, the lender reduced the advance rate and increased the interest rate charged on borrowings. The lender agreed to forbear from proceeding against the collateral and approved monthly amendments to the original credit agreement. Since the Company did not have adequate cash reserves, it was delinquent on royalty payments and was unable to pay its obligations on a current basis. The Company was able to continue its operations at that time due largely to the willingness of its vendors to extend trade credit and its licensors not to terminate licenses for the Company's failure to make royalty payments. The loan matured as of August 1995, and was renewed on a monthly basis which resulted in increases in the interest rate charged and reductions in the advance rate permitted. During 1995, the largest amount outstanding under the loan agreement was $5.9 million. The interest rate increased from 1.75% over prime to 8.25% over prime during 1995.

    Due to the strength of the summer film releases in 1995, in particular the POCAHONTAS and BATMAN licenses, the Company returned to profitability within several months. Due to improved cash flow, the Company began to repay its obligations on a current basis.

    However, due to the leveraged nature of the Company's capital structure and the reduction in advance rates by the Company's lender, the Company continued to operate under a restricted cash flow. Therefore, in November 1995, the Company negotiated an infusion of $750,000 of subordinated debt from one of its vendors for its working capital needs. See Note 7 of Notes to Consolidated Financial Statements of OSP. During the fourth quarter, the Company began negotiations with several lenders to obtain a new credit facility in order to replace the month to month extensions provided by the Company's then current loan agreement. In addition, the Company retained a financial advisor to seek additional sources of equity capital.

    SDI sells substantially all of its accounts receivable to a factor under a continuing contract, cancelable upon written notice given 60 days prior to expiration. In most cases, the factor approves the credit, and the account is sold without recourse. In cases in which the factor does not approve the credit, SDI bears the risk. At December 31, 1995, the receivables that were at the risk of SDI were approximately $251,000. At December 31, 1995, amounts due from the factor included in accounts receivable-trade were $822,000. The factor, to the extent of any financing provided, holds a security interest in all accounts receivable and property of SDI.


    As a result of the Private Placement, Global One will net approximately $2.0 million after paying the accrued $1.75 million dividend to the OSP Shareholders, $375,000 of subordinated debt, $2.2 million for costs related to the Transactions and an additional dividend of approximately $400,000 to permit the OSP Shareholders to pay their respective tax liabilities incurred as a result of OSP's operating results during 1995 and that portion of 1996 prior to Closing. The Company believes that the new credit facility, together with the anticipated net proceeds of the Private Placement, will be sufficient to fund its working capital requirements for the remainder of 1996. Additional financing will be required to provide for any business or product line acquisitions and significant expansion of Global One's international business. In addition, Global One's business plan anticipates that Global One will seek to increase its distribution of products directly to mass retailers. See "Business of the Company -- Business Strategy." The extent to which Global One is successful in achieving its business plan will depend on the availability of capital for the purchase of additional display racks to place in retail establishments. There can be no assurance that such additional financing will be available.


EFFECTS OF INFLATION

    Global One's management believes that inflation will not have a significant effect on the Global One's operations.

SEASONALITY


    The Company has historically had higher net sales as a percentage of annual sales in the second quarter. In 1995, the Company recorded 32.9% of its sales in the second quarter. Management believes that the Company's seasonal sales are primarily due to the seasonal release of major films which correspond to sales of promotional products related to such films. Although films that are anticipated to be major hits are often released in the summer, film distribution companies frequently release major films in the autumn or during the holidays. Such fluctuations in sales typically result in corresponding fluctuations in the Company's profitability which is anticipated to continue in the foreseeable future. See "Risk Factors of Global One Distribution & Merchandising Inc. -- Seasonality and Fluctuations in Operating Results."

    The following table sets forth the quarterly results of operation of the Company for the two years ended December 31, 1994 and 1995, and for the three months ended March 31, 1996.

                                                                      QUARTER ENDED
                                                   ----------------------------------------------------
                                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,     TOTAL
                                                      1994        1994         1994           1994         1994
                                                   -----------  ---------  -------------  -------------  ---------
                                                                      (IN THOUSANDS)
QUARTERLY FINANCIAL INFORMATION:
  Net sales......................................   $   7,100   $  13,741   $    12,165     $   9,162    $  42,168
  Gross profit...................................       2,813       5,500         5,070         3,645       17,028
  Operating expenses.............................       3,220       4,880         4,464         4,072       16,636
  Income (loss) from operations..................        (407)        620           606          (427)         392
  Interest expense...............................         129         160           198           198          685
  Income (loss) before income taxes..............        (536)        460           408          (625)        (293)
  Pro forma provision (benefit) for income
   taxes.........................................         (79)         68            60           (92)         (43)
                                                   -----------  ---------  -------------  -------------  ---------
  Pro forma income (loss) from continuing
   operations....................................   $    (457)  $     392   $       348     $    (533)   $    (250)
                                                   -----------  ---------  -------------  -------------  ---------
                                                   -----------  ---------  -------------  -------------  ---------

                                                          QUARTER ENDED
                                       ----------------------------------------------------               QUARTER
                                        MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,     TOTAL    ENDED MARCH
                                          1995        1995         1995           1995         1995      31, 1996
                                       -----------  ---------  -------------  -------------  ---------  -----------
                                                               (IN THOUSANDS)
Net sales............................   $   7,422   $  12,566    $   9,242      $   8,998    $  38,228   $   8,941
Gross profit.........................       3,329       5,566        3,807          3,879       16,581       3,671
Operating expenses...................       3,503       4,333        3,682          3,654       15,172       3,805
Income (loss) from operations........        (174)      1,233          125            225        1,409        (134)
Interest expense.....................         173         209          220            239          841         267
Income (loss) before income taxes....        (347)      1,024          (95)           (14)         568        (401)
Pro forma provision (benefit) for
 income taxes........................         (70)        206          (19)            (3)         114         (85)
                                       -----------  ---------  -------------  -------------  ---------  -----------
Pro forma income (loss) from
 continuing operations...............   $    (277)  $     818    $     (76)     $     (11)   $     454   $    (316)
                                       -----------  ---------  -------------  -------------  ---------  -----------
                                       -----------  ---------  -------------  -------------  ---------  -----------

                             BUSINESS OF GLOBAL ONE


    Global One was incorporated in the state of Delaware on April 23, 1996 to serve as a holding company for the Company and its subsidiaries, and to acquire Kelly Russell through KRSI Acquisition. Global One organized three subsidiary corporations under the laws of the state of Delaware: OSP Acquisition, BEx Acquisition, and KRSI Acquisition. Immediately prior to the KRSI Merger, OSP will be merged with and into OSP Acquisition and BEx will be merged with and into BEx Acquisition. At the Effective Time of the KRSI Merger, Kelly Russell will be merged with and into KRSI Acquisition. The subsidiaries of Global One following the Closing will be "OSP Publishing, Inc.," "Kelly Russell Studios, Inc.," and "BEx Corp.," respectively. SDI will continue to be a subsidiary of OSP Publishing, Inc. following the Transactions.


    To date, Global One has not conducted any business except in connection with the Transactions.

                            BUSINESS OF THE COMPANY

GENERAL


    The Company was incorporated in the State of California in 1989. The Company has elected S corporation status and, consequently, the Company's earnings have been taxed at the shareholder level. As a result of the Transactions, the Company will no longer qualify as an S Corporation.


    The Company designs and produces licensed trend merchandise which it markets for sale in gift and stationary stores, video stores, music stores, toy stores, bookstores and mass retailers. The Company products consist of posters, T-shirts, framed and unframed wall decor, buttons, key chains, stickers and collectible movie scripts. Substantially all of the Company's net sales during 1995 were attributable to products incorporating some licensed material. These products incorporate primarily licensed images and characters from motion pictures, television, comic books, music, sports and popular culture. Management believes that the Company is the leading domestic publisher and distributor of licensed posters, and a leading distributor of licensed T-shirts, buttons, key chains, stickers and collectible movie scripts.


    The Company 's licenses encompass over 200 properties, including: (i) Disney's THE HUNCHBACK OF NOTRE DAME, POCAHONTAS and THE LION KING animated movies, MICKEY UNLIMITED characters and HOME IMPROVEMENT television program;
(ii) Warner Bros.'s  LOONEY TUNES  characters and  BAYWATCH television  program;
(iii) other television programs, including FRIENDS, MELROSE PLACE, SEINFELD, and BEAVIS & BUTT-HEAD; (iv) other motion pictures, including FLIPPER, INDEPENDENCE DAY, PULP FICTION and BABE; and (v) various musicians and personalities, including Madonna, Boyz II Men, The Doors, Marilyn Monroe and Whitney Houston. See "-- Operations and Licensing."



    The Company's business is conducted through OSP and OSP's subsidiaries, SDI and BEx. OSP publishes licensed and non-licensed posters, and also manufactures Book Bites-TM-, Wallet Cards, movie scripts and other trend gift items. See "-- Products and Operating Subsidiaries." SDI designs and markets a line of T-shirts, sweatshirts, hats and other apparel to department and specialty stores and other retail outlets, including mass merchants, based on both licensed and non-licensed designs. See "-- Products and Operating Subsidiaries." BEx designs and markets licensed and non-licensed buttons, stickers, key rings and magnets. See "-- Products and Operating Subsidiaries."


    The Company's products incorporate designs created by its staff of artists and approved by the licensor. See "-- Design and Development." All of the Company's products are produced according to its specifications by unaffiliated manufacturers located in the greater Los Angeles area. See "-- Manufacturing."

    The Company's products are sold primarily through in-house sales representatives and multi-line independent sales representatives and secondarily through distributors to a diversified group of over 45,000 retail outlets, primarily in the mass merchandise, gift, music, bookstore, toy, grocery, framing and video markets. The Company's customers include K-Mart, Wal-Mart, Musicland, Walden Books,

Blockbuster Entertainment, Toys R' Us and J.C. Penney. K-Mart and Musicland each accounted for 10% of the Company's net sales during 1995. International sales, which are conducted primarily through a network of distributors, comprised 5% of total sales during 1995. See "-- Sales and Marketing."

BUSINESS STRATEGY

    Global One's business strategy is to generate revenue and earnings growth through further penetration of domestic and international markets for sale of the Company's existing products, and the introduction of new product lines that complement and supplement existing product lines which can be sold through the same channels of distribution.

    To accomplish its strategic objectives, Global One may seek to: (i) acquire producers of other lines of trend merchandise; (ii) increase sales to mass retailers; (iii) further expand into international markets; (iv) develop and introduce new and ancillary product categories utilizing existing licenses; (v) continue to acquire licenses from licensors with whom the Company currently has relationships and from new licensors; (vi) enter into partnerships with retailers to develop new products; (vii) develop relationships with "anchor" retailers who will commit to purchase items in new product categories and (viii) develop and expand sales of products through "tie in" or "premium" sales. Global One may engage in future strategic acquisitions if and when such opportunities arise. It has no present understandings or agreements concerning any acquisition or merger, however, and is not presently negotiating with respect to any such matter, other than the proposed KRSI Merger.

    Management believes that the KRSI Merger will provide additional licensed products, particularly sports-related merchandise, for sale in markets presently served by the Company and will enable Global One to pursue new market opportunities. It is anticipated that, following the KRSI Merger, Kelly Russell's products will continue to be sold by Kelly Russell's existing sales organization and will also be promoted through Global One's sales force.

OVERVIEW OF THE LICENSED MERCHANDISE INDUSTRY

    Royalties on sales of licensed merchandise provide an important source of supplemental revenue for licensors, primarily in the entertainment and sports industries. According to THE LICENSING LETTER, sales of licensed merchandise in the U.S. and Canada in 1994 were approximately $102.2 billion. The Company operates in the trend, novelty or gift segment of the licensed merchandise industry which management believes accounted for approximately $27.0 billion in sales in the U.S. and Canada in 1994. Management believes that the growth in sales of licensed merchandise during the past five years is principally the result of the rapid growth and globalization of the U.S. motion picture, television, music and sports industries, during this period. Management believes that a continuation of these trends and the continued domination of worldwide markets by the U.S. film and entertainment industries will provide significant opportunities for future expansion of international sales of licensed merchandise.

    Management believes that trend, novelty and gift items, such as the products marketed by the Company, have a high turnover rate and provide retailers with higher returns per square foot than most other retail merchandise. The low cost of production of the Company's products permit retailers to sell such products at lower price points that appeal to a wide range of consumers. Disposable wall products incorporating standard characters, such as MICKEY MOUSE and BUGS BUNNY, classic icons, such as Marilyn Monroe and James Dean, contemporary and classic musicians, such as Alanis Morrissette and The Doors, or hit films and television productions, such as THE LION KING and FRIENDS, are an inexpensive way for consumers, particularly children, teens and young adults, to express themselves and identify with their favorite aspects of popular culture. Retailers that sell the Company's merchandise frequently utilize integrated product displays to generate a higher volume of "impulse sales" of licensed promotional products.

COMPETITION


    Management believes that OSP is currently the leading domestic publisher of licensed posters. OSP's primary competitors in the poster publishing business are Day Dream Publishing, Inc., Western Graphics, Inc., Portal Publications Co. and Funky Enterprises. The Company and its four major competitors collectively account for an estimated 80% share of the market for licensed posters.


    The Company competes for licenses with other producers of licensed merchandise on the basis of its multiple product categories, such as posters, T-shirts, framed and unframed wall decor, buttons, stickers, key chains and collectible movie scripts. Management believes the use of multiple product categories, which often can be sold through the same retail facility, is attractive to licensors because it provides a more efficient distribution and more royalties based upon a popular licensed property. In addition, the Company offers a large and diversified distribution network. The variety of products offered by the Company, the quality and experience of its art department and its strong relationships with key licensors and major studios have enabled the Company to acquire a portfolio of approximately 200 major licenses.


    The Company competes for retail floor space on the basis of its portfolio of licenses, which allow it to offer the greatest selection of titles. The Company has approximately 1,100 shelf keeping units ("SKUs") while its competitors are believed to offer only between 200 and 400 SKUs. The Company has in place 18,000 poster racks of varying sizes at its customers, and the Company's sales staff provides ordering and stocking services. In addition, the Company's multiple product lines enable it to provide retailers with integrated product displays incorporating each subsidiaries' products, thus offering retailers a more effective way to capitalize on a popular trend.


PRODUCTS AND OPERATING SUBSIDIARIES

    The Company publishes and distributes licensed posters, T-shirts, framed and unframed wall decor, buttons, key chains, stickers and collectible movie scripts through OSP, SDI and BEx. Substantially all of the Company's net sales during 1995 were attributed to products incorporating some licensed material. The following table sets forth the Company's net sales by subsidiary:

                                                                                                    THREE MONTHS ENDED MARCH
                                                YEAR ENDED DECEMBER 31,                                       31,
                      ----------------------------------------------------------------------------  ------------------------
                                1993                      1994                      1995                      1995
                      ------------------------  ------------------------  ------------------------  ------------------------
                        AMOUNT          %         AMOUNT          %         AMOUNT          %         AMOUNT          %
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
OSP.................   $    19.5        51.2%    $    23.6        55.9%    $    25.2        66.0%    $     5.2        70.3%
SDI.................        15.5        40.7          11.1        26.3          10.1        26.4           1.5        20.3
BEx.................         3.1         8.1           7.5        17.8           2.9         7.6           0.7         9.4
                           -----       -----         -----       -----         -----       -----           ---       -----
Company.............   $    38.1       100.0%    $    42.2       100.0%    $    38.2       100.0%    $     7.4       100.0%
                           -----       -----         -----       -----         -----       -----           ---       -----
                           -----       -----         -----       -----         -----       -----           ---       -----


                                1996
                      ------------------------
                        AMOUNT          %
                      -----------  -----------
OSP.................   $     4.6        51.7%
SDI.................         4.1        46.1
BEx.................         0.2         2.2
                             ---       -----
Company.............   $     8.9       100.0%
                             ---       -----
                             ---       -----

    OSP

    OSP develops and markets posters incorporating primarily licensed images and characters from motion pictures, television, animation, music, and popular culture. OSP's product lines are designed principally around four main categories of consumers: pre-teens, teens, college students and adults. Non-licensed posters published by OSP include generic posters of models, cars, airplanes and popular phrases. OSP's typical poster consists of a color image printed on 23"x 35", 80 lb. paper.

    OSP also develops and markets products utilizing licensed and non-licensed material, including Wallet Cards, Book Bites-TM-, movie scripts and other trend gift items to independent retailers. Wallet Cards are informative cards shaped like credit cards and Book Bites-TM- are die-cut bookmarks bearing images of OSP's licensed characters.

    In order to expand OSP's products aimed at adults, OSP developed AVALON EDITIONS-TM- in March 1995 and CLASSIC COMMEMORATIVES-TM- in August 1995. AVALON EDITIONS-TM- and CLASSIC COMMEMORATIVES-TM- are contemporary framed and unframed wall decor lithographed on premium grade, museum weight paper. AVALON EDITIONS-TM- feature reproductions of favorite fine art pieces, generic themes and humorous renditions of fine art. CLASSIC COMMEMORATIVES-TM- are newly created proprietary art featuring standard licensed characters, such as MICKEY MOUSE. OSP's main poster and trend product lines generally retail for between $5.00 and $10.00 each, while movie scripts, AVALON EDITIONS-TM- and CLASSIC COMMEMORATIVES-TM-generally retail for approximately $20.00 each.


    OSP's five largest licensors based on 1995 net sales were Disney (26% of net sales), Warner Bros./ LCA (19%), Sony (9%), Winterland Productions (6%), and No Fear (4%). OSP's leading products during the past 12 months have included posters and other items based on characters and images from THE LION KING, POCAHONTAS, LOONEY TUNES, Marvel Comics and D.C. Comics, various musical acts, including Madonna and the Doors, and the No Fear brand. During 1996, OSP has introduced or intends to introduce new posters based on THE HUNCHBACK OF NOTRE DAME, SPACE JAM, FLIPPER, BANANAS IN PAJAMAS, Alanis Morrissette and INDEPENDENCE DAY.


    SDI

    SDI designs and markets licensed and non-licensed T-shirts, sweatshirts, mugs, hats and boxer shorts in the $20.00 and under retail price range for sale primarily in department stores, such as J.C. Penney, gift shops and music stores, such as Musicland, apparel stores, such as Miller's Outpost and Spencers, and mass retailers such as Wal-Mart and K-Mart. Such products generally retail at the $15.00 price level.


    SDI's five largest licensors based on 1995 net sales were Anheuser-Busch (24.4%), Fox Television (17.4%), Disney (11.7%), Viacom (11.7%) and MTV Networks (7.0%). SDI's leading products during the past 12 months have included T-shirts and other items based on characters and images from Anheuser-Busch's Budweiser beer commercials ("I LOVE YOU, MAN" and BULLFROGS), Disney's HOME IMPROVEMENT, BEAVIS & BUTT-HEAD and FRIENDS. During 1996, SDI has introduced or intends to introduce new products based on INDEPENDENCE DAY and X-FILES, among others.


    BEX

    BEx designs and markets licensed and non-licensed buttons, key rings and stickers for sale as novelty and impulse purchase items in a wide range of retail stores, including gift-oriented card shops, mass merchandisers, music and video stores and convenience stores. Non-licensed products include buttons and key rings bearing phrases or slogans, seasonal buttons and tourist/souvenir buttons targeted at specific regions. Retail prices for BEx's products range from $1.29 to $3.99. Sales of buttons accounted for 45% of BEx's net sales in 1995 and key rings accounted for 33% of BEx's net sales. Other products produced by BEx include licensed and non-licensed stickers and magnets.


    BEx's four largest licensors based on 1995 net sales were Disney (26% of net sales), Warner Bros./ LCA (25%), Jim Benton (13%) and Viacom (7%). BEx's leading products during the past 12 months have included items based on characters and images from POCAHONTAS, BAYWATCH and FRIENDS. During 1996, BEx has introduced or intends to introduce new products based on THE HUNCHBACK OF NOTRE DAME, BANANAS IN PAJAMAS and LOONEY TUNES standard characters.


LICENSING

    The Company's licenses permit the Company to produce and market products based on characters and images which already possess their own popular identity through media exposure such as television, films, cartoons, comic books and music. Most licenses permit the Company to develop multiple products through its various operating subsidiaries. In addition to licenses for sales in the domestic market, the Company is increasingly pursuing international licenses for sales in Canada, Europe, and the Pacific Rim. International rights exist in approximately 10% of all licenses.


    Licensed products include Promotional Properties, Standard Properties and seasonal properties. Promotional Properties include products containing scenes or images connected with a current film, television program or popular performer, such as THE HUNCHBACK OF NOTRE DAME, HOME IMPROVEMENT and Madonna. Standard Properties include products based on standard characters, including MICKEY MOUSE and LOONEY TUNES characters such as BUGS BUNNY, TAZ, FOGHORN LEGHORN and MARVIN THE MARTIAN. Seasonal properties include products consisting of characters or images with a holiday or seasonal theme. Standard Properties typically generate relatively consistent sales over time while

Promotional Properties typically involve higher initial sales but shorter product life-spans. Licensed promotional products are those that accompany a major promotional campaign, typically timed to coincide with the theatrical or video release of a large-budget film. Generally, three to six such promotional campaigns occur during a fiscal year, and the shelf life of licensed promotional products is typically 60-120 days. Seasonal products provide additional sales during holiday periods. Sales of Promotional Properties also tend to be seasonal, due to the seasonality of major theatrical releases of films. Film studios typically release the majority of major films during the months of May through September, which has historically resulted in higher sales volumes by the Company during this period. The second and third quarters of 1995 and 1994 accounted for 57.0% and 61.4% respectively, of total annual sales.


    The successful marketing of Promotional Properties generally requires the Company to anticipate and evaluate the popularity of licensed properties, most of which are media related, and to capitalize on the success of such properties in a timely manner. A determination to acquire a license must frequently be made before the commercial introduction of the property in which a licensed character appears. The licensing staff must evaluate many criteria, including the actors, script, actual footage, demographics and the licensor's marketing budget to determine whether to acquire a new license. As Promotional Properties are typically marketed successfully only for a limited period of time, the success of the Company's marketing program is dependent upon its ability to continually acquire new, popular promotional licenses. As the industry leader, potential licensors typically contact the Company directly to negotiate a new license, in most cases 6 to 18 months before release of a film or other project. In cases where the Company does not own a license for a hit property, the Company may seek to distribute such products for its competitors.


    Royalties to the Company's licensors typically range from 10% to 25% of net sales, with an average consolidated royalty rate of 12.3% in 1995, 13.7% in 1994 and 12.9% in 1993. Royalty rates during 1995 for sales by OSP, SDI and BEx averaged 13.9%, 8.9% and 10.3% of net sales, respectively. Royalty rates tend to be lower to the extent sales are made directly to retailers rather than to distributors. See "-- Sales and Marketing." License arrangements generally require the payment of non-refundable advances and guaranteed minimum royalties. As a result of increased competition for licenses, Global One may, in the future, be required to pay licensors higher royalties and higher minimum guaranteed payments in order to obtain attractive properties for marketing through its existing and new product lines.

    It is customary in the licensing industry to provide for the verification of royalty payments to licensors through audits of sales records on demand. As a result of such audits, royalty obligations may be subject to adjustment. As a result of 1994 audits, the Company and the licensors discovered that over a period of several years, certain royalties had been miscalculated. In addition, management believes that a significant amount of adverse audit findings in the past were attributable to errors in data entry with respect to applicable royalty rates, depending on the territory into which sales were made and the nature of customers as distributors or retailers. Adjustments due to adverse audit findings applicable to 1994 and 1993 were $143,000 and $148,000, respectively. These amounts are reflected in the Company's Consolidated Financial Statements. The Company's management information system has been revised to require the advance identification of customers, territories and royalty rates to avoid data entry errors in the future. However, no assurances can be given that adverse audit findings will not be found in the future, or that material adjustments will not be required, either of which could have a material adverse effect on Global One's results of operations.

    Typically, the Company's licenses are for a period of two years. Major licensors in the entertainment and media industries generally do not grant exclusive licenses, and most of the Company's major licenses are non-exclusive. Management believes that major licensors generally do not grant competitive licenses within a territory largely due to the limited life-span of promotional properties, the transaction costs associated with granting duplicate licenses and the fact that distribution by a single company builds better demand for the product. However, no assurances can be given that such licensors will not grant competing licenses in the future. Management believes that the Company maintains excellent relationships and an excellent reputation with its licensors.

    The Company's portfolio of over 200 major licenses includes the following properties:

DISNEY ENTERPRISES INC.
- -  The Hunchback of Notre Dame
- -  Mickey Unlimited
- -  Pocahontas
- -  The Lion King
- -  Disney Babies
- -  101 Dalmatians

WARNER BROS./LCA
- -  Looney Tunes
- -  Space Jam
- -  Films & Television

ANIMATION
- -  Marvel Comics
- -  D.C. Comics
- -  Superman
- -  The Adventures of Batman & Robin
- -  Betty Boop
- -  Aeon Flux
- -  Peanuts

TELEVISION
- -  The X-Files
- -  Bananas in Pajamas
- -  Baywatch
- -  Star Trek: Original Series
- -  Beavis & Butt-head
- -  Melrose Place
- -  Friends
- -  Lois & Clark: The New Adventures

BRANDS
- -  No Fear
- -  Budweiser
- -  Hawaiian Tropic
- -  Caesars' Palace
- -  Maui & Sons

FILMS
- -  Flipper
- -  Barb Wire
- -  Pulp Fiction
- -  Batman Forever
- -  Legends of the Fall
- -  Babe
- -  Desperado
- -  Ace Ventura II
- -  Independence Day
- -  Casper
- -  Star Trek Generations
- -  Goldeneye
- -  Forrest Gump
- -  The Wizard of Oz
- -  Mission Impossible
- -  Gone With The Wind

WINTERLAND PRODUCTIONS
- -  Alanis Morrisette
- -  The Doors
- -  Boyz II Men
- -  Madonna
- -  Jerry Garcia
- -  Led Zeppelin
- -  Weezer
- -  Freddie Mercury
- -  Marilyn Manson
- -  Michael Bolton
- -  Hole
- -  Reba McEntyre
- -  Beastie Boys
- -  Whitney Houston
- -  Jimi Hendrix
- -  The Who's Tommy
- -  Ice T
- -  Bruce Lee

PERSONALITIES
- -  Babe Ruth
- -  Martin Luther King
- -  James Dean
- -  The Doors
- -  Marilyn Monroe
- -  Pamela Anderson
- -  Lou Gehrig
- -  Claudia Schiffer
- -  Bob Marley
- -  Jenny MacCarthy
- -  Selena
- -  Elvis
- -  Bruce Lee

DESIGN AND DEVELOPMENT

    The imagery for the Company's products is custom designed from concept to final art by the Company's staff of 12 in-house artists and freelance artists utilizing computerized design techniques. The art department also designs integrated retail displays utilizing the licensed properties. The Company's art department is equipped with state-of-the art production facilities, providing the Company total quality control over the entire production process, including the actual layout and design of products.

    Artwork for licensed products is typically subject to approval by the licensor. Licensors also typically retain the right to approve any packaging, promotional material or advertising used in connection with a particular license. Such approval is in the licensors' sole discretion and may be time-consuming. In many cases, the Company's artists utilize style guides furnished by the licensor. Where style guides are not available, the art department staff reads scripts or reviews film clips to gain insight into the personality of a character. Artists create concept sketches that are presented to the licensor for discussion and direction before final art work is prepared. Management believes that the art department's experience in working with the Company's licensors enables department staff to prepare illustrations, sketches and drawings that are more likely to be acceptable to the licensor, and that this experience provides the Company with an advantage over other producers of licensed products because the Company is typically able to produce a final product that satisfies the approval criteria of the Company's licensors in a more timely fashion than other producers.

MANUFACTURING


    The Company manufactures substantially all of its products through unaffiliated manufacturers located in the greater Los Angeles area. Decisions relating  to  the  choice  of  manufacturer  are  based  on  price,  quality  of merchandise, reliability and the ability to meet timing requirements for delivery. OSP is a party to a contract with a poster printer which obligates OSP to utilize the printer for at least $3.8 million in printing work at market rates through June 30, 1997, which amount is expected to constitute approximately 60% of total outside printing costs during the term of such contract. OSP's management believes that numerous other manufacturers are available to produce its products should its existing manufacturers be unable to do so, and that Global One would be able to obtain high quality merchandise at competitive prices without significant delays. However, the inability of Global One to meet its delivery requirements could result in the termination of some of its licenses and no assurances can be given that this will not occur. Finished products are returned to the Company's Bell, California warehouse, where products are packaged for final distribution. Posters are distributed either in rolled form, shrink-wrapped on poster board to retailers or shipped flat on pallets to distributors. The minimum poster purchase for manufacturing is typically 4,000 units, and average poster manufacturing orders during 1995 were 8,000 units.


    The principal raw materials used in the production and sale of the Company's products are paper products, finished T-shirts and plastics. Raw materials are generally purchased by the manufacturers who deliver completed products to the Company. Paper products and plastics are typically produced in the United States, while finished T-shirts are produced both domestically and in East Asia. In certain circumstances, the Company purchases paper and shrink wrap directly for the packaging of its finished products. The Company believes that an adequate supply of raw materials used in the manufacture and finishing of its products are readily available from existing and alternative sources at reasonable prices.

SALES AND MARKETING


    The Company distributes its products directly to retailers primarily through approximately 80 to 100 commissioned in-house and multi-line, independent sales representatives, and through 10 distributors, in the United States. A network of over 100 distributors are used to sell products to Canada, Europe, Japan, Hong Kong, Australia, New Zealand, Mexico and South America. Approximately 75% of net sales are directly to retailers, including corporate buyers for national chains and individual stores, and 25% of net sales are to distributors. OSP's sales force reports to three regional managers, who are under the direction of OSP's Vice President of Sales. SDI and BEx each have independent sales representatives who sell their products. In addition, OSP's sales representatives sell SDI and BEx merchandise.


    The Company distributes to over 45,000 retail accounts worldwide. The Company's management believes that no single retailer or group of retailers accounts for a significant portion of the market for licensed posters, T-shirts and buttons. The Company's distribution channels include general retail stores, gift and print shops, video and record stores, toy stores, comic book and baseball card stores, mass retailers, department stores, supermarkets, framing shops, drug stores, mail-order and home shopping company and school book clubs. International sales comprised 5% of total sales during 1995.


    The Company distributes its products to the following chain stores, among others:

MASS MARKET        MUSIC/VIDEO                       GIFT/TOY/BOOK
K-Mart             Musicland                         Toys R' Us
Meijer             Transworld                        Kay Bee Toys
Target             Wherehouse                        Claire's Boutiques
Wal-Mart           Tower Records                     Waldenbooks
Fred Meyer         Blockbuster                       Spencers
Shopco             Hollywood Video                   Coach House Gifts


                                                     CRAFT
DRUG/SUPERMARKET   DEPARTMENT STORE/HOME SHOPPING    STORES/CATALOGS
Osco's             Macy's                            Michael's
Payless            J.C. Penney                       Aaron Brothers
Albertson's        QVC                               Standard Brands
Smiths             Home Shopping Network             Fingerhut
Randalls           Hammacher & Schlemmer             Deck the Walls

    The Company has placed over 18,000 proprietary poster display racks of various sizes in retail establishments. The Company's sales force typically visits retailers every one to six weeks to ensure that display racks are adequately stocked with the Company's products, and to offer promotional materials and integrated product displays for upcoming releases. The Company participates in the electronic data interchange ("EDI") program maintained by many of its largest customers, including Toys R' Us, Wal-Mart, K-Mart, Target and J.C. Penney. The EDI program allows the Company to monitor store inventory and schedule production to meet anticipated reorders, which are generally fulfilled within 3 days. Additionally, the Company has expanded its in-store service capabilities by offering a custom retail management system, which tracks both promotional program and individual product sales, enabling the Company and the retailer to more accurately evaluate sales per square foot and annual sales. This enables the Company to maximize the productivity of each individual retail location.

    The Company also sells its products through mail-order catalogs and promotional and merchandising tie-ins with fast-food chains and other organizations. The Company has established a special premium and promotion department to focus on such sales. Premium sales typically involve nonretail sales of properties to promotional partners of a licensor, including companies such as Food Maker (Jack-in-the-Box) and Pillsbury, often in conjunction with a rebate or other special pricing. Premium sales constituted approximately 5% of OSP's net sales during 1995. The Company's management believes that the premium department will account for a larger percentage of sales during 1996. However, no assurances can be given that premium sales will constitute a significant percentage of Global One's net sales in the future.

    The Company has also secured the rights from Sprint to distribute telephone cards with licensed graphics as a new premium product. In addition, Global One is considering establishing a website on the Internet with full color images of Global One's products as an additional catalog-type distribution channel for its products.

RETURNS POLICY

    The Company accepts product exchanges for credit from its retail accounts on all posters, buttons and key chains for which there is a paid invoice. Management believes that the Company's policy of exchanges for credit ensures that unsuccessful titles will be replaced with titles that may generate sales. During 1995, the average returns rate was 12%. The Company generally obtains a credit on royalties and commissions paid on product exchanges. Exchanges are not accepted from distributors, framers, international or premium sales. In general, T-shirts are not returnable, except where the merchandise is flawed.

BACKLOG

    Due to the promotional nature of the Company's licensed products, the limited selling period for promotional materials and the Company's ability to quickly fill orders, the Company's customers order backlog has not been material.

GOVERNMENT REGULATION; TARIFFS AND DUTIES

    In the United States, the Company is subject to the provisions of, among other laws, the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act (the "Acts"). The Acts empower the Consumer Product Safety Commission (the "Consumer Commission") to protect the public against unreasonable risks of injury associated with consumer products, including toys and other articles. Some of the Company's products may be deemed to be toys. The Consumer Commission has the authority to exclude from the market articles which are found to be hazardous and can require a manufacturer to repair or repurchase such articles under certain circumstances. Any such determination by the Consumer Commission is subject to court review. Violations of the Acts may also result in civil and criminal penalties. Similar laws exist in some states and cities in the United States and in many jurisdictions throughout the world. In addition, the Company maintains product liability insurance in the amount of $2,000,000.

EMPLOYEES

    As of December 31, 1995, the Company had 142 full time employees, including 30 employees at BEx and 38 employees at SDI. During periods of high production volume (May through September), the Company typically hires up to 100 additional temporary employees to assist in production. The Company's employees are not covered by any collective bargaining agreements. The Company believes its relationship with its employees is satisfactory.

PROPERTIES

    The Company is headquartered in a 105,000 square foot leased facility located at 5548 Lindbergh Lane, Bell, California 90201. The majority of the Company's operations, such as corporate offices, in-house sales staff, art department, accounting and warehouse operations, including all of OSP's operations and BEx's administrative and warehousing functions, are based at such location. BEx also leases approximately 3,000 square feet of offices at 200 Diversion, Rochester, Michigan 48307. SDI conducts all of its operations out of approximately 20,000 square feet of leased office space at 10615 Vanowen St., Burbank, CA 91505.

LEGAL PROCEEDINGS

    The Company is from time to time a party to routine litigation incidental to its business. Based upon the advice of its counsel, management does not believe that the outcome of any litigation, individually or in the aggregate, will have a material adverse effect on Global One's results of operations or financial condition.

TRADEMARKS

    The Company utilizes several trademarks and logos in connection with the marketing and sale of its products. The Company believes that the strength of the Company's trademarks and logos are of considerable value to its business and intends to continue to protect them. At May 1, 1996, the

Company had one United States registered trademark and applications pending for an additional three trademarks. To management's knowledge, none of these trademarks is the subject of a legal proceeding.

                            MANAGEMENT OF GLOBAL ONE

DIRECTORS AND EXECUTIVE OFFICERS

    Global One's By-laws provide for from one to nine directors, with the exact number to be determined, from time to time, by resolution of the Board of Directors. Currently, there are two directors of Global One, Joseph C. Angard and Michael A. Malm. Upon consummation of the Transactions, the Merger Agreement requires the Board to increase the size of the Board to four and to appoint Mark
S. Hauser and Thomas R. King to fill the vacancies created. Global One's Certificate of Incorporation states that the Board of Directors shall be divided into three classes of directors, with the directors in each class elected for three-year staggered terms except for the initial directors. The terms of the Board will expire at the annual meetings of shareholders in 1997, 1998 and 1999. Officers will serve at the pleasure of the Board of Directors, subject to restrictions set forth in employment agreements to be entered into. See "-- Employment Agreements." Set forth below is certain information with respect to the two persons who are currently directors of Global One, and the two other persons who will be directors and executive officers of Global One following the Transactions.

    JOSEPH C. ANGARD, 55, is a Class III Director, Chairman, Chief Executive Officer and President of Global One. Mr. Angard is also Chairman and Chief Executive Officer of OSP. Mr. Angard joined OSP, formerly One Stop Posters, in 1983 as an independent consultant to acquire licenses and advise on product development. In 1989, Mr. Angard led the senior management buyout of OSP. Prior to joining One Stop Posters, Mr. Angard served as director of licensing for Entertainment Merchandise Marketing Corp., a tour merchandising company. His experience also includes over eight years with national talent agencies, including William Morris and International Creative Management. Mr. Angard received a B.A. degree in English and History from Syracuse University.

    MARK S. HAUSER, 38, will be a Class II Director of Global One. Mr. Hauser is a founder and Managing Director of Tamarix Capital Corporation, an international investment and merchant banking firm. Previously, Mr. Hauser was a Managing Director at Hauser, Richard & Company and Ocean Capital Corporation, both private international investment banking firms. Prior to joining Ocean Capital Corporation in 1986, Mr. Hauser was a corporate finance and banking attorney at the New York office of Rogers & Wells. Before joining Rogers & Wells, Mr. Hauser worked as a corporate and tax solicitor for Simons & Baffsky in Sydney and for Simmons & Simmons in London. Mr. Hauser is Vice Chairman of Holmes Protection Group, a security alarm systems company; a Director of ICC Technologies, a high technology air conditioner manufacturer; a Director of EA Industries, Inc., an electronic contract manufacturing company; and a Director of Direct Language Communications, Inc., a multilingual communications services company. Mr. Hauser is a member of the New York Bar and is admitted to practice law as a solicitor to the Supreme Court of New South Wales in Australia. He has economics and law degrees from Sydney University and a Master of Law degree from the London School of Economics and Political Science.

    THOMAS R. KING, 55, has served as a director of Kelly Russell since March 1995 and upon consummation of the Transactions will serve as a Class II Director of Global One. Mr. King is a shareholder of Fredrikson & Byron, P.A., which has served as general counsel to Kelly Russell including legal matters in connection with the Transactions. Mr. King has been engaged in the private practice of law since 1965. Mr. King serves as a director of Sunrise Resources, Inc. and DataKey, Inc.

    MICHAEL MALM, 33, is a Class III Director and Chief Operating Officer of Global One and President of OSP. Mr. Malm joined One Stop Posters in 1984 as Director of Sales and was promoted to Vice President of Sales and Marketing in 1987. Under his management, the Company established a national sales network which contributed to the growth of the Company's retail account base. Prior to 1984, Mr. Malm founded and owned Golden Era Posters, a college poster distribution company. Mr. Malm studied economics at the University of Southern California.

    STANLEY DESANTIS, 42, is the President of Stanley DeSantis, Inc. Mr. DeSantis is an accomplished actor and designer. Mr. DeSantis has been designing successful apparel for over twenty years. His design credits include: the costume graphics for the Los Angeles Olympics ceremonies, the 1984 Presidential Inauguration, and the 100th anniversary of Coca-Cola. Mr. DeSantis founded Stanley DeSantis, Inc. in 1972. Mr. DeSantis graduated with a B.A. in Performing Arts from New York University.

    GEORGE J. VRABECK, 34, will serve as Executive Vice President of Global One after the Closing. Mr. Vrabeck has served as Kelly Russell's President and as a director since November 1994 and as its Chief Executive Officer since February 1996. Mr. Vrabeck also served as its Chief Financial Officer from March 1995 to February 1996, as Chief Executive Officer from November 1994 to October 1995 and as Chief Operating Officer from October 1994 to November 1994 and from October 1995 to February 1996. Mr. Vrabeck served as President of Minneapolis Coffee Corporation, a group of specialty coffee retail stores, from January 1991 to July 1994. He was an associate with Morgan Stanley & Co. Inc., an international investment banking firm, from June 1989 to January 1991, and he was a Senior Staff Member, of Ernst & Young from June 1983 to July 1987. Mr. Vrabeck is a CPA and received his M.B.A. from the University of Michigan, J.D. from the University of Minnesota Law School and B.S. in accounting from Long Island University.

    CHRISTOPHER B. LUCAS, 43, will be Vice President of Finance and Chief Financial Officer of Global One. Mr. Lucas joined OSP in 1993 as Vice President, Finance and Chief Financial Officer of OSP. Immediately prior to joining OSP, he worked as a consultant providing financial and operational assistance to emerging growth businesses. From 1990 to 1992, Mr. Lucas worked for Exel Financial, as Vice President, providing expansion and acquisition capital to growth companies. From 1986 to 1990 he served as Vice President of Finance and Administration at Peripheral Systems, Inc., a hardware/ software integrator. Mr. Lucas earned his M.B.A. at the University of Southern California and B.S. in Mechanical Engineering from the University of California, Los Angeles.

    MIKE BERIN, 44, is currently and will continue to be Vice President of Sales of OSP. Mr. Berin joined OSP in 1993. Mr. Berin is responsible for overseeing all sales operations. From 1985 to 1993, Mr. Berin was a Partner at M&A Marketing, a distributor of posters, video, and other licensed products to supermarkets, drug stores, and mass retailers. Prior to 1985, Mr. Berin worked for his family's wholesale clothing business as well as for Adderton Food Brokerage. Mr. Berin graduated with a B.A. in Business Administration from Miami-Dade College.

COMPENSATION OF BOARD OF DIRECTORS

    It is Global One's intention to pay fees to its non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. Global One will pay each non-officer director a retainer of $5,000 per annum, plus $1,500 per board or committee meeting attended. Global One will not pay directors who are also executive officers for attending Board or committee meetings.

    In addition, non-officer directors will receive annual grants of 5,000 stock options under the Stock Option Plan. Non-officer directors will also be reimbursed for expenses incurred on behalf of Global One.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION


    The following table sets forth certain summary information concerning compensation paid or accrued by OSP for the fiscal year ended December 31, 1995, to or on behalf of the five executive officers of OSP whose compensation in 1995 exceeded $100,000. George J. Vrabeck, President and Chief Executive Officer of Kelly Russell will, upon consummation of the Closing, serve as Global One's Executive Vice President. See "-- Directors and Executive Officers."


                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                              -------------------------------------------------
                                                                                   ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR       SALARY       BONUS     COMPENSATION
- --------------------------------------------  ---------  -----------  ---------  --------------
Joseph C. Angard -- Chairman and Chief             1995  $   250,000  $  24,787   $   1,588(1)
 Executive Officer
Michael A. Malm -- President                       1995      250,000     --           3,254(1)
Michael Berin -- Vice President/Sales              1995      150,000     --           5,400(2)
Christopher B. Lucas -- Vice President --          1995      125,000     --           2,938(1)
 Finance, Chief Financial Officer
Stanley DeSantis -- President, Stanley             1995      250,000     73,000       3,918(1)
 DeSantis, Inc.

- ------------------------
(1) Represents the value of a company leased automobile.
(2) Represents a $3,000 auto allowance and a $2,400 home office allowance.

EMPLOYMENT AGREEMENTS

    Effective upon the Closing, Global One has entered into a three-year employment agreement with Joseph C. Angard as Chairman, Chief Executive Officer and President, pursuant to which Mr. Angard will receive a base salary of $275,000 per year plus the ability to earn a bonus of up to $137,500 per year based upon performance criteria established by the Board of Directors at the beginning of each year. In addition, Global One will grant to Mr. Angard options to purchase up to 300,000 shares of Global One Common Stock at $1.50 per share, vesting in the amount of 100,000 options per year at the end of each of the first three years during the term of the agreement and exercisable for five years from the time of vesting.

    Effective upon the Closing, Global One has entered into a three-year employment agreement with Michael A. Malm as Chief Operating Officer of Global One and President of OSP, pursuant to which Mr. Malm will receive a base salary of $275,000 per year plus the ability to earn a bonus of up to $82,500 per year based upon performance criteria established by the Board of Directors at the beginning of each year. In addition, Global One will grant to Mr. Malm options to purchase up to 300,000 shares of Global One Common Stock at $1.50 per share, vesting in the amount of 100,000 options per year at the end of each of the first three years during the term of the agreement and exercisable for five years from the time of vesting.


    The Company has entered into an agreement (the "DeSantis Agreement") with Stanley DeSantis, President of SDI, which contemplates that the parties will execute a longform agreement incorporating the terms of the DeSantis Agreement and that Mr. DeSantis will enter into a four-year employment agreement with SDI. Pursuant to the DeSantis Agreement, Mr. DeSantis will receive a base salary of $250,000 per year plus the ability to earn a bonus based upon the achievement of specified net sales by SDI. Mr. DeSantis will be President and have control of the operations and management of SDI, subject to the control of the Board of Directors of SDI as to matters required by law to be approved by the Board. In addition, the DeSantis Agreement provides that Mr. DeSantis will have the option, subject to terms and conditions, to repurchase the Company's 51% interest in SDI at a price to be determined based on the previous four years of operating income at SDI. A similar repurchase option is provided to the Company if Mr. DeSantis elects to offer his 49% interest to the Company. In addition, the DeSantis Agreement provides that DeSantis will accrue stock options to purchase OSP Common Stock to begin vesting in the event the Company accepts DeSantis' offer of his interest in SDI. Such options will terminate should Mr. DeSantis exercise his repurchase option. The DeSantis Agreement further provides that Mr. DeSantis will receive certain royalties, including a 2% royalty for any original artwork created by Mr. DeSantis and a 3% royalty for the Company's use of the Stanley DeSantis brand name in the event that the Company has purchased Mr. DeSantis' interest in SDI and Mr. DeSantis is terminated or elects not to renew his contract with SDI.


    Effective upon the Closing, Global One has entered into a three-year employment agreement with George J. Vrabeck as Executive Vice President, pursuant to which Mr. Vrabeck will receive a base salary of $200,000 per year plus a guaranteed bonus of $25,000 payable 90 days after the end of the fiscal year, plus the ability to earn an additional bonus of up to $25,000 per year based upon performance criteria established by the Board of Directors at the beginning of each year. In addition, Global One will grant to Mr. Vrabeck options to purchase up to 300,000 shares of Global One Common Stock at $1.50 per share, with 100,000 options vesting per year at the end of each of the first three years during the term of the agreement and exercisable for five years from the time of vesting.

    Effective upon the Closing, Global One will grant to Mr. Lucas options to purchase up to 250,000 shares of Global One Common Stock at $1.50 per share, with 100,000 options vesting immediately and 150,000 vesting in the amount of 50,000 options per year on each of the first three anniversaries of the date of the grant and exercisable for five years from the time of vesting.

    Effective upon the Closing, Global One will grant to Mr. Berin options to purchase up to 125,000 shares of Global One Common Stock at $1.50 per share, with 50,000 options vesting immediately and 75,000 vesting in the amount of 25,000 per year on each of the first three anniversaries of the date of the grant and exercisable for five years from the time of vesting.

    In addition to the benefits described above for Messrs. Angard, Malm, DeSantis, Vrabeck, Lucas and Berin, each of the agreements referenced above will provide for certain benefits to the employees, including an automobile allowance, reimbursement of business expenses, vacation time, life insurance premium payments and disability benefits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    Pyramid Licensing is a corporation of which Global One's Chairman and Chief Executive Officer and Global One's Chief Operating Officer are the sole shareholders. Pyramid Licensing represents licensors of properties, some of whom may in the future license such properties to Global One. The Company has agreed to guarantee Pyramid's performance under a lease agreement and to pay some of its expenses. The annual amount of the lease is $46,000, and the Company has, through June 30, 1996, paid $53,000 in expenses, mainly salaries, on behalf of Pyramid Licensing. Although no definitive proposal has been discussed or agreed upon, it is possible that Pyramid Licensing may become a subsidiary of Global One at some point after the Closing.



    In addition, pursuant to the DeSantis Agreement Mr. DeSantis has granted Pyramid Licensing a right of first refusal to represent Mr. DeSantis with regard to any original artwork and to pay Pyramid Licensing a commission of 30% plus reimbursement of expenses for domestic use and a commission equal to 10% plus any foreign agent's commission, not to exceed 40%, for international use.



    Global One's Chairman and Chief Executive Officer has a 26% interest in Press One, a printing company, the majority of which is owned by the former owner of the Company. The Company purchased approximately $997,000, $1,355,000 and $917,000 of printing services from Press One in 1995, 1994 and 1993, respectively. As of December 31, 1995 and 1994, the Company owed approximately $278,000 and $423,000, respectively to Press One.

    OSP has an agreement with an outside agency of sales representatives which provides marketing services to OSP. Pursuant to such agreement, the agency paid a consulting fee to Joseph C. Angard and Michael A. Malm based upon the amount of commissions paid to the agency by OSP. During 1995, approximately $11,500 and $86,000 were paid by the agency to Messrs. Angard and Malm, respectively, under such arrangement. It is anticipated that this agreement will be terminated by OSP prior to the Reorganization.


    OSP has entered into an agreement (the "Tamarix Agreement") with Tamarix Capital Corporation ("Tamarix"), a company of which Mark S. Hauser, a nominee for director of Global One, is a principal. Under the Tamarix Agreement, Tamarix assisted OSP with, among other things, the Private Placement and will receive a fee equal to 5% of the gross proceeds raised in the Private Placement plus warrants to purchase Global One Common Stock at an exercise price of $1.50 per share in an amount equal to 5% of the shares owned by the OSP Shareholders immediately after the Closing.

    OSP has entered into agreements (the "Advisory Agreements") with Tamarix and Mr. Hauser (the "Advisors") commencing at the Effective Time and continuing for periods of 12 months and 36 months, respectively, unless sooner terminated, pursuant to which the Advisors will continue to provide general financial advisory services to OSP and Global One. Under the Advisory Agreements, Global One will (a) pay Mr. Hauser $7,500 per month, (b) grant Mr. Hauser a warrant to purchase 52,500 shares of Global One Common Stock at an exercise price of $1.50, per share, and (c) pay certain success fees, if any, to Tamarix, including (i) a cash fee equal to 2% of the amount of funds raised or committed or obligations assumed through a financing plus warrants equal to 2% of such amount at the same price per share and (ii) a cash fee equal to 1% of the consideration paid in an acquisition.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GLOBAL ONE (PRO FORMA)



    The following table provides information concerning the anticipated beneficial ownership, as of the Effective Time, of Global One Common Stock by
(i) persons anticipated by Global One to own more than 5% of Global One Common Stock as of the Effective Time, (ii) each anticipated director and executive officer of Global One as of the Effective Time and (iii) all such directors and executive officers as a group.



                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY        PERCENT
                                                                                       OWNED (1)          OF CLASS
                                                                                  --------------------  ------------
Joseph C. Angard -- Chairman, Chief Executive Officer
 and President                                                                          6,448,088(2)          49.6%
Michael A. Malm -- Director and Chief Operating Officer                                 1,805,465(3)          13.9%
Mark S. Hauser -- Director                                                                379,904(4)           2.8%
Thomas R. King -- Director                                                                  8,000(5)         *
George J. Vrabeck -- Executive Vice President                                             100,000(6)         *
Christopher B. Lucas -- Vice President of Finance
 and Chief Financial Officer                                                               100,000    (7)      *
Directors and Executive Officers as a Group (6 individuals)                              8,841,457             65.1 %


- ------------------------

 *  Less than 1% of the outstanding shares of Common Stock.



(1) Shares not actually outstanding are deemed to be beneficially owned if the individual has the right to acquire such shares within 60 days. Shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual or any group in which the individual is included (including Directors and Officers as a group) but not for any other individual.

(2) Includes 1,805,465 shares owned by Michael A. Malm. It is anticipated that prior to the Effective Time of the KRSI Merger, trusts that will be established by Mr. Angard and Mr. Malm, respectively, will enter into an agreement pursuant to which the trustee of Mr. Angard's trust will be given a proxy entitling Mr. Angard's trust to vote all of the shares owned by Mr. Malm's trust.



(3) It is anticipated that prior to the Effective Time of the KRSI Merger, trusts that will be established by Mr. Angard and Mr. Malm, respectively, will enter into an agreement pursuant to which the trustee of Mr. Angard's trust will be given a proxy entitling Mr. Angard's trust to vote all of the shares owned by Mr. Malm's trust.



(4) Includes warrants to purchase 52,500 shares of Global One Common Stock issued pursuant to the terms of his Financial Advisory Agreement with OSP and warrants to purchase 322,404 shares issued to Tamarix Capital Corporation, a Company of which Mr. Hauser is a principal.



(5) Includes options to purchase 15,000 shares of KRSI Common Stock which will be fully vested and converted into options to purchase 7,500 shares of Global One Common Stock and the vested portion of options to be granted to Mr. King pursuant to the formula provisions of the 1996 Stock Option Plan.



(6) Represents options to purchase 200,000 shares of KRSI Common Stock which will be fully vested and converted into options to purchase 100,000 shares of Global One Common Stock and options granted to Mr. Vrabeck pursuant to the terms of his employment agreement under the 1996 Stock Option Plan.



(7) Total represents the vested portion of options to purchase shares of Global One Common Stock to be granted to Mr. Lucas under the 1996 Stock Option Plan.

                          KELLY RUSSELL STUDIOS, INC.
                            SELECTED FINANCIAL DATA


    The following selected financial data should be read in conjunction with the Kelly Russell financial statements and the related notes and with "Kelly Russell Studios, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected balance sheet data presented below as of December 31, 1994 and 1995 and the selected statement of operations data presented below for the years ended December 31, 1993, 1994 and 1995 are derived from the financial statements of Kelly Russell included elsewhere herein, which financial statements have been audited by McGladrey & Pullen, LLP, independent auditors. The selected balance sheet data presented below as of December 31, 1992 and 1993 and the selected statement of operations data presented below for the year ended December 31, 1992 are derived from financial statements of Kelly Russell not included herein, which have been audited by McGladrey & Pullen, LLP, independent auditors. The selected balance sheet data as of March 31, 1996 and the statement of operations data for the three months ended March 31, 1995 and 1996 have been derived from Kelly Russell's unaudited financial statements. Operating results for the three months ended March 31, 1996 may not be indicative of the results of Kelly Russell that may be expected for the year ending December 31, 1996 or any future period.


                                                                                                  THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                    MARCH 31,
                                              -------------------------------------------------  --------------------
                                               1992 (1)       1993        1994         1995        1995       1996
                                              -----------  ----------  -----------  -----------  ---------  ---------
                                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................   $ 187,766   $2,242,685  $ 2,767,196  $ 2,813,999  $ 512,863  $ 778,614
  Cost of sales.............................     117,479    1,231,651    4,217,646    2,553,181    277,404    452,738
                                              -----------  ----------  -----------  -----------  ---------  ---------
  Gross profit (loss).......................      70,287    1,011,034   (1,450,450)     260,818    235,459    325,876
  Operating expenses........................     221,998    1,196,125    3,734,527    2,133,939    451,950    708,401
                                              -----------  ----------  -----------  -----------  ---------  ---------
  Operating loss............................    (151,711)    (185,091)  (5,184,977)  (1,873,121)  (216,491)  (382,525)
  Other income..............................      --           --          119,395       40,079     --         --
  Interest expense..........................      (1,690)     (53,151)    (150,448)      (7,218)    --         (2,024)
                                              -----------  ----------  -----------  -----------  ---------  ---------
  Loss before income taxes and extraordinary
   item.....................................    (153,401)    (238,242)  (5,216,030)  (1,840,260)  (216,491)  (384,549)
  Extraordinary item........................      --           --          --           296,994    246,697     --
                                              -----------  ----------  -----------  -----------  ---------  ---------
  Net income (loss).........................   $(153,401)  $ (238,242) $(5,216,030) $(1,543,266) $  30,206  $(384,549)
                                              -----------  ----------  -----------  -----------  ---------  ---------
                                              -----------  ----------  -----------  -----------  ---------  ---------

NET LOSS PER COMMON SHARE:
  Loss before extraordinary item............   $   (0.04)  $    (0.07) $     (1.79) $     (0.52) $   (0.07) $   (0.09)
  Extraordinary item........................      --           --          --              0.08       0.08     --
                                              -----------  ----------  -----------  -----------  ---------  ---------
  Net income (loss) per common share........   $   (0.04)  $    (0.07) $     (1.79) $     (0.44) $    0.01  $   (0.09)
                                              -----------  ----------  -----------  -----------  ---------  ---------
                                              -----------  ----------  -----------  -----------  ---------  ---------
  Weighted average number of common and
   common equivalent shares outstanding.....   2,054,600    2,054,600    2,900,383    3,540,965  3,286,765  4,082,373

                                                                       AT DECEMBER 31,
                                                       -----------------------------------------------
                                                         1992        1993        1994         1995
                                                       ---------  ----------  -----------  -----------  AT MARCH 31,
                                                                                                            1996
                                                                                                        ------------
                                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
  Current assets.....................................  $ 364,809  $1,545,998  $ 1,831,596  $ 1,542,351   $1,119,005
  Total assets.......................................    368,911   1,904,096    2,049,312    1,857,285    1,397,329
  Current liabilities................................    431,123   2,192,550    1,703,493      833,840      758,433
  Total liabilities..................................    431,123   2,192,550    1,703,493      833,840      758,433
  Accumulated deficit................................   (153,401)   (391,643)  (5,607,673)  (7,150,939)  (7,535,488)
  Shareholder's equity (deficit).....................    (62,212)   (288,454)     345,819    1,023,445      638,896

- ------------------------------
(1) Kelly Russell was formed in 1992.

        KELLY RUSSELL STUDIOS, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION


GENERAL


    Kelly Russell commenced operations in January 1992 as a specialty retail art gallery. Its first products were original paintings and sketches of famous athletes and memorable sporting events. Those works of art were later used to produce limited edition lithographic prints. In the fourth quarter of 1992, Kelly Russell shifted its primary focus to products for mass markets and introduced the Legends and Superstars framed product line. In the summer of 1993, Kelly Russell began selling an unframed, lower cost and autograph-ready version of the Legends and Superstars product line. Kelly Russell assembled finished product from components purchased from third parties, including original artwork, lithographic prints, frames, mats, glass and other production materials.



    In March 1994, Kelly Russell successfully completed an initial public offering. Kelly Russell received net proceeds of $5,580,108 from the sale of 1,477,750 shares of Common Stock and from the issuance of 699,986 shares of Common Stock on the conversion of certain debt and the exercise of certain warrants.



    In 1994, Kelly Russell expended significant resources to expand its product offerings, to increase its market presence and number of customers and to develop its assembly operations. However, Kelly Russell's strategy was unsuccessful and the planned growth in sales volume and profitability failed to materialize. In November and December 1994, the Board of Directors hired new management and revised Kelly Russell's business plan and operations to focus solely on the creation, marketing and sales of limited edition sports art collectibles through mass merchants, distributors and specialty retail stores. Beginning in January 1995, Kelly Russell (i) closed its original sports art gallery and retail store, (ii) discontinued the sales of its software product and ceramic coffee mug lines developed and introduced in 1994, (iii) substantially reduced the number of print images in its product lines, (iv) began outsourcing its assembly, shipping and warehousing activities, (v) eliminated certain major channels of distribution previously utilized by the Company, (vi) eliminated most of its employee sales force and increased the utilization of outside sales representatives; and (vii) eliminated its practice of offering guaranteed return privileges to certain customers. In December 1994 Kelly Russell recorded a charge to operations totaling $2,458,876 for a write-down of certain assets and for the reorganization of the business.


    In 1995, Kelly Russell expanded its product lines outside the sports art collectibles in an effort to increase revenues to a level where profitability could be achieved. The most significant new product items include popular print images in the entertainment industry, including movie, music and television. Additionally, Kelly Russell introduced a small group of wild life images. Kelly Russell also focused its sales and marketing efforts on establishing long-term customer relationships with national and regional retailers. Kelly Russell was successful in establishing initial or improved customer relationships with certain retail chains. However, to date those retail chains have not carried Kelly Russell's products in all of their stores and there is no assurance that they will continue to carry Kelly Russell's products or expand distribution to additional stores.

    Although these new strategies resulted in improved operations in 1995, anticipated sales levels and profitability failed to materialize. Management believes this failure to increase sales levels was primarily because only the images of the top few athletes of any given sport resulted in significant sales. Kelly Russell still lacks a firmly established distribution system and retail sales were flat in the fourth quarter of 1995. Accordingly, during the fourth quarter of 1995 Kelly Russell recorded a charge to operations of approximately $640,000 relating to increased allowances for inventory obsolescence and sales returns.

    In the first quarter of 1996, Kelly Russell's Board of Directors further revised its business plan and operations to reduce operating costs. In 1996, Kelly Russell plans to produce and distribute a more limited number of images, primarily just the top few athletes of any given sport. The product line in

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1996 will include approximately 100 different  images, down from the 300  images offered during 1995. Additionally, in 1996 Kelly Russell will continue to increase channels of distribution with existing and new national and regional retail customers. Kelly Russell also changed contractors for its assembly, warehousing and shipping function in January 1996. Management believes that alternate contractors are available in the event Kelly Russell is unable to obtain services from their current contractor.



    In connection with this restructuring, Kelly Russell recorded a charge to 1995 operations of approximately $186,000 for the write-down of inventories, prepaid licensing rights and original art work, all relating to print images which will not be aggressively sold during 1996. Kelly Russell also reduced the number of employees and accepted the resignation of its former Chief Executive Officer in February 1996. Management believes its new business strategy will reduce losses and improve cash flow during 1996.


    Kelly Russell has explored various alternatives to generate acceptable revenue growth as a stand-alone company without success. Management of Kelly Russell believes that combining Kelly Russell's sport licenses and original art capability with OSP's strong distribution network will provide OSP with another large market and potential for further expansion. Management of Kelly Russell believes that the KRSI Merger will therefore give Kelly Russell's shareholders a significant stake in a company with exciting growth prospects.

    However, if the KRSI Merger is not approved by Kelly Russell's shareholders or not completed for any other reason, management believes it will be necessary for Kelly Russell to obtain significant debt or equity financing to finance operations through 1996. If management is unsuccessful in its financing efforts, Kelly Russell may not be able to continue as a going concern and would be forced to sell off significant assets, file for protection under federal bankruptcy laws or liquidate the business.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1995

    Sales for the three months ended March 31, 1996 were $778,614, compared to $512,863 for the three months ended March 31, 1995, representing an increase of 52%. Management attributes the increase in sales primarily to orders obtained from national mass merchant accounts.

    Cost of goods sold totaled $338,503 for the three months ended March 31, 1996, representing 43% of net sales, compared to $220,884, or 43%, of net sales for the three months ended March 31, 1995. Kelly Russell's management currently anticipates that cost of goods sold will be in the range of 43% to 47% of net sales in 1996, based on currently estimated levels of payments for original artwork and photographic resources.

    License and royalty expenses paid to third parties totaled $114,235, or 15%, of net sales for the three months ended March 31, 1996, compared to $56,520 or 11% of net sales for the three months ended March 31, 1995. License and royalty expenses for the three months ended March 31, 1995 were reduced due to credits received as a result of items returned to Kelly Russell that were recorded as sold in 1994. Management currently anticipates that license and royalty expenses will be approximately 15% to 18% of net sales in the future.

    Operating expenses increased to $708,401 for the three months ended March 31, 1996, from $451,950 for three months ended March 31, 1995, representing an increase of $256,451, or 57%. This increase is primarily due to (i) an $118,025 increase in advertising, promotions and services to increase saleability of Kelly Russell's products, (ii) a $55,283 increase in wages and payroll taxes,
(iii) a $24,935 increase in commissions paid to outside sales representatives as a result of the increase in sales, (iv) an $11,728 increase in depreciation relating to purchase of displays in 1995, and (v) a $43,643 increase in accounting and legal expenses relating to the pending OSP transaction which expenses are expected to increase during Kelly Russell's second quarter.

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
    Kelly Russell has incurred $2,024 of interest expense in the first quarter of 1996 which relates to finance charges paid to vendors who have extended payments terms to Kelly Russell. Kelly Russell did not utilize any interest-bearing debt in the first quarter of 1995.

    Kelly Russell incurred a loss of $384,549 for the three months ended March 31, 1996 despite the increase in sales and reduction in cost of goods sold as a percentage of net sales. While Kelly Russell's sales are anticipated to increase in 1996 compared to 1995, Kelly Russell does not expect that sales will be sufficient for Kelly Russell to be profitable in the next three quarters of 1996 or for the year.

    YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

    Net sales for 1995 increased by 1.7% percent to $2,813,999 compared to $2,767,196 in 1994. During 1995, Kelly Russell discontinued its previous practice of selling to various grocery and newsstand customers and was successful in opening distribution channels into large national and regional retail chains. The top two customers in 1995 accounted for approximately 20% of net sales, whereas the top two in 1994 accounted for 7% of net sales. Kelly Russell was also successful in acquiring several entertainment related licenses and began implementing its movie, music and television product line. Net sales in 1995 was comprised primarily of sales of Kelly Russell's framed and unframed products, with approximately 93% bearing sports related images and the remaining having entertainment related themes. Net sales in 1994 was also comprised primarily of framed and unframed art, all of which bore sports images. Sales of discontinued product line items, such as software and ceramic mugs, comprised approximately 3% of 1994 net sales.

    Net sales for 1995 fell below management's expectations. Contributing factors to the disappointing sales level in 1995 included the fact that only the images of the top few athletes of any given sport resulted in any significant sales. This experience has led management to further reduce the number of print images they will offer in the future. Also adversely affecting 1995 sales was the lack of a firmly established distribution system and overall soft retail sales.


    Previously, Kelly Russell granted certain of their customers the right to return all unsold products. This practice was eliminated in early 1995. However, Kelly Russell has accepted returns of product in circumstances where management has a particular advantage in doing so. Kelly Russell's net sales include a provision for future sales returns totaling approximately $110,000 at December 31, 1995 compared to $384,000 at December 31, 1994. A $110,000 allowance for sales returns was established in the fourth quarter of 1995 to reflect known and anticipated credits negotiated in the first quarter of 1996 with certain retail customers that did not experience a desired level of sales of Kelly Russell's product during the holiday season.


    Cost of goods sold totaled $1,961,648 in 1995, representing 69.7% of net sales for the year, compared to $3,456,857, or 124.9%, of net sales in 1994. The $1,495,209, or 43.3%, decrease in cost of goods sold for 1995 is primarily attributable to the 1994 year-end charges to inventory in connection with the reorganization of Kelly Russell's business plan. Also, during 1995, Kelly Russell completely outsourced its assembly and warehousing activities which reduced the costs of manufacturing Kelly Russell's products. In January 1996, Kelly Russell changed contractors for these services. Management believes that alternative contractors are available in the event Kelly Russell is unable to obtain services from their current contractor.


    After experiencing lower than expected sales levels in the fourth quarter of 1995, Kelly Russell recorded a charge to operations of approximately $640,000, of which (i) $520,000 related to write-offs and allowances for inventory which proved unsalable at any significant levels and, (ii) $110,000 related to the provision for sales returns discussed above. The inventory obsolescence charges relate primarily to prints and finished goods inventories produced in anticipation of the fourth quarter sales that did not materialize. Most of Kelly Russell's prints of athletes are time sensitive because of the changes in uniforms and player trades that frequently occur between seasons. As a result, many of these prints are not salable in any significant quantities in the following sport season and must be written off if the fourth quarter sales are below management's expectations and large quantities of carryover inventories exist. In addition, after further revising its business plan to produce and distribute a more limited number of images, Kelly Russell recorded a charge to operations of approximately $186,000, of which approximately $80,000 related to an additional allowance for inventory related to print images which will not be aggressively sold during 1996.

    License and royalty expenses paid to third parties, including payments to artists for artwork not owned by Kelly Russell, totaled $591,533, or 21%, of net sales in 1995 compared to $760,784 or 27.5% of net sales in 1994. License and royalty expenses include amounts paid for guaranteed minimum license fees and write-down charges of approximately $174,000 and $52,000 in 1995 and 1994, respectively, to reduce several licenses to net realizable value.


    Operating expenses decreased to $2,133,939 in 1995 from $3,734,527 in 1994, representing a decrease of $1,600,588, or 42.9%. This decrease is primarily due to a concerted effort to reduce operating costs including reductions as follows:
(i) cutting advertising expenditures by $567,000; (ii) decreasing trade show expenses by $461,000; (iii) reducing shipping and mailing by $295,000; and (iv) curtailing travel and entertainment expenditures by $155,000. During the fourth quarter of 1995, Kelly Russell charged operations for $100,000 relating to accrued litigation costs representing management's estimate of the cost of settling certain outstanding claims against Kelly Russell. The litigation accrual was made as required by SFAS No. 5, CONTINGENCIES, since it was probable that a loss had been incurred. The accrual was based on management's estimate of the ultimate loss to be incurred. These litigation claims were settled in May 1996 for $133,000.


    Interest expense totaled $7,218 in 1995, compared to $150,448 in 1994. This decrease is primarily attributable to Kelly Russell recording $120,000 of noncash financing expense in January 1994 in connection with the issuance of warrants to the participating promissory noteholders for the purchase of 60,000 shares of Common Stock at $1 per share. Additionally, the decrease in interest expense is attributable to Kelly Russell's higher financing needs during the first quarter of 1994 to fund the growth in sales, pending the receipt of the funds from the initial public offering.

    In 1995, Kelly Russell recorded extraordinary income of $296,994 reflecting reductions in trade payables received in negotiating the settlement of past due balances owed to certain vendors at December 31, 1994.

    YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993


    Net sales for 1994 increased by 23.4% percent to $2,767,196 compared to $2,242,685 in 1993. The primary reasons for the sales growth include (i) increased spending for advertising, (ii) increased participation in trade shows and special events to promote Kelly Russell's products, (iii) the addition of new customers, (iv) the continued expansion of the Legends and Superstars line from baseball to other sports, and (v) the introduction of new products, including ceramic coffee mugs and computer screen savers. However, net sales for 1994 fell significantly short of management expectations. Management believed Kelly Russell's strategies to distribute product at the retail level through magazine distributors and grocery stores and the use of guaranteed sales practices for these customers was unsuccessful. Kelly Russell utilized the guaranteed sales program in 1993 and 1994 to assist in the introduction of its products to new customers and in new geographic regions. Kelly Russell recorded a reserve for estimated returns at the time of shipment and its management made further adjustments at the end of each quarter to reflect additional facts that became known through contact with its customers and other sources. However, the poor fourth quarter 1994 sales and lack of sales at the retail level during the 1994 Holiday Season resulted in a large charge to operations in the fourth quarter of 1994, primarily because management's estimates of the returns reserve was insufficient. The new management team hired in December 1994 eliminated the guaranteed sales program in early 1995. Kelly Russell's net sales reflect a reduction for sales returns totaling approximately $901,000 in 1994 compared to approximately $15,000 in 1993. Additionally, Kelly Russell experienced significant returns of Major League Baseball and National Hockey League product which management believed adversely affected Kelly Russell's sales in 1994.


    Cost of goods sold totaled $3,456,857 in 1994, representing 124.9% of net sales for the year, compared to $860,863 or 38.4% of net sales in 1993. The $2,595,994, or 301.6%, increase in cost of

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

goods sold for 1994 was primarily attributable to year-end charges totaling $1,370,000, principally for inventory shrinkage, valuation adjustments and obsolescence, and charges totaling $1,088,876 in connection with the reorganization of Kelly Russell's business plan. The fourth quarter charges of $1,370,000 include (i) a $670,000 charge for inventory obsolescence, (ii) a $390,000 charge for inventory shrinkage and valuation adjustments, (iii) a $166,000 charge for bad debts, and (iv) a $144,000 charge for returns on guaranteed sales. The obsolescence charges related primarily to raw materials purchased in anticipation of significantly higher sales levels than achieved during the year and to raw materials purchased in anticipation of new products that were not developed. The charge for inventory shrinkage and valuation adjustments relate to book to physical inventory adjustments at December 31, 1994 attributable to quantity and pricing differences that arose throughout 1994 due to problems with the inventory control procedures. These problems were subsequently resolved in 1995. The charge for bad debts relate to collection difficulties with certain of its smaller customers. In early 1995, the new management team significantly improved the credit and collection policies. The reorganization charges principally included (i) the write-off of prints, finished products and photographic resources that were not utilized in Kelly Russell's product line in 1995, (ii) the write-off of capitalized software development costs and finished goods inventories for Kelly Russell's computer screen saver and ceramic coffee mug products, (iii) the write-off of the cost of certain original artwork as a result of Kelly Russell's decision to close its art gallery and retail store operations, and (iv) the write-off of certain costs associated with Kelly Russell's assembly operations which were closed in January 1995. The reorganization charge includes a $997,288 charge to cost of sales and a $91,588 charge to operating expenses. The charge to cost of sales includes (i) inventory write-offs totaling $320,000, (ii) write-offs of original artwork held for resale totaling $450,395, (iii) write-off of photographic resources totaling $101,904, (iv) write-off of capitalized software development costs of $72,740, and (v) $52,249 for prepaid license fees and other related costs. The charge to operating expenses includes a $51,588 write-off of equipment and leasehold improvements and a $40,000 lease termination fee. Kelly Russell did not record any employee termination benefits or other exit costs as a part of the reorganization charge, since management believed such costs were immaterial. Additionally, the increase in cost of goods sold was attributable to Kelly Russell recording sales returns allowances as a reduction of sales without an offsetting reduction of cost of goods sold. To a lesser extent, cost of goods sold increased because of higher production costs attributable to the larger assembly operation opened in early 1994 and because of the higher sales volume for the year.


    License and royalty expenses paid to third parties, including payments to artists for artwork not owned by Kelly Russell, totaled $760,789 or 27.5% of net sales in 1994 compared to $370,788 or 16.5% of net sales in 1993. License and royalty expenses for 1994 included amounts paid for minimum license fees and for reorganization charges totaling $52,249 relating to the elimination of certain products from Kelly Russell's 1995 product line.

    Operating expenses increased to $3,734,527 in 1994 from $1,196,125 in 1993, representing an increase of $2,538,402 or 212%. This increase was primarily due to the utilization of the net proceeds from the successful initial public offering in March 1994 to increase the national market awareness of its product line and to increase the customer base. Marketing expenses, primarily representing advertising, trade shows and travel and entertainment expenses, increased to $1,519,659 in 1994 compared to $418,163 in 1993. To a lesser extent, the 1994 increase in operating expenses was attributable to the addition of office and production personnel, increased product development costs, software consulting fees and professional fees relating to operating as a public company and the year-end reorganization charges.

    Interest expense totaled $150,448 in 1994 compared to $53,151 in 1993. This increase was primarily attributable to Kelly Russell recording $120,000 of noncash financing expense in January 1994 in connection with the issuance of warrants to the participating promissory noteholders for the purchase of 60,000 shares of Common Stock at $1 per share. Additionally, the increase in interest expense is attributable to Kelly Russell's higher financing needs during the first quarter of 1994 to fund the growth in sales, pending the receipt of the funds from the initial public offering.

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
    Other income totaled $119,395 in 1994, representing a gain of $85,978 on the cancellation of the Common Stock of two former officer/shareholders and interest earned totaling $33,417 on the unutilized proceeds from the public offering.

SEASONALITY

    Kelly Russell generated approximately $1,095,000 (38.9%) and $986,000 (35.6%) of its net sales in the fourth quarter of 1995 and 1994, respectively. Management believes Kelly Russell will continue to experience a significant percentage of future sales in the fourth quarter holiday buying season for the foreseeable future.

LIQUIDITY AND CAPITAL RESOURCES

    In February 1996, Kelly Russell restructured its business in an effort to improve income and cash flows from operations. Kelly Russell is also pursuing plans to combine its operations with the Company and its subsidiaries in 1996 by merging with a wholly-owned subsidiary of Global One. However, if the KRSI Merger is not consummated, management believes it will be necessary for Kelly Russell to obtain debt or equity financing to finance operations through 1996. If management is unsuccessful in its financing efforts, Kelly Russell may not be able to continue as a going concern and would be forced to sell off significant assets, file for protection under federal bankruptcy laws or liquidate the business.

    In anticipation of future costs the Company may incur as a result of consummating the transaction contemplated by the Merger Agreement and working capital needs, the Company entered into a Combined Account Factoring and Security Agreement on April 8, 1996 (the "Factoring Agreement") with Principal Resources, LLC, an affiliate of one of the Company's principal shareholders. Pursuant to this Factoring Agreement, the Company agreed to assign its accounts receivable for cash. As of May 20, 1996, the Company has assigned $191,000 worth of accounts receivable for approximately $130,000 and may assign an additional $470,000 worth of accounts receivable for $330,000. The Company believes that the Factoring Agreement is on terms no less favorable than could have been obtained from unaffiliated third parties.

    Even if Kelly Russell obtains sufficient financing, its success will nevertheless be dependent upon the effectiveness of the recent restructuring in increasing sales and managing costs. The restructuring changes in management, production, product distribution and operations undertaken in the recent restructuring have not been in effect sufficiently long to demonstrate their efficacy in correcting Kelly Russell's financial condition. Kelly Russell can, therefore, provide no assurance that its new business plan will be effective in significantly improving Kelly Russell's financial results in 1996 or thereafter.

    Kelly Russell had cash of $37,962 and working capital of $360,572 at March 31, 1996, as compared to cash of $257,618 and working capital of $708,511 at December 31, 1995. Cash flow used in operating activities totaled $119,656 for the three months ended March 31, 1996, primarily due to the operating loss as offset partially by the normal first quarter reduction in trade receivables as customers made payments on their fourth quarter holiday shipments and a reduction in the amount of inventory purchases. Kelly Russell's first quarter sales are typically substantially less than its fourth quarter sales.

    At December 31, 1995, Kelly Russell had net working capital of approximately $708,000 compared to $128,000 at December 31, 1994. The principal reason for the increase in net working capital was the successful completion of private placements of its Common Stock in 1995 which netted proceeds of $2,217,361. These proceeds were primarily utilized to finance the net loss from operations of $1,873,121 and to reduce trade payables. Kelly Russell currently has no bank debt but has recently entered into arrangements to obtain financing through factoring of receivables.

    SOURCES OF FUNDS

    Kelly Russell's primary source of funds in 1995 and 1994 was through the sale of Common Stock in an initial public offering in March 1994, a private placement of Common Stock in December 1994 through March 1995, and through the exercise of warrants during May to September 1995. Prior to

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
1994, the principal source of funds was through bank debt and the issuance of promissory notes. Since inception in 1992, Kelly Russell has relied on the following sources of funds to finance its operations and growth:

        PARTICIPATING PROMISSORY NOTES. Kelly Russell issued $300,000 of participating promissory notes during the period from October 1992 through March 1993. The debt proceeds were utilized by Kelly Russell to fund operations and to obtain the bank financing. These notes were unsecured, paid interest at 7 percent and were subordinated to all bank debt of Kelly Russell. The purchasers of the participating promissory notes received 300,000 warrants to purchase Common Stock of Kelly Russell at the price of $1 per share. In January 1994, the purchasers received an additional 60,000 warrants to purchase Common Stock at $1 per share in return for the waiver of certain rights upon Kelly Russell's issuance of the convertible debentures and subsequent repayment of the participating promissory notes, as discussed below.

        BANK AGREEMENTS. Kelly Russell had working capital financing from a bank in the form of a $1,000,000 revolving line of credit agreement until March 31, 1994 when amounts under the line of credit were paid in full. The line of credit was subsequently terminated. Advances under this agreement were limited based on eligible receivables and committed purchase orders, were due upon demand, bore interest at 2 percent over the prime rate and were secured by substantially all of Kelly Russell's assets and the personal guarantees of certain officers/shareholders.

        CONVERTIBLE DEBENTURES. In January 1994, Kelly Russell issued $900,000 of 7% convertible debentures. The proceeds were utilized to repay certain indebtedness, including $300,000 of participating promissory notes, and to fund operations. The debentures were unsecured, were subordinated to all bank debt and were due in February 1995. The debentures were converted to 399,986 shares of Common Stock upon the successful completion of the initial public offering in March 1994.


        INITIAL PUBLIC OFFERING. In March 1994, Kelly Russell received net proceeds of $4,380,108 upon the issuance of 1,477,750 shares of Common Stock at $3.50 per share. Kelly Russell received an additional $300,000 upon the exercise of warrants for the issuance of 300,000 shares of common stock. Kelly Russell utilized $1,050,000 of the net proceeds to immediately repay the outstanding bank debt. The remainder of the net proceeds were utilized during the period from April 1994 to mid-November 1994 to fund Kelly Russell's business plan and operations. By mid-November 1994, Kelly Russell was in need of additional financing.


        PRIVATE OFFERING. In December 1994, Kelly Russell commenced a private offering of Units, each Unit consisting of one share of Common Stock and a warrant to purchase one share of Common Stock, at a price of $1 per Unit, to fund its current cash shortfall and future operations. In December 1994, Kelly Russell issued 285,000 Units and received net proceeds of $229,055. From January 1, 1995 through March 27, 1995, Kelly Russell issued an additional 641,000 Units for net proceeds of $569,450. From May 1995 through September 1995, Kelly Russell received additional net proceeds of $1,647,911 from the corresponding exercise of warrants for the purchase of 926,000 shares of Common Stock.

    USES OF FUNDS

    Kelly Russell's primary use of funds has been to finance operations, principally for sales and marketing activities, for working capital requirements resulting from continued net losses and from the growth in net sales, for the purchase of inventories and for the purchase of original artwork, photographic resources and equipment. Net cash used in operating activities was $2,206,265 in 1995 and $3,701,426 in 1994, reflecting Kelly Russell's net losses of $1,543,266 in 1995 and $5,216,030 in 1994.

    Currently, Kelly Russell's standard credit terms to its customers are net 30 days, except Kelly Russell granted product return rights to certain customers during 1994 and the latter part of 1993. Although Kelly Russell has discontinued this practice, Kelly Russell has accepted returns of product in

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circumstances  where management  has found a  particular advantage  in doing so.
Kelly Russell has recorded an allowance for sales returns of $110,000 at December 31, 1995. Management believes its allowances for sales returns to be adequate at December 31, 1995.

    Kelly Russell's original artwork is created by independent artists under contract to Kelly Russell. The original artwork is utilized for the printed lithographs in Kelly Russell's product line. Kelly Russell's purchase of original artwork totaled approximately $264,000 in 1995 and approximately $329,000 in 1994. Management expects original artwork purchases will total approximately $150,000 in 1996. In January 1995, Kelly Russell closed its original sports art gallery and retail store. Beginning in December 1994, Kelly Russell began including the cost of original artwork in the cost of its print inventories. Kelly Russell's year-end restructuring charge in 1995 includes the write-off of original artwork costs totaling approximately $65,000.

    Purchases of photographic resources totaled approximately $156,000 in 1995 and approximately $70,000 in 1994. Kelly Russell anticipates that purchases of photographic resources will be approximately $150,000 in 1996.

    Kelly Russell purchased equipment totaling approximately $222,000 in 1995 and $290,000 in 1994. The 1995 purchases principally relate to the purchase of various display racks and office equipment. In January 1995, Kelly Russell began outsourcing its assembly, shipping and warehousing operations to a third party, to which Kelly Russell paid approximately $253,000 in 1995. Additionally, Kelly Russell executed a new lease agreement for its executive offices during 1995 and relocated to 2905 Northwest Boulevard, Suite 220, Plymouth, Minnesota, where Kelly Russell leases approximately 6,200 square feet of office space.

                    BUSINESS OF KELLY RUSSELL STUDIOS, INC.

    Kelly Russell was incorporated under Minnesota law on July 31, 1992, to acquire the business of a partnership which had been engaged in the creation, assembly, marketing and distribution of products bearing realistic sports images since January 1992. After completing the acquisition on November 12, 1992, Kelly Russell increased net sales from approximately $188,000 for the fiscal year ended December 31, 1992, to approximately $2,243,000 for the fiscal year ended December 31, 1993. In March 1994, Kelly Russell completed its initial public offering of 1,477,750 shares of Common Stock and the related issuance of 699,986 shares of Common Stock on the conversion of certain debt for total net proceeds of $5,580,108.

    During 1994, Kelly Russell expended significant resources to expand its product offerings, increase its market presence and number of customers and develop its assembly operations. The product line was expanded in 1994 to include software and ceramic coffee mugs. However, of more significance, was Kelly Russell's increase in the number of print images in its product lines. Kelly Russell's strategy was unsuccessful as the planned growth in sales volume and profitability failed to materialize. Accordingly, Kelly Russell recorded a charge to 1994 fourth quarter operations of approximately $1,370,000 relating to increased allowances for inventory obsolescence, bad debts and sales returns.


    In November and December 1994, Kelly Russell's Board of Directors hired new management and revised Kelly Russell's business plan and operations to focus solely on the creation, marketing and sales of limited editions of sports art collectibles through mass merchants, distributors and specialty retail stores. Beginning in January 1995, Kelly Russell (i) closed its original sports art gallery and retail store, (ii) discontinued sales of its software product and ceramic coffee mug lines developed and introduced in 1994, (iii) substantially reduced the number of print images in its product lines, (iv) began outsourcing its assembly, shipping and warehousing activities, (v) eliminated certain major channels of distribution previously utilized by Kelly Russell, (vi) eliminated most of its employee sales force and increased the utilization of outside sales representatives, and (vii) eliminated its practice of offering guaranteed return privileges to certain customers. In December 1994, Kelly Russell also recorded a charge to operations of approximately $1.1 million in connection with this reorganization of the business. See "Kelly Russell Studios, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations."


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    In 1995, Kelly  Russell expanded its  product lines outside  the sports  art collectibles in an effort to increase revenues to a level where profitability could be achieved. The most significant new product items include popular print images in the entertainment industry, including movie, music and television. Additionally, Kelly Russell introduced a small group of wild life images. In 1995, Kelly Russell also focused its sales and marketing efforts on establishing long-term customer relationships with national and regional retailers. Kelly
Russell  was   successful  in   establishing   initial  or   improved   customer
relationships with certain retail chains. However, to date those retail chains have not carried Kelly Russell's products in all of their stores and there is no assurance that they will continue to carry Kelly Russell's products or expand distribution to additional stores.

    Although these new strategies resulted in improved operations in 1995, anticipated sales levels and profitability failed to materialize. Kelly Russell management believes this failure to increase sales levels was primarily because only the images of the top few athletes of any given sport resulted in significant sales, Kelly Russell still lacks a firmly established distribution system and retail sales were flat in the fourth quarter of 1995. During the fourth quarter of 1995, Kelly Russell recorded a charge to operations of approximately $640,000 relating to increased allowances for inventory obsolescence and, to a lesser extent, sales returns.

    In February 1996, the Board of Directors further revised its business plan and operations to reduce operating costs. In 1996, Kelly Russell plans to produce and distribute a more limited number of images, primarily just the top few athletes of any given sport. The product line in 1996 will include approximately 100 different images, down from the 300 images offered during 1995. Additionally, in 1996 Kelly Russell will continue to increase channels of distribution with existing and new national and regional retail customers.

    In connection with this restructuring, Kelly Russell recorded a charge to 1995 operations of approximately $186,000 for the write-down of inventories, pre-paid licensing rights and original artwork, all relating to print images which will not be aggressively sold during 1996. Kelly Russell also reduced the number of employees and accepted the resignation of its former Chief Executive Officer. Kelly Russell management believes its new business strategy will result in improved results of operations and cash flow during 1996. Nevertheless, Kelly Russell anticipates that it will incur significant losses and that it will need significant debt or equity financing by year end if the Transactions are not closed.

PRODUCTS

    Kelly Russell creates, markets and distributes sports and entertainment-related art for the collectible market. Kelly Russell's primary strategy is to use its collection of original art to create innovative, affordable products with an artistic look, quality and presentation that differentiates them from other entertainment products, such as posters and trading cards. Kelly Russell focuses on products with a wide range of appeal that can be quickly created, produced and sold through mass merchants, distributors and specialty retail stores. Almost all of Kelly Russell's products are produced and sold under non-exclusive licenses from major national sports franchises and their related players' associations. In 1995, Kelly Russell introduced and expanded its licensing agreements for the movie, music and television product line.

    LEGENDS AND SUPERSTARS-TM-. The Legends and Superstars product is a wall hanging that measures approximately 11" x 14" and consists of a framed mat with three openings. The largest opening displays a lithographic print of Kelly Russell's original art. The two smaller openings contain a photographic picture and biographical information or a brief description of the pictured item or personality. Each piece is individually numbered.

    The framed Legends and Superstars product was designed for memorabilia consumers who prefer higher priced, higher quality products than trading cards and posters. However, at a suggested retail price of $19.99 to $24.99, it is priced below many other memorabilia items.

    In response to the anticipated demand for a lower priced version of its Legends and Superstars product, Kelly Russell introduced an unframed, "autograph ready" version of that product line in the

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summer  of 1993. The  unframed product is  substantially the same  as the framed product, except that it is shrink wrapped rather than framed. The plastic shrink wrap makes it easier for purchasers to remove the product from the packaging and have it autographed or personalized. If desired, the product can then be framed at the owner's expense.

    The autograph ready Legends and Superstars products sell for a suggested retail price of $9.99 to $12.99. At that price Kelly Russell believes that this product is more likely to be purchased in multiple quantities than the framed product which is believed to be a more traditional gift item.

    During 1996, Kelly Russell will offer approximately 100 different images in both the framed and autograph-ready Legends and Superstars product lines, down from 300 images offered during 1995. The number of images offered is periodically adjusted due to seasonality and customer demand. The sales in 1995 were comprised primarily of sales of these products.

    LIMITED EDITION LITHOGRAPHS. Kelly Russell historically made full size lithographic prints from certain pieces of its original art collection. Those prints were made on high quality stock and were sold in limited editions. Kelly Russell currently is not emphasizing this aspect of its business.

    ORIGINAL ART. Kelly Russell presently owns a collection of over 300 original works of art produced by independent artists. See "-- Product Supply and Production." At December 31, 1995, Kelly Russell has expensed the cost of its original artwork except for the cost attributable to lithographic prints in raw material and finished goods inventories. Most of the pieces are realistic depictions of famous athletes. Kelly Russell management believes that this artistic dimension is a key factor that distinguishes Kelly Russell's products from other entertainment related products.

    Although Kelly Russell has made limited efforts to market original paintings from its existing collection, sales of these paintings have been negligible and are not expected to add materially to Kelly Russell's revenues in the future.

    Kelly Russell will continue to commission and purchase additional pieces of art for the development of additional products. The emphasis of those purchases is to update the collection to include recently popular sports personalities or events. Kelly Russell is required, by the terms of certain of its licenses, to produce products that contain a minimum number of different athletes during the terms of the licenses. Kelly Russell is also required to obtain the approval of the licensors of new images before they are marketed. See "-- License Agreements and Trademarks."

    NEW PRODUCT DEVELOPMENT. Kelly Russell intends to focus its new product development on expanding and updating the images in its existing product lines. Kelly Russell believes that its ability to quickly introduce images of recently popular subject matter, such as the star athletes in the World Series or the Super Bowl, is important to maintaining the commercial viability of these lines. When necessary, Kelly Russell has been able to create, obtain approval from licensors, produce and ship products with new images within six weeks of identifying the new subject matter. The more typical time frame is approximately two months from conception to delivery. If new licenses are necessary, Kelly Russell's ability to introduce new product may be slowed significantly. Obtaining a new license may require from two months to a year. See "-- License Agreements and Trademarks."

    During 1995, Kelly Russell acquired several entertainment related licenses and began implementing its movie, music and television product line. Kelly Russell believes that the addition of these products will expand its current customer base. Kelly Russell also tested product lines which included various wildlife images as well as sports team images. In February 1996, Kelly Russell concluded that the limited appeal and, in the case of wildlife images, different marketing challenges presented by these products resulted in the failure of both of these product lines. Therefore, Kelly Russell has selected a limited number of these images to continue selling and has discontinued production of all remaining team image and wildlife images.

    The expansion of Kelly Russell's product lines may require additional license rights from persons controlling the subject images. There can be no assurance that Kelly Russell will be able to create any

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new products  that  can be  successfully  marketed and  sold  or, even  if  such products are created, that Kelly Russell will be able to timely obtain the necessary licenses relating to these products on terms favorable to Kelly Russell, if at all. See "-- License Agreements and Trademarks."


MARKETING AND DISTRIBUTION

    Kelly Russell markets its products through independent sales representatives, two in-house sales employees, and, as of February 1996, Kelly Russell hired a national sales organization to manage Kelly Russell's sales functions. Kelly Russell markets to national and regional retailers (including mass merchant retailers, department stores, specialty retailers, discount retailers, and toy stores), distributors of sports memorabilia and a cable television programming network. Kelly Russell also promotes its products through various advertising programs which may include retailers. Kelly Russell's representatives also attend trade shows related to Kelly Russell's business. Kelly Russell also advertised its products through sports magazines and other print advertising and anticipates continuing this practice on a limited basis during 1996.

    In 1995, Kelly Russell's framed products were sold to a number of major retail chains, such as J.C. Penney, although not every store in these chains carried Kelly Russell's products. During 1995, Kelly Russell concentrated its efforts on opening distribution channels into retail chains and establishing initial sales programs with these chains. To date, these chains have not carried Kelly Russell's products in all of their stores and there can be no assurance that they will continue sales in those stores currently offering Kelly Russell's products or that they will expand their distribution of Kelly Russell's products to other stores. Kelly Russell's strategy in 1996 is to increase its current channels of distribution to include both new retail chains and additional stores of mass merchant retailers with whom Kelly Russell has existing relationships.

    In 1995, net sales to Musicland represented 12.4% of Kelly Russell's net sales, whereas in 1994, net sales to J.C. Penney represented 16.5%. No other customers represented more than 10% of Kelly Russell's net sales in 1995 or 1994. Kelly Russell expects that it will have an even greater concentration of sales to significant customers in 1996, the loss of any of which could have a material adverse effect on Kelly Russell.

    Commissions paid to Kelly Russell's independent sales representatives generally range from 5% to 10% of net sales. Kelly Russell's in-house sales employees are paid a base salary only.

    During 1994 and preceding years, Kelly Russell attempted to distribute its products through channels, such as grocery and drug stores, which required the right to return all unsold product to Kelly Russell, freight prepaid, for full credit against the purchase price of such returns. Kelly Russell recorded an allowance of $384,000 at December 31, 1994 for these potential returns. Kelly Russell no longer grants its customers the automatic right to return unsold product, but Kelly Russell has accepted returns of product in certain circumstances. Accordingly, Kelly Russell has recorded an allowance for sales returns totaling $110,000 at December 31, 1995, which management believes is adequate to fairly reflect the financial impact of any potential returns.

LICENSE AGREEMENTS AND TRADEMARKS

    Kelly Russell's ability to produce and distribute products depicting any image owned or controlled by a third party (including all images subject to copyright, trademark or other protection) is primarily dependent upon Kelly Russell's ability to obtain rights under license agreements with such third parties. More particularly, the production or distribution of products depicting the image of any personality or any team, league, or organization logo or trademark requires a license from the person, team, league, entertainment company or organization whose image, logo or trademark is being used. For example, to commercialize the image of a professional baseball player in his uniform, Kelly Russell is required to obtain two licenses, one from Major League Baseball Players Association ("MLBPA") and another from Major League Baseball Properties ("MLBP").

    Kelly Russell presently has non-exclusive license agreements with MLBP, MLBPA, Major League Baseball Properties Canada Inc., National Football League Properties, Inc., National Football League Players, Inc., National Hockey League Enterprises, Inc., National Hockey League Enterprises Canada

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Inc., National  Hockey  League  Players' Association,  the  National  Basketball
Association, several drivers and their sponsors, several individual athletes, the estates of several deceased athletes, and several entertainment companies or related organizations. Kelly Russell's business is largely dependent upon its ability to continue to obtain and maintain these existing licenses and to obtain additional licenses necessary for the expansion of its activities. Even if new licenses can be obtained to expand Kelly Russell's activities, the process of obtaining these licenses may greatly delay Kelly Russell's ability to introduce new products.

    Kelly Russell's agreement with the various players, players' associations or entertainment companies may enable Kelly Russell to use an individual's name, picture, facsimile signature, biographical description or entertainment related title or logo. Pursuant to the terms of these licenses, Kelly Russell is permitted to produce and sell, in the United States, the original art, lithographs, framed and unframed Legends and Superstars products and original art posters. A very limited number of the agreements allow Kelly Russell to sell the subject products outside the United States. All of these licenses are non-exclusive and, accordingly, the various licensors are free to grant similar licenses to other licensees. Each agreement provides for the payment of a royalty based on a percentage of net sales of licensed products, the majority of which are subject to a minimum guaranteed royalty. Some of these agreements also require advance royalty payments. The amount of royalties paid by Kelly Russell for products sold generally ranges from 9% to 23% of net sales. For the fiscal years ended December 31, 1994 and 1995, Kelly Russell incurred licensing fees aggregating approximately $761,000 and $592,000, respectively, for the right to produce and market products requiring licenses.

    The terms of these licenses extend for one to three year periods. Substantially all of the licenses from the estates of deceased athletes expired on December 31, 1995 and were renewed in 1996. These agreements are generally renewable for one year periods, unless notice is given by either party to the agreements not to renew. The majority of the licenses from the various leagues, players associations and entertainment companies expire between 1996 and 1998. Some of the licenses contain renewal provisions which provide for additional one year extensions as long as Kelly Russell has fulfilled its obligations under the agreements, upon notice or upon written agreement between the parties. As Kelly Russell believes that it has fulfilled its obligations under these license agreements and considers its relationships with the various players' associations and leagues to be good, Kelly Russell expects these agreements to be renewed as scheduled. Kelly Russell also believes that it has obtained and is currently in material compliance with all licenses necessary to produce and market its existing products and intends to seek additional licenses, as and when necessary, to permit Kelly Russell to distribute future products. Although there can be no assurance that, in the future, new licenses will be granted to Kelly Russell for future products, Kelly Russell has, in the past, been able to obtain new licenses on terms acceptable to it. The inability of Kelly Russell to renew existing licenses and/or acquire additional licenses would have a material adverse effect on Kelly Russell's ability to continue its business operations.

    Kelly Russell has registered the trademarks "Kelly Russell Studios," "Legends and Superstars" and its "KR" stylized logo with the United States Patent and Trademark Office. Kelly Russell has also applied to register the trademark "KRSI" with the United States Patent and Trademark Office.

PRODUCT SUPPLY AND PRODUCTION

    Substantially all of Kelly Russell's collection of original art is created by independent artists. Kelly Russell believes that the quality of its original art collection is essential to its business and it strives to associate with the best artists available on a commercially reasonable basis. Typically, Kelly Russell identifies the subject matter and, from time to time, provides the artist with reference materials or other information from which the art is created. If the art is acceptable to Kelly Russell, Kelly Russell may or may not purchase the art, but will seek an agreement with the artist on terms which generally provide Kelly Russell with the right to reproduce the original art for the production of Kelly Russell's products. The terms of the agreements vary from artist to artist. Kelly Russell made payments to artists aggregating approximately $372,000 and $264,000 in 1994 and 1995, respectively.

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    The photographs used in Kelly Russell's Legends and Superstars product lines and as the basis for original artwork are usually obtained from independent photographers, photo studios or directly from the major sports franchises. Kelly Russell purchases the right to use those photographs and, in 1994 and 1995, respectively, made payments aggregating approximately $70,000 and $156,000 for photographs and other related costs. The foregoing increase is due to production of original artwork which uses multiple photographs.

    Kelly Russell's staff designs Kelly Russell's products and collects the statistics and writes the descriptions that are included in the Legends and Superstars products. The printed lithographs, picture frames, matting, glass and other production materials are provided to Kelly Russell by independent contractors and are available from multiple sources. During 1994 and preceding years, Kelly Russell's employees assembled its products. In 1995, Kelly Russell utilized an independent contractor to assemble, warehouse and ship its products. Kelly Russell purchased services of approximately $253,000 from this contractor during 1995. In January 1996, Kelly Russell changed contractors for these services. Kelly Russell management believes that alternative contractors are available in the event Kelly Russell is unable to obtain services from its current contractor.

COMPETITION

    With respect to Kelly Russell's Legends and Superstars products, Kelly Russell believes that it competes on two different levels. The framed product competes with other entertainment collectibles and memorabilia, in addition to lower cost artwork and lithographs in general. The autograph ready product sells at a lower price point and competes with sports trading cards and less expensive sports collectibles and memorabilia. Kelly Russell's autograph-ready Legends and Superstars product is priced higher than most sports trading cards.

    Kelly Russell believes that it must compete on the basis of providing high quality, innovative products that can be profitably sold at affordable prices. Customer service is also believed to be an important competitive factor in the sale of product through mass merchandising. Many of Kelly Russell's competitors, at all levels, are believed to have substantially greater financial and other resources than Kelly Russell. Direct competitors with similar product lines include OSP Publishing, Inc. and Dream Team Collectibles, Inc. In the area of sports trading cards, those competitors include Topps, Inc.; The Upper Deck Company; Fleer Corp.; and The Scoreboard, Inc. The licenses pursuant to which Kelly Russell produces its products are non-exclusive and do not assure Kelly Russell of any competitive advantage.

EMPLOYEES

    As of March 22, 1996, Kelly Russell employed 14 full-time persons. No employees of Kelly Russell are subject to collective bargaining agreements, and Kelly Russell considers its relations with its employees to be satisfactory.

ENVIRONMENT

    Kelly Russell believes that it is in material compliance with existing federal, state and local regulations relating to the protection of the environment. Such environmental regulations have not had a material impact on Kelly Russell's capital expenditures, earnings or competitive position.

SEASONALITY

    In the years ended on December 31, 1994 and 1995, Kelly Russell experienced seasonal fluctuations because a large percentage, 35.6% and 38.9% in 1994 and 1995, respectively, of its net sales were generated in the fourth quarter of the year during the holiday buying season. Kelly Russell is attempting to reduce the seasonality of its business with products which management believes will also sell well during the first three quarters of the fiscal year. Kelly Russell expects however, that at least some seasonal aspects of its business will continue in the foreseeable future.

DESCRIPTION OF PROPERTY

    Kelly Russell executed a new lease agreement for its executive offices during 1995 and relocated to 2905 Northwest Boulevard, Suite 220, Plymouth, Minnesota, where Kelly Russell leases approximately 6,200 square feet of office space. That lease extends through May 31, 2001 and provides for

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monthly rent of approximately $7,000, including certain operating costs. Because
Kelly Russell engages an outside contractor to produce and warehouse its products, Kelly Russell currently does not require any production or warehouse space.

LEGAL PROCEEDINGS

    Kelly Russell is not currently a party to nor is any of its property subject to any material legal proceedings.

             PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF KELLY RUSSELL


    The following table provides information as of March 28, 1996 concerning the beneficial ownership of Kelly Russell Common Stock by (i) persons known by Kelly Russell to own more than 5% of Kelly Russell Common Stock, (ii) each director of Kelly Russell, (iii) the named executive officers in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Kelly Russell Common Stock owned by them.


                                                             NUMBER OF SHARES
NAME (AND ADDRESS OF 5%                                        BENEFICIALLY         PERCENT
OWNER) OR IDENTITY OF GROUP                                     OWNED (1)        OF CLASS (1)
- ---------------------------------------------------------  --------------------  -------------
George J. Vrabeck........................................          100,000(2)           2.4%
Timothy G. Rath..........................................          310,000(3)           7.2
John J. Egart............................................           22,666(4)          *
James C. Hawley..........................................           13,500(4)          *
Thomas R. King...........................................            6,000(4)          *
Aaron Boxer TTEE.........................................          407,000             10.0
Aaron Boxer Rev. Trust
5500 Wayzata Blvd., #800
Minneapolis, MN 55416
D. B. Johnson............................................          314,356(5)           7.5
5500 Wayzata Blvd., #800
Minneapolis, MN 55416
All Executive Officers and Directors as a Group (6
 Individuals)............................................          477,166(6)          10.7

- ------------------------
 *  Less than 1% of the outstanding shares of Common Stock.

(1) Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(2) Includes 100,000 shares which may be purchased by Mr. Vrabeck upon exercise of a currently exercisable option.

(3) Includes 250,000 shares which may be purchased by Mr. Rath upon exercise of a currently exercisable option.

(4) Includes 6,000 shares which may be purchased upon exercise of a currently exercisable option.

(5) Includes 60,000 shares held by family members and 83,356 shares that may be purchased by Mr. Johnson upon exercise of currently exercisable warrants.

(6) Includes 378,000 shares which may be purchased upon exercise of currently exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On December 24, 1994, Kelly Russell entered into an Underwriting Agreement with Miller, Johnson & Kuehn, Incorporated ("MJK"), of which D. B. Johnson, a principal shareholder of Kelly Russell, is an affiliate. Pursuant to the Underwriting Agreement, MJK served as the underwriter of Kelly Russell in connection with the public offering and sale of 1,477,750 shares of Kelly Russell Common Stock, which sale was completed on March 31, 1994. MJK received discounts and commissions in the amount of $517,213 and five-year warrants to purchase 45,389 shares of Kelly Russell Common Stock at $4.20 per share, as well as a nonaccountable expense allowance in the amount of $51,721. The warrants to purchase 45,389 shares of Kelly Russell Common Stock were subsequently transferred to MJK's affiliates, including Mr. Johnson, who received a warrant to purchase 14,468 shares of Kelly Russell Common Stock.

    On December 29, 1994, Kelly Russell entered into an Agency Agreement with MJK. Pursuant to the Agency Agreement, MJK served as the exclusive agent of Kelly Russell in connection with the sale of 926,000 units, each unit consisting of one share of Common Stock and a warrant to purchase one share of Common Stock, which sale was completed on March 31, 1995. MJK received commissions in the amount of $92,600 and five-year warrants to purchase 92,600 shares of Kelly Russell Common Stock at $2.00 per share, as well as reimbursement of its legal expenses in the amount of $25,000. The warrants to purchase 92,600 shares of Kelly Russell Common Stock were subsequently transferred to MJK's affiliates, including Mr. Johnson, who received a warrant to purchase 34,725 shares of Kelly Russell Common Stock.

    In May 1995, Kelly Russell entered into an agreement with MJK, whereby MJK served as the exclusive agent of Kelly Russell in connection with the exercise of warrants issued as part of the units in the private placement described above. Between the period of May 31, 1995 and September 1, 1995, warrants to purchase 926,000 shares of Kelly Russell Common Stock were exercised at $2.00 per share. MJK received commissions in the amount of $185,200 and five-year warrants to purchase an aggregate of 92,600 shares of Kelly Russell Common Stock at $2.00 per share, of which warrants to purchase 72,100 shares of Kelly Russell Common Stock were subsequently transferred to MJK's affiliates, including Mr. Johnson, who received a warrant to purchase 34,725 shares of Kelly Russell Common Stock.

                                 LEGAL MATTERS


    The legality of the shares of Global One Common Stock to be issued to the Kelly Russell shareholders pursuant to the Transactions will be passed upon for Global One by Manatt, Phelps & Phillips, LLP, Los Angeles California. The Merger Agreement provides that as a condition to the KRSI Merger, Global One shall have received a letter from Kelly Russell's independent auditors or legal counsel indicating (i) the number of shares of Kelly Russell Common Stock that have been authorized for issuance by the Board of Directors or Kelly Russell as set forth in the minutes in the Kelly Russell minute book and (ii) the number of shares of Kelly Russell Common Stock subject to warrants and options to purchase them that have been authorized by the Board of Directors.


                                    EXPERTS


    The consolidated financial statements of OSP Publishing, Inc. as of December 31, 1995 and for each of the three years in the period ended December 31, 1995 included elsewhere in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



    The financial statements of Kelly Russell as of December 31, 1995 and for the three-year period ended December 31, 1995 included herein have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report, and are included herein in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
OSP PUBLISHING, INC.
Independent Auditors' Report..............................................   F-2
Financial Statements
  Consolidated Balance Sheets as of March 31, 1996 (unaudited), December
   31, 1995 and 1994......................................................   F-3
  Consolidated Statements of Operations for the Three Months Ended March
   31, 1996 and 1995 (unaudited) and for the Years Ended December 31,
   1995, 1994 and 1993....................................................   F-5
  Consolidated Statements of Shareholders' Equity for the Three Months
   Ended March 31, 1996 (unaudited) and for the Years Ended December 31,
   1995, 1994 and 1993....................................................   F-7
  Consolidated Statements of Cash Flows for the Three Months Ended March
   31, 1996 and 1995 (unaudited) and for the Years Ended December 31,
   1995, 1994 and 1993....................................................   F-8
  Notes to Consolidated Financial Statements..............................  F-10

           All schedules are omitted because the required information is not applicable or is included in the Financial
                       Statements of OSP Publishing, Inc.
                             and the related notes.

KELLY RUSSELL STUDIOS, INC.
Report of Independent Auditors............................................  F-20
Audited Financial Statements
  Balance Sheets as of December 31, 1994 and 1995.........................  F-21
  Statements of Operations for the Years Ended December 31, 1993, 1994 and
   1995...................................................................  F-22
  Statements of Shareholders' Equity for the Years Ended December 31,
   1993, 1994 and 1995....................................................  F-23
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
   1995...................................................................  F-24
  Notes to Financial Statements...........................................  F-25
Unaudited Financial Statements
  Balance Sheet as of March 31, 1996......................................  F-34
  Statements of Operations for the Three Months Ended March 31, 1995, and
   1996...................................................................  F-35
  Statement of Cash Flows for the Three Months Ended March 31, 1995 and
   1995...................................................................  F-36
  Notes to Financial Statements...........................................  F-37

          Financial Statements of Global One are not presented herein because Global One has no assets and liabilities
                    and has not conducted any business other
                       than of an organizational nature.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
OSP Publishing, Inc.:

    We have audited the accompanying consolidated balance sheets of OSP Publishing, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' (deficiency) equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OSP Publishing, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective January 1, 1993 to conform with Statement of Financial Accounting Standards No. 109.

                                          DELOITTE & TOUCHE LLP

Long Beach, California
April 5, 1996 (May 24, 1996 as to Note 14)

                     OSP PUBLISHING, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             ASSETS (NOTES 7 AND 8)

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1995            1994
                                                                   MARCH 31, 1996  --------------  --------------
                                                                   --------------
                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents (Note 1).............................  $      377,778  $       74,828  $      288,404
  Accounts receivable -- trade, net of allowance for doubtful accounts and returns of $1,374,361 at March 31, 1996,
   $1,644,697 in 1995 and $962,666 in 1994 (Notes 1 and 3).......       5,958,176       5,248,459       5,309,304
  Inventories (Notes 1 and 4)....................................       4,991,559       4,066,012       3,903,027
  Prepaid royalty advances (Note 1)..............................         715,948         555,236         794,049
  Prepaid expenses and other current assets......................         366,533         152,147         278,421
  Deferred income tax asset (Notes 1 and 11).....................          38,191          38,191         216,907
  Net assets of discontinued operations (Note 13)................                                       1,834,084
                                                                   --------------  --------------  --------------
      Total current assets.......................................      12,448,185      10,134,873      12,624,196

PROPERTY AND EQUIPMENT, Net (Notes 1, 5 and 9)...................       1,184,094       1,185,799         847,502

GOODWILL, Net of accumulated amortization of $50,752, $43,390 and
 $6,240 at March 31, 1996, December 31, 1995 and 1994,
 respectively (Note 1)...........................................         141,131         148,493         185,643

DEPOSITS.........................................................         159,657         229,311         183,189
                                                                   --------------  --------------  --------------

TOTAL............................................................  $   13,933,067  $   11,698,476  $   13,840,530
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                                                                     (CONTINUED)

                     OSP PUBLISHING, INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1995            1994
                                                                   MARCH 31, 1996  --------------  --------------
                                                                   --------------
                                                                    (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable...............................................  $    4,253,333  $    3,002,207  $    3,425,893
  Accrued expenses...............................................       1,210,570       1,026,089       1,372,508
  Royalties payable (Note 1).....................................       2,059,097       1,918,129       2,755,400
  Due to customers (Note 1)......................................         204,880         251,903         192,062
  Income taxes payable (Note 1)..................................         300,520         240,380         453,025
  Revolving line of credit (Note 7)..............................                                       4,249,069
  Current maturities of:
    Capitalized lease obligations (Note 9).......................          84,787          85,003          73,349
    Subordinated long-term debt (Note 8).........................       1,050,000         300,000         300,000
                                                                   --------------  --------------  --------------
      Total current liabilities..................................       9,163,187       6,823,711      12,821,306
                                                                   --------------  --------------  --------------
REVOLVING LINE OF CREDIT (Note 7)................................       4,021,526       2,816,595        --
CAPITALIZED LEASE OBLIGATIONS,
 Less current maturities (Note 9)................................         129,634         149,302         197,784
SUBORDINATED LONG-TERM DEBT,
 Less current maturities (Note 8)................................       1,856,904       2,638,364       1,903,708
MINORITY INTEREST (Note 1).......................................         614,679         569,277         326,222
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)
STOCKHOLDERS' DEFICIENCY (Note 1):
  Common stock, no par value; authorized, 30,000,000 shares;
   issued and outstanding, 1,636, 1,636 and 1,454 shares at March
   31, 1996 and in 1995 and 1994, respectively...................       1,262,500       1,262,500         762,500
  Additional paid-in capital.....................................         112,500         112,500         112,500
  Accumulated deficit............................................      (3,227,863)     (2,673,773)     (2,283,490)
                                                                   --------------  --------------  --------------
      Total stockholders' deficiency.............................      (1,852,863)     (1,298,773)     (1,408,490)
                                                                   --------------  --------------  --------------
TOTAL............................................................  $   13,933,067  $   11,698,476  $   13,840,530
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                                                                     (CONCLUDED)

          See accompanying notes to consolidated financial statements.

                     OSP PUBLISHING, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED
                                                           MARCH 31,                    YEARS ENDED DECEMBER 31,
                                                   --------------------------  -------------------------------------------
                                                       1996          1995          1995           1994           1993
                                                   ------------  ------------  -------------  -------------  -------------
                                                          (UNAUDITED)
NET SALES (Note 1)...............................  $  8,940,658  $  7,421,551  $  38,227,958  $  42,168,322  $  38,107,907
                                                   ------------  ------------  -------------  -------------  -------------
COST OF SALES:
  Cost of goods sold.............................     4,347,317     3,180,377     17,016,038     19,368,726     17,444,199
  License and royalty expense....................       922,206       911,891      4,630,843      5,771,188      4,890,729
                                                   ------------  ------------  -------------  -------------  -------------
    Total cost of sales..........................     5,269,523     4,092,268     21,646,881     25,139,914     22,334,928
                                                   ------------  ------------  -------------  -------------  -------------
GROSS PROFIT.....................................     3,671,135     3,329,283     16,581,077     17,028,408     15,772,979
                                                   ------------  ------------  -------------  -------------  -------------
OPERATING EXPENSES (Note 1):
  Warehouse and Selling..........................     2,351,868     2,241,773     10,200,344     10,823,310      8,844,038
  General and administrative.....................     1,452,981     1,261,816      4,971,249      5,812,983      4,953,002
                                                   ------------  ------------  -------------  -------------  -------------
    Total operating expenses.....................     3,804,849     3,503,589     15,171,593     16,636,293     13,797,000
                                                   ------------  ------------  -------------  -------------  -------------
OPERATING INCOME (LOSS)..........................      (133,714)     (174,306)     1,409,484        392,115      1,975,939
INTEREST EXPENSE (Notes 7, 8 and 9)..............       267,659       172,871        841,173        685,294        604,584
                                                   ------------  ------------  -------------  -------------  -------------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY
 INTEREST, DISCONTINUED OPERATIONS AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE........      (401,373)     (347,177)       568,311       (293,179)     1,371,355
INCOME TAX (BENEFIT) PROVISION (Notes 1 and
 11).............................................        67,323      (132,820)       (77,336)       115,617        429,109
                                                   ------------  ------------  -------------  -------------  -------------
INCOME (LOSS) BEFORE MINORITY INTEREST,
 DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE..................      (468,696)     (214,357)       645,647       (408,796)       942,246
MINORITY INTEREST IN (INCOME) LOSS OF
 SUBSIDIARIES....................................       (45,420)       37,308       (243,055)       148,048       (378,041)
                                                   ------------  ------------  -------------  -------------  -------------
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS AND
 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE.......................................      (514,116)     (177,049)       402,592       (260,748)       564,205
DISCONTINUED OPERATIONS (Note 13):
  Income (loss) from operations of discontinued
   operation, less applicable income tax
   (benefit) expense of ($6,454) and $4,896 for
   the years ended December 31, 1994 and 1993,
   respectively..................................                                                  (423,814)       130,650
  Loss on disposal of discontinued operation,
   less applicable income tax benefit of
   $5,268........................................                                                  (345,951)
                                                   ------------  ------------  -------------  -------------  -------------
    Total discontinued operations................                                                  (769,765)       130,650
                                                   ------------  ------------  -------------  -------------  -------------

                                                                     (CONTINUED)

                     OSP PUBLISHING, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

                                                           THREE MONTHS ENDED
                                                               MARCH 31,                    YEARS ENDED DECEMBER 31,
                                                       --------------------------  -------------------------------------------
                                                           1996          1995          1995           1994           1993
                                                       ------------  ------------  -------------  -------------  -------------
                                                              (UNAUDITED)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE................................  $   (514,116) $   (177,049) $     402,592  $  (1,030,513) $     694,855
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
 (Note 1)............................................                                                                  118,084
                                                       ------------  ------------  -------------  -------------  -------------
NET INCOME (LOSS)....................................  $   (514,116) $   (177,049) $     402,592  $  (1,030,513) $     812,939
                                                       ------------  ------------  -------------  -------------  -------------
                                                       ------------  ------------  -------------  -------------  -------------
PRO FORMA NET INCOME (LOSS) DATA (Note 11):
  Income (loss) before income taxes, as reported.....  $   (401,373) $   (347,177) $     568,311  $    (293,179) $   1,371,355
  Pro forma (benefit) provision for income taxes.....       (85,114)      (70,421)       113,836        (43,273)       344,325
  Minority interest in (income) loss of
   subsidiaries......................................       (45,420)       37,308       (243,055)       148,048       (378,041)
  Discontinued operations, as reported...............                                                  (758,043)       135,546
  Pro forma tax effect of discontinued operations....                                                  (295,627)        54,218
                                                       ------------  ------------  -------------  -------------  -------------
    Pro forma net income (loss)......................  $   (361,679) $   (239,448) $     211,420  $    (564,274) $     730,317
                                                       ------------  ------------  -------------  -------------  -------------
                                                       ------------  ------------  -------------  -------------  -------------
PRO FORMA INCOME (LOSS) PER SHARE (Note 14):
  Income (loss) from continuing operations...........  $      (0.04) $      (0.03) $        0.06
  Minority interest in (income) loss of
   subsidiaries......................................         (0.01)                       (0.03)
                                                       ------------  ------------  -------------
    Pro forma net income (loss)......................  $      (0.05) $      (0.03) $        0.03
                                                       ------------  ------------  -------------
                                                       ------------  ------------  -------------
  Weighted average shares outstanding................     8,036,602     8,036,207      8,036,602
                                                       ------------  ------------  -------------
                                                       ------------  ------------  -------------

                                                                     (CONCLUDED)

          See accompanying notes to consolidated financial statements.

                     OSP PUBLISHING, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY


                                                                                RETAINED        NOTE
                                              COMMON STOCK       ADDITIONAL     EARNINGS     RECEIVABLE
                                          ---------------------    PAID-IN    (ACCUMULATED       --
                                           SHARES      AMOUNT      CAPITAL      DEFICIT)    STOCKHOLDER      TOTAL
                                          ---------  ----------  -----------  ------------  ------------  -----------
BALANCE, JANUARY 1, 1993................      1,250  $   62,500   $ 112,500    $  170,622    $ (125,000)  $   220,622
Issuance of common stock................        204     700,000                                               700,000
Dividends...............................                                       (1,096,464)                 (1,096,464)
Net Income..............................                                          812,939                     812,939
                                          ---------  ----------  -----------  ------------  ------------  -----------
BALANCE, DECEMBER 31, 1993..............      1,454     762,500     112,500      (112,903)     (125,000)      637,097
Issuance of common stock................
Dividends...............................                                       (1,140,074)                 (1,140,074)
Repayment of note receivable (Note 6)...                                                        125,000       125,000
Net loss................................                                       (1,030,513)                 (1,030,513)
                                          ---------  ----------  -----------  ------------  ------------  -----------
BALANCE, DECEMBER 31, 1994..............      1,454     762,500     112,500    (2,283,490)                 (1,408,490)
Issuance of common stock................        182     500,000                                               500,000
Dividends...............................                                         (792,875)                   (792,875)
Net Income..............................                                          402,592                     402,592
                                          ---------  ----------  -----------  ------------  ------------  -----------
BALANCE, DECEMBER 31, 1995..............      1,636   1,262,500     112,500    (2,673,773)                 (1,298,773)
Dividends (unaudited)...................                                          (39,974)                    (39,974)
Net loss (unaudited)....................                                         (514,116)                   (514,116)
                                          ---------  ----------  -----------  ------------  ------------  -----------
BALANCE, MARCH 31, 1996.................      1,636  $1,262,500   $ 112,500    $(3,227,863)               $(1,852,863)
                                          ---------  ----------  -----------  ------------  ------------  -----------
                                          ---------  ----------  -----------  ------------  ------------  -----------


          See accompanying notes to consolidated financial statements.

                     OSP PUBLISHING, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       THREE MONTHS ENDED
                                                            MARCH 31,                  YEARS ENDED DECEMBER 31,
                                                    -------------------------  ----------------------------------------
                                                        1996         1995          1995          1994          1993
                                                    ------------  -----------  ------------  ------------  ------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $   (514,116) $  (177,049) $    402,592  $ (1,030,513) $    812,939
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
    Depreciation and amortization.................        89,393      104,261       429,665       400,775       318,356
    Loss (gain) on sale of property and
     equipment....................................                                    1,894           298          (596)
    Minority interest in (income) loss of
     subsidiaries.................................        45,402      (37,308)      243,055      (148,048)      378,041
    Deferred income taxes.........................                                  178,716       (81,970)      (16,853)
    Loss on disposal of discontinued operations...                                                345,951
    Cumulative effect of accounting change........                                                             (118,084)
  Changes in operating assets and liabilities:
    Accounts receivable -- trade..................      (665,578)     885,424     1,127,398       179,180    (3,401,383)
    Inventories...................................      (920,516)     664,058       885,297      (492,874)   (2,825,677)
    Prepaid royalty advances......................      (160,712)    (131,473)      238,813      (416,345)      (43,758)
    Prepaid expenses and other current assets.....      (214,386)    (354,274)      131,704      (122,047)       18,921
    Due from affiliates...........................                                                326,907        29,992
    Accounts payable..............................     1,236,382      148,948      (798,639)    1,106,388     1,087,186
    Accrued expenses..............................       147,904      (54,112)     (383,989)     (276,834)    1,085,165
    Royalties payable.............................       140,968     (538,260)     (837,271)      395,602     1,448,304
    Due to customers..............................       (47,023)       6,201        59,841       (29,953)     (174,668)
    Income taxes payable..........................        60,140     (132,820)     (212,645)     (154,909)      563,220
                                                    ------------  -----------  ------------  ------------  ------------
      Net cash (used in) provided by operating
       activities.................................      (802,142)     383,596     1,466,431         1,308      (838,895)
                                                    ------------  -----------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment..............       (78,175)     (49,350)     (621,901)     (370,551)     (295,941)
  Proceeds from sale of property and equipment....                                   20,973         2,283         1,525
  Goodwill........................................                                                  6,434      (141,883)
  Deposits........................................        69,654       43,429        (8,054)      (81,343)      (56,757)
                                                    ------------  -----------  ------------  ------------  ------------
      Net cash used in investing activities.......        (8,521)      (5,921)     (608,982)     (443,177)     (493,056)
                                                    ------------  -----------  ------------  ------------  ------------

                                                                     (CONTINUED)

                     OSP PUBLISHING, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                      THREE MONTHS ENDED
                                                           MARCH 31,                  YEARS ENDED DECEMBER 31,
                                                   -------------------------  ----------------------------------------
                                                       1996         1995          1995          1994          1993
                                                   ------------  -----------  ------------  ------------  ------------
                                                          (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations..........  $    (19,884) $   (19,527) $    (80,332) $   (119,336) $    (86,311)
  Borrowings from revolving line of credit.......     1,204,931                                4,332,454     4,315,866
  Payments on revolving line of credit...........                   (400,000)   (1,432,474)   (2,516,596)   (2,152,655)
  Borrowings on subordinated long-term debt......                                  750,000
  Payments on subordinated long-term debt........       (31,460)      (3,138)      (15,344)     (223,983)     (353,544)
  Dividends paid.................................       (39,974)     (91,957)     (792,875)   (1,140,074)   (1,096,464)
  Issuance of common stock.......................                                  500,000                     700,000
  Repayment of note receivable from
   stockholder...................................                                                125,000
  Minority interest in subsidiary................                                                               96,230
                                                   ------------  -----------  ------------  ------------  ------------
      Net cash provided by (used in) financing
       activities................................     1,113,613     (514,622)   (1,071,025)      457,465     1,423,122
                                                   ------------  -----------  ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................       302,950     (136,947)     (213,576)       15,596        91,171
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...        74,828      288,404       288,404       272,808       181,637
                                                   ------------  -----------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.........  $    377,778  $   151,457  $     74,828  $    288,404  $    272,808
                                                   ------------  -----------  ------------  ------------  ------------
                                                   ------------  -----------  ------------  ------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid (received) during the period for:
    Interest.....................................  $    158,955  $   210,897  $    752,172  $    646,227  $    349,852
    Income taxes.................................  $      7,000               $    (43,407) $     67,500  $     39,000

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS --

Capital lease obligations of $43,504 and $117,400 were incurred when the Company entered into agreements for the purchase of new equipment in 1995 and 1994, respectively.

                                                                     (CONCLUDED)

          See accompanying notes to consolidated financial statements.

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION -- OSP Publishing, Inc. ("OSP") and subsidiaries (the "Company") design and produce licensed trend merchandise which they market for sale in gift and stationary stores, video stores, music stores, toy stores, book stores and mass retailers. The Company's products consist of posters, T-shirts, framed wall decor, buttons, key chains, stickers, and collectible movie scripts. These products incorporate primarily licensed images and characters from motion pictures, television, comic books, music, sports and popular culture.

    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of OSP, its division, Top Banana (which was discontinued in 1994 -- see Note 13), its 79%-owned subsidiary, Button Exchange, Ltd., and its 51%-owned subsidiary, Stanley DeSantis, Inc., which was acquired during 1993. All material intercompany transactions have been eliminated in consolidation. A minority interest is held by one officer of each subsidiary (see Note 12).

    INTERIM PERIOD PRESENTATION -- The unaudited consolidated financial statements as of and for the three months ended March 31, 1996 and 1995 have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the year ending December 31, 1996 or in any future period.

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments consist primarily of accounts receivable and payable, and debt instruments. The carrying values of all financial instruments, other than debt instruments, are representative of their fair values due to their short maturities. The carrying values of the Company's bank debt instruments are considered to approximate their fair values because the interest rates of these instruments are based on variable reference rates. Management believes that the fair value of subordinated debt would not differ significantly from the carrying amount at March 31, 1996 and at December 31, 1995 and 1994.

    CASH  AND  CASH  EQUIVALENTS  --   The  Company  considers  all   investment
instruments purchased with a maturity of three months or less to be cash equivalents.

    CONCENTRATION OF CREDIT RISK -- Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. Concentration of credit risk with respect to accounts receivable is generally diversified due to the large number of entities composing the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

    SIGNIFICANT LICENSORS AND CUSTOMERS -- OSP's largest licensor, Disney Enterprises, Inc., represented approximately 22%, 31% and 22% of net sales of products in 1995, 1994 and 1993, respectively, and represented less than 10% and approximately 23% of net sales for the three months ended March 31, 1996 and 1995, respectively. Another licensor represented approximately 23% of net sales for the three months ended March 31, 1996. Sales to two customers each accounted for approximately

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
10% of net sales during 1995, sales to two customers accounted for approximately 15% and 11% of net sales for the three months ended March 31, 1996, and sales to one customer accounted for approximately 11% of net sales for the three months ended March 31, 1995.

    INVENTORIES -- Inventories, consisting primarily of posters, buttons, T-shirts and trend gift items, are valued at the lower of cost or market, with cost determined on the first-in, first-out method.

    ROYALTIES -- The Company has entered into license agreements with various companies requiring payment of royalties. At the inception of the license term, minimum royalty payments are accounted for as prepaid royalties. These prepaid royalties are charged to operations based on the related product sales or license term.

    PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is provided for by the straight-line method over the estimated useful lives of the related assets, which range from two to ten years. Leasehold improvements are amortized on a straight-line basis over the term of the lease or estimated useful life, whichever is shorter.


    GOODWILL -- Goodwill from the acquisition of the Company's two subsidiaries represents the excess cost over the fair value of net assets acquired and is being amortized over useful lives ranging from five to ten years using the straight-line method. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company bases its determination on the performance, on an undiscounted basis, of the underlying businesses. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.


    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of this statement in the three months ended March 31, 1996 did not have an effect on the Company's consolidated financial statements.

    NET SALES -- Revenue is recognized when goods are originally shipped. The Company allows customers to return purchased goods only in exchange for other goods. Customer credits for goods returned but not yet exchanged for other goods are included in the accompanying balance sheet as "Due to customers." The Company provides for estimated returns when the products are shipped to its customers.


    INCOME TAXES -- OSP has elected to be treated as an S Corporation for federal and California state income tax purposes. Pursuant to these elections, the income of OSP is included in the income tax returns of its stockholders.
Consequently, no provision for federal income taxes is recorded in the accompanying financial statements for OSP. However, under California state law, an income tax equal to 1.5% of income before tax is imposed upon an S corporation and is provided for in the accompanying financial statements.



    The Company's subsidiaries, Stanley DeSantis, Inc. and Button Exchange, Ltd., are C Corporations, under which provisions for federal and state income taxes are recorded.


    Effective January  1,  1993,  the Company  adopted  Statement  of  Financial
Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the differences are expected to affect taxable income. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

    The cumulative effect as of January 1, 1993 as a result of adopting SFAS No. 109 was $118,084 and is included in net income for the year ended December 31, 1993.

    RECLASSIFICATIONS -- Certain reclassifications have been made to 1994 and 1993 amounts to conform to the 1995 presentation.

2.  ACQUISITION AGREEMENT AND FORMATION OF HOLDING COMPANY

    On March 27, 1996 the Company entered into an agreement to acquire Kelly Russell Studios, Inc. ("Kelly Russell"), a publicly-traded entity. The Company's stockholders have formed Global One Distribution and Merchandising Inc. ("Global One") to serve as a holding company for OSP and its subsidiaries and to acquire Kelly Russell. Each two outstanding shares of Kelly Russell common stock will be exchanged for one share of Global One stock. Global One also plans to complete a private placement of common stock for approximately $6.7 million and intends to register the Global One common stock issued in exchange for the Kelly Russell common stock with the Securities and Exchange Commission.


3.  ACCOUNTS RECEIVABLE
    The Company's subsidiary, Stanley DeSantis, Inc., sells substantially all of its accounts receivable to a factor under a continuing contract, cancelable upon written notice. In most cases, the factor approves the credit and the account is sold without recourse. In cases in which the factor does not approve the credit, Stanley DeSantis, Inc. bears the risk. At March 31, 1996, December 31, 1995 and 1994, the receivables that were at the Company's risk were approximately $207,000, $251,000 and $117,000, respectively. At March 31, 1996, December 31,
1995 and 1994, amounts due from factor included in accounts receivable -- trade were $2,095,463, $821,730 and $363,316, respectively. The factor, to the extent of any financing provided, holds a security interest in all accounts receivable and property of Stanley DeSantis, Inc.

4.  INVENTORIES
    Inventories consist of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1995           1994
                                                     MARCH 31,    -------------  -------------
                                                       1996
                                                   -------------
                                                    (UNAUDITED)
Products in process..............................  $   1,267,376  $     659,657  $   1,113,291
Finished products................................      3,569,824      3,159,953      2,714,313
Packaging materials..............................        154,359        246,402         75,423
                                                   -------------  -------------  -------------
                                                   $   4,991,559  $   4,066,012  $   3,903,027
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

5.  PROPERTY AND EQUIPMENT
    Property and equipment consist of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1995           1994
                                                     MARCH 31,    -------------  -------------
                                                       1996
                                                   -------------
                                                    (UNAUDITED)
Computer equipment...............................  $     656,938  $     600,138  $     498,782
Machinery and equipment..........................        495,887        495,887        449,721
Furniture and fixtures...........................        377,034        359,808        345,936
Leasehold improvements...........................        468,597        462,597         55,609
Vehicles.........................................         81,165         81,165         88,665
                                                   -------------  -------------  -------------
                                                       2,079,621      1,999,595      1,438,713
Less accumulated depreciation and amortization...        895,527        813,796        591,211
                                                   -------------  -------------  -------------
Property and equipment, net......................  $   1,184,094  $   1,185,799  $     847,502
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    Included in the above is equipment under capitalized leases in the amounts of approximately $384,731, $422,263 and $379,000 with accumulated depreciation of approximately $170,409, $186,245 and $102,000 at March 31, 1996, December 31,
1995 and 1994, respectively.

6.  NOTE RECEIVABLE -- STOCKHOLDER
    In 1992, the Company sold 1,002,444 shares of common stock to an officer of the Company in exchange for a $125,000 note receivable, which bore interest at the rate of 6.62% per annum, payable in annual principal installments of $31,250 commencing January 3, 1994 through 1997. On January 1, 1994, this note was repaid with proceeds received from a dividend declared by the Company.

7.  REVOLVING LINE OF CREDIT
    In February 1996, the Company refinanced its outstanding line of credit with a bank with another financial institution. The refinanced line of credit expires in February 1999 and provides for maximum borrowings of $7,500,000, subject to a borrowing base of approximately 75% of eligible accounts receivable and 45% of eligible finished goods inventory, as defined. The outstanding balance under the refinanced line of credit bears interest at a bank's prime rate (8.5% at December 31, 1995) plus 1.75% and is payable monthly. The agreement also provides for $200,000 for standby letters of credit which may be drawn upon and reduce the available borrowings under the line of credit. The borrowings under the refinanced line of credit are collateralized by substantially all of the assets of the Company and a certificate of deposit held by a third party, in an amount of at least $500,000, to be held at a bank designated by the financial institution. The refinanced line of credit line is personally guaranteed by the principal stockholders and contains various restrictive covenants including a current ratio requirement, minimum level of tangible net worth, and limits the incurrence of additional indebtedness, capital expenditures and payments of distributions.

8.  SUBORDINATED LONG-TERM DEBT
    Subordinated long-term debt is payable to the former owner of the Company and is collateralized by all of the Company's assets. Interest is calculated at prime plus 2% per annum, unless prime plus 2% shall equal or exceed 10% per annum, in which case interest shall accrue at the higher of (1) the prime interest rate, or (2) 10% per annum. The Company is required to pay monthly principal payments of $25,000 plus accrued interest until July 15, 1997, at which time the remaining principal

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

8.  SUBORDINATED LONG-TERM DEBT (CONTINUED)
balance is due. The note is due on demand if there is a sale of more than 50% of the Company's outstanding stock. The note is subordinated to all business debt now or hereinafter incurred by the Company.

    In addition, the Company obtained in October and November 1995 subordinated debt financing from a vendor totaling $750,000, which bears interest at 10% per annum. Interest is payable monthly, and the principal is due January 1997. The borrowings are collateralized by a security interest in all of the assets of the Company.

    The Company also entered into a minimum purchase agreement with the vendor, whereby it agreed to purchase or procure a minimum of 75% of its total printing from the vendor, and the minimum amount payable to the vendor for printing shall not be less than $2,500,000 per year.

    Future minimum payments of subordinated long-term debt are summarized as follows:

                                  YEAR ENDING
                                 DECEMBER 31,
- -------------------------------------------------------------------------------
  1996.........................................................................  $   1,050,000
  1997.........................................................................      1,856,904
                                                                                 -------------
    Total......................................................................  $   2,906,904
                                                                                 -------------
                                                                                 -------------

9.  CAPITALIZED LEASE OBLIGATIONS
    The Company has various capitalized lease obligations payable in monthly installments of $9,438, including interest at rates ranging from 7.5% to 17.3% per annum. The capitalized lease obligations are due at various dates through September 1999 and are collateralized by property and equipment. Future minimum lease payments are as follows:

                            YEAR ENDING DECEMBER 31,
- ---------------------------------------------------------------------------------
  1996...........................................................................  $   110,884
  1997...........................................................................      109,410
  1998...........................................................................       57,200
  1999...........................................................................        3,939
                                                                                   -----------
                                                                                       281,433
Less amount representing interest................................................       47,128
                                                                                   -----------
Net minimum lease payments.......................................................      234,305
Less amount due in one year......................................................       85,003
                                                                                   -----------
Long-term obligations under capital leases.......................................  $   149,302
                                                                                   -----------
                                                                                   -----------

10. COMMITMENTS AND CONTINGENCIES

    LEASES -- The Company leases facilities and equipment from nonaffiliated and affiliated parties under noncancelable operating leases expiring through June 2005. Amounts paid to affiliated parties during 1995, 1994 and 1993 were approximately $66,000, $194,000 and $153,000, respectively. For the three months ended March 31, 1995 the amount paid was $38,000.

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum rental commitments (excluding taxes, insurance and other occupancy expenses) under noncancelable leases are as follows:

YEAR ENDING
DECEMBER 31,
- -------------------------------------------------------------------------------
  1996.........................................................................  $     559,720
  1997.........................................................................        499,049
  1998.........................................................................        465,198
  1999.........................................................................        445,620
  2000.........................................................................        465,855
  Thereafter...................................................................      2,261,721
                                                                                 -------------
    Total......................................................................  $   4,697,163
                                                                                 -------------
                                                                                 -------------

    Rent expense was approximately $525,000, $367,000 and $392,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and $131,000 and $100,000 for the three months ended March 31, 1996 and 1995, respectively.


    STOCK PURCHASE WARRANTS -- The Company issued stock warrants on August 28, 1989 to a nonaffiliated party to purchase 50 shares of stock for $50 per share. The warrants may be exercised at any time and expire August 27, 1996. No warrants have been exercised through March 31, 1996.


    OTHER -- The Company is involved in litigation arising in the normal course of business. It is the opinion of management that the disposition of such actions will not materially affect the financial position or results of operations of the Company.

11. INCOME TAXES AND PRO FORMA INCOME TAXES
    The components of income tax expense are as follows:

                                                    THREE MONTHS ENDED
                                                         MARCH 31,                YEARS ENDED DECEMBER 31,
                                                  -----------------------  --------------------------------------
                                                    1996         1995          1995         1994         1993
                                                  ---------  ------------  ------------  -----------  -----------
                                                        (UNAUDITED)
Current:
  Federal.......................................  $  46,657  $    (92,049) $   (250,359) $   125,174  $   542,483
  State.........................................     20,666       (40,771)       (5,693)      72,413      164,081
                                                  ---------  ------------  ------------  -----------  -----------
                                                     67,323      (132,820)     (256,052)     197,587      706,564
                                                  ---------  ------------  ------------  -----------  -----------
Deferred:
  Federal.......................................                                151,314      (69,904)     (11,072)
  State.........................................                                 27,402      (12,066)      (5,781)
                                                  ---------  ------------  ------------  -----------  -----------
                                                                                178,716      (81,970)     (16,853)
Less income taxes netted against capital
 contributions to the Company's subsidiaries....                                                          260,602
                                                  ---------  ------------  ------------  -----------  -----------
    Total.......................................  $  67,323  $   (132,820) $    (77,336) $   115,617  $   429,109
                                                  ---------  ------------  ------------  -----------  -----------
                                                  ---------  ------------  ------------  -----------  -----------

    Deferred income tax assets of approximately $187,000 consist primarily of state net operating loss carryforwards and allowances for doubtful accounts, sales returns and inventory. Such amount is included in the accompanying balance sheet net of approximately $49,000 of deferred income tax

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

11. INCOME TAXES AND PRO FORMA INCOME TAXES (CONTINUED)
liabilities resulting primarily from state income taxes and income tax deductions for prepaid assets that have not been expensed for book purposes. Additionally, a valuation allowance for deferred tax assets of approximately $100,000 has been recorded for the Button Exchange subsidiary as a result of its continuing operating losses.

    The Company's effective income tax rate differs from the federal statutory income tax rate due primarily to OSP's being taxed as an S corporation as discussed in Note 1 and the valuation allowance on certain deferred tax assets.

    In 1993, the Company and a minority stockholder of the Company's subsidiary, Button Exchange, Ltd., contributed capital to that subsidiary through the forgiveness of certain indebtedness in a taxable transaction.

    The following information reflects the pro forma effect on income taxes as if OSP's earnings from continuing operations had been subject to federal and state income taxes as a C Corporation for all periods presented:

                                                    THREE MONTHS ENDED
                                                        MARCH 31,                 YEARS ENDED DECEMBER 31,
                                                 ------------------------  --------------------------------------
                                                    1996         1995          1995         1994         1993
                                                 ----------  ------------  ------------  ----------  ------------
                                                       (UNAUDITED)
Current:
  Federal......................................  $    6,366  $    (83,412) $    264,417  $   13,511  $    579,328
  State........................................       2,820       (36,946)      117,117      32,705       147,539
                                                 ----------  ------------  ------------  ----------  ------------
                                                      9,186      (120,358)      381,534      46,216       726,867
Deferred:
  Federal......................................     (74,046)       40,202      (196,484)    (69,263)      (93,074)
  State........................................     (20,254)        9,735       (71,214)    (20,226)      (28,866)
                                                 ----------  ------------  ------------  ----------  ------------
                                                    (94,300)       49,937      (267,698)    (89,489)     (121,940)
Less income taxes netted against capital
 contributions to the Company's subsidiaries...                                                           260,602
                                                 ----------  ------------  ------------  ----------  ------------
    Total......................................  $  (85,114) $    (70,421) $    113,836  $  (43,273) $    344,325
                                                 ----------  ------------  ------------  ----------  ------------
                                                 ----------  ------------  ------------  ----------  ------------

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

11. INCOME TAXES AND PRO FORMA INCOME TAXES (CONTINUED)
    The pro forma income tax provision on earnings from continuing operations subject to income taxes differs from the statutory federal income tax rate due to the following:

                                                THREE MONTHS ENDED MARCH
                                                          31,                     YEARS ENDED DECEMBER 31,
                                               --------------------------  --------------------------------------
                                                   1996          1995          1995         1994         1993
                                               ------------  ------------  ------------  ----------  ------------
                                                      (UNAUDITED)
Federal income taxes at the statutory rate...  $   (136,467) $   (118,040) $    193,226  $  (99,681) $    466,261
State income taxes, net of federal benefit...       (12,691)        8,422        25,265      11,119        50,163
Permanent differences........................         7,603        17,264        36,254      45,289      (172,099)
Losses for which no benefit was recognized...        56,441
Prior year overaccrual (underaccrual)........                      21,934      (140,909)
                                               ------------  ------------  ------------  ----------  ------------
                                               $    (85,114) $    (70,421) $    113,836  $  (43,273) $    344,325
                                               ------------  ------------  ------------  ----------  ------------
                                               ------------  ------------  ------------  ----------  ------------

    Pro forma income taxes related to discontinued operations differs from the statutory rate primarily due to the state income taxes, net of federal benefit.

    The Company will terminate the S Corporation election at the closing of the acquisition of Kelly Russell and the private placement offering, and will recognize a deferred tax asset representing the cumulative temporary differences as of the termination date. Had the termination of the S Corporation election occurred on March 31, 1996, December 31, 1995 and 1994, the Company would have recorded a net deferred tax asset as follows:

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1995         1994
                                                                              MARCH 31,   -----------  -----------
                                                                                1996
                                                                             -----------
                                                                             (UNAUDITED)
Deferred tax assets:
  Allowance for sales returns..............................................   $ 338,639   $   464,328  $   129,931
  Allowance for doubtful accounts..........................................     197,477       170,797      101,166
  Inventory reserve........................................................     228,215       228,215      154,390
  Inventory capitalization.................................................     116,910       112,201      104,834
  Other....................................................................      10,796        10,796       14,725
                                                                             -----------  -----------  -----------
                                                                                892,037       986,337      505,046
                                                                             -----------  -----------  -----------
Deferred tax liabilities -- State deferrals................................      59,271        59,271       29,005
                                                                             -----------  -----------  -----------
Net deferred tax asset.....................................................   $ 832,766   $   927,066  $   476,041
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

12. RELATED PARTY TRANSACTIONS
    During January 1994, in exchange for the release from certain guarantees, the Company received 2,900 additional shares of Button Exchange, Ltd. common stock from a minority stockholder, increasing its ownership to 79%.

    The Company's principal stockholder has a 26% equity interest in Press One, a printing company majority owned by the former owner of the Company. The Company purchased approximately $997,000, $1,355,000 and $917,000 of printing services from Press One in 1995, 1994 and 1993,

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

12. RELATED PARTY TRANSACTIONS (CONTINUED) respectively. For the three months ended March 31, 1996 and 1995, the amounts paid were $131,000 and $280,000, respectively. As of March 31, 1996, December 31, 1995 and 1994, the Company owed approximately $152,000, $278,000 and $423,000, respectively, to Press One.

    The Company's principal stockholder is also a shareholder in Pyramid Licensing which represents licensors of properties, some of whom may license such properties to OSP. OSP has guaranteed Pyramid Licensing's performance under a lease agreement for which the annual commitment is $46,000. For the three months ended March 31, 1996, OSP has also paid certain expenses, mainly salaries, totaling approximately $16,000.


    The former owner of the Company owned the main facilities from which the Company conducted its operations. These facilities were under operating leases that expired December 31, 1994. The Company moved its main facilities in April 1995 to their present location whose lease is with an unaffiliated entity.



    The Company pays commissions to an outside agency of sales representatives. The outside agency pays to the OSP Shareholders a consulting fee on the basis of commissions received from the Company. The Company paid $639,384, $751,315 and $491,585 of commissions to the outside agency in 1995, 1994 and 1993, respectively. For the three months ended March 31, 1996 and 1995, the amounts paid were $45,523 and $75,828, respectively.


    In addition, the Company has advanced funds to its majority stockholders, who in turn advanced the funds to certain affiliated companies. During 1994, the balance of these advances, $324,998, was repaid with proceeds received in the form of a dividend from the Company.

13. DISCONTINUED OPERATIONS
    During fiscal 1994, the Company committed to a formal plan to phase out and dispose of its division, Top Banana, a distributor of licensed battery operated electronic products. The phase-out and ultimate sale of the remaining assets have been substantially completed as of February 1996.

    The loss on disposition of the division has been accounted for as discontinued operations. Revenues of the division for 1995, 1994 and 1993 were $1,174,000, $3,532,000 and $2,586,000, respectively, and $521,000 for the three months ended March 31, 1995.

14. PRO FORMA NET INCOME PER SHARE
    In connection with the organization of Global One as the parent company of OSP, the shareholders of OSP are expected to receive 6,448,088 shares of common stock of Global One in exchange for the common stock outstanding at March 31, 1996. The pro forma weighted average shares outstanding assumes that this exchange had occurred throughout the periods presented, includes the dilutive common equivalent shares from stock warrants (using the treasury stock method) and also gives effect to 1,393,550 shares deemed to be outstanding. These shares represent the approximate number of shares deemed to be sold by the Company (at the net offering proceeds of $1.26 per share) to fund the S corporation distribution of $1,750,000 that is expected to be declared prior to the closing of the Kelly Russell acquisition and private placement offering and will be paid from the proceeds of the offering. Common and common equivalent shares issued during the 12-month period prior to the proposed offering have been included in the calculation using the treasury stock method as if they were outstanding for all periods presented.

                     OSP PUBLISHING, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

15. SUBSEQUENT EVENTS


    The Company anticipates that it will enter into an arrangement with the minority shareholder and President of its 51% owned subsidiary, Stanley DeSantis, Inc. The arrangement will provide that the President has an option, subject to terms and conditions, to purchase the 51% of the Common Stock owned by the Company at a price, determined based on the previous four years of operating income of Stanley DeSantis, Inc. The arrangement will also contain bonus provisions for the President.


    On May 23, 1996, the Company entered into an agreement with the former owner of the Company and holder of the subordinated long-term debt to allow the Company to prepay by August 31, 1996 the outstanding balance of the subordinated debt at a discount of 30%. The agreement also allows for prepayments subsequent to August 31, 1996 with the discount rate declining by 1% per month until the payment is received.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Kelly Russell Studios, Inc.
Plymouth, Minnesota

    We have audited the accompanying balance sheets of Kelly Russell Studios, Inc. (Kelly Russell) as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Kelly Russell's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kelly Russell as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that Kelly Russell will continue as a going concern. As discussed in Note 10, Kelly Russell has suffered significant losses to date and has an accumulated deficit of $7,150,939, which raises substantial doubt about Kelly Russell's ability to continue as a going concern. Management's plans in regard to these matters, including the restructuring of Kelly Russell, are described in Notes 9 and 10. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                          McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
March 11, 1996

                          KELLY RUSSELL STUDIOS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                                ASSETS (NOTE 9)

                                                                                         1994            1995
                                                                                    --------------  --------------
Current Assets
  Cash and cash equivalents.......................................................  $      403,840  $      257,618
  Trade receivables, less allowances 1994 $560,000; 1995 $161,000 (Note 7)........         704,723         709,988
  Inventories (Note 2)............................................................         666,321         372,370
  Prepaid expenses:
    Licensing rights..............................................................          37,826         175,945
    Other.........................................................................          18,886          26,430
                                                                                    --------------  --------------
        Total current assets......................................................       1,831,596       1,542,351

Equipment, net of accumulated depreciation 1994 $44,583; 1995 $114,060............         217,716         314,934
                                                                                    --------------  --------------
                                                                                    $    2,049,312  $    1,857,285
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Accounts payable (Note 11)......................................................  $    1,415,605  $      597,649
  Accrued expenses:
    Accrued litigation costs (Notes 8 and 12).....................................        --               100,000
    Other.........................................................................          82,632          79,130
  License fees payable............................................................         205,256          57,061
                                                                                    --------------  --------------
        Total current liabilities.................................................       1,703,493         833,840
                                                                                    --------------  --------------
Commitments and Contingencies (Notes 8 and 12)
Shareholders' Equity (Notes 3, 5, 6, and 9)
  Common stock, $0.01 par value; 10,000,000 shares authorized; issued and
   outstanding 2,514,736 shares in 1994 and 4,082,373 shares in 1995..............          25,147          40,824
  Additional paid-in capital......................................................       5,933,227       8,133,560
  Deferred compensation expense...................................................          (4,882)       --
  Accumulated deficit.............................................................      (5,607,673)     (7,150,939)
                                                                                    --------------  --------------
                                                                                           345,819       1,023,445
                                                                                    --------------  --------------
                                                                                    $    2,049,312  $    1,857,285
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                       See Notes to Financial Statements.

                          KELLY RUSSELL STUDIOS, INC.
                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                         1993            1994            1995
                                                                     -------------  --------------  --------------
Net sales (Note 7).................................................  $   2,242,685  $    2,767,196  $    2,813,999
                                                                     -------------  --------------  --------------
Cost of sales (Note 9):
  Cost of goods sold...............................................        860,863       3,456,857       1,961,648
  License and royalty expenses.....................................        370,788         760,789         591,533
                                                                     -------------  --------------  --------------
    Total cost of sales............................................      1,231,651       4,217,646       2,553,181
                                                                     -------------  --------------  --------------
    Gross profit (loss)............................................      1,011,034      (1,450,450)        260,818
Operating expenses (Note 9)........................................      1,196,125       3,734,527       2,133,939
                                                                     -------------  --------------  --------------
    Operating loss.................................................       (185,091)     (5,184,977)     (1,873,121)
Other income.......................................................       --               119,395          40,079
Interest expense...................................................        (53,151)       (150,448)         (7,218)
                                                                     -------------  --------------  --------------
    Loss before income taxes and extraordinary item................       (238,242)     (5,216,030)     (1,840,260)
Federal and state income taxes (Note 4)                                   --              --              --
                                                                     -------------  --------------  --------------
    Loss before extraordinary item.................................       (238,242)     (5,216,030)     (1,840,260)
Extraordinary item (Note 11).......................................       --              --               296,994
                                                                     -------------  --------------  --------------
    Net loss.......................................................  $    (238,242) $   (5,216,030) $   (1,543,266)
                                                                     -------------  --------------  --------------
                                                                     -------------  --------------  --------------
Net loss per common share:
  Loss before extraordinary item...................................  $       (0.07) $        (1.79) $        (0.52)
  Extraordinary item...............................................       --              --                  0.08
                                                                     -------------  --------------  --------------
    Net loss per common share......................................  $       (0.07) $        (1.79) $        (0.44)
                                                                     -------------  --------------  --------------
                                                                     -------------  --------------  --------------
Weighted average number of common and common equivalent shares
 outstanding.......................................................      2,054,600       2,900,383       3,540,965

                       See Notes to Financial Statements.

                          KELLY RUSSELL STUDIOS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                   COMMON STOCK      ADDITIONAL    DEFERRED
                                                               --------------------   PAID-IN    COMPENSATION   ACCUMULATED
                                                                SHARES     AMOUNT     CAPITAL       EXPENSE       DEFICIT
                                                               ---------  ---------  ----------  -------------  ------------
Balance, December 31, 1992...................................    700,000  $   7,000  $   84,189   $   --         $ (153,401)
  Issuance of common stock at $1.00 per share on April 1,
   1993, in exchange for services............................     12,000        120      11,880       --             --
  Net loss...................................................     --         --          --           --           (238,242)
                                                               ---------  ---------  ----------  -------------  ------------
Balance, December 31, 1993...................................    712,000      7,120      96,069       --           (391,643)
  Issuance of 25,000 employee options to purchase common
   stock at $2.25 per share on January 20, 1994 (Note 5).....     --         --          18,750       (18,750)       --
  Issuance of 400,000 incentive options to purchase common
   stock at $2.48 per share on January 20, 1994 (Note 5).....     --         --         207,950      (207,950)       --
  Issuance of warrants for the purchase of 60,000 shares of
   common stock for $1.00 per share in January 1994 (Note
   3)........................................................     --         --         120,000       --             --
  Issuance of 240,000 shares of restricted common stock on
   February 25, 1994 (Note 5)................................    240,000      2,400     717,600      (720,000)       --
  Issuance of common stock for $1.00 per share upon exercise
   of warrants on March 31, 1994 (Note 3)....................    300,000      3,000     297,000       --             --
  Issuance of common stock at $3.50 per share on March
   31,1994, net of offering expenses of $792,017.............  1,477,750     14,777   4,365,331       --             --
  Conversion of $900,000 of convertible debentures into
   common stock on March 31, 1994 (Note 3)...................    399,986      4,000     896,000       --             --
  Issuance of common stock at $1.00 per share on December 30,
   1994, net of offering expenses of $55,945 (Note 9)........    285,000      2,850     226,205       --             --
  Forfeiture of 9,000 employee options (Note 5)..............     --         --          (6,750)        6,750        --
  Forfeiture of 400,000 options to purchase common stock
   (Notes 5 and 9)...........................................     --         --        (207,950)      207,950        --
  Forfeiture of 240,000 shares of restricted common stock
   (Note 9)..................................................   (240,000)    (2,400)   (717,600)      720,000        --
  Forfeiture of 660,000 shares of common stock (Note 9)......   (660,000)    (6,600)    (79,378)      --             --
  Noncash compensation expense...............................     --         --          --             7,118        --
  Net loss...................................................     --         --          --           --         (5,216,030)
                                                               ---------  ---------  ----------  -------------  ------------
Balance, December 31, 1994...................................  2,514,736     25,147   5,933,227        (4,882)   (5,607,673)
  Issuance of common stock at $1.00 per share in February and
   March 1995, net of offering expenses of $71,550...........    641,000      6,410     563,040       --             --
  Issuance of common stock upon exercise of warrants, at
   $2.00 per share in May to September 1995, net of offering
   expenses of $204,089......................................    926,000      9,260   1,638,651       --             --
  Issuance of common stock upon exercise of stock options....        637          7         443       --             --
  Forfeiture of employee options and noncash compensation
   expense...................................................     --         --          (1,801)        4,882        --
  Net loss...................................................     --         --          --           --         (1,543,266)
                                                               ---------  ---------  ----------  -------------  ------------
Balance, December 31, 1995...................................  4,082,373  $  40,824  $8,133,560   $   --         $(7,150,939)
                                                               ---------  ---------  ----------  -------------  ------------
                                                               ---------  ---------  ----------  -------------  ------------


                                                                  TOTAL
                                                               -----------
Balance, December 31, 1992...................................  $   (62,212)
  Issuance of common stock at $1.00 per share on April 1,
   1993, in exchange for services............................       12,000
  Net loss...................................................     (238,242)
                                                               -----------
Balance, December 31, 1993...................................     (288,454)
  Issuance of 25,000 employee options to purchase common
   stock at $2.25 per share on January 20, 1994 (Note 5).....      --
  Issuance of 400,000 incentive options to purchase common
   stock at $2.48 per share on January 20, 1994 (Note 5).....      --
  Issuance of warrants for the purchase of 60,000 shares of
   common stock for $1.00 per share in January 1994 (Note
   3)........................................................      120,000
  Issuance of 240,000 shares of restricted common stock on
   February 25, 1994 (Note 5)................................      --
  Issuance of common stock for $1.00 per share upon exercise
   of warrants on March 31, 1994 (Note 3)....................      300,000
  Issuance of common stock at $3.50 per share on March
   31,1994, net of offering expenses of $792,017.............    4,380,108
  Conversion of $900,000 of convertible debentures into
   common stock on March 31, 1994 (Note 3)...................      900,000
  Issuance of common stock at $1.00 per share on December 30,
   1994, net of offering expenses of $55,945 (Note 9)........      229,055
  Forfeiture of 9,000 employee options (Note 5)..............      --
  Forfeiture of 400,000 options to purchase common stock
   (Notes 5 and 9)...........................................      --
  Forfeiture of 240,000 shares of restricted common stock
   (Note 9)..................................................      --
  Forfeiture of 660,000 shares of common stock (Note 9)......      (85,978)
  Noncash compensation expense...............................        7,118
  Net loss...................................................   (5,216,030)
                                                               -----------
Balance, December 31, 1994...................................      345,819
  Issuance of common stock at $1.00 per share in February and
   March 1995, net of offering expenses of $71,550...........      569,450
  Issuance of common stock upon exercise of warrants, at
   $2.00 per share in May to September 1995, net of offering
   expenses of $204,089......................................    1,647,911
  Issuance of common stock upon exercise of stock options....          450
  Forfeiture of employee options and noncash compensation
   expense...................................................        3,081
  Net loss...................................................   (1,543,266)
                                                               -----------
Balance, December 31, 1995...................................  $ 1,023,445
                                                               -----------
                                                               -----------

                       See Notes to Financial Statements.

                          KELLY RUSSELL STUDIOS, INC.
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                            1993            1994
                                                                                       --------------  --------------
Cash Flows From Operating Activities
  Net loss...........................................................................  $     (238,242) $   (5,216,030)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation.....................................................................           6,106          58,006
    Amortization.....................................................................           9,372          44,956
    Loss on sale of equipment........................................................        --              --
    Provision for trade receivable allowances........................................          15,000         540,000
    Provision for obsolete inventories...............................................        --               670,000
    Restructuring charges (Note 9)...................................................        --             1,088,876
    Gain on cancellation of common stock (Note 9)....................................        --               (85,978)
    Noncash expense..................................................................        --               127,118
    Gain on settlement of accounts payable...........................................        --              --
    Changes in assets and liabilities:
      Trade receivables..............................................................        (556,683)       (645,977)
      Inventories....................................................................        (974,459)     (1,065,173)
      Prepaid expenses...............................................................         (45,047)        (29,550)
      Accounts payable and accrued expenses..........................................         497,181         825,112
      License fees payable...........................................................         182,863         (12,786)
                                                                                       --------------  --------------
        Net cash used in operating activities........................................      (1,103,909)     (3,701,426)
                                                                                       --------------  --------------
Cash Flows From Investing Activities
  Purchase of equipment..............................................................         (43,187)       (290,229)
  Proceeds from sale of equipment....................................................        --              --
  Software development costs.........................................................        --               (81,832)
                                                                                       --------------  --------------
        Net cash used in investing activities........................................         (43,187)       (372,061)
                                                                                       --------------  --------------
Cash Flows From Financing Activities
  Proceeds on sale of common stock and warrants......................................        --             4,909,163
  Excess of outstanding checks over bank balance.....................................          36,383         (36,383)
  Net borrowings (repayments) on bank financing agreements...........................         957,000        (957,000)
  Borrowings (repayment) of participating promissory notes...........................         100,000        (300,000)
  Proceeds from subordinated debentures..............................................        --               900,000
  Repayment of officer/shareholder advances..........................................        --               (48,000)
                                                                                       --------------  --------------
        Net cash provided by financing activities....................................       1,093,383       4,467,780
                                                                                       --------------  --------------
        Net increase (decrease) in cash and cash equivalents.........................         (53,713)        394,293
Cash and Cash Equivalents
  Beginning..........................................................................          63,260           9,547
                                                                                       --------------  --------------
  Ending.............................................................................  $        9,547  $      403,840
                                                                                       --------------  --------------
                                                                                       --------------  --------------
Supplemental Disclosures of Cash Flow Information
  Cash payments for interest.........................................................  $       30,802  $       47,493
Supplemental Schedule of Noncash Investing and Financing Activities
  Conversion of subordinated debentures to 399,986 shares of common stock............  $     --        $      900,000
  Issuance of 12,000 shares of common stock in settlement of accounts payable........          12,000        --
  Accounts payable incurred for purchase of equipment................................        --              --

                                                                                            1995
                                                                                       --------------
Cash Flows From Operating Activities
  Net loss...........................................................................  $   (1,543,266)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation.....................................................................          90,427
    Amortization.....................................................................             164
    Loss on sale of equipment........................................................          17,867
    Provision for trade receivable allowances........................................         152,276
    Provision for obsolete inventories...............................................         853,153
    Restructuring charges (Note 9)...................................................         186,543
    Gain on cancellation of common stock (Note 9)....................................        --
    Noncash expense..................................................................           4,882
    Gain on settlement of accounts payable...........................................        (296,994)
    Changes in assets and liabilities:
      Trade receivables..............................................................        (157,541)
      Inventories....................................................................        (638,224)
      Prepaid expenses...............................................................        (253,348)
      Accounts payable and accrued expenses..........................................        (474,009)
      License fees payable...........................................................        (148,195)
                                                                                       --------------
        Net cash used in operating activities........................................      (2,206,265)
                                                                                       --------------
Cash Flows From Investing Activities
  Purchase of equipment..............................................................        (172,367)
  Proceeds from sale of equipment....................................................          16,400
  Software development costs.........................................................        --
                                                                                       --------------
        Net cash used in investing activities........................................        (155,967)
                                                                                       --------------
Cash Flows From Financing Activities
  Proceeds on sale of common stock and warrants......................................       2,216,010
  Excess of outstanding checks over bank balance.....................................        --
  Net borrowings (repayments) on bank financing agreements...........................        --
  Borrowings (repayment) of participating promissory notes...........................        --
  Proceeds from subordinated debentures..............................................        --
  Repayment of officer/shareholder advances..........................................        --
                                                                                       --------------
        Net cash provided by financing activities....................................       2,216,010
                                                                                       --------------
        Net increase (decrease) in cash and cash equivalents.........................        (146,222)
Cash and Cash Equivalents
  Beginning..........................................................................         403,840
                                                                                       --------------
  Ending.............................................................................  $      257,618
                                                                                       --------------
                                                                                       --------------
Supplemental Disclosures of Cash Flow Information
  Cash payments for interest.........................................................  $        7,218
Supplemental Schedule of Noncash Investing and Financing Activities
  Conversion of subordinated debentures to 399,986 shares of common stock............  $     --
  Issuance of 12,000 shares of common stock in settlement of accounts payable........        --
  Accounts payable incurred for purchase of equipment................................          49,545

                       See Notes to Financial Statements.

                          KELLY RUSSELL STUDIOS, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS -- Kelly Russell Studios, Inc. (Kelly Russell) creates, assembles, markets, and distributes products bearing realistic sports, entertainment, and wildlife images. Kelly Russell has a collection of original art and uses those proprietary images to create innovative and affordable products. Substantially all of Kelly Russell's products are produced and sold under nonexclusive licenses from the players' associations that represent professional athletes and from the organizations that represent the respective leagues and their member teams, entertainment companies, and others. Sales are made to customers, primarily retailers and specialty stores, located throughout the United States. Kelly Russell grants credit to its customers on terms established on an individual basis. Kelly Russell's sales have been seasonal in nature as approximately 40, 36, and 39 percent of net sales have occurred in the fourth quarter of 1993, 1994, and 1995, respectively.

    A summary of the Kelly Russell's significant accounting policies follows:

    BASIS OF FINANCIAL STATEMENT PRESENTATION AND ACCOUNTING ESTIMATES -- The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. See the accounting policies for revenue recognition, inventory, and licensing and royalty expenses for the estimation process relating to sales returns and allowances, inventory obsolescence, and prepaid licenses.

    REVENUE RECOGNITION -- Kelly Russell recognizes sales at the time products are shipped to customers. Kelly Russell records an allowance for returns at the shipment date and makes further revisions in such allowances, if necessary, based on subsequent facts. During 1993 and 1994, Kelly Russell granted certain customers the right to return unsold products. This policy was eliminated in 1995. Also, trade receivables include an allowance for doubtful accounts which management has estimated based on an evaluation of the uncollectibility of existing trade receivables and prior collection experience. At December 31, 1994 and 1995, Kelly Russell has recorded an allowance for returns of $384,000 and $110,000, respectively, and an allowance for doubtful accounts of $176,000 and $51,000, respectively.

    CASH AND CASH EQUIVALENTS -- Cash in excess of daily requirements is invested in money market funds with maturities of less than three months. Such investments are deemed to be cash equivalents for purposes of the statements of cash flows.

    Kelly Russell maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. Kelly Russell has not experienced any losses in such accounts.

    INVENTORIES -- Inventories are stated at the lower of standard cost (which approximates average cost) or market. Inventories consist of finished goods and component parts manufactured by third parties, including prints, mats, glass, and frames. Kelly Russell has recorded a reserve for potential obsolete inventory based primarily on management's estimate of future sales levels of products in inventory.

    LICENSING AND ROYALTY EXPENSES -- Prepaid licensing rights represent the prepayment of license and royalty fees to third parties, including various players' associations that represent professional athletes, organizations that represent the respective leagues and their member teams, entertainment companies, and the estates of other athletes. Licensing agreements provide Kelly Russell the ability to produce and distribute products depicting specified images owned or approved by these third parties. These agreements generally are for periods of one to three years and contain minimum license provisions. The prepaid licensing rights are generally amortized based on the per unit license or

                          KELLY RUSSELL STUDIOS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) royalty cost provided in the individual contract. Additionally, Kelly Russell increases the amortization of prepaid licenses for those agreements where the estimated future unit sales is expected to be less than minimum levels required under the related licenses. License fees payable represents amounts payable under these agreements.

    DEPRECIATION -- Equipment is stated at cost and is depreciated using the straight-line method over estimated useful lives of three to five years.

    INCOME TAXES -- Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    NET LOSS PER COMMON SHARE -- Net loss per common share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding. Pursuant to Securities and Exchange Commission Staff
Accounting Bulletin No. 83, common stock issued and to be issued for consideration below the initial public offering price during the 12-month period preceding the date of the initial filing of the registration statement has been included in the calculation of common equivalent shares, as if it was outstanding for all periods presented up through March 31, 1994, the date of the initial public offering.

    FAIR VALUE OF FINANCIAL INSTRUMENTS -- At December 31, 1995, Kelly Russell adopted Financial Accounting Standards Board (FASB) Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, which requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The aggregate fair values of the financial instruments would not represent the underlying value of Kelly Russell.

    The financial statements include the following financial instruments: cash, trade accounts receivable, accounts payable, and license fees payable. At December 31, 1995, no separate comparison of fair values versus carrying values is presented for the aforementioned financial instruments since their fair values are not significantly different than their balance sheet carrying amounts.

    RECENTLY ISSUED ACCOUNTING STANDARDS -- The FASB has issued Statement No. 121 (SFAS 121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement is effective for Kelly Russell's year ending December 31, 1996. SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

    The FASB has issued Statement No. 123 (SFAS 123), ACCOUNTING FOR STOCK-BASED COMPENSATION. This statement is effective for Kelly Russell's year ending December 31, 1996. SFAS 123 establishes a fair value-based method of accounting for stock-based compensation plans and encourages, but does not require, entities to adopt that method in place of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, which uses an intrinsic value-based accounting method. Kelly Russell does not intend to adopt SFAS 123 in measuring expenses. However, Kelly Russell must present pro forma net income (loss) and related per share amounts as if SFAS 123 had been adopted, and such pro forma amounts are expected to reflect higher amounts of expenses than amounts reported in the financial statements.

                          KELLY RUSSELL STUDIOS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RECLASSIFICATIONS -- Certain of the 1993 and 1994 amounts have been reclassified to conform with the 1995 presentation. These reclassifications had no effect on net loss or shareholders' equity.

2.  INVENTORIES
    The components of inventories at December 31 are as follows:

                                                                                  1994          1995
                                                                              -------------  -----------
Raw materials...............................................................  $   1,206,555  $   565,716
Finished goods..............................................................        449,766      146,825
                                                                              -------------  -----------
                                                                                  1,656,321      712,541
Less inventory allowance....................................................        990,000      340,171
                                                                              -------------  -----------
                                                                              $     666,321  $   372,370
                                                                              -------------  -----------
                                                                              -------------  -----------

3.  FINANCING AGREEMENTS

    PARTICIPATING PROMISSORY NOTES -- In January 1994, Kelly Russell repaid 7 percent participating promissory notes totaling $300,000 in connection with the issuance of the convertible debentures described below. In connection with this transaction, the holders of the participating promissory notes were granted 60,000 warrants to purchase common stock of Kelly Russell at $1.00 per share. In 1994, Kelly Russell recorded financing expense of $120,000 relating to the issuance of these warrants. The warrants are subject to antidilution provisions and expire February 1998.

    CONVERTIBLE DEBENTURES -- In January and February 1994, Kelly Russell issued $900,000 of convertible debentures. These debentures bore interest at 7 percent, were subordinated to the bank debt, and were due in January 1995. These debentures were converted into 399,986 shares of Kelly Russell common stock upon the successful completion of the initial public offering in March 1994.

4.  INCOME TAXES
    Income tax expense (benefit) differs from the federal statutory rate as follows:

                                                                       YEARS ENDED DECEMBER 31
                                                               ----------------------------------------
                                                                  1993          1994           1995
                                                               ----------  --------------  ------------
Tax provision at statutory rate..............................  $  (81,000) $   (1,773,000) $   (525,000)
State income taxes, net of federal tax effect................     (15,000)       (105,000)      (92,000)
Nondeductible expenses.......................................      14,000           6,000         7,000
Change in valuation allowance for deferred tax assets........      82,000       1,872,000       856,000
Effect of change of tax rates on deferred taxes..............      --            --            (246,000)
                                                               ----------  --------------  ------------
                                                               $   --      $     --        $    --
                                                               ----------  --------------  ------------
                                                               ----------  --------------  ------------

                          KELLY RUSSELL STUDIOS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  INCOME TAXES (CONTINUED)
    Net deferred tax assets consist of the following:

                                                                                    DECEMBER 31
                                                                            ----------------------------
                                                                                1994           1995
                                                                            -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards........................................  $   1,387,000  $   2,570,000
  Inventory allowances....................................................        356,000        140,000
  Trade receivable allowances.............................................        201,000         65,000
  Other...................................................................         15,000         40,000
                                                                            -------------  -------------
                                                                                1,959,000      2,815,000
Less valuation allowance..................................................      1,959,000      2,815,000
                                                                            -------------  -------------
                                                                            $    --        $    --
                                                                            -------------  -------------
                                                                            -------------  -------------

    At December 31, 1994 and 1995, Kelly Russell recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

    At  December  31,  1995,  Kelly   Russell  had  net  operating  loss   (NOL)
carryforwards available to reduce future taxable income expiring as follows:

                                 YEAR EXPIRING
- -------------------------------------------------------------------------------
  2008.........................................................................  $     225,000
  2009.........................................................................      3,697,000
  2010.........................................................................      2,504,000
                                                                                 -------------
                                                                                 $   6,426,000
                                                                                 -------------
                                                                                 -------------

    As a result of the changes in stock ownership during 1994 and 1995, the amount of net operating loss carryforward that may be utilized annually is limited. In addition, the planned merger (see Note 12) may further limit the annual availability of the NOL carryforwards.

5.  STOCK OPTIONS
    Kelly Russell has a stock plan pursuant to which restricted stock and options for up to 750,000 shares of common stock have been reserved for issuance under the plan and may be granted to employees and directors. These options may be either incentive stock options or nonstatutory stock options. All incentive options must be granted at no less than 100 percent of the fair market value of the stock on the date of the grant, or 110 percent for employees owning more than 10 percent of Kelly Russell Common stock. All nonstatutory options must be granted at no less than 85 percent of fair market value on the date of grant. The options expire at varying dates not to exceed ten years from the grant date and are not transferable.

    In November 1995, Kelly Russell established the 1995 Consultant Stock Option Plan pursuant to which stock and options for up to 150,000 shares of common stock have been reserved for issuance under the Plan and may be granted to outside consultants.

                          KELLY RUSSELL STUDIOS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  STOCK OPTIONS (CONTINUED)
    A summary of outstanding stock options under both plans is as follows:

                                                                                             NUMBER OF
                                                                             PRICE RANGE      SHARES
                                                                            --------------  -----------
Outstanding at December 31, 1993..........................................  $     --            --
  Granted.................................................................     2.25 - 2.48      425,000
  Canceled................................................................     2.25 - 2.48     (409,000)
                                                                            --------------  -----------
Outstanding at December 31, 1994..........................................     2.25 - 2.48       16,000
  Granted.................................................................     1.50 - 2.50    1,489,000
  Canceled................................................................            2.25     (416,363)
  Exercised...............................................................            2.25         (637)
                                                                            --------------  -----------
Outstanding at December 31, 1995..........................................  $  1.50 - 2.50    1,088,000
                                                                            --------------  -----------
                                                                            --------------  -----------

    As of December 31, 1995, 135,800 options were exercisable.

6.  STOCK WARRANTS
    In February and March 1995, Kelly Russell granted warrants to purchase 641,000 shares of common stock at $2.00 per share in connection with a private placement of common stock. In addition, Kelly Russell granted warrants to the selling agent of this private placement for the purchase of a total of 185,200 shares of common stock at $2.00 per share.

    A summary of the outstanding stock warrants follows, for which shares of Kelly Russell's common stock have been reserved for issuance (see also Notes 3 and 9):

                                                                                             NUMBER OF
                                                                              PRICE RANGE      SHARES
                                                                             --------------  ----------
Outstanding at December 31, 1992...........................................           $1.00     250,000
  Granted..................................................................            1.00     110,000
                                                                             --------------  ----------
Outstanding at December 31, 1993...........................................            1.00     360,000
  Granted..................................................................     1.00 - 4.20     418,889
  Canceled.................................................................            1.00    (300,000)
                                                                             --------------  ----------
Outstanding at December 31, 1994...........................................     1.00 - 4.20     478,889
  Granted..................................................................            2.00     797,700
  Exercised................................................................            2.00    (926,000)
                                                                             --------------  ----------
Outstanding at December 31, 1995...........................................    $1.00 - 4.20     350,589
                                                                             --------------  ----------
                                                                             --------------  ----------

    As of December 31, 1995, 165,839 warrants were exercisable.

                          KELLY RUSSELL STUDIOS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.  MAJOR CUSTOMERS AND SUPPLIER

    MAJOR CUSTOMERS -- Net sales for 1993, 1994 and 1995 include sales to the following major customers, together with the receivables due from those customers:

                                                                       NET SALES
                                                         -------------------------------------
                                                            1993         1994         1995
                                                         -----------  -----------  -----------
Customer
  A....................................................  $    *       $   456,078  $   226,377
  B....................................................       *            *           348,246
  C....................................................      410,411       *            *
  D....................................................      275,850       *            *
                                                         -----------  -----------  -----------
                                                         $   686,261  $   456,078  $   574,623
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

- ------------------------
*Net sales were not significant for period presented.

                                                                       TRADE RECEIVABLE
                                                                           BALANCE
                                                                      AS OF DECEMBER 31
                                                                    ----------------------
                                                                      1994        1995
                                                                    ---------  -----------
Customer
  A...............................................................  $  49,917  $    37,229
  B...............................................................     --          154,144
                                                                    ---------  -----------
                                                                    $  49,917  $   191,373
                                                                    ---------  -----------
                                                                    ---------  -----------

    MAJOR SUPPLIER -- In 1995, Kelly Russell utilized an independent contractor to assemble, warehouse, and ship its products. Kelly Russell purchased approximately $253,000 from this contractor during 1995. In January 1996, Kelly Russell changed contractors for those services. Management believes that alternative contractors are available in the event Kelly Russell is unable to obtain services from their current contractor.

8.  COMMITMENTS AND CONTINGENCIES

    LEASES -- Kelly Russell leases its office facility under a noncancelable agreement which expires May 2001. The lease requires additional payments for a proportionate share of real estate taxes and operating expenses. In addition, Kelly Russell leases certain equipment under noncancelable operating leases with varying monthly payments to July 1997. Approximate future minimum payments, exclusive of other costs, required under these operating leases are as follows:

                                  YEARS ENDING
                                   DECEMBER 31
- ---------------------------------------------------------------------------------
  1996...........................................................................  $    87,300
  1997...........................................................................       80,000
  1998...........................................................................       63,200
  1999...........................................................................       63,200
  2000...........................................................................       63,200
  Thereafter.....................................................................       26,300
                                                                                   -----------
                                                                                   $   383,200
                                                                                   -----------
                                                                                   -----------

    Total rent expense was approximately $78,000, $177,000, and $95,000 for 1993, 1994 and 1995, respectively.

                          KELLY RUSSELL STUDIOS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LICENSE AGREEMENTS -- Kelly Russell has entered into license agreements with various organizations that represent the major sports leagues and their member teams, players' associations, entertainment companies, and others which provide Kelly Russell the ability to produce and distribute products with images owned or approved by these third parties. These agreements generally are for periods of one to three years and contain minimum license provisions. Approximate future minimum payments required under these agreements are as follows:

                                  YEARS ENDING
                                   DECEMBER 31
- ---------------------------------------------------------------------------------
  1996...........................................................................  $   355,000
  1997...........................................................................      270,000
  1998...........................................................................       62,000
                                                                                   -----------
                                                                                   $   687,000
                                                                                   -----------
                                                                                   -----------

    LITIGATION -- Kelly Russell is subject to legal proceedings and claims which arise in the ordinary course of its business. Kelly Russell has accrued approximately $100,000 as of December 31, 1995, which represents management's estimate of the cost of settling certain of those claims.

9.  RESTRUCTURING, REORGANIZATION OF THE COMPANY, AND FOURTH QUARTER ADJUSTMENTS

    1995 restructuring and fourth quarter adjustments -- In December 1995, Kelly Russell recorded charges to operations of approximately $926,000 relating to the write-down of certain assets in the fourth quarter and a restructuring of Kelly Russell.

    1995 FOURTH QUARTER ADJUSTMENTS -- After experiencing lower than expected sales levels in the fourth quarter, Kelly Russell recorded a charge to operations of approximately $640,000 relating to increased allowances for inventory obsolescence and sales returns. In addition, Kelly Russell recorded a liability of $100,000 for estimated costs associated with various litigation matters (see Note 8).

    1995 BUSINESS RESTRUCTURING -- On February 20, 1996, Kelly Russell revised its business plan and operations to produce and distribute a more limited number of print images. Accordingly, Kelly Russell recorded a restructuring charge of approximately $186,000 relating to the write-down of inventories, prepaid licensing rights, and original artwork. Additionally, Kelly Russell accepted the resignation of the Chief Executive Officer and terminated several employees. Kelly Russell has not recorded any employee termination benefits or other exit costs as a part of the restructuring charge, since management believes such costs will be immaterial.

    1994 reorganization and fourth quarter adjustments -- In December 1994, Kelly Russell recorded charges to operations of approximately $2,460,000 relating to the write-down of certain assets in the fourth quarter and a reorganization of Kelly Russell.

    1994 FOURTH QUARTER ADJUSTMENTS -- In November 1994, the Board of Directors terminated the employment agreements with its two principal officers and founding shareholders. The terminated officers/shareholders agreed to, among other things, return to Kelly Russell 900,000 shares of Kelly Russell's common stock held by them, including 240,000 shares of restricted common stock. Additionally, the termination required the forfeiture and cancellation of 400,000 stock options outstanding to the officers/shareholders. Compensation expense related to the restricted common stock and stock options of $246,317 was recorded during the first three quarters of 1994. The compensation expense was reversed in the fourth quarter of 1994 as a result of the return and cancellation of these securities. Additionally, Kelly Russell recorded a gain of $85,978 to other income upon cancellation of these shares.

                          KELLY RUSSELL STUDIOS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9.  RESTRUCTURING, REORGANIZATION OF THE COMPANY, AND FOURTH QUARTER
    ADJUSTMENTS (CONTINUED)
    During the fourth quarter of 1994, Kelly Russell recorded charges to operations totaling $1,370,000 relating to increased allowances for returns on guaranteed sales, bad debts, inventory obsolescence, and inventory valuation adjustments. This fourth quarter adjustment should have been partially recorded in the earlier quarters of 1994.

    1994 BUSINESS REORGANIZATION -- During the quarter ended December 31, 1994, Kelly Russell hired two new officers and revised its business plan and operations to focus solely on the creation, marketing, and sales of limited edition art collectibles through mass merchants, distributors, and specialty retail stores. Kelly Russell discontinued the sales of its software and ceramic mug lines and decreased the number of print images in its product line. Sales from the discontinued product lines were approximately $116,000 in 1994. Kelly Russell also began outsourcing its assembly and warehousing activities and eliminated most of its employee sales force. In addition, Kelly Russell eliminated its practice of offering guaranteed return privileges to certain customers. As a result of the reorganization, management recorded a charge of $1,088,876 to operations, of which $997,288 was included in cost of sales to write off assets and other costs no longer usable or realizable.

10. GOING CONCERN CONSIDERATIONS
    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of Kelly Russell as a going concern. Kelly Russell has suffered losses since inception totaling $7,150,939. In addition, Kelly Russell consumed $2,206,265 of cash in operating activities during 1995. In order for Kelly Russell to realize its investments in its assets and meet its obligations when due, it must attain a level of operations which will provide sustained positive cash flow. As discussed in Notes 9 and 12, Kelly Russell has restructured its business in an effort to improve income and cash flow from operations and has plans to merge with another company during 1996. However, there is no assurance Kelly Russell's financial performance will improve, or that the planned merger will be consummated. Therefore, there is substantial doubt about Kelly Russell's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

11. EXTRAORDINARY ITEM
    During 1995, Kelly Russell settled and paid the past due accounts payable balances with certain vendors for less than amounts owed, resulting in extraordinary income of $296,994. There is no income tax effect on the extraordinary income because of Kelly Russell's net operating loss.

12. SUBSEQUENT EVENTS (UNAUDITED)

    MERGER -- On May 28, 1996, Kelly Russell entered into a Final Amended and Restated Agreement and Plan of Reorganization ("Merger Agreement") with OSP Publishing, Inc. ("OSP"), its subsidiary, The Button Exchange, Ltd. ("BEx"), OSP's shareholders, Global One Distribution & Merchandising Inc. ("Global One") and its subsidiaries. Pursuant to the Merger Agreement, Kelly Russell will combine its operations with OSP, its subsidiary Stanley DeSantis, Inc. ("SDI") and BEx. OSP is a publisher of licensed posters, SDI develops and markets licensed and nonlicensed T-shirts, sweatshirts, boxer shorts and mugs, and BEx develops and markets licensed and nonlicensed buttons, key rings and stickers. To effectuate this reorganization, a new corporation, Global One, a Delaware corporation has been formed, and Global One has formed three wholly-owned Delaware subsidiaries, KRSI Acquisition Corp. ("KRSI Acquisition"), OSP Acquisition Corp. ("OSP Acquisition"), and BEx Acquisition Corp. ("BEx Acquisition"). As part of the reorganization, Kelly Russell will be merged with and into KRSI Acquisition, KRSI Acquisition being the surviving company, and OSP and BEx will be merged with and into OSP Acquisition and BEx Acquisition, respectively. As a result, Global

                          KELLY RUSSELL STUDIOS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
One will be the holding company for the operations formerly conducted by Kelly Russell, OSP, SDI and BEx. Following consummation of the merger, KRSI Acquisition will change its name and conduct its business under the name "Kelly Russell Studios, Inc."


    Kelly Russell's shareholders will receive one share of Global One Common Stock for every two shares of Kelly Russell's Common Stock outstanding at closing. The closing of the Merger Agreement will be subject to various conditions, including approval of the merger by Kelly Russell's shareholders at a special meeting and the successful placement of at least 4,000,000 shares of Global One Common Stock at $1.50 per share. Kelly Russell currently anticipates that the special meeting of shareholders will be held sometime in August 1996. In connection with the merger, Kelly Russell has delivered $125,000 to an escrow account and is obligated to deposit an additional $125,000 in the escrow account. In the event the Merger Agreement is terminated by Kelly Russell, the escrow agent may be obligated to deliver the escrowed funds to OSP as liquidated damages for such termination.


    STOCK OPTIONS -- A summary of outstanding stock options as of May 15, 1996 follows:

                                  PRICE RANGE    NUMBER OF SHARES
                                 --------------  -----------------
Outstanding at December 31,
 1995..........................  $  1.50 - 2.50        1,088,000
  Granted......................            0.75          125,000
  Cancelled....................     1.50 - 2.50         (355,650)
                                 --------------  -----------------
Outstanding at May 15, 1996....  $  0.75 - 2.50          857,350
                                 --------------  -----------------
                                 --------------  -----------------

    LITIGATION -- In May 1996, Kelly Russell settled certain outstanding litigation for $133,000. (See Note 8).

                          KELLY RUSSELL STUDIOS, INC.
                            CONDENSED BALANCE SHEET
                                     ASSETS

                                                                                                    MARCH 31, 1996
                                                                                                    --------------
                                                                                                     (UNAUDITED)
Current assets
  Cash............................................................................................  $       37,962
  Trade receivables, less allowances of $71,000...................................................         514,163
  Inventories.....................................................................................         276,597
  Prepaid and other expenses......................................................................          57,656
  Prepaid licensing rights........................................................................         132,627
  Escrow deposit..................................................................................         100,000
                                                                                                    --------------
    Total current assets..........................................................................       1,119,005
                                                                                                    --------------
Property & equipment
  Property and equipment, net of accumulated depreciation of $143,240.............................         278,324
                                                                                                    --------------
    Total assets..................................................................................  $    1,397,329
                                                                                                    --------------
                                                                                                    --------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable................................................................................  $      541,425
  Accrued expenses................................................................................         167,927
  License fees payable............................................................................          49,081
                                                                                                    --------------
    Total current liabilities.....................................................................         758,433
                                                                                                    --------------
Shareholders' equity
  Common stock, par value $.01; authorized 10,000,000 shares; 4,082,373 shares issued and
   outstanding....................................................................................          40,824
  Additional paid in capital......................................................................       8,133,560
  Deferred compensation expense...................................................................        --
  Accumulated deficit.............................................................................      (7,535,488)
                                                                                                    --------------
    Total shareholders' equity....................................................................         638,896
                                                                                                    --------------
    Total liabilities and shareholders' equity....................................................  $    1,397,329
                                                                                                    --------------
                                                                                                    --------------

            See notes to condensed financial statements (unaudited).

                          KELLY RUSSELL STUDIOS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                            THREE MONTHS ENDED
                                                                                         ------------------------
                                                                                          MARCH 31,    MARCH 31,
                                                                                            1995         1996
                                                                                         -----------  -----------
                                                                                               (UNAUDITED)
Net sales..............................................................................  $   512,863  $   778,614
Cost of sales:
  Cost of goods sold...................................................................      220,884      338,503
  License and royalty expenses.........................................................       56,520      114,235
                                                                                         -----------  -----------
    Total cost of sales................................................................      277,404      452,738
                                                                                         -----------  -----------
  Gross profit.........................................................................      235,459      325,876
Operating expenses.....................................................................      451,950      708,401
                                                                                         -----------  -----------
    Operating loss.....................................................................     (216,491)    (382,525)
Net interest income (expense)..........................................................      --            (2,024)
                                                                                         -----------  -----------
    Net loss before income taxes and extraordinary item................................     (216,491)    (384,549)
Federal and state income taxes.........................................................      --           --
                                                                                         -----------  -----------
    Net loss before extraordinary item.................................................     (216,491)    (384,549)
Extraordinary item.....................................................................      246,697      --
                                                                                         -----------  -----------
    Net income (loss)..................................................................  $    30,206  $  (384,549)
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Net income (loss) per common and common equivalent shares:
  Net loss before extraordinary item...................................................  $     (0.07) $     (0.09)
  Extraordinary item...................................................................         0.08      --
                                                                                         -----------  -----------
    Net income (loss)..................................................................  $      0.01  $     (0.09)
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Weighted average number of common and common equivalent shares outstanding.............    3,286,765    4,082,373
                                                                                         -----------  -----------
                                                                                         -----------  -----------

            See notes to condensed financial statements (unaudited).

                          KELLY RUSSELL STUDIOS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                            THREE MONTHS ENDED
                                                                                        --------------------------
                                                                                         MARCH 31,     MARCH 31,
                                                                                            1995          1996
                                                                                        ------------  ------------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................................................  $     30,206  $   (384,549)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:........................................................................
    Depreciation......................................................................        22,281        34,009
    Provision for trade receivable allowances.........................................      (230,000)      (89,667)
    Provision for obsolete inventories................................................      (706,000)         (633)
    Gain (loss) on disposal of assets.................................................       --              2,601
    Noncash compensation expense, net.................................................          (392)      --
    Changes in assets and liabilities:
      Trade receivables...............................................................       407,191       285,492
      Inventories.....................................................................       702,340        96,406
      Prepaid and other expenses......................................................        (2,276)      (31,226)
      Prepaid licensing rights........................................................        19,334        43,318
      Accounts payable and accrued expenses...........................................      (543,879)      (67,427)
      License fee payable.............................................................      (205,256)       (7,980)
                                                                                        ------------  ------------
        Net cash used in operating activities.........................................      (506,451)     (119,656)
                                                                                        ------------  ------------
Cash flows from investing activities:
  Purchase of equipment...............................................................        (5,958)      --
  Escrow deposit......................................................................       --           (100,000)
                                                                                        ------------  ------------
        Net amount used in investing activities.......................................        (5,958)     (100,000)
                                                                                        ------------  ------------
Cash flows from financing activities:
  Proceeds from sale of common stock, net of expenses.................................       569,450       --
                                                                                        ------------  ------------
        Net cash provided by financing activities.....................................       569,450       --
                                                                                        ------------  ------------
        Net increase (decrease) in cash...............................................        57,041      (219,656)
Cash:
  Beginning...........................................................................       403,840       257,618
                                                                                        ------------  ------------
  Ending..............................................................................  $    460,881  $     37,962
                                                                                        ------------  ------------
                                                                                        ------------  ------------

            See notes to condensed financial statements (unaudited)

                          KELLY RUSSELL STUDIOS, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  UNAUDITED INTERIM RESULTS
    The accompanying condensed balance sheet as of March 31, 1996, and the condensed statements of operations and cash flows for the three month periods ended March 31, 1995 and 1996, respectively, are unaudited and reflect all adjustments, consisting of only normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of financial position, results of operations and cash flows for the periods presented. These financial statements are condensed and do not include all information required by generally accepted accounting principles. These condensed financial statements should be read in conjunction with Kelly Russell's year ended December 31, 1995 audited financial statements and notes thereto. The operating results for the interim periods are not necessarily indicative of the operating results to be expected for a full fiscal year.

2.  INVENTORIES
    The components of inventory as of March 31, 1996 are as follows:

Raw materials...................................................  $ 485,208
Finished goods..................................................    130,926
Less inventory allowance........................................   (339,537)
                                                                  ---------
                                                                  $ 276,597
                                                                  ---------
                                                                  ---------

3.  NET INCOME (LOSS) PER SHARE
    Net income (loss) per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding.

4.  BUSINESS TRANSACTIONS
    On March 28, 1996, Kelly Russell entered into a Final Amended and Restated Agreement and Plan of Reorganization ("Merger Agreement") with OSP Publishing, Inc. ("OSP"), its subsidiary, The Button Exchange, Ltd. ("BEx"), OSP's shareholders, Global One Distribution & Merchandising Inc. ("Global One") and its subsidiaries. Pursuant to the Merger Agreement, Kelly Russell will combine its operations with OSP, its subsidiary Stanley DeSantis, Inc. ("SDI") and The Button Exchange ("BEx"). OSP is a publisher of licensed posters, SDI develops and markets licensed and nonlicensed T-shirts, sweatshirts, boxer shorts and mugs, and BEx develops and markets licensed and nonlicensed buttons, key rings and stickers. To effectuate this reorganization, a new corporation, Global One Distribution & Merchandising, Inc. ("Global One"), a Delaware corporation has been formed, and Global One has formed three wholly-owned Delaware subsidiaries, KRSI Acquisition Corp. ("KRSI Acquisition"), OSP Acquisition Corp. ("OSP Acquisition"), and BEx Acquisition Corp. ("BEx Acquisition"). As part of the reorganization, Kelly Russell will be merged with and into KRSI Acquisition, KRSI Acquisition being the surviving company, and OSP and BEx will be merged with and into OSP Acquisition and BEx Acquisition, respectively. As a result, Global One will be the holding company for the operations formerly conducted by Kelly Russell, OSP, SDI and BEx. Following consummation of the merger, KRSI Acquisition will change its name and conduct its business under the name "Kelly Russell Studios, Inc."


    Kelly Russell's shareholders will receive one share of Global One Common Stock for every two shares of Kelly Russell's Common Stock outstanding at closing. The closing of the Merger Agreement will be subject to various conditions, including approval of the merger by Kelly Russell's shareholders at a special meeting and the successful placement of at least 4,000,000 shares of Global One Common Stock at $1.50 per share. Kelly Russell currently anticipates that the special meeting of shareholders will be held sometime in August 1996. In connection with the merger, Kelly Russell has delivered $125,000 to an escrow account and is obligated to deposit an additional $125,000 in the escrow account. In the event the Merger Agreement is terminated by Kelly Russell, the escrow agent may be obligated to deliver the escrowed funds to OSP as liquidated damages for such termination.

                                                                      APPENDIX A
- --------------------------------------------------------------------------------

                           FINAL AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                  GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.

                          KELLY RUSSELL STUDIOS, INC.,

                            KRSI ACQUISITION CORP.,

                             OSP PUBLISHING, INC.,

                           O.S.P. ACQUISITION CORP.,

                           THE BUTTON EXCHANGE, LTD.,

                             BEX ACQUISITION CORP.,

                                JOSEPH C. ANGARD

                                      AND

                                MICHAEL A. MALM

                              DATED MAY 28, 1996,
                         EFFECTIVE AS OF MARCH 27, 1996

- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  -----
ARTICLE I -- DEFINITIONS.....................................................................................           2
ARTICLE II -- THE MERGERS.................................................................................              7
 2.1       The Mergers.......................................................................................           7
 2.2       Certificates of Merger; Effective Time............................................................           7
 2.3       Effect of the Mergers.............................................................................           7
 2.4       Closing...........................................................................................           7
 2.5       Certificates of Incorporation; By-laws............................................................           8
 2.6       Directors and Officers............................................................................           8
ARTICLE III -- CONVERSION OR CANCELLATION OF SECURITIES; EXCHANGE OF CERTIFICATES............................
                                                                                                                        8
 3.1       Conversion or Cancellation of Securities..........................................................           8
 3.2       Rights of Holders of OSP and KRSI Common Stock....................................................           8
 3.3       Exchange of Certificates..........................................................................           9
ARTICLE IV -- THE OFFERING...................................................................................           9
ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF GLOBAL ONE, OSP AND THE OSP SHAREHOLDERS......................
                                                                                                                       10
 5.1       Corporate Existence and Power.....................................................................          10
 5.2       OSP and Global One Subsidiaries...................................................................          10
 5.3       Corporate Authorizations..........................................................................          10
 5.4       Governmental Authorization........................................................................          11
 5.5       Non-Contravention.................................................................................          11
 5.6       Capitalization....................................................................................          12
 5.7       Financial Statements..............................................................................          13
 5.8       Books and Records.................................................................................          13
 5.9       Contracts with Related Parties....................................................................          13
 5.10      Absence of Certain Changes or Events..............................................................          13
 5.11      Litigation........................................................................................          14
 5.12      Taxes.............................................................................................          14
 5.13      Title to Assets...................................................................................          15
 5.14      Labor Matters.....................................................................................          15
 5.15      Employee Benefit Plans............................................................................          15
 5.16      Compliance with Laws..............................................................................          16
 5.17      Brokers...........................................................................................          16
 5.18      Vote Required.....................................................................................          16
 5.19      Environmental Matters.............................................................................          17
 5.20      Trademarks, Patents and Copyrights................................................................          17
 5.21      Contracts and Other Agreements....................................................................          17
 5.22      Insurance.........................................................................................          18
 5.23      Disclosure........................................................................................          19
ARTICLE VI -- REPRESENTATIONS AND WARRANTIES OF KRSI.........................................................          19
 6.1       Corporate Existence and Power.....................................................................          19
 6.2       KRSI Subsidiaries.................................................................................          19
 6.3       Corporate Authorization...........................................................................          19
 6.4       Governmental Authorization........................................................................          19
 6.5       Non-Contravention.................................................................................          20
 6.6       Capitalization....................................................................................          20
 6.7       SEC Documents.....................................................................................          21
 6.8       KRSI's Books and Records..........................................................................          21
 6.9       KRSI Contracts with Related Parties...............................................................          21
 6.10      Absence of Certain Changes or Events..............................................................          21

                                                                                                                  PAGE
                                                                                                                  -----
     6.11  Litigation........................................................................................          22
     6.12  Taxes.............................................................................................          23
     6.13  Title to Assets...................................................................................          23
     6.14  Labor Matters.....................................................................................          23
     6.15  Employee Benefit Plans............................................................................          23
     6.16  Compliance with Laws..............................................................................          24
     6.17  Brokers...........................................................................................          24
     6.18  Vote Required.....................................................................................          24
     6.19  Environmental Matters.............................................................................          25
     6.20  Trademarks, Patents and Copyrights................................................................          25
     6.21  Contracts and Other Agreements....................................................................          25
     6.22  Insurance.........................................................................................          26
     6.23  Disclosure........................................................................................          27
ARTICLE VII -- COVENANTS RELATING TO CONDUCT OF BUSINESS.....................................................          27
     7.1   Conduct of Business by Global One and OSP.........................................................          27
     7.2   Conduct of Business by KRSI.......................................................................          29
     7.3   Other Action......................................................................................          31
     7.4   No Solicitation of Transactions...................................................................          31
ARTICLE VIII -- ADDITIONAL AGREEMENTS.....................................................................             32
 8.1       Preparation of Registration Statement and the Proxy Statement; Shareholders' Meeting..............          32
 8.2       Information Supplied by Global One and OSP........................................................          33
 8.3       Information Supplied by KRSI......................................................................          33
 8.4       Access to Information.............................................................................          33
 8.5       Confidentiality...................................................................................          33
 8.6       Public Announcements..............................................................................          34
 8.7       Appropriate Action; Consents; Filings.............................................................          34
 8.8       State Statutes....................................................................................          35
 8.9       Directors' and Officers' Indemnification and Insurance............................................          36
 8.10      Escrow Payments...................................................................................          36
 8.11      Employment Contracts..............................................................................          37
 8.12      Indemnification...................................................................................          37
ARTICLE IX -- CONDITIONS TO THE MERGERS......................................................................          38
 9.1       Conditions of the Parties' Obligations to Effect the KRSI Merger..................................          38
 9.2       Conditions of Obligation of KRSI..................................................................          39
 9.3       Conditions of Obligation of OSP...................................................................          40
ARTICLE X -- TERMINATION, AMENDMENT AND WAIVER...............................................................          41
10.1       Termination.......................................................................................          41
10.2       Consequences of Termination.......................................................................          42
10.3       Amendment.........................................................................................          43
10.4       Waiver............................................................................................          43
ARTICLE XI -- GENERAL PROVISIONS.............................................................................          43
11.1       Survival of Representations and Warranties........................................................          43
11.2       Notices...........................................................................................          43
11.3       Entire Agreement..................................................................................          43
11.4       Severability......................................................................................          43
11.5       Successors and Assigns............................................................................          44
11.6       Parties in Interest...............................................................................          44
11.7       Enforcement.......................................................................................          44
11.8       Governing Law.....................................................................................          44
11.9       Counterparts; Effectiveness.......................................................................          44

                           FINAL AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

DATE:       May 28, 1996, Effective as of March 27, 1996

PARTIES:    Global One Distribution & Merchandising Inc.                      ("Global One")
            O.S.P. Acquisition Corp.                                     ("OSP Acquisition")
            KRSI Acquisition Corp.                                      ("KRSI Acquisition")
            BEx Acquisition Corp.                                        ("BEx Acquisition")
            5548 Lindbergh Lane
            Bell, CA 90201-6410
            Facsimile Number: (213) 263-9419

            Kelly Russell Studios, Inc.                                             ("KRSI")
            2905 Northwest Boulevard, Suite 220
            Plymouth, MN 55441
            Facsimile Number: (612) 553-9960

            OSP Publishing, Inc.                                                     ("OSP")
            5548 Lindbergh Lane
            Bell, CA 90201-6410
            Facsimile Number: (213) 263-9419

            The Button Exchange, Ltd.                                                ("BEx")
            200 Diversion Street, #G11
            Rochester, MI 48307
            Facsimile Number: (313) 650-7809

            Joseph C. Angard                                                      ("Angard")
            OSP Publishing, Inc.
            5548 Lindbergh Lane
            Bell, CA 90201-6410
            Facsimile Number: (213) 263-9258

            Michael A. Malm                                                         ("Malm")
            OSP Publishing, Inc.
            5548 Lindbergh Lane
            Bell, CA 90201-6410
            Facsimile Number: (213) 263-9419

RECITALS:

    A. KRSI creates, markets and distributes products bearing realistic sports images.

    B. OSP and its subsidiaries manufacture, publish and distribute licensed posters, buttons, T-shirts and other apparel and gift items.

    C. Angard and Malm are the sole shareholders of both OSP and Global One, and OSP owns 79% of the outstanding shares of BEx.

    D. The Boards of Directors of Global One, KRSI, KRSI Acquisition, OSP, OSP Acquisition, BEx and BEx Acquisition have determined that it is in the best interests of their respective companies and their shareholders to combine their respective businesses under common management and to raise additional equity capital through Global One.

    E. On March 27, 1996, OSP, KRSI, Angard and Malm entered into an Agreement and Plan of Reorganization (the "Original Agreement") to effect a proposed merger of KRSI with and into OSP. Subsequent thereto, the parties have determined that it is in their respective best interests to amend and restate such agreement pursuant to Section 10.3 thereof to provide that: (i) OSP will be merged with and into OSP Acquisition with OSP Acquisition being the surviving entity;
(ii) KRSI will be merged with and into KRSI Acquisition with KRSI Acquisition being the surviving entity; (iii) BEx will be merged with and into BEx Acquisition with BEx Acquisition being the surviving entity; (iv) Global One, OSP Acquisition, KRSI Acquisition, BEx and BEx Acquisition will be parties to the amended and restated agreement; and (iv) Global One will issue a minimum of 4,000,000 additional shares of Global One Common Stock, all upon the terms and subject to the conditions of this Final Amended and Restated Agreement and Plan of Reorganization.

AGREEMENT:

    The parties hereto, each intending to be legally bound, agree that the Original Agreement is hereby amended in its entirety and restated as follows:

                            ARTICLE I -- DEFINITIONS

    As used herein, the following words and terms shall have the meanings set forth below:

    1.1    The  "Acquisition  Companies"   shall  mean  KRSI  Acquisition,   OSP
Acquisition and BEx Acquisition.

    1.2  "Angard" shall mean Joseph C. Angard.

    1.3  "BEx" shall mean The Button Exchange, Ltd., a Michigan corporation.

    1.4 "BEx Acquisition" shall mean BEx Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Global One.

    1.5 "BEx Merger" shall mean the merger of BEx with and into BEx Acquisition, as further described in Section 2.1(i)(B) hereto.

    1.6 "BEx Certificates of Merger" shall mean the documents attached hereto as Exhibit 1.6.

    1.7 "BEx Shares" shall mean the issued and outstanding shares of common stock, $1.00 par value, of BEx.

    1.8  "CGCL" shall mean the California General Corporation Law, as amended.

    1.9  "Closing" shall mean the closing of the Mergers as discussed in Section
2.4 below.

    1.10  "Closing Date" shall mean the date on which the Closing occurs.

    1.11  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.12 "Competing Transaction" shall mean any of the following (other than the transactions contemplated hereby): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Global One, OSP, KRSI or BEx, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Global One, OSP, any of their respective subsidiaries or KRSI, taken as a whole, in a single transaction or series of transactions, other than in the ordinary course of business, (iii) any tender offer or exchange offer for 50% or more of the Global One Shares, the OSP Shares or the KRSI Shares or the filing of a registration statement under the Securities Act in connection therewith, (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the Global One Shares, the OSP Shares or the KRSI Shares or
(v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing other than any transaction contemplated herein.

    1.13  "DGCL" shall mean the Delaware General Corporation Law, as amended.

    1.14 "Effective Time" shall mean the time that the KRSI Merger becomes effective pursuant to Section 2.2 below.

    1.15 "Environment Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection.

    1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    1.17  "Escrow Agent" shall mean Manatt, Phelps & Phillips, LLP.

    1.18 "Escrow Agreement" shall mean that certain Escrow Agreement dated March 27, 1996 by and among KRSI, OSP and the Escrow Agent, to hold the escrow payments made by KRSI referred to in Section 8.10 below.

    1.19 "Evaluation Materials" shall mean any business and/or technical information of the Other Party or any of its subsidiaries designated orally or in writing as "Confidential" or "Proprietary" (or in like words) or of a type typically regarded as confidential or proprietary, whether or not so designated, including, but not limited to, systems, processes, formulae, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, developments, designs, inventions, techniques, new products, marketing and advertising methods, supplier agreements, customer lists, pricing policies, financial information, projections, forecasts, strategies, budgets or other information related to its business or its customers.

    1.20 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    1.21  "Exchange Agent" shall mean Norwest Bank National Association.

    1.22 "Exchange Ratio" shall mean the number determined by dividing the sum of (a) fifty percent (50%) of the amount of Fully Diluted KRSI Shares plus (b) the amount of New Global One Shares not in excess of 4,000,000, by the sum of
(y) the number of OSP Shares immediately prior to the Effective Time and (z) the number of shares of OSP Common Stock that would be issued immediately prior to the Effective Time if all the holders of outstanding warrants, options and any other rights to acquire OSP Common Stock were exercised immediately prior to the Effective Time.

    1.23 "Fully Diluted KRSI Shares" shall mean the number of shares determined by adding (a) all KRSI Shares immediately prior to the Effective Time and (b) all of the shares of KRSI Common Stock that would be issued immediately prior to the Effective Time if all of the outstanding warrants, options and any other rights to acquire KRSI Common Stock were exercised immediately prior to the Effective Time (excluding any warrants being issued to the OSP Financial Advisor and the KRSI Financial Advisor and any other warrants being issued in connection with the transactions contemplated herein).

    1.24 "Global One" shall mean Global One Distribution & Merchandising Inc., a Delaware corporation.

    1.25 "Global One Common Stock" shall mean the common stock, $.01 value, of Global One.

    1.26 "Global One Plans" shall mean all employee benefit plans (as defined in Section 3(3) of ERISA), if any, which Global One or any of its subsidiaries maintains or to which Global One or any of its subsidiaries contributes.

    1.27 "Global One Shares" shall mean all issued and outstanding shares of Global One Common Stock.

    1.28 "Governmental Entity" shall mean any federal, state, local or foreign governmental body, agency, official or authority (including courts, administrative agencies, commissions, self-regulatory agencies or authorities or other governmental authority or instrumentality).

    1.29 "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste.

    1.30 "Knowledge" shall mean actual knowledge of a fact or constructive knowledge if a reasonably prudent person in a like position would have known or should have known, the fact. In the case of a corporate party hereto knowledge shall be limited to the aggregate knowledge of all of the officers of such corporation.

    1.31     "KRSI"  shall  mean  Kelly   Russell  Studios,  Inc.,  a  Minnesota
corporation.

    1.32 "KRSI Acquisition" shall mean KRSI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Global One.

    1.33 "KRSI Certificates of Merger" shall mean the documents attached hereto as Exhibit 1.33.

    1.34 "KRSI Common Stock" shall mean the common stock of KRSI with a par value of $.01 per share.

    1.35  "KRSI Financial Advisor" shall mean The Equisource Group.

    1.36 "KRSI Merger" shall mean the merger of KRSI with and into KRSI Acquisition, as further described in Section 2.1(ii) hereto.

    1.37 "KRSI Plans" shall mean all employee benefit plans (as defined in Section 3(3) of ERISA) which KRSI or any of its subsidiaries maintains or to which KRSI or any of its subsidiaries contributes.

    1.38 "KRSI SEC Documents" shall mean all required reports, schedules, forms, statements and other documents filed or required to be filed by KRSI with the SEC since December 31, 1992.

    1.39 "KRSI Shares" shall mean all issued and outstanding shares of KRSI Common Stock.

    1.40 "Lien" shall mean any pledge, claim, lien, charge, encumbrance or security interest of any nature whatsoever.

    1.41  "Malm" shall mean Michael A. Malm.

    1.42  "Material Adverse Effect" when  used with respect to any entity  means
(a) a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of such entity and its subsidiaries, if any, taken as a whole, or on the ability of such entity or any of its subsidiaries following the consummation of the Reorganization to continue the business of such entity and its subsidiaries, if any, taken as a whole, substantially as currently conducted (without the loss of any material rights), or (b) a material impairment in the ability of such entity or any of its subsidiaries to perform any of their respective obligations under this Agreement or to consummate any portion of the Reorganization.

    1.43  "MIBCA" shall mean the Michigan Business Corporation Act, as amended.

    1.44  "MNBCA" shall mean the Minnesota Business Corporation Act, as amended.

    1.45   "Mergers"  shall mean  the KRSI  Merger, the  OSP Merger  and the BEx
Merger.

    1.46 "New Global One Shares" shall mean the shares of Global One Common Stock issued in the Offering.

    1.47 "Offering" shall mean the offering of up to 4,666,667 Shares of Global One Common Stock at $1.50 per share as more fully described herein.

    1.48 "OSP" shall mean OSP Publishing, Inc., a California corporation, and unless the context otherwise requires, its successor, OSP Acquisition.

    1.49 "OSP Acquisition" shall mean O.S.P. Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Global One.

    1.50   "OSP Affiliated Group" shall mean OSP, each of the entities listed on
Schedule 5.2 hereto, any other subsidiaries and each member of any affiliated, consolidated, combined or unitary group of which OSP or any of its subsidiaries is a member.

    1.51 "OSP Certificates of Merger" shall mean the documents attached hereto as Exhibit 1.51.

    1.52 "OSP Common Stock" shall mean the common stock of OSP with no par value.

    1.53  "OSP Financial Advisor" shall mean Tamarix Capital Corporation.

    1.54 "OSP Financial Statements" shall mean the balance sheets, statements of operations, statements of changes in shareholders' equity, statements of cash flows, reports thereon by OSP's independent auditors, if any, and any notes thereto, which are referred to in Section 5.7 below.

    1.55 "OSP Merger" shall mean the merger of OSP with and into OSP Acquisition, as further described in Section 2.1(i)(A) hereto.

    1.56 "OSP Plans" shall mean all employee benefit plans (as defined in Section 3(3) of ERISA) which OSP or any of its subsidiaries maintains or to which OSP or any of its subsidiaries contributes.

    1.57  "OSP Shareholders" shall mean collectively Angard and Malm.

    1.58 "OSP Shares" shall mean all issued and outstanding shares of OSP Common Stock, and "OSP Share" shall mean one outstanding share of OSP Common Stock.

    1.59 "Other Party" or "Other Parties," when used with reference to KRSI shall mean Global One, OSP and their respective subsidiaries, when used with respect to OSP or Global One, shall mean KRSI, unless the context otherwise requires.

    1.60 "Proxy Statement" shall mean the proxy statement to be filed by KRSI pursuant to the provisions of Section 8.1 below.

    1.61 "Registration Statement" shall mean the registration statement to be filed by Global One on Form S-4 pursuant to the provisions of Section 8.1 below.

    1.62 "Reorganization" shall mean the combination of the Mergers and the Offering.

    1.63  "SEC" shall mean the Securities and Exchange Commission.

    1.64  "Securities Act" shall mean the Securities Act of 1933, as amended.

    1.65 "Shareholders' Meeting" shall mean the meeting of the shareholders of KRSI to be called to approve the KRSI Merger and this Agreement.

    1.66    "State  Takeover   Laws"  shall  mean   any  state  "control   share
acquisition," "anti-takeover" or other similar statutes and regulations.

    1.67 "Taxes" shall mean all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto.

                           ARTICLE II -- THE MERGERS

    2.1 THE MERGERS. Upon the terms and subject to the conditions set forth in this Agreement, (i) immediately prior to the Effective Time (A) OSP shall be merged with and into OSP Acquisition in accordance with the CGCL and the DGCL, whereupon the separate existence of OSP shall cease and OSP Acquisition shall continue as the surviving corporation, and (B) BEx shall be merged with and into BEx Acquisition in accordance with the MIBCA and the DGCL, whereupon the separate existence of BEx shall cease and BEx Acquisition shall continue as the surviving corporation; and (ii) at the Effective Time KRSI shall be merged with and into KRSI Acquisition in accordance with the MNBCA and the DGCL, whereupon the separate existence of KRSI shall cease and KRSI Acquisition shall continue as the surviving corporation.

    2.2 CERTIFICATES OF MERGER; EFFECTIVE TIME. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in Article IX below, the parties hereto shall cause (i) the KRSI Merger to be consummated by filing the KRSI Certificates of Merger with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware, and make all other filings or recordings required by the MNBCA and the DGCL in connection with the KRSI Merger and the transactions contemplated by this Agreement; (ii) the OSP Merger to be consummated by filing the OSP Certificates of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, and make all other filings or recordings required by the CGCL and the DGCL in connection with the OSP Merger and the transactions contemplated by this Agreement; and (iii) the BEx Merger to be consummated by filing the BEx Certificates of Merger with the Secretary of State of the State of Michigan and the Secretary of State of the State of Delaware, and make all other filings or recordings required by the MIBCA and the DGCL in connection with the BEx Merger and the transactions contemplated by this Agreement. Each of the KRSI Merger, the OSP Merger and the BEx Merger shall become effective (a) at the later of such time as the applicable Certificates of Merger are duly filed with the Secretaries of State of the applicable states, or (b) at such later time as may be agreed by the parties in writing and specified in the applicable Certificates of Merger.

    2.3 EFFECT OF THE MERGERS. From and after the Effective Time, KRSI Acquisition shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of KRSI and KRSI Acquisition, as provided under the MNBCA and DGCL, OSP Acquisition shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of OSP and OSP Acquisition, as provided under the CGCL and DGCL, and BEx Acquisition shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of BEx and BEx Acquisition, as provided under the MIBCA and DGCL.

    2.4 CLOSING. The Closing will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article IX, at the offices of Manatt, Phelps & Phillips, LLP, in Los Angeles, California, unless another date, time or place is agreed to in writing by all of the parties hereto.

    2.5  CERTIFICATES OF INCORPORATION; BY-LAWS.

        (a) Immediately after the Effective Time, the certificates of incorporation of Global One, KRSI Acquisition, OSP Acquisition and BEx Acquisition shall be in substantially the forms attached hereto as Exhibits 2.5(a)-1, 2.5(a)-2, 2.5(a)-3 and 2.5(a)-4, respectively, until thereafter amended as provided by law and such certificates of incorporation.

        (b)  Immediately after  the Effective Time,  the by-laws  of Global One,
    KRSI  Acquisition,  OSP  Acquisition  and   BEx  Acquisition  shall  be   in
    substantially the forms attached hereto as Exhibits 2.5(b)-1, 2.5(b)-2, 2.5(b)-3 and 2.5(b)-4, respectively, until thereafter amended as provided by law, the applicable certificate of incorporation of the relevant corporation and such by-laws.

    2.6   DIRECTORS  AND OFFICERS.    The  persons specified  in  Exhibit  2.6-1
attached hereto shall be the directors of Global One immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation of Global One as of the Effective Time and for the terms set forth in the by-laws of Global One as of the Effective Time and specified in Exhibit
2.6 hereto, and the officers of Global One immediately after the Effective Time shall be the persons specified in Exhibit 2.6-2, in each case until their respective successors are duly elected or appointed and qualified.

                   ARTICLE III -- CONVERSION OR CANCELLATION
                    OF SECURITIES; EXCHANGE OF CERTIFICATES

    3.1 CONVERSION OR CANCELLATION OF SECURITIES. By virtue of the Mergers and without any action on the part of the holders of any of the OSP Shares, the KRSI Shares or the BEx Shares, and subject to Section 3.3(b) below:

        (a) immediately prior to the Effective Time, (i) each OSP Share as of such time shall be converted into the right to receive the number of shares of Global One Common Stock equal to the Exchange Ratio, and (ii) each BEx Share as of such time shall be canceled and the holders thereof shall be entitled to no consideration except as set forth in this Agreement; and

        (b) as of the Effective Time, each KRSI Share immediately prior to the Effective Time shall be converted into one-half share of Global One Common Stock.

    3.2  RIGHTS  OF HOLDERS  OF OSP AND  KRSI COMMON  STOCK.  On  and after  the
Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Mergers represented shares of OSP Common Stock and KRSI Common Stock shall be deemed for all purposes, except as provided in Section 3.3(b) below, to evidence ownership of and to represent the number of whole shares of Global One Common Stock into which such shares of OSP Common Stock or KRSI Common Stock shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Time, be entitled to vote the shares of Global One Common Stock into which such shares of OSP Common Stock or KRSI Common Stock shall have been converted on any matters on which the holders of record of Global One Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates, Global One may rely conclusively upon the records of shareholders maintained by OSP and KRSI containing the names and addresses of the holders of record of OSP Common Stock or KRSI Common Stock, as appropriate, at the Effective Time.

    3.3  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE OF SHARES. At the Closing, Global One shall deliver to the Exchange Agent the number of shares of Global One Common Stock to which the holders of the OSP Shares and KRSI Shares are entitled pursuant to Section
    3.1 above, to be held and distributed by the Exchange Agent in accordance with the terms of an agreement by and between Global One and the Exchange Agent and the terms of this Agreement. As soon as possible after the Closing, the Exchange Agent shall deliver to all the shareholders of record of OSP and KRSI as of the Effective Time a transmittal letter in form and substance satisfactory to Global One and the Exchange Agent. Upon receipt from the holders of the OSP Shares and KRSI Shares of the letter of transmittal duly executed by such holder, the certificates representing the OSP Shares and KRSI Shares for cancellation and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall deliver to such holder one or more certificates representing the appropriate number of shares of Global One Common Stock. The shares of Global One Common Stock issued upon the surrender for exchange of the OSP Shares and KRSI Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the OSP Shares and KRSI Shares exchanged therefor.

        (b) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Global One Common Stock shall be issued upon the surrender for exchange of the certificates representing the OSP Shares and KRSI Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of OSP or KRSI. Notwithstanding any other provision of this Agreement, each holder of OSP Shares or KRSI Shares who would otherwise have been entitled to receive a fraction of a share of Global One Common Stock (after taking into account all certificates representing OSP Shares or KRSI Shares delivered by such holder) shall receive, in lieu thereof, one additional share of Global One Common Stock.

                           ARTICLE IV -- THE OFFERING

    Subsequent to March 27, 1996, the date as of which the Original Agreement was executed, Global One, with the assistance of OSP and KRSI, commenced the Offering. Global One retained the services of Miller, Johnson & Kuehn, Incorporated ("MJK") and Cruttenden Roth Incorporated ("CR") as placement agents and entered into agreements with such firms with respect to the Offering. A copy of the agreement entered into with MJK (the "MJK Agreement") is attached hereto as Exhibit 4.1. The agreement with CR has not been reduced to writing but is anticipated to be substantially similar to the MJK Agreement except with respect to the referral fees. The parties hereto each consent to Global One entering into such agreements and the payment of all fees, expenses and commissions set forth therein. In the Offering, subscriptions for 4,504,234 Global One Shares or $6,756,351 have been received and accepted by Global One. The Offering is expected to close simultaneously with the Closing.

           ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF GLOBAL ONE,
                          OSP AND THE OSP SHAREHOLDERS

    Except as set forth in and qualified by the schedules attached hereto, Global One and OSP, jointly and severally, hereby make the following representations and warranties to KRSI, and except as set forth in and qualified by the schedules attached hereto, the OSP Shareholders, jointly and severally, hereby make the representations and warranties set forth in Sections 5.1, 5.3, 5.6, 5.9, 5.10, 5.17 and 5.18 below to KRSI.

    5.1 CORPORATE EXISTENCE AND POWER. As of the date hereof, OSP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, Global One is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and BEx is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. OSP, Global One and BEx each have all corporate powers required to carry on their respective businesses as now conducted. OSP, Global One and BEx are each duly qualified to do business as foreign corporations and are in good standing in each jurisdiction where the character of their respective properties owned or leased by them or the nature of their respective activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on OSP or Global One. The copies of the articles of incorporation and by-laws of OSP which have been delivered to KRSI by OSP are as of the date hereof true and complete copies of the articles of incorporation and by-laws of OSP. The certificate of incorporation attached hereto as Exhibit 2.5(a)-1 is as of the date hereof, and will be as of the Effective Time, the certificate of incorporation of Global One, and the by-laws attached hereto as
Exhibit 2.5(b)-1, is as of the date hereof, and will be as of the Effective Time, the by-laws of Global One.

    5.2 OSP AND GLOBAL ONE SUBSIDIARIES. Schedule 5.2 hereto lists each subsidiary of OSP and Global One, together with its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth on Schedule 5.2 hereto, owned by OSP or Global One, as appropriate, free and clear of any Liens. Except for the capital stock of their subsidiaries, neither OSP nor Global One owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. Immediately prior to the BEx Merger, OSP will own all of the oustanding shares of capital stock of BEx.

    5.3  CORPORATE AUTHORIZATIONS.
        (a) The execution, delivery and performance by OSP and BEx of this Agreement and the consummation by OSP and BEx of the transactions contemplated hereby are within their respective corporate powers and have been duly authorized by all necessary corporate action on the part of OSP and BEx, including without limitation approval of the OSP Shareholders. This Agreement has been duly and validly executed and delivered by OSP, BEx and the OSP Shareholders and constitutes a valid and binding agreement of OSP, BEx and the OSP Shareholders enforceable in accordance with its terms.

        (b) The execution, delivery and performance by Global One and the Acquisition Companies of this Agreement and the consummation by Global One and the Acquisition Companies of the transactions contemplated hereby are within their corporate powers and have been duly authorized by all necessary corporate action on the part of Global One and the Acquisition Companies. This Agreement has been duly and validly executed and delivered by Global One and the Acquisition Companies and constitutes a valid and binding agreement of Global One and the Acquisition Companies enforceable in accordance with its terms.

    5.4 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Global One, OSP, BEx, the Acquisition Companies and the OSP Shareholders of this Agreement and the consummation of the OSP Merger and the BEx Merger require no action by or in respect of, or filing with, any Governmental Entity other than
(a) the filing of the OSP Certificates of Merger in accordance with the CGCL and DGCL, (b) the filing of the BEx Certificates of Merger in accordance with the MIBCA and DGCL, (c) compliance with any applicable requirements of the Securities Act, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with the rules or regulations of NASDAQ, (f) compliance with the securities laws of various states and (g) any action or filing which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on any party hereto.

    5.5 NON-CONTRAVENTION. The execution, delivery and performance by Global One, OSP, BEx, the Acquisition Companies and the OSP Shareholders of this Agreement does not, and the consummation by Global One, OSP, BEx, the Acquisition Companies and the OSP Shareholders of the transactions contemplated hereby will not, (a) contravene or conflict with the articles of incorporation or by-laws of OSP or BEx or the certificates of incorporation or by-laws of Global One or any of the Acquisition Companies, (b) assuming compliance with the matters referred to in Section 5.4 above, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Global One, OSP, any of their respective subsidiaries or the OSP Shareholders, other than such contravention, conflicts or violations which would not, individually or in the aggregate, have a Material Adverse Effect on any party hereto, (c) assuming that the consents listed on Schedule 5.5 hereto are obtained prior to the Effective Time, constitute a breach or violation of, or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Global One, OSP or any of their respective subsidiaries or to a loss of any benefit to which Global One, OSP or any of their respective subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Global One, OSP or any of their respective subsidiaries or any license, franchise, permit or other similar authorization held by Global One, OSP or any of their respective subsidiaries, other than such breaches, violations, defaults, rights or losses which would not, individually or in the aggregate, have a Material Adverse Effect on Global One or OSP, or (d) result in the creation or imposition of any Lien on any asset of Global One, OSP or any of their respective subsidiaries, other than any such creation or imposition which would not, individually or in the aggregate, have a Material Adverse Effect on Global One or OSP. Schedule 5.5 hereto sets forth a true, complete and correct list of all consents, approvals and authorizations required to be obtained by Global One, OSP and their respective subsidiaries from any third party (other than as otherwise expressly contemplated by Section 5.4 of this Agreement) in connection with this Agreement, the OSP Merger, the BEx Merger and the transactions contemplated hereby where the failure of Global One or OSP or any of their respective subsidiaries to obtain such consent, approval or authorization, individually or in the aggregate, would have a Material Adverse Effect on any party hereto.

    5.6  CAPITALIZATION.
        (a) As  of the  date hereof,  (i) the  authorized capital  stock of  OSP
    consists   of  30,000,000  shares  of  Common  Stock,  and  (ii)  there  are outstanding 1,636 shares of OSP Common Stock and a

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    warrant to purchase  up to 50  shares of OSP  Common Stock. All  outstanding shares of OSP Common Stock are duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. Except as set forth in this Section 5.6(a), there are outstanding (a) no shares of OSP Common Stock or other voting securities of OSP, (b) no securities of OSP convertible into or exchangeable for shares of OSP Common Stock or voting securities of OSP and (c) no options, warrants or other rights to acquire from OSP, and no obligation of OSP to issue, any
    capital   stock,  voting  securities  or   securities  convertible  into  or
    exchangeable for capital stock or voting securities of OSP. There are no outstanding obligations of OSP to repurchase, redeem or otherwise acquire any OSP Common Stock. As of the date hereof, all of the shares of OSP Common Stock are owned by the OSP Shareholders free and clear from all Liens. Immediately prior to the Effective Time, all of the shares of OSP Common Stock will be owned by the OSP Shareholders free and clear of all Liens, except to the extent that the warrant to purchase up to 50 shares of OSP Common Stock referred to in this Section 5.6(a) has been exercised between the date hereof and the Effective Time.

        (b) As of the date hereof, (i) the authorized capital stock of Global One consists of 30,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, (ii) there are outstanding two (2) shares of Global One Common Stock. All outstanding shares of Global One are, and all shares of Global One Common Stock which may be issued pursuant to the Reorganization will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. Except as set forth in this Section 5.6(b), there are outstanding (a) no shares of Global One Common Stock or other voting securities of Global One, (b) no securities of Global One convertible into or exchangeable for shares of Global One Common Stock or voting securities of Global One and (c) no options, warrants or other rights to acquire from Global One, and no obligation of Global One to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Global One. There are no outstanding obligations of Global One to repurchase, redeem or otherwise acquire any Global One Common Stock.

    5.7  FINANCIAL STATEMENTS.
        (a) OSP has furnished KRSI true and complete copies of its consolidated balance sheets, statements of operations, statements of changes in shareholders' equity and statements of cash flows together with the report thereon by Deloitte & Touche LLP, OSP's independent auditors, for its fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995. The OSP Financial Statements have been, and any OSP Financial Statements delivered to KRSI for subsequent periods will be, prepared in conformance with generally accepted accounting principles applied on a basis consistent with prior periods, and fairly present and will fairly present in all material respects the financial condition of OSP and its subsidiaries as of the represented dates thereof and the results of OSP's and its subsidiaries' operations for the periods covered thereby.

        (b) Global One,  OSP Acquisition, KRSI  Acquisition and BEx  Acquisition
    (i) have been organized solely for the purposes of effecting the Reorganization and the transactions contemplated by this Agreement, (ii) have not conducted any business and will not, prior to the Effective Time, conduct any business other than incident to their formation, the execution and delivery of this Agreement and the Original Agreement, the Offering and the other transactions contemplated by this Agreement, and (iii) have no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than those incident to their formation and pursuant to this Agreement, the Original Agreement, the Offering and the other transactions contemplated by this Agreement.

    5.8 BOOKS AND RECORDS. The books of account and records (including customer order files, employment records, licensing records, employment records and production and manufacturing records) of Global One, OSP and their respective subsidiaries are complete, true and correct in all material respects.

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
    5.9 CONTRACTS WITH RELATED PARTIES. Except as disclosed on Schedule 5.9 hereto, there are no material agreements or contracts by, between or among Global One, OSP or any of their respective subsidiaries, on the one hand, and any officers, directors or shareholders of Global One, OSP or any of their respective subsidiaries, on the other hand.

    5.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as expressly contemplated by this Agreement, since December 31, 1995, OSP and each of its subsidiaries has conducted its business only in the ordinary course, and there has not been:

        (a) any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect on OSP or any of its subsidiaries;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of OSP Common Stock, or any repurchase, redemption or other acquisition by OSP of any outstanding shares of OSP Common Stock or other securities of, or other ownership interests in, OSP, except as described in Schedule 5.10(b) hereto;

        (c) any split, combination or reclassification of any OSP Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of OSP Common Stock;

        (d) any incurrence, assumption or guarantee by OSP or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility) except as described in Schedule 5.10(d) hereto;

        (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business assets of OSP or any of its subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on OSP or any such subsidiary;

        (f) any change in any method of accounting or accounting practice by OSP or any of its subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

        (g) (i) any grant, except pursuant to agreements in effect on the date of this Agreement and disclosed in Schedule 5.10(g) hereto, of any material severance or termination pay to any director, officer or employee of OSP or any of its subsidiaries, (ii) the entering into of any material employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of OSP or any of its subsidiaries, except as contemplated in Section 8.11 hereto,
    (iii) any material increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) other than in the ordinary course of business consistent with past practices, any material increase in compensation, bonus or other benefits payable to directors, officers or employees of OSP or any of its subsidiaries.

    5.11 LITIGATION. Except as disclosed in Schedule 5.11 hereto, there is no action, suit, investigation or proceeding pending against or, to the knowledge of Global One, OSP, BEx and the OSP Shareholders, threatened against or affecting, Global One, OSP or any of their respective subsidiaries or properties (other than any such suit, action or proceeding challenging the transactions contemplated by this Agreement or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Mergers) that, if determined or resolved adversely to Global One, OSP or any such subsidiary (in accordance with the plaintiff's demands, if applicable), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Global One, OSP or any such subsidiary.

    5.12 TAXES. Except as set forth in Schedule 5.12, each of the OSP Affiliated Group has filed all material tax returns and reports required to be filed by it and has paid (or OSP has paid on its behalf) all of the Taxes required to be paid by it (other than Taxes, the failure to pay which would not, individually or in the aggregate, have a Material Adverse Effect on OSP), and the most recent financial statements contained in the OSP Financial Statements reflect an adequate reserve for all material Taxes payable by OSP and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Global One, OSP, any of their respective subsidiaries or any member of the OSP Affiliated Group (other than deficiencies, the liability for which would not, individually or in the aggregate, have a Material Adverse Effect on Global One, OSP or any such subsidiary), and no requests for waivers of the time to assess any Taxes are pending. None of the assets or properties of Global One, OSP or any of their respective subsidiaries is subject to any tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings) except for liens which would not, individually or in the aggregate, have a Material Adverse Effect on Global One, OSP or any such subsidiary.

    5.13 TITLE TO ASSETS. As of the dates of the respective balance sheets that are part of the OSP Financial Statements, OSP and its subsidiaries owned and will own the assets reflected therein as of such dates. As of the date hereof and immediately prior to the time of the KRSI Merger, Global One and its subsidiaries shall hold title to their respective assets free and clear of all Liens, except as disclosed in Schedule 5.13 hereto.

    5.14 LABOR MATTERS. Neither Global One, OSP nor any of their respective subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Global One, OSP or any of their respective subsidiaries.

    5.15  EMPLOYEE BENEFIT PLANS.

        (a) There are  no Global One  Plans. Schedule 5.15  hereto sets forth  a list of all OSP Plans. Except for the OSP Plans, with respect to all employees and former employees of OSP or any of its subsidiaries and all dependents and beneficiaries of such employees and former employees, (i) neither OSP nor any of its subsidiaries maintains or contributes to any nonqualified deferred compensation or retirement plans, contracts or arrangements, (ii) neither OSP nor any of its subsidiaries maintains or contributes to any qualified defined contribution plans (as defined in Section 3(34) of ERISA, or Section 414(i) of the Code), (iii) neither OSP nor any of its subsidiaries maintains or contributes to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code) and (iv) neither OSP nor any of its subsidiaries maintains or contributes to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

        (b) The OSP Plans comply in all material respects with the requirements of ERISA and the Code, except for such failures to comply which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on OSP.

        (c) OSP has delivered to KRSI true and complete copies of (i) all OSP Plans, (ii) the most recent determination letter, if any, received by OSP or any of its subsidiaries from the Internal Revenue Service regarding the OSP Plans (iii) the most recent financial statements and annual report or return for the OSP Plans and (iv) the most recently prepared actuarial valuation reports for the OSP Plans, if any.

        d) Neither OSP nor any of its subsidiaries contributes (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Neither OSP nor any of its subsidiaries has any actual or potential liabilities under Section 4201 of ERISA for any complete or partial
    withdrawal   from  a  multi-employer  plan.  Neither  OSP  nor  any  of  its subsidiaries has any actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the OSP Plans (whether or not subject to ERISA) and (ii) health care continuation benefits described in Section 4980B of the Code.

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
        (e) Neither OSP nor any of its subsidiaries nor any of their respective directors, officers, employees or other "fiduciaries," as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the OSP Plans which would subject OSP or any of its subsidiaries, or any of their respective directors, officers or employees, to any liability under ERISA or any applicable law, which liability would have a Material Adverse Effect on OSP.

        (f) Neither OSP nor any of its subsidiaries has incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA, which liability would have a Material Adverse Effect on OSP.

    5.16 COMPLIANCE WITH LAWS. Except as disclosed on Schedule 5.16 hereto, neither Global One, OSP nor any of their respective subsidiaries (a) is in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations or (b) has received any notice from any Governmental Entity or any other person that Global One, OSP or any of their respective subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b), for violations, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Global One, OSP or any such subsidiary. Each of Global One, OSP and their respective subsidiaries has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Global One, OSP or such subsidiaries.

    5.17 BROKERS. Except as set forth in Schedules 4.1 and 5.17 hereto, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Global One, OSP, their respective subsidiaries or the OSP Shareholders and not entered into pursuant to the provisions of this Agreement. The fees and expenses of the OSP Financial Advisor will be paid by Global One. OSP has provided KRSI with a true and correct copy of the fee agreement among OSP, the OSP Shareholders and the OSP Financial Advisor.

    5.18 VOTES REQUIRED. The affirmative votes of a majority of the votes that holders of the outstanding Global One Shares, OSP Shares and BEx Shares, and holders of the outstanding shares of common stock of each of the Acquisition Companies, are entitled to cast at meetings called for the purpose of approving the Mergers and this Agreement are the only votes of holders of capital stock of Global One, OSP and their respective subsidiaries that are required to approve the Mergers, this Agreement and the transactions contemplated hereby.

    5.19 ENVIRONMENTAL MATTERS. Global One, OSP and their respective subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that, either singly or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Global One, OSP or their respective subsidiaries. Global One and OSP have previously furnished to KRSI a true and correct list of all Hazardous Materials, if any, generated, used, handled or stored by Global One, OSP or any of their respective subsidiaries, the proper disposal of which would require a material expenditure by Global One, OSP or any of their respective subsidiaries. Global One and OSP have previously made available to KRSI copies of all documents, if any, concerning any environmental or health and safety matter adversely affecting Global One, OSP or any of their respective subsidiaries and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any Governmental Entity regarding the foregoing.

    5.20 TRADEMARKS, PATENTS AND COPYRIGHTS. Global One, OSP and their respective subsidiaries own, or possess adequate licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register and registrations for, the foregoing patents, trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of Global One, OSP and their respective subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of such rights. The conduct of the business of Global One, OSP and their respective subsidiaries as currently conducted does not conflict in any way with any patent, patent rights, license, trademark, trademark right, trade name, trade name right, service mark, copyright or other proprietary right of any other person, neither Global One, OSP nor any of their respective subsidiaries has received a claim or threat that any such conflict exists, and no litigation, claim, suit, action, proceeding, or complaint concerning the foregoing has been filed or is ongoing. Except as set forth in Schedule 5.20 hereto, Global One, OSP and their respective subsidiaries have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to any third parties.

    5.21 CONTRACTS AND OTHER AGREEMENTS. All contracts and agreements listed on Schedule 5.21 hereto are valid, existing, in full force and effect, and binding upon Global One, OSP or their respective subsidiaries, as the case may be, and to the best knowledge of Global One, OSP and BEx, binding upon the other parties thereto in accordance with their terms, and Global One, OSP and their respective subsidiaries have paid in full or accrued all amounts now due from them thereunder and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for, and are not in default under any of them, nor, to the best knowledge of Global One, OSP, BEx and the OSP Shareholders, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Schedule 5.21 hereto sets forth a list of the following contracts and other agreements to which Global One, OSP or any of their respective subsidiaries is a party or by or to which they or their assets or properties are bound or subject:

        (a) any agreement that individually requires aggregate expenditures by Global One, OSP or any of their respective subsidiaries in any one year of more than $50,000;

        (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

        (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by Global One, OSP or any of their respective subsidiaries in any one year of more than $50,000, or (ii) pursuant to which Global One, OSP or any of their respective subsidiaries is the lessor of any real property which has rentals over $50,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

        (d)  any agreement of  surety, guarantee or  indemnification, other than
    (i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $50,000, or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

        (e) any agreement, including without limitation employment agreements and bonus plans, relating to the compensation of, or obligating Global One, OSP or any of their respective subsidiaries to make payments (whether such payments are fixed in amount or contingent) to, (i) officers, (ii) employees, (iii) former employees, (iv) consultants, (v) advisors or (vi) any person who was promised such payments;

        (f) any agreement containing covenants of Global One, OSP or any of their respective subsidiaries not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with Global One, OSP or any of their respective subsidiaries in any line of business of Global One, OSP or any of their respective subsidiaries.

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
        (g) any agreement granting or restricting the right of Global One, OSP or any of their respective subsidiaries to use a trade name, trade mark or logo;

        (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $10,000 by Global One, OSP or any of their respective subsidiaries within 90 days; and

        (i) any franchise, licensing or development agreement.

    True and complete copies of all of the contracts and other agreements set forth in Schedule 5.21 hereto (or required to be set forth therein) have been previously provided to KRSI.

    5.22 INSURANCE. Schedule 5.22 attached hereto contains a complete listing of all policies of insurance maintained by Global One, OSP and their respective subsidiaries as of the date hereof and at all times during the 24-month period ending on the date hereof. All such policies of insurance are in full force and effect, and true and correct copies of all such policies of insurance have been previously provided to KRSI.

    5.23 DISCLOSURE. To the best knowledge of Global One, OSP, BEx and the OSP Shareholders, all material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise), and financial condition of Global One, OSP and their respective subsidiaries have been disclosed to KRSI in or in connection with this Agreement. The representations, warranties and statements made by Global One, OSP, BEx and the OSP Shareholders in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

              ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF KRSI

    KRSI   represents  and  warrants  to  Global  One,  OSP,  BEx  and  the  OSP
Shareholders that, except as set forth in and qualified by the schedules attached hereto:

    6.1 CORPORATE EXISTENCE AND POWER. KRSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, and has all corporate powers required to carry on its business as now conducted. KRSI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on KRSI. The copies of the articles of incorporation and by-laws of KRSI which have been delivered to OSP by KRSI are true and complete copies of the articles of incorporation and by-laws of KRSI.

    6.2    KRSI SUBSIDIARIES.   KRSI  has  no subsidiaries.  KRSI does  not own,
directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

    6.3 CORPORATE AUTHORIZATION. Subject to obtaining the approval of the shareholders of KRSI at the Shareholders' Meeting, the execution, delivery and performance by KRSI of this Agreement and the consummation by KRSI of the transactions contemplated hereby to be consummated by it are within its corporate powers and have been duly authorized by all necessary corporate action on the part of KRSI. This Agreement has been duly and validly executed and delivered by KRSI and constitutes a valid and binding agreement of KRSI enforceable in accordance with its terms.

    6.4 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by KRSI of this Agreement and the consummation by KRSI of the transactions contemplated hereby to be consummated by them require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the KRSI Certificates of Merger in accordance with the MNBCA and DGCL, (b) compliance with any applicable requirements of the Securities Act, (c) compliance with any applicable requirements of the Exchange Act, (d) compliance with the rules or regulations of

NASDAQ, (e) compliance with the securities laws of various states and (f) any action or filing which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on any party hereto.

    6.5 NON-CONTRAVENTION. The execution, delivery and performance by KRSI of this Agreement does not, and the consummation by KRSI of the transactions contemplated hereby will not, (a) contravene or conflict with the articles of incorporation or by-laws of KRSI, (b) assuming compli-
ance with the matters referred to in Section 6.4 above, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to KRSI other than such contraventions, conflicts or violations which would not, individually or in the aggregate, have a Material Adverse Effect on any party hereto, (c) assuming that the consents listed on Schedule 6.5 hereto are obtained prior to the Effective Time, constitute a breach or violation of, or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of KRSI or to a loss of any benefit to which KRSI is entitled under any provision of, any agreement, contract or other instrument binding upon KRSI or any license, franchise, permit or other similar authorization held by KRSI, other than such breaches, violations, defaults, rights or losses which would not, individually or in the aggregate, have a Material Adverse Effect on KRSI, or (d) result in the creation or imposition of any Lien on any asset of KRSI, other than any such creation or imposition which would not, individually or in the aggregate, have a Material Adverse Effect on KRSI. Schedule 6.5 sets forth a true, complete and correct list of all consents, approvals and authorizations required to be obtained by KRSI from any third party (other than as otherwise expressly contemplated by Section 6.4 of this Agreement) in connection with this Agreement, the Reorganization and the transactions contemplated hereby where the failure of KRSI to obtain such consent, approval or authorization, individually or in the aggregate, would have a Material Adverse Effect on KRSI.

    6.6 CAPITALIZATION. The authorized capital stock of KRSI consists of 10,000,000 shares of KRSI Common Stock. As of the date of this Agreement, there are outstanding 4,082,373 shares of KRSI Common Stock. As of the date of this Agreement, KRSI has reserved 1,207,939 shares of KRSI Common Stock for issuance to upon exercise of outstanding employee and director stock options and outstanding warrants to purchase shares of KRSI Common Stock. All outstanding shares of KRSI Common Stock are duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. The KRSI Common Stock is registered pursuant to Section 12(g) of the Exchange Act. Except as set forth in this Section or on Schedule 6.6 attached hereto and except for changes since the date hereof resulting from the exercise, cancellation or exchange of currently outstanding options and warrants listed on Schedule 6.6 hereto, there are outstanding (a) no shares of KRSI Common Stock or other voting securities of KRSI, (b) no securities of KRSI convertible into or exchangeable for shares of capital stock or voting securities of KRSI and (c) no options or other rights to acquire from KRSI, and no obligation of KRSI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of KRSI. There are no outstanding obligations of KRSI to repurchase, redeem or otherwise acquire any KRSI Common Stock.

    6.7 SEC DOCUMENTS. KRSI has filed all KRSI SEC Documents and has previously provided to OSP copies of all SEC comment letters received in connection therewith. As of their respective dates, the KRSI SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such KRSI SEC Documents, and none of the KRSI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any KRSI SEC Document has been revised or superseded by a later-filed KRSI SEC Document, filed and publicly available prior to the date of this Agreement, as of the date of this Agreement, none of the KRSI SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of KRSI included in the KRSI SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of KRSI as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as to the extent that information contained in any KRSI SEC Document has been revised or superseded by a later-filed KRSI SEC Document, filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, KRSI has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of KRSI or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on KRSI.

    6.8 KRSI'S BOOKS AND RECORDS. The books of account and records (including customer order files, employment records, licensing records, employment records and production and manufacturing records) of KRSI are complete, true and correct in all material respects.

    6.9  KRSI CONTRACTS WITH RELATED  PARTIES.  Except as disclosed on  Schedule
6.9 hereto or in the KRSI SEC Documents, there are no material agreements or contracts by, between or among KRSI and any of KRSI's officers, directors or shareholders.

    6.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the KRSI SEC Documents, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in the KRSI SEC Documents, KRSI has conducted its business only in the ordinary course, and there has not been:

        (a) any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect on KRSI;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of KRSI Common Stock, or any repurchase, redemption or other acquisition by KRSI of any outstanding shares of KRSI Common Stock or other securities of, or other ownership interests in, KRSI;

        (c) any split, combination or reclassification of any of KRSI Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of KRSI Common Stock;

        (d) any incurrence, assumption or guarantee by KRSI of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility) except as described in
    Schedule 6.10(d) hereto;

        (e)  any  damage, destruction  or other  casualty  loss (whether  or not covered by insurance) affecting the business assets of KRSI which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on KRSI;

        (f) any change in any method of accounting or accounting practice by KRSI, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

        (g) (i) any grant, except pursuant to agreements in effect on the date of this Agreement and disclosed in a Schedule hereto, of any material severance or termination pay to any director, officer or employee of KRSI, (ii) the entering into of any material employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of KRSI, (iii) any material increase in benefits payable under any existing severance or termination pay policies or employment agreements or
    (iv) other than in the ordinary course of business consistent with past practices, any material increase in compensation, bonus or other benefits payable to directors, officers or employees of KRSI.

    6.11  LITIGATION.  Except as disclosed in the KRSI SEC Documents or Schedule
6.11 attached hereto, there is no action, suit, investigation or proceeding pending against or, to the knowledge of KRSI, threatened against or affecting, KRSI or any of its properties (other than any such suit, action or proceeding challenging the transactions contemplated by this Agreement or seeking to restrain or prohibit the consummation of any part of the Reorganization) that, if determined or resolved adversely to KRSI (in accordance with the plaintiff's demands, if applicable), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on KRSI.

    6.12 TAXES. KRSI has filed all material tax returns and reports required to be filed by it and has paid all of the Taxes required to be paid by it (other than Taxes, the failure to pay which would not, individually or in the aggregate, have a Material Adverse Effect on KRSI), and the most recent financial statements contained in the KRSI SEC Documents reflect an adequate reserve for all material Taxes payable by KRSI for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against KRSI (other than deficiencies, the liability for which would not, individually or in the aggregate, have a Material Adverse Effect on KRSI), and no requests for waivers of the time to assess any Taxes are pending. None of the assets or properties of KRSI is subject to any tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings) except for liens which would not, individually or in the aggregate, have a Material Adverse Effect on KRSI.

    6.13 TITLE TO ASSETS. As of the dates of the respective balance sheets that are part of the KRSI SEC Documents, KRSI owned and will own the assets reflected thereon as of such dates. As of the date hereof and as of the Effective Time, KRSI shall hold title to its assets free and clear of all Liens, except as described in Schedule 6.13 hereto.

    6.14   LABOR  MATTERS.   KRSI is  not a  party to  any collective bargaining
agreement or other labor union contract applicable to persons employed by KRSI.

    6.15  EMPLOYEE BENEFIT PLANS.

        (a) Schedule 6.15 hereto sets forth a list of all KRSI Plans. Except for the KRSI Plans, with respect to all employees and former employees of KRSI and all dependents and beneficiaries of such employees and former employees,
    (i) KRSI does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements, (ii) KRSI does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA, or Section 414(i) of the Code), (iii) KRSI does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code) and
    (iv) KRSI does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

        (b) The KRSI Plans comply in all material respects with the requirements of ERISA and the Code, except for such failures to comply which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on KRSI.

        (c) KRSI has delivered to OSP true and complete copies of (i) all KRSI Plans, (ii) the most recent determination letter, if any, received by KRSI or any of its subsidiaries from the Internal Revenue Service regarding the KRSI Plans, (iii) the most recent financial statements and annual report or return for the KRSI Plans and (iii) the most recently prepared actuarial valuation reports for the KRSI Plans, if any.

        (d) KRSI does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. KRSI does not have any actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. KRSI does not have any actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the KRSI Plans (whether or not subject to ERISA) and (ii) health care continuation benefits described in Section 4980B of the Code.

        (e) Neither KRSI nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the KRSI Plans which would subject KRSI or KRSI Acquisition, or any of their respective directors, officers or employees to any liability under ERISA or any applicable law, which liability would have a Material Adverse Effect on KRSI or KRSI Acquisition.

        (f) KRSI has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA, which liability would have a Material Adverse Effect on KRSI.

    6.16 COMPLIANCE WITH LAWS. Except as disclosed in the KRSI SEC Documents or on Schedule 6.16 hereto, KRSI (a) is not in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations and (b) has not received any notice from any Governmental Entity or any other person that KRSI is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b), for violations, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect. KRSI has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on KRSI.

    6.17 BROKERS. Except for discounts, commissions and expenses in connection with the Offering, no broker, investment banker, financial advisor or other person, other than the KRSI Financial Advisor is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KRSI. The fees and expenses of the KRSI Financial
Advisor will be paid by Global One. KRSI has provided OSP with a true and correct copy of the fee agreement between KRSI and the KRSI Financial Advisor.

    6.18 VOTE REQUIRED. The affirmative votes of the holders of the outstanding KRSI Shares and outstanding shares of common stock of KRSI Acquisition to be described in the Proxy Statement are the only votes of holders of capital stock of KRSI and KRSI Acquisition required to approve the KRSI Merger, this Agreement and the transactions contemplated hereby.

    6.19 ENVIRONMENTAL MATTERS. KRSI is in compliance with all Environmental Laws, except for any noncompliance that, either singly or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on KRSI. KRSI has previously furnished to OSP a true and correct list of all Hazardous Materials generated, used, handled or stored by KRSI, the proper disposal of which will require any material expenditure by KRSI. KRSI has previously made available to OSP copies of all documents concerning any environmental or health and safety matter adversely affecting KRSI and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any Governmental Entity regarding the foregoing.

    6.20 TRADEMARKS, PATENTS AND COPYRIGHTS. KRSI owns, or possesses adequate licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register and registrations for, the foregoing patents, trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of KRSI as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of such rights. The conduct of the business of KRSI as currently conducted does not conflict in any way with any patent, patent rights, license, trademark, trademark right, trade name, trade name right, service mark, copyright or other proprietary right of any other person, KRSI has received no claim or threat that any such conflict exists, and no litigation, claim, suit, action, proceeding, or complaint concerning the foregoing has been filed or is ongoing. Except as set forth in Schedule 6.20 hereto, KRSI has the unencumbered right to sell its products and services (whether now offered for sale or under development) free from any royalty or other obligations to any third parties.

    6.21 CONTRACTS AND OTHER AGREEMENTS. All contracts and agreements listed on Schedule 6.21 hereto are valid, existing, in full force and effect, binding upon KRSI and to the best knowledge of KRSI, binding upon the other parties thereto in accordance with their terms, and KRSI has paid in full or accrued all amounts now due from them thereunder and have satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the best knowledge of KRSI, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Schedule 6.21 hereto sets forth a list of the following contracts and other agreements to which KRSI is a party or by or to which it or its assets or properties are bound or subject:

        (a) any agreement that individually requires aggregate expenditures by KRSI in any one year of more than $50,000;

        (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

        (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by KRSI in any one year of more than $50,000, or (ii) pursuant to which KRSI is the lessor of any real property which has rentals over $50,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

        (d)  any agreement of  surety, guarantee or  indemnification, other than
    (i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $50,000, or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

        (e) any agreement, including without limitation employment agreements and bonus plans, relating to the compensation of, or obligating KRSI to make payments (whether such payments are fixed in amount or contingent) to, (i) officers, (ii) employees, (iii) former employees, (iv) consultants, (v) advisors or (vi) any person who was promised such payments;

        (f) any agreement containing covenants of KRSI not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with KRSI in any line of business of KRSI.

        (g) any agreement granting or restricting the right of KRSI to use a trade name, trade mark or logo;

        (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $10,000 by KRSI within ninety days; and

        (i) any franchise, licensing or development agreement.

True and complete copies of all of the contracts and other agreements set forth in Schedule 6.21 hereto (or required to be set forth therein) have been previously provided to OSP.

    6.22 INSURANCE. Schedule 6.22 attached hereto contains a complete listing of all policies of insurance maintained by KRSI as of the date hereof and at all times during the twenty-four month period ending on the date hereof. All such policies of insurance are in full force and effect, and true and correct copies of all such policies of insurance have been previously provided to OSP.

    6.23 DISCLOSURE. To the best knowledge of KRSI, all material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise), and financial condition of KRSI and its subsidiaries have been disclosed to OSP in or in connection with this Agreement. The representations, warranties and statements made by KRSI in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

            ARTICLE VII --COVENANTS RELATING TO CONDUCT OF BUSINESS

    7.1 CONDUCT OF BUSINESS BY GLOBAL ONE AND OSP. Except as contemplated by this Agreement and except for an agreement dated May 10, 1996 entered into between OSP and Tamarix Capital Corporation and an agreement dated May 10, 1996 entered into between OSP and Mark D. Hauser, or as described in Schedule 7.1 attached hereto, from the date hereof until the Effective Time, Global One, OSP and their respective subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as provided in this Agreement or Schedule 7.1, from the date hereof until the Effective Time, neither Global One, OSP nor any of their respective subsidiaries will, and the OSP Shareholders will not permit Global One, OSP or their respective subsidiaries to, without the prior written approval of KRSI:

        (a) amend the certificates of incorporation or by-laws of Global One or the Acquisition Companies, or the articles of incorporation or by-laws of OSP or BEx;

        (b) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any capital stock of Global One, OSP or any of their subsidiaries, except for distributions required for the payment of Angard's and Malm's respective tax liabilities for the year ended December 31, 1995 and for the period from January 1, 1996 through the Closing computed in a manner consistent with past practices;

        (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof except in the ordinary course of business consistent with past practice or (ii) any assets that are material, individually or in the aggregate, to Global One, OSP or BEx, except purchases of inventory in the ordinary course of business consistent with past practice;

        (d) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice. As has been previously disclosed to KRSI, discussions are ongoing with Stanley DeSantis regarding the ownership of Stanley DeSantis Inc. Common Stock. If and to the extent that OSP proposes to enter into an agreement that would result in any change in the ownership of Stanley DeSantis Inc. Common Stock prior to the Effective Time, OSP will so advise KRSI. Any such agreement will not be entered into without KRSI's prior written consent, which shall not be unreasonably withheld;

        (e) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Global One, OSP or any of their respective subsidiaries, or any of their respective securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) Global One, OSP or BEx, or (B) advances to employees in accordance with past practice;

        (f) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000;

        (g) make any material tax election or settle or compromise any material tax liability;

        (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent OSP Financial Statements or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which Global One, OSP or any of their respective subsidiaries is a party;

        (i) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Global One, OSP or any of their respective subsidiaries is a party or waive, release or assign any material rights or claims;

        (j) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of any products of, or products licensed by, Global One, OSP or any of their respective subsidiaries, except in the ordinary course of business consistent with past practice;

        (k) except as required to comply with applicable law, (i) adopt, enter into, terminate or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust arrangement or fund for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (iii) pay any benefit not provided for under an OSP Plan, (iv) except as permitted in clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or OSP Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any OSP Plans or agreement or awards made thereunder) or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or OSP Plan;

        (l) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; or

        (m) authorize any of, or commit or agree to take any of, the foregoing actions.

    7.2 CONDUCT OF BUSINESS BY KRSI. Except as contemplated by this Agreement or as described in Schedule 7.2 attached hereto, from the date hereof until the Effective Time, KRSI shall conduct its business in the ordinary course consistent with past practice and shall use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as provided in this Agreement or in
Schedule 7.2, from the date hereof until the Effective Time, KRSI will not, without the prior written approval of Global One:

        (a) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

        (b) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any KRSI Common Stock;

        (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof except in the ordinary course of business consistent with past practice or (ii) any assets that are material, individually or in the aggregate, to KRSI, except purchases of inventory in the ordinary course of business consistent with past practice;

        (d) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

        (e) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of KRSI or any of its securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to KRSI or (B) advances to employees in accordance with past practice;

        (f) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000;

        (g) make any material tax election or settle or compromise any material tax liability;

        (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent balance sheet contained in the KRSI SEC Documents or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which KRSI is a party;

        (i) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which KRSI or any of its subsidiaries is a party or waive, release or assign any material rights or claims;

        (j) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of KRSI's or any of its subsidiaries' products or products licensed by KRSI except in the ordinary course of business consistent with past practice;

        (k) except as required to comply with applicable law, (i) adopt, enter into, terminate or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust arrangement or fund for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (iii) pay any benefit not provided for under a KRSI Plan, (iv) except as permitted in clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or KRSI Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any KRSI Plans or agreement or awards made thereunder) or
    (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or KRSI Plan;

        (l) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; or

        (m) authorize any of, or commit or agree to take any of, the foregoing actions.

    7.3 OTHER ACTION. Global One, OSP, BEx and KRSI shall not, and Global One and OSP shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of the representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Mergers and consummation of the transactions contemplated by this Agreement set forth in Article IX below not being satisfied (subject to KRSI's right to take action specifically permitted by Section 7.4 below).

    7.4 NO SOLICITATION OF TRANSACTIONS. Global One, OSP, BEx and KRSI shall, and shall each direct and use their respective commercially reasonable efforts to cause their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to initiate, solicit or knowingly encourage, directly or indirectly (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to take any such action, and Global One, OSP, BEx and KRSI shall notify each other of all inquiries or proposals which such party may receive relating to any of such matters and if such inquiry or proposal is in writing, shall deliver to the other party a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 7.4 shall prohibit the Board of Directors of KRSI from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal to acquire KRSI pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction or to acquire a substantial portion of the assets of KRSI if, and only to the extent that, (A) the Board of Directors of KRSI determines, which determination is supported by a written legal opinion from counsel for KRSI reasonably acceptable to OSP, in good faith that such action is necessary for the Board of Directors of KRSI to comply with its fiduciary duties to the shareholders of KRSI under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, KRSI (1) provides written notice to OSP to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (2) receives from such person or entity an executed agreement to the effect that such person or entity will not disclose any confidential information of KRSI and (3) subject to the terms of any confidentiality agreement to which KRSI is a party on the date hereof, keeps OSP informed of the status (but not the terms) of any such discussions or negotiations, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 8.1(b) below following the making of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction if the Board of Directors of KRSI determines, which determination is supported by a written legal opinion from counsel for KRSI reasonably acceptable to OSP, in good faith that such action is necessary for the Board of Directors of KRSI to comply with its fiduciary duties to the shareholders of KRSI under applicable law. In the event that the Board of Directors of KRSI fails to make or withdraws its recommendation referred to in
Section 8.1(b) below and KRSI enters into an agreement to consummate a Competing Transaction within one year after such failure or withdrawal, KRSI shall upon the earlier of the consummation of such Competing Transaction or the termination of such binding agreement pay to OSP $500,000 in cash. Any amounts paid to OSP by the Escrow Agent pursuant to the Escrow Agreement shall reduce the amount of the payment to be made by KRSI to OSP under the preceding sentence.

                     ARTICLE VIII -- ADDITIONAL AGREEMENTS

    8.1 PREPARATION OF REGISTRATION STATEMENT AND THE PROXY STATEMENT; SHAREHOLDERS' MEETING.
        (a) As soon as practicable following the date of this Agreement, (i) KRSI shall prepare and file with the SEC the Proxy Statement relating to the approval by the holders of KRSI Common Stock of the KRSI Merger and this Agreement and (ii) Global One shall prepare and file with the SEC the Registration Statement for the purpose of registering the shares of Global One Common Stock to be issued in the KRSI Merger, in which the Proxy Statement will be included as a prospectus. The parties hereto shall provide to each other all information reasonably requested by the Other Parties in order to permit the Other Parties to comply with the provisions of this
    Section 8.1. Each of Global One and KRSI shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. KRSI will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of KRSI as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

        (b) KRSI will, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the Shareholders' Meeting; provided, however, that KRSI may postpone or adjourn the Shareholders' Meeting to a date no later than August 31, 1996, in order to facilitate the satisfaction of the condition set forth in Section 9.1(a) below. KRSI will, through its Board of Directors, recommend to its shareholders approval of the KRSI Merger and this Agreement, except to the extent that the Board of Directors of KRSI shall have withdrawn or modified its approval or recommendation of the KRSI Merger and this Agreement as permitted by Section 7.4 above.

    8.2 INFORMATION SUPPLIED BY GLOBAL ONE AND OSP. Global One, OSP and BEx, jointly and severally, warrant and represent that none of the information supplied or to be supplied by Global One, OSP or any of their respective subsidiaries specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, at the time the Registration Statement or Proxy Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

    8.3 INFORMATION SUPPLIED BY KRSI. KRSI warrants and represents that none of the information supplied or to be supplied by KRSI specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, at the time the Registration Statement or Proxy Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

    8.4 ACCESS TO INFORMATION. Subject to Section 8.5 below, from the date hereof to the Effective Time, KRSI, Global One, OSP and their respective subsidiaries shall each provide to the others access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party and their respective subsidiaries, other than the information and documents that in the opinion of such other party's legal counsel may not be disclosed under applicable law.

    8.5 CONFIDENTIALITY. None of the parties hereto shall release, publish, reveal or disclose, directly or indirectly, any Evaluation Material of any of the Other Parties, except (a) to such of its directors, officers, employees, financial advisors, legal counsel, accountants or other agents, advisors or representatives as shall require access thereto on a need-to-know basis for the purpose of the transactions contemplated by this Agreement, including, without limitation, for purposes of providing information to prospective investors in the Offering, so long as such persons are informed by the revealing party of the confidential nature of such information and are directed by it to treat such information confidentially, (b) to such third parties as are reasonably necessary to obtain the consents and approvals from such parties to the transactions contemplated by this Agreement so long as such third parties are informed by the revealing party of the confidential nature of such information and are directed by it to treat such information confidentially, and (c) with the prior written consent of the Other Party, and then only to the extent specified in such consent. The parties agree to take all reasonable precautions to safeguard the confidentiality of the Evaluation Material. None of the parties hereto shall make, or permit to be made, except in furtherance of the transactions contemplated by this Agreement, any copies, abstracts or summaries of the Evaluation Material of any of the Other Parties and their subsidiaries. In addition, all such Evaluation Material shall be used solely for the purposes of the investigations contemplated by Section 8.4 above, and shall not be otherwise used to the detriment of any Other Party or its subsidiaries or in competition with any Other Party or its subsidiaries. The restrictions on disclosure of information contained in this Section 8.5 do not extend to any item of information that (i) is publicly known at the time of its disclosure,
(ii) is lawfully received from a third party not bound in a confidential relationship to any Other Party or its subsidiaries, (iii) is published or otherwise made known to the public by any Other Party or its subsidiaries, (iv) was generated independently before its receipt from any Other Party or its subsidiaries or (v) is required to be disclosed pursuant to a governmental order or decree or other legal requirement to produce or disclose such item of information, provided that upon receiving notice that any such order or decree is being sought or that any such legal requirement is applicable, such corporation shall promptly give the Other Parties notice thereof and such corporation shall cooperate with the Other Parties' efforts, if any, to contest the issuance of such order or decree or the application of such legal requirement. Upon written request, the parties shall return all writings, documents and materials containing Evaluation Material. Each of Global One, OSP and KRSI understand that the Other Parties will not have an adequate remedy at law for a breach or threatened breach by the revealing party or any of its subsidiaries of the terms of this Section 8.5, and each corporation therefore agrees that if there is any such breach or threatened breach, any Other Party may, in addition to any other legal or equitable remedies available to it, obtain an injunction or restraining order to enjoin the Other Parties or any of their subsidiaries from the breach or threatened breach of this Section 8.5.

    8.6 PUBLIC ANNOUNCEMENTS. OSP and KRSI will consult with the Other Parties before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    8.7  APPROPRIATE ACTION; CONSENTS; FILINGS.

        (a) Global One, OSP, BEx, the OSP Shareholders and KRSI shall use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any Governmental Entity or otherwise to consummate the Reorganization and the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Global One, OSP, any of their respective subsidiaries or KRSI in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Reorganization required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws and
    (B) any other applicable law; provided that Global One, OSP, BEx and KRSI shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the Other Parties and their advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Global One, OSP, BEx and KRSI shall use their reasonable best efforts to furnish to the Other Parties all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Registration Statement and the Proxy Statement) in connection with the transactions contemplated by the Reorganization and this Agreement.

        (b) (i) Global One, OSP, their respective subsidiaries and KRSI shall give any notices to third parties, and use their reasonable best efforts to obtain any third party consents, (A) necessary to consummate the
    Reorganization and the transactions contemplated by this Agreement, (B) disclosed or required to be disclosed in the schedules to this Agreement or
    (C) required to  prevent a  Material Adverse Effect  on Global  One, OSP  or
    KRSI.

        (ii) In the event that Global One, OSP, their respective subsidiaries or KRSI shall fail to obtain any third party consent described in subsection
    (b)(i) above, Global One, OSP or KRSI, as appropriate, shall use their reasonable best efforts, and shall take any such actions reasonably requested by the Other Parties, to minimize any adverse effect on Global One, OSP, their respective subsidiaries and KRSI, and their respective businesses, resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain any such consent.

        (c) From the date of this Agreement until the Effective Time, Global One, OSP and KRSI shall each promptly notify the Other Parties of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Reorganization or the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Reorganization or otherwise limit the right of KRSI or, to the knowledge of such first party, any subsidiary of KRSI to own or operate all or any portion of the businesses or assets of OSP, which in either case is reasonably likely to have a Material Adverse Effect on KRSI.

        (d) Each party shall execute and deliver on and after the execution of this Agreement such further documents and instruments and take such other actions as the Other Parties may reasonably request to implement and effectuate the purposes of and transactions contemplated by this Agreement.

    8.8 STATE STATUTES. If any State Takeover Laws shall become applicable to the transactions contemplated by this Agreement, each of Global One, OSP and KRSI, as the case may be, and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such State Takeover Law on the transactions contemplated by this Agreement. Nothing herein shall limit or affect KRSI in taking actions specifically permitted by Section 7.4 above.

    8.9  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

        (a) Prior to the Effective Time, KRSI shall use its commercially reasonable efforts to obtain directors' and officers' insurance coverage in form and substance reasonably acceptable to OSP, the OSP Shareholders and Global One to provide for coverage of the directors and officers of OSP and Global One with respect to claims that may be asserted by KRSI's shareholders or creditors arising in connection with the transactions contemplated by this Agreement.

        (b) The parties hereto shall use their respective best efforts to cause Global One to keep in effect provisions in its by-laws with respect to exculpation of director and officer liability and indemnification to the fullest extent permitted under the DGCL, which provisions shall not be amended, repealed or otherwise modified except as required by applicable law or except to make changes permitted by law that would enlarge the exculpation or rights of indemnification thereunder. In addition, the parties hereby acknowledge and agree that Global One will obtain directors' and officers' insurance for the directors and officers of Global One that will provide for a minimum of $5 million of coverage for any individual claim.

        (c) At the Effective Time, Global One shall enter into indemnification agreements in form and substance reasonably satisfactory to KRSI, OSP and their respective officers and directors with each person who is a director and officer of KRSI or OSP immediately prior to the Effective Time for the purpose of indemnifying such persons to the fullest extent permitted under the DGCL.

        (d) Global One shall reimburse all expenses, including reasonable attorneys' fees, incurred by any person required to enforce the indemnity and other obligations of Global One under this Section 8.9 if such person is entitled to reimbursements under the by-laws, the DGCL or any indemnification agreement.

        (e) The directors and officers referred to in Section 8.9(c) above shall be third party beneficiaries of this Section 8.9, and the rights under this
    Section 8.9 shall be in addition to any other rights under Minnesota law, Delaware law or otherwise. In addition, the directors and officers of KRSI referred to in Section 8.9(c) above shall be third party beneficiaries of the representations, warranties and covenants of Global One, OSP and the OSP Shareholders made in this Agreement, and the directors and officers of Global One and OSP referred to in Section 8.9(c) above shall be third party beneficiaries of the representations, warranties and covenants of KRSI made in this Agreement. This Section 8.9 shall survive the consummation of the Mergers and the Reorganization.

    8.10  ESCROW PAYMENTS.

        (a) KRSI has delivered to the Escrow Agent the sum of one hundred thousand dollars ($100,000) to be held pursuant to the Escrow Agreement.

        (b) Promptly after the date of execution of this Agreement, but in any event prior to the Shareholders' Meeting, KRSI shall deliver to the Escrow Agent an additional sum of one hundred fifty thousand dollars ($150,000).

    8.11 EMPLOYMENT CONTRACTS. The parties shall use their respective reasonable best efforts to cause Global One to enter into employment contracts to be effective as of the Effective Time with George J. Vrabeck, Angard and Malm in substantially the form attached hereto as Exhibits 8.11-1, 8.11-2 and 8.11-3, respectively.

    8.12  INDEMNIFICATION.

        (a) INDEMNIFICATION BY GLOBAL ONE AND OSP. Subject to the limitations set forth in Section 8.12(b) below, Global One and OSP, jointly and severally, shall indemnify and hold KRSI harmless at all times from and after the date of this Agreement against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which KRSI may suffer or incur in connection with any material breach by Global One or OSP of any of their respective representations, warranties or covenants in this Agreement.

        (b) LIMITATION OF LIABILITY OF GLOBAL ONE AND OSP. KRSI shall not assert any claim under Section 8.12(a) above unless and until such claims exceed an aggregate of $50,000 and any claim under Section 8.12(a) above must be asserted within one year from the Effective Time or be forever barred. The rights of KRSI with respect to any claims arising under
    Section 8.12(a) above shall be limited to recovery of actual losses, costs and expenses (including reasonable attorney fees).

        (c) INDEMNIFICATION BY THE OSP SHAREHOLDERS. Subject to the limitations set forth in Section 8.12(d) below, the OSP Shareholders, jointly and severally, shall indemnify and hold KRSI harmless at all times from and after the date of this Agreement against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which KRSI may suffer or incur in connection with any material breach by the OSP Shareholders of any of their respective representations, warranties or covenants in this Agreement.

        (d) LIMITATION OF LIABILITY OF THE OSP SHAREHOLDERS. KRSI shall not assert any claim under Section 8.12(c) above unless and until such claims exceed an aggregate of $50,000 and any claim under Section 8.12(c) above must be asserted within one year from the Effective Time or be forever barred. The rights of KRSI with respect to any claims arising under Section 8.12(c) above shall be limited to recovery of actual losses, costs and expenses (including reasonable attorney fees).

        (e)   INDEMNIFICATION BY KRSI.  Subject  to the limitations set forth in
    Section 8.12(f) below, KRSI shall indemnify and hold Global One, OSP and the OSP Shareholders harmless at all times from and after the date of this Agreement, against and in respect of all losses, damages, costs and expenses (including reasonable attorney fees) which Global One, OSP or the OSP Shareholders may suffer or incur in connection with any material breach by KRSI of any of its representations, warranties or covenants in this Agreement.

        (f) LIMITATION OF LIABILITY OF KRSI. Global One, OSP and the OSP Shareholders shall not assert any claim under Section 8.12(e) above unless and until such claims exceed an aggregate of $50,000 and any claim under
    Section  8.12(e) above must  be asserted within one  year from the Effective
    Time or be forever barred. The rights of Global One, OSP and the OSP Shareholders with respect to any claims arising under Section 8.12(e) above shall be limited to recovery of actual losses, costs and expenses (including reasonable attorney fees).

        (g) THIRD PARTY CLAIMS. If a claim by a third party is made against any of the indemnified parties, and if any of the indemnified parties intends to seek indemnity with respect to such claim under this Section 8.12, such indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the indemnified party shall cooperate with the indemnifying party in connection with such efforts; provided that: (i) the indemnifying party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party, (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party pursuant to this Section. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim of indemnity under this Section that such party elects to undertake the defense of such claim, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of the indemnified party's exclusive discretion at the expense of the indemnifying party.

                    ARTICLE IX -- CONDITIONS TO THE MERGERS

    9.1 CONDITIONS OF THE PARTIES' OBLIGATIONS TO EFFECT THE KRSI MERGER. The respective obligations of KRSI Acquisition and KRSI to consummate the KRSI Merger are subject to the satisfaction, on or prior to the Closing, of the following conditions:

        (a) SHAREHOLDER APPROVAL. This Agreement and the KRSI Merger shall have been approved by the affirmative vote of the holders of a majority of shares of outstanding KRSI Common Stock in accordance with the MNBCA and the articles of incorporation and by-laws of KRSI.

        (b)   THE OFFERING.   The Offering  shall have been  completed in such a
    manner that Global One shall have received, or shall receive simultaneous with the Closing, gross proceeds from the Offering of at least $6,000,000.

        (c) GOVERNMENTAL ENTITY APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained.

        (d) REGISTRATION STATEMENT; PROXY STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall not at the Effective Time be subject to any proceedings commenced or threatened by the SEC.

        (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Mergers, the Offering, the Reorganization or any other transaction contemplated by this Agreement shall be in effect.

        (f) STATUTES. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to any part of the Reorganization by any Governmental Entity which would (i) make the consummation of any part of the Reorganization illegal or (ii) render OSP, BEx or KRSI unable to consummate any portion of the Reorganization, except for any waiting period provisions.

        (g) The BEx Merger and the OSP Merger shall have been completed.

    9.2 CONDITIONS OF OBLIGATION OF KRSI. The obligation of KRSI to consummate the KRSI Merger is subject to the satisfaction, upon or prior to the Closing, of the following conditions, unless waived by KRSI.

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Global One, BEx, OSP and the OSP Shareholders set forth in this Agreement, without regard to any qualification or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on Global One, OSP or any of their subsidiaries; provided, however, that there shall be deemed not to be such a Material Adverse Effect to the extent that such effect is the result of conditions or factors affecting the economy generally or the industry in which Global One or OSP operates or the result of the announcement of the Reorganization or actions taken in contemplation thereof. KRSI shall have received a certificate signed on behalf of Global One by the chief executive officer and chief financial officer of Global One to such effect with regard to Global One, and a certificate signed on behalf of OSP by the chief executive officer and chief financial officer of OSP to such effect with regard to OSP.

        (b) PERFORMANCE OF OBLIGATIONS OF GLOBAL ONE AND OSP. Global One, OSP and BEx shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, unless waived in writing by KRSI, and KRSI shall have received a certificate signed on behalf of Global One by the chief executive officer and the chief financial officer of Global One to such effect with regard to Global One, and a certificate signed on behalf of OSP by the chief executive officer and the chief financial officer of OSP to such effect with regard to OSP.

        (c) CONSENTS. The consents, approvals and authorizations described (or required to be described) on Schedule 5.5 hereto shall have been obtained in form and in substance reasonably satisfactory to KRSI, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Material Adverse Effect on Global One, OSP, their respective subsidiaries or the Acquisition Companies.

        (d) FAIRNESS OPINION. KRSI shall have received from the KRSI Financial Advisor an opinion in form and substance reasonably satisfactory to KRSI that the merger of KRSI and KRSI Acquisition and the other transactions contemplated by the Reorganization and this Agreement are fair to the shareholders of KRSI from a financial point of view; provided, however, that the condition set forth in this Section 9.2(d) shall be deemed satisfied if KRSI fails to use all commercially reasonable efforts to obtain such fairness opinion.

    9.3 CONDITIONS OF OBLIGATION OF KRSI ACQUISITION. The obligation of KRSI Acquisition to effect the KRSI Merger is subject to the satisfaction, upon or prior to the Closing, of the following conditions, unless waived by KRSI
Acquisition:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of KRSI set forth in this Agreement, without regard to any qualification or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on KRSI; provided, however, that there shall be deemed not to be such a Material Adverse Effect to the extent that such effect is the result of conditions or factors affecting the economy generally or the industry in which KRSI operates or the result of the announcement of the Mergers or actions taken in contemplation thereof. OSP shall have received a certificate signed on behalf of KRSI by the chief executive officer and the chief financial officer of KRSI to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF KRSI. KRSI shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, unless waived in writing by OSP and/or the OSP Shareholders, and OSP shall have received a certificate signed on behalf of KRSI by the chief executive officer and the chief financial officer of KRSI to such effect.

        (c) CONSENTS. The consents, approvals and authorizations described (or required to be described on Schedules 5.5 and 6.5 hereto) on Schedules 5.5 and 6.5 hereto shall have been obtained in form and substance reasonably satisfactory to OSP, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Material Adverse Effect on KRSI or KRSI Acquisition.

        (d) REVIEW OF KRSI SECURITIES. OSP shall have received a letter from KRSI's independent auditors or legal counsel indicating (i) the number of shares of KRSI Common Stock that have been authorized for issuance by the board of directors of KRSI as set forth in the minutes in the KRSI minute book and (ii) the number of shares of KRSI Common Stock subject to warrants and options to purchase them that have been authorized by the board of directors of KRSI as set forth in the minutes in the KRSI minute book.

                 ARTICLE X -- TERMINATION, AMENDMENT AND WAIVER

    10.1 TERMINATION. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Reorganization by the shareholders of KRSI:

        (a) by mutual written consent of KRSI and OSP; or

        (b) by either KRSI or OSP if either (i) the Effective Time shall not have occurred on or before August 31, 1996; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) there shall be any law that makes consummation of any part of the Reorganization illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any part of the Reorganization and such order, decree, ruling or other action shall have become final and unappealable; provided that the party seeking to terminate this Agreement pursuant to this subsection (b)(ii) shall have complied with its obligations under Section 8.7 above; or

        (c) by OSP, if (i) the Board of Directors of KRSI withdraws, modifies or changes its recommendation of this Agreement or any part of the Reorganization in a manner adverse to OSP or shall have resolved to do any of the foregoing or the Board of Directors of KRSI shall have recommended to the shareholders of KRSI any Competing Transaction or resolved to do so,
    (ii) KRSI receives an unsolicited proposal that constitutes a Competing Transaction and the Board of Directors of KRSI, within 30 calendar days after such proposal is received by KRSI, either fails to terminate discussions with the maker of such proposal and its agents, or determines to accept, or takes no position with respect to, such proposal, (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of KRSI Common Stock is commenced, and the Board of Directors of KRSI, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders or
    (iv) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of KRSI Common Stock (excluding for this purpose holdings of shares by persons or groups as currently reflected in filings with the SEC under Section 13(d)); or

        (d) by KRSI, if the Board of Directors of KRSI shall have recommended or resolved to recommend to the shareholders of KRSI a proposal for a Competing Transaction under circumstances where a majority of such Directors reasonably determines in good faith, that failure to accept such proposal would be a breach of the fiduciary duty of such Directors; or

        (e) by either KRSI or OSP, if the Shareholders' Meeting shall have been held and the shareholders of KRSI shall have failed to approve the KRSI Merger or this Agreement at such meeting (including any adjournment or postponement thereof); or

        (f) by OSP, in the event of a material breach by KRSI of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable on or before August 31, 1996; or

        (g) by KRSI, in the event of a material breach by Global One, OSP or the OSP Shareholders of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable on or before August 31, 1996.

    10.2  CONSEQUENCES OF TERMINATION.

        (a) In the event KRSI terminates this Agreement other than in compliance with Section 10.1 above, or in the event OSP terminates this Agreement in compliance with the provisions of Section 10.1(b)(i) above because the Effective Time has not occurred on or before August 31, 1996 as a result of a material breach of this Agreement by KRSI or in compliance with the provisions of Section 10.1(e) or (f) above, OSP shall be entitled to all of the funds held by the Escrow Agent pursuant to the Escrow Agreement as liquidated damages, and in such event, Global One, OSP and the OSP Shareholders may not pursue any other remedies at law or equity.

        (b) KRSI may pursue any remedies available at law or equity in the event Global One or OSP terminates this Agreement other than in compliance with
    Section 10.1 above, or in the event KRSI terminates this Agreement in compliance with the provisions of Section 10.1(b)(i) above because the Effective Time has not occurred on or before August 31, 1996 as a result of a material breach of this Agreement by Global One, OSP or the OSP Shareholders or in compliance with the provisions of Section 10.1(g) above.

    10.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of the KRSI Merger and this Agreement by the shareholders of KRSI, no amendment may be made which would reduce the amount or change the type of consideration to be received by the shareholders of KRSI or OSP upon consummation of the Mergers. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    10.4  WAIVER.  At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in any instrument in writing signed by the party or parties to be bound thereby.

                        ARTICLE XI -- GENERAL PROVISIONS

    11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive for one year following the Effective Time.

    11.2 NOTICES. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, by certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the following addresses and/or facsimile numbers set forth at the beginning of this Agreement (or such other address or facsimile number for a party as shall be specified in like notice).

    11.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) and the other documents referenced herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

    11.4 SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

    11.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

    11.6 PARTIES IN INTEREST. This Agreement shall be binding upon and insure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.9 above (which is intended to be for the benefit of the persons covered by the indemnification provisions contained therein and may be enforced by such persons).

    11.7 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in a California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of California or a California state court.

    11.8 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of California, without giving effect to the principles of conflict of laws thereof.

    11.9 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                             GLOBAL ONE DISTRIBUTION &
                                           MERCHANDISING INC.
                                          By ___________________________________
                                             Name:
                                             Title:

                                          OSP PUBLISHING, INC.
                                          By ___________________________________
                                             Name:
                                             Title:

(signatures continued on next page)

                                          O.S.P. ACQUISITION CORP.
                                          By ___________________________________
                                             Name:
                                             Title:

                                          KELLY RUSSELL STUDIOS, INC.
                                          By ___________________________________
                                             Name:
                                             Title:

                                          KRSI ACQUISITION CORP.
                                          By ___________________________________
                                             Name:
                                             Title:

                                          THE BUTTON EXCHANGE, LTD.
                                          By ___________________________________
                                             Name:
                                             Title:

                                          BEx ACQUISITION CORP.
                                          By ___________________________________
                                             Name:
                                             Title:
                                          ______________________________________
                                          Joseph C. Angard
                                          ______________________________________
                                          Michael A. Malm

                                                                      APPENDIX B
                             OPINION OF EQUISOURCE

May 23, 1996

Board of Directors
Kelly Russell Studios, Inc.
2905 Northwest Blvd.
Suite 220
Plymouth, Minnesota

Gentlemen:

    You have requested The Equisource Group ("Equisource") to render an opinion as to the fairness, from a financial point of view, to Kelly Russell Studios, Inc. ("KRSI") and its shareholders of the proposed merger to be effected under the terms of the Final Amended and Restated Agreement and Plan of Reorganization between KRSI, Global One Distribution & Merchandising Inc. ("Global One"), KRSI Acquisition Corp. ("KRSI Acquisition"), O.S.P. Publishing, Inc. ("OSP"), O.S.P. Acquisition Corp. ("OSP Acquisition"), The Button Exchange, LTD ("BEx"), BEx Acquisition Corp. ("BEx Acquisition"). Joseph C. Angard and Michael A. Malm, (the "Agreement").


    We understand that under the terms of the Agreement, Global One will exchange 2,041,187 shares of Global One common stock, representing approximately 15.7% of Global One immediately after completion of the transaction, for all of the issued and outstanding shares of KRSI's common stock. The Global One shares issued to the KRSI shareholders will be registered pursuant to a registration statement filed with the Securities and Exchange Commission under the provisions of The Securities Act of 1933. After the merger, the existing OSP shareholders will hold 6,448,088 shares, representing approximately 49.6% of the surviving company 4,504,234 shares of Global One common stock, representing approximately 34.7% of Global One, will be issued at $1.50 per share to provide financing for the transaction. Warrants and options for the purchase of 3,143,033 shares of Global One common stock will be outstanding immediately after closing, 197,069 of which will be exercisable at a nominal price, with the balance to be exercisable at prices ranging from $1.50 to $8.40 per share.


    In arriving at our opinion, we have reviewed, among other information (i) the Agreement; (ii) audited financial statements for O.S.P. Publishing, Inc. and Subsidiaries for the years ended December 31, 1994 and 1993, and preliminary audited consolidated balance sheets as of December 31, 1995 and 1994, and the related consolidated statements of operations for the three years ended December 31, 1995, prepared by Deloitte & Touche LLP; (iii) audited financial statements prepared for Kelly Russell Studios, Inc. by McGladrey & Pullen for the three years ended December 31, 1994, with preliminary audited statements for the year ended December 31, 1995; (iv) certain financial and operating information relating to OSP, including forecasts provided by OSP's management and OSP's financial advisor; (v) certain financial and operating information relating to KRSI, including forecasts internally provided by KRSI management; (vi) public market price information and trading volumes for KRSI's common stock from March 31, 1994 to April 3, 1996; (vii) the operating results, financial condition and market performance of various companies with publicly traded stock and which we deem to be engaged in businesses similar to those of KRSI and OSP; (viii) such other information, analyses, investigations and financial, economic and market criteria we considered relevant.

    In addition to the above described information, we have discussed with the board of directors and management of KRSI the overall business operations and future prospects of KRSI in the event the merger is not consummated, and have held similar discussions with OSP management. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on the basis of the best estimates and judgments of KRSI's and OSP's managements as to the future performance of the respective companies. We have not been provided, nor have we considered, pro forma combined financial statements based on forecasts.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information, including financial forecasts provided by the Company and OSP, and have relied on such information provided by KRSI and OSP being complete and accurate in all material respects. We have not made an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of KRSI, OSP or OSP's subsidiaries, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

    We have acted as financial advisor to KRSI in connection with the merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the merger.

    Our opinion is directed to the Board of Directors of KRSI and does not constitute a recommendation as to how KRSI's shareholders should vote at the shareholders' meeting to consider and vote on the proposed merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed merger is fair, from a financial point of view, to KRSI and its shareholders.

Very truly yours,

The Equisource Group

By: /s/ Robert H. Thurmond III
    Robert H. Thurmond III

                                                                      APPENDIX C

                       MINNESOTA BUSINESS CORPORATION ACT

302A.471.  RIGHTS OF DISSENTING SHAREHOLDERS

    Subdivision 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

           (1) alters or abolishes a preferential right of the shares;

           (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

           (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

           (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

        (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

        (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

        (d) A plan of exchange, whether under this chapter or under chapter 322B to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

        (e) Any other corporate action taken pursuant to a shareholder vote with respect to the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subd. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subd. 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    Subd. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    Subdivision 1.  DEFINITIONS.  (a)   For purposes of this section, the  terms
defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    Subd. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    Subd. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivision 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the share, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subd. 8. COSTS, FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Laws 1981, c. 270, Section 81, eff. July 1, 1981. Amended by laws 1987, c. 104, SectionSection 30 to 33; Laws 1993, c. 17, SectionSection 41, 42.

534337

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Eleventh of the Registrant's Certificate of Incorporation provides that directors of the corporation shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty of the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware GCL"), as the same exists or may be amended in the future, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware GCL is amended to authorize the further elimination or limitation of the liability provided in Article Eleventh, shall be limited to the fullest extent permitted by the amended Delaware GCL. No amendment to or repeal of Article Eleventh shall apply to or have an effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    Article VIII of the Registrant's Bylaws provides, in pertinent part, that each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the Delaware GCL or any other applicable laws. Article VIII also provides that, upon receipt of an undertaking by an indemnitee to repay such amounts should it ultimately be determined that the indemnitee is not entitled to be indemnified, the Registrant shall advance expenses incurred in defending or investigating a threatened or pending action, suit or proceeding. Article VIII also authorizes the Registrant to enter into one or more agreements with any person which provides for indemnification greater or different than that provided for in Article VIII. Article VIII also authorizes the Registrant to purchase and maintain insurance on behalf of any person against such liability, whether or not the Registrant would have the power or the obligation to indemnify such person.

    The Registrant intends to enter into indemnification agreements with its officers and directors in the form incorporated by reference as Exhibit 10.1 to this Registration Statement.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions to directors, officers or persons controlling the Registrant, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


 EXHIBIT NO.                                              EXHIBIT
- -------------  ----------------------------------------------------------------------------------------------
       2.1**   Final Amended and Restated Agreement and Plan of Merger
     3(i).1**  Certificate of Incorporation of the Registrant
    3(ii).1**  Bylaws of the Registrant
        4.1    Specimen Certificate evidencing shares of Registrant's Common Stock
        5.1    Opinion of Manatt, Phelps & Phillips, LLP
        8.1    Opinion of Manatt, Phelps & Phillips, LLP
    10(i).1    Form of Indemnification Agreement -- Global One
   10(ii).1    Form of Indemnification Agreement -- KRSI
  10(iii).1    Form of Indemnification Agreement -- OSP

 EXHIBIT NO.                                              EXHIBIT
- -------------  ----------------------------------------------------------------------------------------------
      10.2     Form of Global One Distribution & Merchandising Inc. 1996 Stock Option Plan and forms of Stock
                Option Agreements
      10.3**   Form of Employment Agreement for Joseph C. Angard
      10.4**   Form of Employment Agreement for Michael A. Malm
      10.5     Agreement between Stanley DeSantis and OSP
      10.6**   Form of Employment Agreement for George J. Vrabeck
      10.7**   Loan and Security Agreement between Foothill Capital Corporation and OSP Publishing, Inc.  and
                The Button Exchange, Ltd.
      10.8**   Amended and Restated Promissory Note
      10.9**   Amended and Restated Stock Pledge and Escrow Agreement
      10.10**  Secured Promissory Note
      10.11**  Restated Secured Promissory Note and Security Agreement
      10.12**  Warrants to Purchase Common Stock of OSP Publishing, Inc.
      10.13**  Lease Agreement
      10.14**  Form of Stock Purchase and Registration Rights Agreement
      10.15**  Placement Agent Agreement between Registrant and Miller, Johnson & Kuehn, Incorporated
      10.16**  Form of Warrants to Purchase Common Stock of Global One Distribution & Merchandising Inc.
      10.17**  Financial Advisory Agreement between Registrant and Mark S. Hauser dated May 10, 1996
      10.18**  Financial Advisory Agreement between Registrant and Tamarix Capital Corporation dated July 25,
                1995
      10.19**  Financial  Advisory Agreement between Registrant and Tamarix Capital Corporation dated May 10,
                1996
      10.20*   Form of Global One  Distribution & Merchandising  Inc. 1996 Conversion  Stock Option Plan  and
                form of Stock Option and Option Assumption Agreement
      23.1     Consent of Deloitte & Touche LLP
      23.2     Consent of McGladrey & Pullen, LLP
      23.3     Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
      23.4     Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1)
      23.5     Consent of The Equisource Group
   27**        Financial Data Schedule
      99.1**   Form of Proxy
      99.2*    Consent of Mark S. Hauser
      99.3*    Consent of Thomas R. King


- ------------------------

 *  To be filed by amendment



**  Previously filed



    (b) Financial Statement Schedules.


    All OSP schedules are omitted because the required information is not applicable or is included in the Financial Statements of OSP and the related notes.

    Schedule II to the financial statements of Kelly Russell and the independent auditors thereon appears at II-4 of the Registration statement.

    (c) The opinion of The Equisource Group is attached as Appendix C to the Prospectus.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (A) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (B) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (C) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


        (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



       (iii) To remove from registration by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.



       (iv) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



    (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.


    (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                          INDEPENDENT AUDITORS' REPORT
                        ON THE SUPPLEMENTARY INFORMATION

To the Board of Directors
Kelly Russell Studios, Inc.
Plymouth, Minnesota

    Our audit of the financial statements of Kelly Russell Studios, Inc. included schedule II contained herein for the years ended December 31, 1993, 1994 and 1995. In our opinion, such schedule presents fairly the information required to be set forth therein, in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
March 11, 1996

                                                                     SCHEDULE II

                          KELLY RUSSELL STUDIOS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                          BALANCE AT     CHARGED TO                  BALANCE AT
                                                           BEGINNING      COST AND                     END OF
DESCRIPTION                                                OF PERIOD      EXPENSES     DEDUCTIONS      PERIOD
- -------------------------------------------------------  -------------  -------------  -----------  -------------
Deducted in the balance sheets from the assets to which
 it applies:
  Allowance for doubtful accounts:
    Year ended December 31, 1993.......................  $       5,000  $      15,000  $   --       $      20,000
    Year ended December 31, 1994.......................         20,000        156,000      --             176,000
    Year ended December 31, 1995.......................        176,000         52,000      177,000         51,000
  Allowance for sales returns:
    Year ended December 31, 1994.......................       --              384,000      --             384,000
    Year ended December 31, 1995.......................        384,000        100,000      374,000        110,000
  Deferred tax asset valuation allowance:
    Year ended December 31, 1993.......................       --               82,000      --              82,000
    Year ended December 31, 1994.......................         82,000      1,872,000      --           1,954,000
    Year ended December 31, 1995.......................      1,959,000        856,000      --           2,815,000

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bell, State of California, on July 12, 1996.


                                Global One Distribution & Merchandising Inc.
                                a Delaware corporation

                                By                JOSEPH C. ANGARD
                                     ------------------------------------------
                                                  Joseph C. Angard,
                                                CHAIRMAN OF THE BOARD
                                             AND CHIEF EXECUTIVE OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                                     Chairman of the Board and
         JOSEPH C. ANGARD             Chief Executive Officer
- -----------------------------------   (Principal Executive       July 12, 1996
         Joseph C. Angard             Officer), Director

                                     Vice President
                                      Christopher B. Lucas and
       CHRISTOPHER B. LUCAS           Chief Financial Officer
- -----------------------------------   (Principal Financial       July 12, 1996
       Christopher B. Lucas           Officer and Accounting
                                      Officer)

          MICHAEL A. MALM
- -----------------------------------  Director                    July 12, 1996
          Michael A. Malm



                                      S-1